As filed with the Securities and Exchange Commission on February 28, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LONGVIEW FIBRE COMPANY

(Exact name of registrant as specified in its charter)

Washington	91-0298760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Fibre Way

Longview, Washington 98632

(360) 425-1550

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

R. B. Arkell

Senior Vice President—Industrial Relations and General Counsel

Longview Fibre Company

300 Fibre Way

Longview, Washington 98632

(360) 425-1550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodd M. Schreiber, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Steven B. Stokdyk, Esq. Latham & Watkins LLP 633 West Fifth Street Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, ascribed value $1.50 per share (including rights to acquire Common Stock pursuant to Longview Fibre Company’s rights plan)	$230,000,000	$24,610
% Senior Notes due 2016	$150,000,000	$16,050

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the filing fees due for this registration statement with $40,660 of the fees previously paid in connection with Longview Fibre Company’s registration statement on Form S-3 (File No. 333-126935) that was initially filed on July 27, 2005 and withdrawn on January 25, 2006, prior to its effectiveness.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus: (i) a prospectus relating to common stock of Longview Fibre Company and (ii) a prospectus relating to senior notes of Longview Fibre Company. The common stock prospectus will be used in connection with an offering of common stock of Longview Fibre Company. The senior notes prospectus will be used in a concurrent offering of senior notes of Longview Fibre Company.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 27, 2006.

10,000,000 Shares

Common Stock

Longview Fibre Company is offering 10,000,000 shares to be sold in the offering.

The common stock is listed on the New York Stock Exchange under the symbol “LFB”. The last reported sale price of our common stock on February 22, 2006 was $19.33 per share.

See “ Risk Factors” on page 10 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy and adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Longview Fibre Company	$	$

To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from Longview Fibre Company at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2006.

Goldman, Sachs & Co.

Banc of America Securities LLC	UBS Investment Bank

Merrill Lynch & Co.

Scotia Capital

Wells Fargo Securities

Prospectus dated                     , 2006.

Timber

Paper and Paperboard

Converted Products

The Longview Fibre Company logo and the names Longview Fibre Company, TEA-Kraft® and Liquiplex® are among our trademarks.

Unless the context requires otherwise, “Longview,” “the Company,” “we,” “us,” and “our” refer to Longview Fibre Company and its subsidiaries.

It is important for you to read and consider all information contained in this prospectus, including information incorporated by reference herein, in making your investment decision. See “Where You Can Find More Information.”

MARKET, RANKING AND OTHER DATA

The data included in this prospectus or incorporated by reference herein regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources. Our estimates are based on our management’s knowledge and experience in the markets in which we operate and on information obtained from our customers, suppliers, trade and business organizations and other contacts in those markets. In addition, we have estimated our timber market value based on an appraisal by a third party. Our estimates may prove to be inaccurate because some of the data on which our estimates are based cannot always be verified with complete certainty due to the limitations and uncertainties inherent in data gathering, including limits on the availability and reliability of raw data and our reliance on voluntary disclosures by third parties from which we obtain data. As a result, you should be aware that market, ranking and other similar data included in this prospectus or incorporated by reference herein, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of the information contained in this prospectus or incorporated by reference herein.

FISCAL YEAR CHANGE

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31. Any references in this prospectus to a fiscal year of ours prior to 2006 is to the twelve-month period ended October 31 of the specified year. In connection with the change in fiscal year, we reported our financial results for a two-month transition period from November 1, 2005 to December 31, 2005 and the corresponding two-month period of November 1, 2004 to December 31, 2004.

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PROSPECTUS SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you. To understand the specific terms of the securities, you should read carefully this prospectus and the information incorporated by reference herein.

Our Company

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview, Washington pulp, paper and paperboard production facility, which produces kraft paper and paperboard and is referred to in this prospectus as our Longview mill; and the ownership and operation of converting plants, which produce finished products such as corrugated containers.

Since we commenced operations in Longview, Washington in 1927 with a single paperboard machine to produce paper products, we have grown to become an integrated and nationally recognized wood products company. We own and manage approximately 587,000 acres of valuable timberlands in the Pacific Northwest composed primarily of softwoods with an appraised value of approximately $1.275 billion, based on an independent appraisal completed in September 2005. Based on production capacity, we believe we are the largest producer of unbleached kraft paper in North America, with an estimated 21% market share, and we own and operate what we believe is one of the world’s largest pulp and paper making complexes. We also own and operate 15 converting plants in 12 states.

We are in the process of completing the steps necessary to qualify as a real estate investment trust, or REIT, for federal income tax purposes effective January 1, 2006.

Our Industry

Timber companies market and sell logs as either sawlogs for use in the production of lumber and other wood products or as pulp logs to be processed into chips for use by pulp and paper manufacturers. The timber industry has several characteristics that distinguish it from the broader paper and forest products industries, making timber an attractive asset class. Timber is a renewable resource with predictable and improving growth rates due to advancements in forest management practices. In addition, timberlands have demonstrated long-term price appreciation. The National Council of Real Estate Investment Fiduciaries, or NCREIF, Timberland Index, which measures income and appreciation returns on non-government timberland properties, grew at a compound annual rate of 12.6% during the fifteen-year period between 1991 and 2005. Timberland owners also retain flexibility to increase harvest rates when prices are relatively high and decrease harvest rates when prices are relatively low, helping them to maximize the value of their growing resource base. Demand for U.S. timber is driven by the level of new home construction, home remodeling, use of raw materials for the manufacture of pulp and paper, use of forestry products in various industrial applications and overseas demand for high-quality logs. These factors are influenced by demographic, infrastructure-related and economic factors such as population growth, per-capita income growth, growth in average home size, replacement or modernization of aging housing stock and interest rates. Timber supply is impacted by the availability of harvestable timberlands, which is limited by several factors, including environmental regulation, government restriction on land use and alternate land uses such as housing resulting from expanding population centers.

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Paper and paperboard are manufactured by a number of different processes, including the kraft process. Kraft paper is a brown-colored paper that is generally stronger than other types of paper and is used for various products, including grocery bags, gift wrapping paper and butcher paper. Paperboard refers to heavyweight grades of paper used primarily for manufacturing corrugated shipping containers, folding cartons and many other types of products for consumer and industrial applications, such as point-of-purchase displays, book covers, free standing bins and insulation materials. Demand for paper and paperboard is influenced primarily by general economic conditions. Supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as producers resisted adding capacity during the price upswing in the late 1990s. Continued shutdowns of capacity in 2005 and an improved demand environment have contributed to operating rates in the unbleached kraft paper and paperboard industries increasing to approximately 96% and 98%, respectively, as of January 2006.

Corrugated containers provide convenient and affordable protective packaging for most consumer products, including food, appliances, furniture, toys and electronics. Corrugated product use has expanded beyond packaging for shipping as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish product presentation. The demand for corrugated containers is influenced primarily by general economic conditions and domestic manufacturing for multiple industries. Some end markets, such as the food and beverage industry, tend to be less volatile due to consumer demand being relatively stable regardless of the status of the economy.

Our Strengths

587,000 Acres of Valuable Timberlands.    We own and manage approximately 587,000 acres of timberlands with an appraised value of approximately $1.275 billion, based on an independent appraisal completed in September 2005. Approximately 93% of our species mix is composed of high-quality softwoods, which are attractive to the construction industry in the United States and in Japan, our primary export market, due to their strength and appearance. The high quality of and demand for our timber position us to shift sales between our principal domestic and export markets to take advantage of favorable pricing conditions that may exist in those markets.

Long-Standing Relationships with Customers.    We have long-standing relationships with a majority of our customers in each of our operating segments. Over 50% of our customers have been doing business with us for at least five years. We believe that our success in building these relationships reflects our commitment to customer service, product quality and on-time deliveries. We believe these customer relationships help to reduce the influence of product pricing on our ability to retain customers and create a more stable revenue base.

Manufacturer of Specialty, Value-Added Products.    We have made substantial investments in our manufacturing capabilities that enable us to manufacture specialty, value-added paper, paperboard and converted products for attractive niche markets. We believe our specialty products businesses reduce our exposure to pricing pressures and economic factors that affect our commodity grade products. Our value-added and differentiated converted products have historically resulted in our average prices exceeding industry average prices by 5% to 10% on a square footage basis and contribute to longer-term customer relationships and repeat business.

Modernized and Efficient Manufacturing Facilities.    Our capital investments have enabled us to increase efficiency in our manufacturing facilities by enhancing manufacturing process flexibility and reducing the cost of operating our Longview mill. For example, we reduced our total energy costs,

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including purchased power, per ton of production at our Longview mill by approximately 35% between fiscal year 2002 and fiscal year 2005. As a result of these investments, we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses for fiscal year 2005.

Strong Cash Flow Generation.    We have reduced our indebtedness since its January 31, 2002 peak by over $200 million through internally generated cash flow. We believe the refinancing and REIT conversion described below should reduce our interest expense and taxes, positioning us to increase our cash flow and supporting our new dividend policy that took effect during the first quarter of 2006.

Experienced Management Team.    Our six senior officers have an average of approximately 26 years of experience in the forest, paper and packaging products industries. Our management team has a demonstrated track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent and disciplined capital improvements.

Our Strategy

Maximize the Value of Timberlands Through Active Management Practices.    We manage our timberlands and conduct our harvest and forestation efforts to maximize the value of our timber holdings. Our conservative average rotation of 50 to 55 years should enable us to take advantage of favorable market conditions that may occur in the future and provide incremental liquidity without adversely affecting our ability to sustain the productivity of our timberlands in perpetuity.

Expand Timberland Acreage Through Value-Enhancing Acquisitions.    We intend to expand our resource base through opportunistic acquisitions that improve our future yields and are at prices that support the long-term value of the acquired timber. We believe our operating as a REIT will enhance our ability to compete for and finance the acquisition of high-quality timberland assets.

Focus on Value-Added Products.    We are focused on growing our value-added specialty paper and converted products businesses. Between fiscal year 2002 and fiscal year 2005, we grew our specialty paper sales volume approximately 46%. We believe specialty products reduce our exposure to commodity pricing pressures, improve our margins and provide customer and market growth opportunities.

Continue to Reduce Per-Unit Operating Costs and Increase Efficiency.    Continued reduction of our operating costs, both fixed and variable, remains a focus of our operating strategy. Substantial capital investments and management initiatives have enabled us to improve manufacturing capabilities and reliability, streamline supply chain management, manage inventory and working capital more efficiently, upgrade information systems, reduce headcount and better optimize energy generation and consumption. Results of these efforts include reductions in labor hours per ton of production of approximately 14% at our Longview mill and approximately 16% at our converting plants between fiscal year 2002 and fiscal year 2005. We intend to continue to pursue opportunities to reduce our per-unit operating costs and increase our efficiency.

Return Free Cash Flow to Stakeholders.    We manage our business to grow and maximize cash flow. The REIT conversion and the refinancing described below are consistent with this strategy. After giving effect to the REIT conversion and the refinancing, we expect to achieve decreased taxes and interest expense, enhancing our ability to distribute dividends and pay down debt. In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per

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share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionally downward after the special distribution of our non-REIT earnings and profits described below to reflect the additional shares issued to our shareholders in the special distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

The REIT Conversion and the Refinancing

Background

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes effective January 1, 2006 and to refinance substantially all of our outstanding indebtedness. We believe the REIT conversion and the related refinancing will, among other things, increase our earnings and cash flow through a decrease in both taxes and interest expense.

A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations, and on income from our real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

The REIT Conversion

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview Fibre Paper and Packaging, Inc., a wholly-owned subsidiary referred to in this prospectus as Longview TRS, those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Timber cutting and the brokerage of logs will be performed by Longview TRS. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a taxable REIT subsidiary, or TRS, effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. As a result, Longview TRS will be subject to corporate-level tax on its earnings. We expect that Longview Fibre Company, as a REIT, will generate substantially all of its unconsolidated income from the sale of standing timber to Longview TRS at market prices pursuant to one or more timber-cutting contracts. Generally, any such income that we do not distribute to shareholders will be subject to corporate-level tax.

In order to be eligible to elect REIT status, we will be required to distribute to our shareholders our previously-undistributed earnings and profits, or E&P, attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. We refer in this prospectus to that previously-undistributed E&P as our pre-REIT E&P. To qualify as a REIT in 2006, we would have to complete the distribution of our pre-REIT E&P on or before December 31, 2006. To accomplish the required distribution of our pre-REIT E&P, we plan to make a special distribution to our shareholders, which we refer to in this prospectus as the E&P distribution, in an amount equal to our estimated pre-REIT E&P as of December 31, 2005. We anticipate that the E&P

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distribution will generally be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

The share portion of the E&P distribution will increase the number of shares of our common stock outstanding. The increase will not be reflected in our financial statements for prior periods.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by federal income tax regulations relating to REITs.

See “Federal Income Tax Considerations” herein for more information on the tax consequences of the REIT conversion for us and our shareholders.

The Refinancing

To facilitate the REIT conversion and reduce our cost of capital, we undertook, beginning in December 2005, to refinance substantially all of our then-outstanding indebtedness. This offering of our common stock is a part of this refinancing process.

The initial refinancing steps, completed in December 2005 and referred to in this prospectus as the 2005 refinancing, consisted of our entering into a new credit agreement, repaying outstanding indebtedness under our former revolving credit facility and prepaying all $124.5 million principal amount of our senior notes then outstanding. Through December 31, 2005, we recorded cash charges of approximately $7.6 million relating to the prepayment of our senior notes and fees and expenses associated with the 2005 refinancing and the REIT conversion. In addition, we recorded a non-cash charge of approximately $1.0 million related to the write-off of unamortized debt issuance costs resulting from the prepayment of our senior notes.

The remaining steps in our refinancing process, referred to collectively in this prospectus as the 2006 refinancing, consist of the following:

•	a cash tender offer for all of our outstanding 10% senior subordinated notes due 2009, referred to in this prospectus as the senior subordinated notes, of which $214.4 million principal amount was outstanding, net of original discount of $0.6 million, as of the date of this prospectus;

•	the issuance of $150.0 million of senior unsecured notes due 2016, referred to in this prospectus as the new notes; and

•	the issuance of the shares of our common stock in this offering.

The tender offer and new note offering are being conducted concurrently with this offering. We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. In addition, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million in gains realized from the termination of swap agreements.

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The Offering

The following summarizes our offering of common stock. We are presenting the information:

•	without giving effect to any exercise by the underwriters of their over-allotment option; and

•	without reflecting the issuance of any shares of our common stock to our shareholders in the E&P distribution.

Shares of common stock offered	10,000,000 shares

Common stock outstanding after this offering	61,076,567 shares

Use of proceeds	We expect to use the net proceeds from this offering, together with the net proceeds from the new notes offering:

•      to fund the purchase of the senior subordinated notes;

•      to pay accrued and unpaid interest in connection with the retirement of the senior subordinated notes;

•      to fund the cash portion of the E&P distribution; and

•      to pay fees and expenses relating to the REIT conversion and retirement of the senior subordinated notes and tender and consent premiums relating to the retirement of the senior subordinated notes.

We intend to use any remaining net proceeds for working capital and other general corporate purposes, which may include, among other things, the repayment of term and/or revolving indebtedness under our credit facility and the financing of timberland acquisitions.

New York Stock Exchange symbol	“LFB”

Distribution policy	Under our new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

Risk factors	For a discussion of risks that you should consider before buying shares of our common stock, see “Risk Factors” beginning on page 10.

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Summary Financial and Other Data

The summary financial and other data set forth below should be read together with the information under, and are qualified by reference to, “Unaudited Pro Forma Consolidated Financial Data,” including the assumptions and qualifications contained therein, “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus. The pro forma statement of income data, including per-share information, for the year ended October 31, 2005 and for the two months ended December 31, 2004 and 2005 give effect to the 2005 refinancing, the 2006 refinancing and the REIT conversion, including the E&P distribution, as if they had occurred on November 1, 2004. The pro forma balance sheet data as of December 31, 2005 give effect to the 2006 refinancing and the REIT conversion, including the E&P distribution, as if they had occurred on December 31, 2005.

	Year ended October 31,				Two months ended December 31,
	2003	2004	2005	2005 pro forma	2004	2004 pro forma	2005	2005 pro forma
	(dollars in thousands except per share)
Statement of income
Net sales	$773,337	$831,166	$898,092	$898,092	$145,791	$145,791	$143,546	$143,546
Timber	163,000	192,840	186,783	186,783	26,613	26,613	27,425	27,425
Paper and paperboard	202,549	225,682	264,733	264,733	45,346	45,346	42,089	42,089
Converted products	407,788	412,644	446,576	446,576	73,832	73,832	74,032	74,032
Costs of products sold, including outward freight	659,949	684,431	741,788	741,788	120,993	120,993	125,187	125,187
Gross profit	113,388	146,735	156,304	156,304	24,798	24,798	18,359	18,359
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	898	(354)	(354)	(1,348)	(1,348)
Selling, administrative and general expenses	72,154	82,752	93,559	91,442	14,228	14,228	17,644	16,705
Loss on asset abandonment	—	—	9,692	9,692	—	—	—	—
Operating profit (loss)	44,602	58,944	52,155	54,272	10,924	10,924	2,063	3,002
Timber	64,145	90,039	84,792	84,891	12,633	12,633	14,310	14,402
Paper and paperboard	(10,780)	(13,611)	(11,269)	(10,490)	(1,075)	(1,075)	(5,903)	(5,585)
Converted products	(8,763)	(17,484)	(21,368)	(20,129)	(634)	(634)	(6,344)	(5,815)
Interest expense	(43,099)	(37,493)	(37,044)	(26,203)	(6,111)	(4,643)	(6,200)	(4,362)
Other income (expense)	7,051	1,450	1,423	1,423	310	310	(5,016)	518
Income (loss) before income taxes	8,554	22,901	16,534	29,492	5,123	6,591	(9,153)	(842)
Provision (benefit) for taxes on income	3,200	9,000	6,180	(11,686)	1,896	(1,328)	(3,300)	(4,078)
Net income (loss)	$5,354	$13,901	$10,354	$41,178	$3,227	$7,919	$(5,853)	$3,236

Per share
Net income (loss)	$0.10	$0.27	$0.20	$0.50	$0.06	$0.10	$(0.11)	$0.04

Dividends	$0.04	$0.05	$0.08		$—		$—

Shareholders’ equity at period end	$8.46	$8.69	$8.81				$8.69	$6.67

Average shares outstanding (thousands)	51,077	51,077	51,077	82,512	51,077	82,512	51,077	82,512

Shares outstanding at period end (thousands)	51,077	51,077	51,077	82,512	51,077	82,512	51,077	82,512

Balance sheet data (at period end)
Total assets	$1,255,404	$1,270,930	$1,211,695				$1,210,263	$1,231,206
Working capital(1)	40,609	58,266	83,981				96,141	127,495
Capital assets	939,107	922,023	867,954				864,211	864,211
Deferred tax liabilities—net	195,410	204,783	210,029				205,698	199,249
Long-term debt	462,903	442,148	407,386				428,918	364,500
Shareholders’ equity	432,307	443,654	449,922				444,069	550,056

(footnotes	on following page)

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	Year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Other data
Sales: Logs, thousands of board feet	259,466	269,372	272,332	40,561	37,874
Lumber, thousands of board feet	95,565	96,447	68,067	10,095	9,675
Paper, tons	280,919	302,429	326,354	60,239	49,096
Paperboard, tons	92,353	121,987	167,257	24,873	32,042
Converted products, tons	505,798	511,923	543,433	89,470	91,336
Logs, $/thousand board feet	$503	$566	$595	$574	$628
Lumber, $/thousand board feet	340	419	364	332	377
Paper, $/ton FOB mill equivalent	569	562	582	551	584
Paperboard, $/ton FOB mill equivalent	346	348	342	356	333
Converted products, $/ton	806	806	822	825	811
Primary production, tons	838,216	915,857	1,009,669	154,957	155,797
Employees	3,250	3,200	3,200	3,200	3,200
Funds: Used for plant and equipment	$31,815	$45,796	$31,500	$6,006	$5,153
Used for timber and timberlands	4,970	24,946	10,180	1,727	2,932

(1)	Total current assets minus total current liabilities.

The following table sets forth our earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, for the years ended October 31, 2003, 2004 and 2005 and for the two months ended December 31, 2004 and 2005 and reconciles EBITDDA to net income and cash provided by operations. We present EBITDDA because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. generally accepted accounting principles, or GAAP. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.

	Year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(in thousands)
EBITDDA—Timber	$77,301	$102,132	$99,155	$15,133	$16,149
EBITDDA—Paper & paperboard	13,282	14,856	13,434	3,394	(1,566)
EBITDDA—Converted products	39,317	22,924	23,493	6,262	1,128

Total EBITDDA	129,900	139,912	136,082	24,789	15,711
Depreciation, depletion and amortization	(78,247)	(79,518)	(82,504)	(13,555)	(13,129)
Interest expense	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Loss on extinguishment of debt	—	—	—	—	(5,535)
(Provision) benefit for income taxes	(3,200)	(9,000)	(6,180)	(1,896)	3,300

Net income (loss)	5,354	13,901	10,354	3,227	(5,853)

Depreciation, depletion and amortization	78,247	79,518	82,504	13,555	13,129
Deferred taxes, net	3,668	8,877	4,492	1,757	(3,333)
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	(354)	(1,348)
Loss on asset abandonment	—	—	9,692	—	—
Loss on extinguishment of debt	—	—	—	—	5,535
Change in:
Accounts and notes receivable—net	2,176	(11,969)	4,529	4,090	(4,670)
Taxes on income, refundable	2,293	—	(3,931)	—	33
Inventories	6,241	(18,175)	11,413	5,900	6,383
Other	349	(195)	(1,315)	(1,125)	(424)
Pension and other noncurrent assets	(10,590)	(1,775)	(4,776)	(415)	(77)
Accounts, payrolls and other taxes payable	7,984	14,254	(2,618)	(4,377)	1,313
Other noncurrent liabilities	3,727	2,436	(283)	123	92

Cash provided by operations	$96,081	$91,911	$110,959	$22,381	$10,780

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The following table sets forth our pro forma funds available for distribution for the year ended October 31, 2005 and for the two months ended December 31, 2004 and 2005 on a consolidated basis, including a reconciliation of pro forma funds available for distribution to our pro forma net income. The table should be read together with the information under, and is qualified by reference to, “Unaudited Pro Forma Consolidated Financial Data,” which details the assumptions and pro forma adjustments relating to net income and income taxes as presented in the table, “Distribution Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus.

	Pro forma
	Year ended October 31, 2005	Two months ended December 31,
		2004	2005
	(dollars in thousands)
Net income	$41,178	$7,919	$3,236
Depreciation, depletion and amortization(1)	82,504	13,555	13,129
Loss (gain) on disposition of capital assets(1)	898	(354)	(1,348)
Loss on asset abandonment(1)	9,692	—	—
Provision (benefit) for taxes on income, deferred(2)	(18,350)	(2,156)	(5,299)
Provision for taxes on REIT income(3)	6,664	828	1,221
Capital expenditures(4)	(38,694)	(7,733)	(6,425)

Funds available for distribution	$83,892	$12,059	$4,514

(1)	Actual.
(2)	Represents the pro forma non-cash income tax benefit associated with losses generated by Longview TRS under GAAP for the periods indicated. Benefit, if any, for taxes on income, deferred, in future periods will not reduce funds available for distribution for purposes of the indenture governing the new notes.
(3)	On a pro forma basis, our REIT income for the periods shown exceeded the amount of our pro forma dividends for those periods and would have resulted in a corporate-level federal income tax provision in these amounts for the periods shown. We have included this pro forma provision for taxes on REIT income in pro forma funds available for distribution because those taxes would only have been incurred because the REIT retained, rather than distributed, REIT income.
(4)	Actual, excluding additions to timberlands of approximately $3.0 million for fiscal year 2005 and $1.7 million for the two months ended December 31, 2005. There were no additions to timberlands for the two months ended December 31, 2004.

We are presenting pro forma funds available for distribution, a non-GAAP financial measure, in this prospectus because we believe that funds available for distribution will be an important supplemental measure of our financial results as a REIT. Furthermore, the indenture governing the new notes will use financial measures similar to funds available for distribution, subject to specified additional adjustments, to measure our compliance with certain covenants, including those affecting our ability to pay dividends. Funds available for distribution should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in our securities should not rely on this measure as a substitute for any GAAP measure, including net income or cash flows from operations or investing activities. Pro forma funds available for distribution, as presented herein, is not necessarily comparable to funds from operations, cash available for distribution, funds available for distribution or similarly-designated measures used by other REITs.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth in this prospectus and the reports that we file with the Securities and Exchange Commission, or SEC, together with the other information we include or incorporate by reference in this prospectus, before buying any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus or that are incorporated by reference herein, you should also carefully review the discussion, and the cautionary statements to which reference is made, under “Forward-Looking Statements” in this prospectus.

Risks Relating to Our Business

Cyclical industry conditions and commodity pricing have adversely affected and may continue to adversely affect our financial condition and results of operations.

Our operating results reflect the general cyclical and seasonal pattern of the forest, paper and packaging products industries. Most of our products are commodity products and are subject to competition from other timber companies and paper and paperboard products manufacturers worldwide. Historically, prices for our products have been volatile, and we, like other participants in the forest, paper and packaging products industries, have limited influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest, paper and packaging products industries. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber is primarily affected by the level of new residential construction activity and home repair and remodeling activity. Demand for our paper and packaging products is primarily affected by the state of the global economy in general and the economies in North America and East Asia in particular. A prolonged and severe weakness in the markets for one or more of our principal products could seriously harm our financial condition and results of operations and our ability to satisfy our cash requirements, including the payment of interest and principal on our debt, as well as our ability to pay dividends.

Our industries are highly competitive and subject to wide price fluctuations that could adversely affect our results of operations.

The forest, paper and packaging products industries are highly competitive globally, including significant competition from non-wood and engineered wood products, and no single company is dominant. These industries have suffered, and continue to suffer, from excess capacity. Profitability of our manufacturing segment depends in part on our ability to operate our manufacturing facilities efficiently, and our Longview mill near full capacity. During fiscal year 2005, our Longview mill operated at 84% of capacity. These industries are also capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. Our competitors include large, vertically integrated forest, paper and packaging products companies and numerous smaller companies. Larger companies that compete with us in each of our markets may be better able to withstand the adverse nature of the business cycle because they may have greater financial and operating resources than we do, have less leverage than we do and own more timberland than we do.

In the past, we have seen significant competition in our export markets as our global competitors have benefited from the strength of the U.S. dollar relative to their currencies. These conditions have contributed to substantial price competition and volatility within our industry, especially during periods of reduced demand. The relative weakness of the U.S. dollar in fiscal years 2003, 2004 and 2005 had a positive effect on our export business, particularly on European competition in the Japanese lumber

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market where Japanese buyers had an advantage purchasing U.S. wood products. Strengthening of the U.S. dollar relative to the currencies of our global competitors now or in the future, could adversely affect our operating results. These factors, coupled with our leveraged position, may harm our ability to respond to competition and other market conditions.

Tariffs, quotas or trade agreements can also affect the markets for our products, particularly our wood products. For example, in 2002, the United States imposed duties on imported softwood lumber from Canada in response to a dispute over the stumpage pricing policies of some provincial governments. Canada is challenging the tariffs in a number of forums, seeking to force the United States to revoke the import duty and return more than $4 billion in deposits collected on imports since duties were first imposed. Both countries are pursuing their own independent litigation and administrative remedies. In December 2005, the United States reduced its duties on imported Canadian softwood lumber. This reduction, or any further reductions, in duties on imported Canadian softwood lumber could put downward pressure on prices in the United States.

Price fluctuations in raw materials could adversely affect our ability to cost effectively obtain the materials needed to manufacture our products.

The most significant raw material used in our operations is fiber, including wood, recycled and other fiber, which during fiscal year 2005 accounted for 39.5% of our costs of products produced in our paper and paperboard segment, not including shipping, warehousing and outward freight. We obtained approximately 92% of our wood fiber requirements at open market prices during fiscal year 2005. We also obtained almost all of our recycled fiber on the open market. Wood and recycled fiber are both subject to commodity pricing, which fluctuates on the basis of market factors over which we have no control. In addition, the cost of fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions, particularly the conditions in the Pacific Northwest, where we purchase most of our fiber. Further, our access to wood fiber could be adversely affected by consolidation of sawmills in the Pacific Northwest that supply wood fiber to our Longview mill, mill closures due to oversupplied domestic lumber markets, as well as more stringent environmental or other regulations affecting the supply or cost of timber to those sawmills. We may not be able to pass any future raw material cost increases through to our customers through product price increases. Increased costs of raw materials, and our inability to pass increased costs through to our customers could harm our financial condition, results of operations and cash flow.

Our operations require substantial capital and our capital resources may not be adequate to provide for all of our cash requirements.

Our operations require substantial capital. Capital requirements for expansion, replacement and maintenance of existing facilities or equipment or to comply with existing and future changes in environmental laws and regulations may be substantial. The periodic and scheduled maintenance we perform on our equipment may not obviate the need to repair or replace key pieces of equipment, and we could incur significant additional costs associated with environmental compliance. The costs of repairing or replacing equipment and the associated downtime of an affected production line could harm our financial condition, results of operations and cash flow. If our future capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements on economic terms, our business, financial condition, results of operations and cash flow could be harmed.

We are subject to significant environmental regulation and environmental compliance expenditures and liabilities.

Our businesses are subject to many federal, state and local environmental, health and safety laws and regulations, particularly with respect to the restoration and reforestation of timberlands,

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harvesting timber near waterways, discharges of pollutants and emissions, and the management, disposal and remediation of hazardous substances or other contaminants. Compliance with these laws and regulations is a significant factor in our business and we have incurred, and expect to continue to incur, significant expenditures to remain in compliance. For instance, in fiscal year 2006 we expect to incur approximately $3 million of capital expenditures and approximately $9 million of operating and other non-capitalizable expenditures relating to environmental matters. We anticipate making capital expenditures of approximately $5 million to $10 million over the next three years to further reduce air emissions and decrease the possibility of future air violations. We expect that the environmental laws and regulations to which we are subject will become more stringent and more stringently enforced in the future and may reduce the amount of timber available for harvesting. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

In Washington State, we are required to file a Forest Practice Application for each unit of timber to be harvested. These applications may be denied or restricted by the regulatory agency or appealed by other parties, including citizen groups. Appeals or actions of the regulatory agencies could delay or restrict timber harvest activities pursuant to these permits. Delays or harvest restrictions on a significant number of applications could have an adverse effect on our operating results.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Investigations may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Environmental impacts at some of our facilities resulting from current or historic operations and at certain third-party sites to which we sent hazardous substances for disposal or storage require and may require expenditures for remediation. Consequently, we cannot be sure that existing or future circumstances or developments with respect to contamination, including unanticipated discovery of contamination or discharges of hazardous substances, will not require significant expenditures by us or that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

Some environmental laws permit individuals, citizens groups and other third parties to file claims against us based upon alleged violations of laws or damages to property stemming from contamination, or upon alleged injury to persons stemming from exposure to hazardous substances used or otherwise controlled by us. We may be required to expend significant sums to defend and/or settle existing or future claims. Environmental groups and other interested individuals may intervene in the regulatory processes in the states where we own timberlands. In Washington State, environmental groups and other interested individuals may appeal individual Forest Practice Applications or file petitions with the Forest Practices Board to challenge the regulations under which forest practices are approved. The same persons may also file or threaten to file lawsuits that seek to prevent us from implementing our operating plans, including seeking orders entirely preventing or restricting our ability to harvest our timberlands. Delays or restrictions due to the intervention of environmental groups or interested individuals could adversely affect our operating results.

Forestry regulations, including regulations intended to protect threatened and endangered species, restrict timber harvesting and may otherwise restrict our ability to conduct our timberlands business. The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species habitat includes restrictions on timber harvesting and related activities. A number of species indigenous to the Pacific Northwest have

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already been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, goshawk, bald eagle, and various anadromous fish species. Some of these species, including the northern spotted owl, marbled murrelet, and goshawk, are found in some of our timberlands, requiring us to adjust the harvest schedules on some of our timberland resources. Additional species within our timberlands could subsequently receive protected status under the Endangered Species Act or more members of species currently protected could be discovered within our timberlands, requiring us to refrain from harvesting timber on additional acres. Our timberlands may also become subject to laws and regulations designed to protect wetlands, which laws and regulations could restrict harvesting, road building and other activities.

High energy costs could adversely affect our results of operations.

Energy costs are a significant variable operating expense for us and are susceptible to rapid and substantial price increases and volatility. Our costs for energy are currently at relatively high levels and could rapidly increase. Should energy costs increase in future periods, we may not be able to pass all increased energy costs through to our customers. In addition, the primary contracts pursuant to which we advantageously purchased and sold power in the past have expired and, under current terms, we have less flexibility in our ability to mitigate the costs of energy used by our facilities. Over the last three years, we have taken measures that have reduced our energy costs and consumption. Our ongoing efforts, and any steps we take in the future, to conserve energy or reduce our energy costs may not be successful.

Changes in the value of the U.S. dollar relative to other currencies and offshore manufacturing could result in fluctuations in the price of and the demand for our products.

While all of our sales are made in U.S. dollars, a portion of our sales are made to customers operating in markets that use currencies other than U.S. dollars. For the fiscal year 2005, exports accounted for approximately 11.3% of our total sales. Of this amount, 3.0% of our total sales came from log export sales, all to Japan, and 8.3% of our total sales came from export sales of paper and paperboard, primarily to Hong Kong, Canada and Southeast Asia. In fiscal year 2005, the continued weakening of the U.S. dollar relative to the currencies of these countries has helped our products be more competitive in the export market. However, strengthening in the value of the U.S. dollar relative to the currencies of these countries could make it more expensive for our customers operating in foreign markets to purchase our products, could make our products less price competitive with our foreign competitors, and could consequently reduce the demand for our products. In addition, adverse currency valuations could make paper and paperboard from foreign competitors more price competitive in the U.S. market. This situation has caused, and from time to time in the future may cause, excess supply of paper and paperboard in the United States, which, in turn, would likely result in a decrease in U.S. paper and paperboard prices.

Historically, a stronger U.S. dollar has been associated with migration of domestic manufacturing to offshore locations. If further migration of domestic manufacturing to offshore locations occurs, we could be adversely affected by the impact of the migration on the pricing of and demand for our products domestically.

Natural disasters or other events may cause losses to our timber holdings or limit our ability to harvest our timber.

The volume and value of timber that can be harvested from our lands may be limited by natural disasters and other events such as fire, volcanic eruptions, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes. The occurrence of any of these events could harm our business, financial condition and results of operations. Further, as is typical in the

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industry, we do not maintain insurance for any loss of our standing timber from fire and other natural disasters or other causes. In addition, fire and other natural disasters in adjacent or nearby timberlands may limit our access to, or impede our ability to, harvest our timber. In periods of poor logging conditions, we may harvest less timber than expected, thus impacting our net sales of timber during that period. Any reduction in net sales could have a material adverse effect on our business, financial condition or results of operations and could affect our ability to pay dividends.

Our business and financial performance may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

Approximately 2,000 employees, or more than 62% of our workforce, are parties to collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. We have 12 collective bargaining agreements expiring at various times from calendar year 2006 through calendar year 2010, including a collective bargaining agreement with our 1,189 Longview mill employees that extends to May 31, 2006. Any significant work stoppage as a result of the failure to successfully negotiate new collective bargaining agreements or the inability to negotiate new agreements on economically beneficial terms could have a material adverse effect on our business, financial condition and results of operations.

Our pulp and paper mill and all of our paper machines are located at a single complex in Longview, Washington.

Our pulp and paper mill and all of our paper machines are located at a single complex in Longview, Washington. Since we do not have pulp and paper production elsewhere, a material disruption at our mill could result in a material disruption of our paper making operations. Such disruptions could be caused by:

•	prolonged power failures;

•	a breakdown of our continuous pulp digesters or recovery furnaces;

•	chemical spill or release;

•	disruption of raw material supply;

•	disruptions in the transportation infrastructure including railroad tracks, bridges, pipelines, tunnels and roads; or

•	fires, floods, earthquakes, volcanic eruption or other disasters.

The business insurance and replacement value insurance we carry could prove to be inadequate to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any losses due to interruptions in our business due to damage to or destruction of our Longview pulp and paper making complex caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises. A disruption in our pulp and paper operations would also adversely affect our converting plants, which in fiscal year 2005 effectively obtained approximately 90% of their paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties).

Changes in supply, caused by changes in the policies of governmental agencies, may affect timber prices and our revenues.

Some governmental agencies, principally the U.S. Department of Agriculture Forest Service and the U.S. Department of the Interior’s Bureau of Land Management, own large amounts of timberlands. If these agencies choose to sell more timber than they have been selling in recent years, timber prices could fall.

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Our operating and financial performance are dependent upon key personnel.

We believe that our success depends, to a significant extent, upon the efforts and abilities of our senior operating management team. A failure to retain the members of our senior operating management team could adversely affect our operating and financial performance. We do not have long-term employment agreements with any of the members of our senior operating management team.

A significant portion of the timberlands that we own and manage is concentrated in a limited geographic area.

We own and manage approximately 587,000 acres of timberlands in nine tree farms in Oregon and Washington. Accordingly, if the level of production from these tree farms substantially declines or we suffer a substantial loss in timber, because of adverse growing or harvesting conditions in the Northwest or natural disasters or otherwise, it could have a material adverse effect on our overall production levels and our revenues and could affect our ability to pay dividends.

We have material weaknesses in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations promulgated by the SEC (collectively, “Section 404”) require us to assess and report on our internal control over financial reporting as of the end of each fiscal year, beginning with our fiscal year ended October 31, 2005. In our initial report under Section 404, our management concluded that our internal control over financial reporting was not effective as of October 31, 2005 because of several material weaknesses that existed as of that date. Certain of these material weaknesses continued to exist as of December 31, 2005, our last reporting date. A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions. Material weaknesses could adversely affect our financial reporting process and our financial statements. Failure to achieve and maintain, or unanticipated costs incurred to achieve and maintain, an effective internal control environment could have a material adverse effect on our business, operating results and/or stock price.

We are subject to different risks than REITs in other industries.

We are subject to certain risks that are not applicable to REITs focused on other types of property, because of our ownership of timberlands and our manufacturing operations. For example, while many other REITs derive substantial portions of their cash flow from leases or other contracts providing for relatively stable payments, our cash flow and ability to make distributions to shareholders and service debt will be principally dependent upon our ability to maintain or increase our harvest levels and the market price for our timber and, to a much lesser extent, market prices for our manufactured products that have historically been volatile. We are also subject to other risks discussed above which are not typically relevant to REITs but which are applicable to us, including risks associated with uninsured losses from natural disasters such as fire, volcanic eruptions, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes that could damage or destroy or negatively impact our ability to harvest our timber resources, and the risk that regulatory changes, such as those designed to protect threatened and endangered species, could also restrict timber harvesting in the future.

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will have reduced cash available for distribution to our shareholders and to service debt and our income will be subject to taxation at regular corporate rates.

Our board of directors has authorized us to take the steps necessary to elect to be taxed as a REIT effective for our taxable year commencing January 1, 2006, subject to a final determination by

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our board of directors that we elect REIT status with our tax return for the tax year beginning January 1, 2006. However, we may not be able to qualify, or maintain qualification, as a REIT.

Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The Internal Revenue Service, referred to in this prospectus as the IRS, could contend that our ownership interests in Longview TRS, securities of other issuers or other assets would give rise to a violation of the REIT requirements.

If in any taxable year we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income; and

•	we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. As a result, net income and the funds available for distribution to our shareholders could be reduced for up to five years or longer, which would have an adverse impact on the value of our common stock.

Our cash dividends are not guaranteed and may fluctuate; we could reduce or eliminate dividends on our common stock.

Because of the expected nature of our income, we may not be required to distribute material amounts of cash to qualify as a REIT. REITs generally are required to distribute 90% of their ordinary taxable income, but not their net capital gains income. As a REIT, we expect that, for the foreseeable future, our income will consist primarily of net capital gains resulting from payments we receive under timber-cutting contracts. We could elect to retain rather than distribute all or a portion of our net capital gains and still maintain our status as a REIT. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate rates;

•	our shareholders, although required to include their proportionate share of the undistributed capital gain in income, would receive a refundable credit for their share of the federal income tax paid by us; and

•	the basis of a shareholder’s stock would be increased by the amount of the undistributed capital gains (minus the amount of the federal income tax on capital gains paid by us which was included in income by the shareholder).

The timing and amounts of our dividends have varied. Our board of directors has significantly changed our dividend policy in anticipation of the REIT conversion. Under our new dividend policy, we will pay a quarterly cash dividend on our common stock amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

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Our board of directors, in its sole discretion, will determine the amount and frequency of dividends to be provided to our shareholders based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for our products and general market demand for timberlands. Consequently, our dividend levels may fluctuate, and the level of dividends we pay could be less than expected. If we lower our dividend or elect or are required to retain rather than distribute our income, our stock price could be adversely affected.

As a REIT, we will be limited in our ability to fund dividend payments and service debt using cash generated through Longview TRS.

Our ability to receive dividends from Longview TRS (from which we would make distributions to our shareholders) is limited by the rules we must comply with to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Longview TRS and other non real estate-related income. As a result, even if the activities conducted through Longview TRS were to become highly profitable, we might be limited in our ability to receive distributions from Longview TRS in an amount required to fund dividends to our shareholders or service our debt.

The historical market price of our common shares may not be indicative of the market price of our common shares following the E&P distribution and REIT conversion.

Our historical share price may not be indicative of how the market will value our common shares after our election to be taxed as a REIT and the E&P distribution because of the effect of the actual distribution of shares of our common stock and cash in connection with the E&P distribution, our REIT dividend policy and other factors. Our historical share price did not necessarily reflect these factors, and our share price after the REIT conversion and the E&P distribution could be lower than the historical trading price of our shares. Our current stock price also is affected by general market conditions, the yield from distributions on our common stock relative to yields of other instruments and the economic and market perception of REIT stocks.

Because the timing of the REIT conversion is not certain, we may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2006.

The timing of the REIT conversion depends on our ability to successfully complete the required transactions for qualification as a REIT. We anticipate that the REIT conversion will be effective no later than January 1, 2006, but the effective date of the conversion could be delayed. If the transactions contemplated by the conversion are ineffective, we may not be qualified to elect REIT status effective January 1, 2006. In that event, the benefits attributable to our status as a REIT, including our ability to reduce our corporate-level federal income tax, would not commence on January 1, 2006, and we would continue to pay corporate-level income taxes in 2006. Any failure to obtain the tax benefits of REIT status could negatively affect our cash flow and our ability to make distributions to shareholders and service debt.

There are uncertainties relating to the estimate of the amount of the pre-REIT E&P we must distribute to satisfy REIT qualification requirements.

In order to qualify as a REIT, we will be required to distribute all of our pre-REIT E&P prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2006. Failure to complete the distribution of our pre-REIT E&P before December 31, 2006 would result in our failure to qualify as a REIT for the tax year ending December 31, 2006. Any distribution we

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make, including the dividend to be paid on April 4, 2006, will be deemed for tax purposes to be a distribution of our pre-REIT E&P until we have distributed all of our pre-REIT E&P. We do not expect to reduce the amount of the E&P distribution by the amount of the dividend to be paid on April 4, 2006. We expect that some portion of the E&P distribution could be treated as REIT dividends for tax purposes, because the total amount distributed prior to the E&P distribution, including the April dividend payment, could exceed our pre-REIT E&P. However, the determination of the amount of the pre-REIT E&P to be distributed is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. There are substantial uncertainties relating to the determination of our pre-REIT E&P, including the possibility that the IRS could, in any audits for tax years through 2005, successfully assert that our taxable income should be increased, which would increase our pre-REIT E&P. Thus, we might fail to satisfy the requirement that we distribute all of our pre-REIT E&P by the close of our first taxable year as a REIT. Moreover, we cannot now determine whether we will be able to take advantage of certain procedures available to cure a failure to distribute all of our pre-REIT E&P or the economic impact on us of doing so.

We intend that the E&P distribution will be a taxable dividend, notwithstanding any elections by shareholders to receive all or part of their portion of the E&P distribution in the form of stock rather than cash.

We intend that the entire amount of the E&P distribution received by each shareholder will be treated for tax purposes as a taxable distribution, regardless of whether the shareholder receives the E&P distribution in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. Therefore, a shareholder that receives its portion of the E&P distribution entirely in the form of shares of our common stock would generally be treated for federal income tax purposes as having received a taxable dividend from us, as would a shareholder that receives its portion of the E&P distribution entirely in cash or partly in cash and partly in the form of shares of our common stock.

A portion of E&P distribution could be treated for tax purposes as a nontaxable stock dividend, which would preclude an effective distribution of E&P.

We believe that the E&P distribution will be taxable in its entirety. However, the IRS could argue that the imposition of the limit on the cash component of the E&P distribution causes a portion of the common stock component of the E&P distribution to be treated as a non-taxable stock dividend. Treatment of a portion of the common stock component of the E&P distribution as a non-taxable stock dividend would reduce the amount of our E&P distributed through the E&P distribution, and might require us to incur additional expenses and make an additional distribution when we lack the financial ability to do so, or at a time when the tax rate would be less advantageous to our shareholders. An IRS assertion that the distribution of common stock was not a taxable distribution, if successful, would also result in a holder not having been required to recognize income. We have not requested a ruling from the IRS with respect to the E&P distribution, and the statements and conclusions described above are not binding on the IRS.

The extent of our proposed use of Longview TRS may affect the price of our common shares relative to the share price of other REITs.

We conduct a portion of our business activities through Longview TRS. Longview TRS is a corporation subject to corporate-level tax. Our use of Longview TRS enables us to engage in non-REIT qualifying business activities such as the production and sale of specialty paper and containers, sales of timberlands (as a dealer) and sales of logs. However, under the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the Code, no more than 20% of the value of the assets of a

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REIT may be represented by securities of subsidiaries that are TRSs. This limitation may affect our ability to make investments in non-REIT qualifying operations. Furthermore, our use of Longview TRS may cause the market to value our common shares differently than the shares of other REITs, which may not use TRSs as extensively as we will use them.

Our management has never operated a REIT, and our future performance could be impaired as a result.

None of our officers and directors has prior experience managing or operating a REIT. Compliance with the highly complex REIT rules may divert our management team’s attention from other business concerns. Our management team may be unable to replicate or exceed our historical performance while operating under the constraints imposed by the REIT qualification rules.

Lack of shareholder ownership and transfer restrictions in our articles of incorporation may affect our ability to qualify as a REIT.

In order to qualify as a REIT, an entity cannot have five or fewer individuals who own, directly or indirectly after applying attribution of ownership rules, 50% or more of its outstanding voting shares. Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more of the outstanding voting shares of these entities. We do not have, nor do we currently plan on adopting, share ownership and transfer restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of our outstanding voting shares, which could result in our failure to qualify as a REIT.

Certain of our business activities are potentially subject to prohibited transactions tax or corporate-level tax.

REITs are generally intended to be passive entities and can thus only engage in those activities permitted by the Code, which for Longview Fibre Company generally include: owning and managing a timberland portfolio; growing timber; and selling standing timber. Accordingly, the manufacture and sale by us of wood products, containers, kraft paper, paperboard, certain types of timberlands sales, if any, and the harvest and sales of logs conducted through Longview TRS, because such activities generate non-qualifying REIT income, could constitute “prohibited transactions” if such activities were engaged in directly by the REIT. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to Longview TRS. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur. The net income of Longview TRS will be subject to corporate-level income tax.

We will have potential deferred and contingent tax liabilities.

If, during the ten-year period beginning on the first day of the first taxable year for which we qualified as a REIT (expected to be January 1, 2006), we recognize gain on the disposition of any property (other than the sale of standing timber pursuant to a timber-cutting contract) that we held as of such date, then, to the extent of the excess of (i) the fair market value of such property as of such date over (ii) our adjusted income tax basis in such property as of such date, we will be required to pay a corporate-level federal income tax on such gain at the highest regular corporate rate. Although we have no present intention to dispose of any property in a manner that would trigger such tax consequences, such dispositions could occur in the future.

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In addition, the IRS may assert liabilities against us for corporate income taxes for taxable years prior to the time we qualify as a REIT, in which case we will owe these taxes plus interest and penalties, if any. Moreover, any such increase in taxable income will result in an increase in pre-REIT E&P, which could require us to pay an additional taxable distribution to our then-existing shareholders within 90 days of the relevant determination.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, which may have retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, regulations, administrative interpretations or court decisions could significantly affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

An investment in our common shares involves other tax issues.

We could face other tax liabilities as a REIT that reduce our cash flow. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our shareholders and to service debt. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we hold some of our assets through Longview TRS. Longview TRS is a corporation subject to corporate-level income tax at regular rates.

State tax laws may not conform to federal tax law. Though we expect to qualify as a REIT in 2006 for federal income tax purposes, our qualification as a REIT under the laws of each individual state will depend, among other things, on that state’s conformity with federal tax law. In the case of a shareholder living in a state whose tax laws do not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to that shareholder may be characterized as ordinary income rather than capital gains for purposes of computing that shareholder’s state taxes. Investors should consult with their tax advisors concerning the state tax consequences of an investment in our common shares.

Capital gains distributions to non-U.S. shareholders are generally subject to withholding. We anticipate that distributions that are taxable to our shareholders, other than the distribution of pre-REIT E&P, will primarily be treated as capital gains. Under the provisions of the Foreign Investment in Real Property Tax Act, which applies to non-U.S. shareholders, capital gain distributions are generally subject to withholding at a rate of 35% to non-U.S. shareholders who own more than 5% of our common stock and 30% to other non-U.S. shareholders unless, in each case, reduced as provided by an applicable income tax treaty. These distributions may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

Since the total cash payable to shareholders in the E&P distribution will be limited, a shareholder’s receipt of cash may be dependent on the election of others.

We plan on limiting the total amount of cash available for the E&P distribution to approximately 20% of the E&P distribution. The total amount of cash distributed will depend upon the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; and the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an

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election. If the total amount of cash elected by our shareholders, together with cash to be paid to shareholders that hold fewer than the specified number of shares, exceeds the maximum cash available in the E&P distribution, then the available cash will, to some extent, be prorated among our shareholders making cash elections. Therefore, a particular shareholder may not receive the proportions of the dividend that he or she elects.

Our inability to obtain third party consents may have a material adverse effect.

We are required to obtain third-party consents in connection with the December 31, 2005 transfer of non-REIT qualifying assets to Longview TRS. These include consents of lenders, customers, suppliers and others with whom we have a contractual relationship, as well as consents of governmental authorities to the transfer of permits and licenses to Longview TRS. Given the number of and the length of time it takes to obtain consents, we may complete the REIT conversion prior to completing the process of obtaining consents. Our completion of the REIT conversion without our obtaining all such consents could cause a default under some of our contractual arrangements or prevent us from conducting operations for which permits or licenses are required. If we were unable to obtain all third-party consents, or a third party claims we should have obtained consent prior to the transfer of the non-REIT assets and business, we may lose the ability to use particular assets or lose our contractual rights, such as the ability to sell under favorable terms to a particular customer or buy from a particular supplier. Any loss of the ability to use an asset or operate part of our business or any loss of a contractual relationship may adversely affect our business.

We could lack access to funds to meet our distribution, debt repayment and tax obligations.

In addition to the E&P distribution requirement, to the extent we do not meet REIT income distribution requirements, we will be subject to a 4% nondeductible excise tax on the undistributed amount. We also could be required to pay taxes and liabilities attributable to periods and events prior to the REIT conversion and additional taxes in the event we were to fail to qualify as a REIT. In addition, unless we elect to retain earnings, we will generally be required to refinance debt that matures with additional debt or equity. The amount of funds, if any, available to us could be insufficient to meet our distribution, debt repayment and tax obligations.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by Longview TRS.

The E&P distribution is expected to be taxable to our shareholders and could lead to increased selling pressure on our common stock.

We expect to distribute between approximately $355 million and $365 million to our shareholders in the E&P distribution. We expect that a minimum of approximately 80% of the value of the E&P distribution will be paid in shares of our common stock. The E&P distribution is expected to be taxable to our shareholders. Our shareholders may elect to sell some or all of their shares in anticipation of or following the E&P distribution to satisfy their tax liabilities resulting from the E&P distribution. Sales of substantial amounts of shares of our common stock in the marketplace could adversely affect the trading price of our common stock.

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The tax treatment for our dividends may fluctuate and may vary among different types of investors, which may change their value to some investors.

As a REIT, we expect that, for the foreseeable future, our income will consist primarily of net capital gains. A shareholder may offset such gains with the shareholder’s capital losses from other sources, if any. A portion of our dividends may be treated as qualified dividends (eligible for the 15% maximum rate for individuals) or ordinary income. Moreover, our dividends as a REIT will not be eligible for the dividends received deduction that is otherwise available to U.S. shareholders that are domestic corporations (other than S corporations), and corporate shareholders that receive our dividends may be subject to certain other special rules. These treatments may have different tax consequences to different investors, which may affect the after-tax value of our dividends.

We have substantial debt that could reduce the effectiveness of our operations.

We have a large amount of debt outstanding. As of December 31, 2005, we had $428.9 million of borrowed debt. As of that date, after giving pro forma effect to the 2006 refinancing, the application of the net proceeds therefrom as described in “Use of Proceeds” and the REIT conversion, including the E&P distribution, we would have had $364.5 million of total debt, including $150.0 million of the new notes and $200.0 million of borrowings under our credit facility. To the extent that our net proceeds from the 2006 refinancing are less than $328.8 million, the debt outstanding under our credit facility may increase. This substantial level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations, including debt service requirements;

•	placing us at competitive disadvantage compared to our competitors that have less debt;

•	limiting our ability to borrow additional amounts for working capital, capital expenditures and debt service requirements;

•	limiting our ability to use cash flow from operations for capital expenditures, working capital, dividends to shareholders and other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to capitalize on business opportunities, including our ability to make strategic acquisitions, and to react to competitive pressures and adverse changes in our business, our industry or government regulation.

Borrowings under our credit agreement, which we signed in December 2005, bear interest at variable rates. If these rates increase significantly, our ability to borrow additional funds could be reduced, and the risks related to our substantial indebtedness would intensify.

Our indebtedness imposes restrictions on us that may adversely affect our business operations and our ability to service our debt.

Our credit facility includes, and the indenture governing the new notes will include, covenants that, among other things, restrict our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions on capital stock;

•	repurchase capital stock;

•	make loans and investments;

•	create liens on our assets;

•	allow restrictions on the ability of certain subsidiaries to make dividends and other payments;

•	dispose of assets;

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•	merge or consolidate with other entities;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	issue and sell equity interests in subsidiaries; and

•	enter new lines of business.

Our credit agreement subjects us to maintenance requirements with respect to financial ratios, including that our net worth be maintained above a specified minimum and that our total debt to capitalization ratio not exceed a specified maximum. These covenants in our debt instruments could restrict our ability to expand or to fully pursue our business strategies and opportunities. Our ability to comply with these and other provisions of our debt obligations may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any applicable debt covenants could result in a default under our indebtedness, including the new notes, which could cause those and other obligations to become immediately due and payable. If any of our debt is accelerated, we may be unable to repay it.

Provisions in our organizational documents, applicable laws and debt instruments and other contractual arrangements could delay or prevent a takeover of us by a third party.

Our articles of incorporation and bylaws, applicable Washington laws, and our shareholder rights plan, debt instruments and other contractual arrangements could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our common stock. For example, various of the foregoing:

•	permit our board of directors to issue one or more series of preferred stock with rights and preferences designated by our board;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•	divide our board of directors into three classes of directors serving staggered terms;

•	limit the ability of shareholders to remove directors;

•	allow the board of directors to fill any vacancies on our board;

•	limit shareholders’ ability to call special meetings of shareholders and to take action by written consent without a meeting;

•	prohibit us from consummating a “significant business transaction” with any person who acquires 10% of our voting stock for a period of five years from the date such acquiring person makes such an acquisition unless the transaction or acquisition of shares is approved by a majority of our board of directors prior to the time of the acquisition;

•	with certain exceptions, require an affirmative vote of two-thirds of our shareholders to approve a merger, share exchange or a sale of all or substantially all of our assets not in the ordinary course of business and provide for dissenters’ rights under several of the same circumstances;

•	provide that any amendment to our articles of incorporation reducing to less than two-thirds the percentage of votes necessary to approve a merger, share exchange, sale of assets not in the ordinary course of business or dissolution is not effective unless such amendment is approved by two-thirds of all the votes entitled to vote, and this provision is protected by the same supermajority voting provision;

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•	require that, in many potential takeover situations, rights issued under our shareholder rights plan become exercisable to purchase our common stock and potentially other securities at a price substantially discounted from the then applicable market price; and

•	may require upon specified types of change in control that we repurchase our outstanding debt securities.

These provisions and similar provisions that could apply to us in the future may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or otherwise adversely affect the market price of, and the voting and other rights of the holders of, our common stock. Such provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors other than the candidates nominated by our board of directors.

Additional Risks Relating to Our Common Stock

The market price of our common stock has fluctuated in the past and could fluctuate significantly in the future.

The market price of our common stock has been volatile in the past. During fiscal year 2005, our common stock traded on the New York Stock Exchange, or NYSE, at prices ranging from $14.92 per share to $23.10 per share. The price of our common stock could continue to be subject to wide fluctuations, including fluctuations in response to variations in our operating results, changes in interest rates, changes in underlying domestic and international economic conditions affecting our industry, customers or markets served by our products, changes in earnings estimates by analysts, material announcements by us or our competitors, the liquidity of the market for our common stock, changes in our dividend policy or the amount of dividends we pay, changes in general economic or market conditions and broad market fluctuations or other events or factors, many of which are beyond our control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of small capitalization companies such as us and which often have been unrelated to the operating performance of such companies. In addition, our operating results could fall below the expectations of securities analysts and investors. In such an event, the price of our common stock could decline, perhaps substantially.

As a result of this offering and the REIT conversion, new factors could affect the price and trading of our common stock, including, but not limited to, the following:

•	more shares of our common stock will be outstanding as a result of this offering and the E&P distribution, potentially increasing liquidity and trading volume;

•	the stock portion of the E&P distribution will have an effect on our common stock similar to that of a stock split, increasing the number of shares of our common stock outstanding and possibly reducing the trading price;

•	our common stock’s dividend yield may have greater influence on the trading price of our common stock than in prior periods; and

•	the characteristics and methodologies of investors and analysts who follow us and our common stock could differ from those of the investors and analysts that have historically followed us and our common stock.

Our ability to undertake future sales or distributions of common stock may cause the market price of our common stock to decline.

The sale or other distribution, including as a result of the E&P distribution, of a substantial number of shares of our common stock into the public market, or the availability of shares of our common stock

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for future sale, could adversely affect the market price of our common stock and could impair our ability to obtain additional capital in the future. We may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may also be significant. In addition, we may grant registration rights covering those shares in connection with any such acquisitions and investments. Any such offering has the potential to dilute your ownership interest in us and our earnings. Under SEC rules governing the securities offering process that became effective on December 1, 2005, we are able to register and sell shares of our common stock on an expedited basis.

Our outstanding or future debt or preferred securities and outstanding and future debt under our credit facility may negatively impact holders of common stock.

After the 2006 refinancing, we expect to have debt consisting of the new notes, borrowings under our credit facility and debt under industrial revenue bonds. We may choose to issue substantial additional debt and/or preferred securities in the future or increase borrowings under our credit facility. These securities and our credit facility will have a senior claim on our assets relative to the claims of common stock. In the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our debt and preferred obligations in full before making any distributions to common shareholders. In that event, it is possible that a common shareholder would not recover his or her original investment.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	our ability to achieve our strategies and the results of these strategies;

•	actual log harvest levels and customer and product focus;

•	our dependence on timber resources;

•	changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which we sell products;

•	our ability to achieve anticipated improvements in operating results and earnings and expected cost reductions;

•	our having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements;

•	our working capital needs, including inventory levels and raw material requirements;

•	unanticipated changes in pricing and market conditions for our products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand;

•	our ability to achieve anticipated reductions in the amount of natural gas purchased from third parties;

•	our ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases;

•	our ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all;

•	unexpected capital expenditures and the timing of completion and results of capital expenditure projects;

•	our ability to reduce debt and prioritize the use of excess cash to reduce debt;

•	expected sales of power;

•	possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan);

•	cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on our financial condition and results of operations and our competitive position;

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•	developments in the world, national, or regional economy or involving our customers or competitors affecting supply of or demand for our products, energy or raw materials, including the level of interest rates and new housing starts;

•	implementation or revision of government policies affecting the environment, import and export control and taxes;

•	changes in harvest conditions or regulations affecting our timber operations;

•	adverse weather conditions;

•	availability of excess cash to pay dividends and existence of contractual limitations on our ability to pay dividends;

•	the need to obtain board approval of dividends and other distributions to our shareholders, which approval could be granted or withheld based on, among other things, our results of operations, cash flow and prospects at the time;

•	unforeseen maintenance on capital assets;

•	unforeseen developments in our business;

•	any additional material weaknesses in our internal control over financial reporting that may arise or be identified;

•	our ability to remediate material weaknesses in our internal control over financial reporting;

•	adverse changes in the capital markets or interest rates affecting the cost or availability of financing;

•	disasters and other unforeseen events;

•	potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT;

•	the occurrence of events that require a change in the timing of the REIT election;

•	our actual pre-REIT E&P could vary from estimates resulting in a lower or higher shareholder distribution;

•	our ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and

•	the expected heightened sensitivity of our stock price to the level of dividends on our common stock.

When considering forward-looking statements, you should also keep in mind the “Risk Factors” and other cautionary statements and factors noted throughout this prospectus and other reports filed with the SEC which could cause our actual results to differ significantly from those contained in any forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, in the case of statements in such other reports, as of the date thereof. We cannot guarantee future results, levels of activity, performance or achievements. Except to the extent required by law, we do not undertake any obligation to update any of the forward-looking statements contained in this prospectus.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the common stock, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $182.8 million, or approximately $210.4 million if the underwriters exercise in full their option to purchase additional shares of our common stock, based on an assumed offering price of $19.33 per share, which is the last reported sale price of our common stock on the NYSE on February 22, 2006. We estimate that we will receive net proceeds from the sale of the new notes, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $146.0 million. We intend to use the net proceeds from the sale of the common stock, together with the net proceeds from the sale of the new notes:

•	to fund the purchase of $214.4 million of senior subordinated notes, net of original issue discount of $0.6 million, that bear interest at a rate of 10% per annum and have a scheduled maturity date of January 15, 2009;

•	to pay accrued and unpaid interest in connection with the retirement of the senior subordinated notes;

•	to fund the cash portion of the E&P distribution; and

•	to pay fees and expenses relating to the REIT conversion and retirement of the senior subordinated notes and tender and consent premiums relating to the retirement of the senior subordinated notes, which we estimate will total approximately $12.2 million in the aggregate, assuming that we purchase, and make consent payments with respect to, all of the outstanding senior subordinated notes.

We intend to use any remaining net proceeds, including additional proceeds we receive as a result of any increases in the number of shares we are offering or the price per share, for working capital and other general corporate purposes, which may include, among other things, the repayment of term and/or revolving indebtedness under our credit facility and the financing of timberland acquisitions. If our net proceeds from this offering and the new notes offering are less than $328.8 million, assuming the cash portion of the E&P distribution is $72.0 million, we may use cash on hand and/or incur revolving borrowings under our credit facility to fund the uses described above.

We believe that the E&P distribution will be valued between approximately $355 million and $365 million. We currently expect that the value of the E&P distribution will be in the middle of this range. The cash portion of the E&P distribution will be limited to approximately 20% of the E&P distribution. The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election; and the trading price of our common stock at the time of the E&P distribution.

Under our credit facility, as of February 15, 2006, we had $200.0 million of outstanding term-loan borrowings bearing interest at a variable rate of 5.94% per annum and $2.0 million of outstanding revolving borrowings bearing interest at a variable rate of 5.82% per annum. Borrowings under our credit facility mature on December 23, 2010.

Some of the underwriters or their affiliates are holders of the senior subordinated notes and/or lenders under our credit facility and, accordingly, are expected to receive a portion of the proceeds of this offering.

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PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE under the symbol “LFB.” The table below sets forth for the periods indicated the high and low sales prices per share of our common stock on the NYSE.

	High	Low
Fiscal year ended October 31, 2004
First quarter	$13.42	$10.12
Second quarter	13.96	10.26
Third quarter	14.82	9.98
Fourth quarter	16.18	11.65
Fiscal year ended October 31, 2005
First quarter	18.44	14.92
Second quarter	20.00	15.48
Third quarter	23.10	18.11
Fourth quarter	22.50	16.73
Transition period ended December 31, 2005
November 1, 2005 to December 31, 2005	22.00	18.13
Fiscal year ending December 31, 2006
First quarter (through February 22, 2006)	21.44	18.10

On February 22, 2006, the last reported sale price of our common stock on the NYSE was $19.33. As of February 22, 2006, there were approximately 900 shareholders of record of our common stock.

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DISTRIBUTION POLICY

Overview

In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

Our board of directors, in its sole discretion, will determine the amount and frequency of dividends to be provided to our shareholders based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for our products and general market demand for timberlands. Consequently, our dividend levels may fluctuate, and the level of dividends we pay could be less than expected. Our credit facility contains, and the indenture governing the new notes will contain, covenants that may directly or indirectly limit our ability to make distributions to the holders of our common stock. See “Description of Certain Indebtedness” for further details on these covenants.

We anticipate that payment of our quarterly cash dividend will generally be made during March, June, September and December of each year. We expect that, for the foreseeable future, our principal source of funds to pay dividends will be proceeds from the sale of standing timber to Longview TRS at market prices under one or more timber-cutting contracts. Our ability to fund distributions through our credit facility is subject to our continued compliance with debt covenants, as well as the availability of borrowing capacity under our credit facility, and could be limited by covenants contained in the new notes. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce or eliminate our dividends. In addition, even if cash provided by operations is sufficient on an annual basis to fund the entire dividend distribution to shareholders, we anticipate that it may be necessary to utilize some short-term borrowings to fully fund dividends in the first half of each year as a result of the lower timber harvest activity during winter and early spring. See “—2006 Estimated Cash Available for Dividends,” below, for information regarding our estimated cash available for dividends for the year ending December 31, 2006.

Although we plan to pay a substantial quarterly cash dividend, we may not be required to distribute material amounts of cash to qualify as a REIT. REITs generally are required to distribute 90% of their ordinary taxable income, but not their net capital gains income. As a REIT, we expect that, for the foreseeable future, our income will consist primarily of net capital gains resulting from payments we receive under timber-cutting contracts. We could elect to retain rather than distribute all or a portion of our net capital gains and still maintain our status as a REIT. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate rates;

•	our shareholders, although required to include their proportionate share of the undistributed capital gain in income, would receive a refundable credit for their share of the federal income tax paid by us; and

•	the basis of a shareholder’s stock would be increased by the amount of the undistributed capital gains (minus the amount of the federal income tax on capital gains paid by us which was included in income by the shareholder).

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As a REIT, we will be limited in our ability to fund dividend payments using cash generated through Longview TRS. Our ability to receive dividends from Longview TRS (from which we would make distributions to our shareholders) is limited by the rules we must comply with to maintain our status as a REIT. In particular, at least 75% of Longview Fibre Company’s gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of Longview Fibre Company’s gross income may consist of dividends from Longview TRS and other non real estate-related income. As a result, even if our non-REIT activities conducted through Longview TRS were to become highly profitable, we might be limited in our ability to receive distributions from Longview TRS in an amount required to fund dividends to our shareholders commensurate with that profitability.

In the future, our board of directors may elect to adopt a dividend reinvestment plan that would allow our shareholders to apply their distribution payments to the purchase of additional shares of our common stock.

Our charter allows our board of directors to classify and issue preferred stock that could have a preference on distributions. We have no current intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

If we are unable to successfully execute our business plan, we may not have cash available to pay distributions. See “Risk Factors” for a description of some of the risks that could affect our ability to pay distributions.

E&P Distribution

The E&P distribution will be paid to shareholders of record on the record date for the E&P distribution based on the shares of our common stock outstanding at that time, including shares of our common stock issued in this offering. To qualify as a REIT effective January 1, 2006, we must complete the distribution of our pre-REIT E&P on or before December 31, 2006. See “The REIT Conversion.”

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2006 Estimated Cash Available for Dividends

The following table should be read together with the information under “Unaudited Pro Forma Consolidated Financial Data” and our historical financial statements and notes thereto that appear elsewhere in this prospectus. The table shows a derivation of our pro forma net income for the year ended December 31, 2005 on a consolidated basis and the adjustments we have made thereto, based on data for the applicable historical periods and assumptions relating to our financing activities during the year ending December 31, 2006, in order to estimate our initial cash available for distribution for the year ending December 31, 2006 on a consolidated basis. Our estimate of cash available for dividends does not include the effect of any changes in our working capital resulting from changes in our working capital accounts.

	(in thousands, except share data, per share data and percentages)
Pro forma net income for the year ended October 31, 2005	$41,178	(1)
Add: Pro forma net income for the two months ended December 31, 2005	3,236	(1)
Less: Pro forma net income for the two months ended December 31, 2004	7,919	(1)

Pro forma net income for the year ended December 31, 2005	36,495
Depreciation	72,034	(2)
Depletion and amortization	10,044	(2)
Loss (gain) on disposition of capital assets	(96	)(2)
Loss on asset abandonment	9,692	(2)
Pro forma provision (benefit) for taxes on income, deferred	(21,493	)(1)(3)

Estimated cash provided by operations for the year ending December 31, 2006	106,676	(4)

Estimated cash flows provided by investing activities:
Additions to plant and equipment	(30,647	)(2)
Additions to timber and timberlands	(11,385	)(2)
Proceeds from sale of capital assets	2,011	(2)

Total estimated cash flows provided by investing activities	(40,021)

Estimated cash flows from financing activities:
Cash portion of E&P distribution	(72,000	)(5)
Cash used to retire senior subordinated notes	(215,000	)(6)
Cash used to pay one-time charges upon the closing of the 2006 refinancing	(12,148	)(7)
Scheduled principal payments on other long-term debt	—
Proceeds from issuance of common stock and new notes used to fund cash portion of E&P distribution, retirement of senior subordinated notes and one-time charges upon the closing of the 2006 refinancing	299,148

Total estimated cash flows from financing activities	—

Estimated cash available for dividends for the year ending December 31, 2006(8)	$66,655

Average shares outstanding	61,076,567	(9)(10)
Estimated cash dividend per share	$1.00	(10)(11)
Aggregate amount of estimated cash dividend for the year ending December 31, 2006	$61,077
Estimated cash dividend as percentage of cash available for dividends for the year ending December 31, 2006	92%

(footnotes on following page)

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(1)	See “Unaudited Pro Forma Consolidated Financial Data.”
(2)	Historical amount for the year ended December 31, 2005, calculated as the historical amount for the year ended October 31, 2005 plus the historical amount for the two months ended December 31, 2005 minus the historical amount for the two months ended December 31, 2004.
(3)	Pro forma benefit for taxes on income, deferred, represents the pro forma non-cash income tax benefit associated with pro forma losses generated by Longview TRS under GAAP. The amount shown represents pro forma benefit for taxes on income, deferred, for the twelve months ended December 31, 2005, calculated as pro forma benefit for taxes on income, deferred, for the year ended October 31, 2005 plus pro forma benefit for taxes on income, deferred, for the two months ended December 31, 2005 minus pro forma benefit for taxes on income, deferred, for the two months ended December 31, 2004.
(4)	Assumes that net income for the year ending December 31, 2006 will be the same as pro forma net income for the year ended December 31, 2005.
(5)	Represents 20% of an assumed E&P distribution of $360 million. The actual amount of cash paid will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; and the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election.
(6)	Consists of $215.0 million principal amount, including reversal of original issue discount of $0.6 million, assuming that we purchase all of the outstanding senior subordinated notes.
(7)	Consists of approximately $11.3 million reflecting the tender and consent premium for the purchase of the senior subordinated notes, assuming that we purchase, and make consent payments with respect to, all of the outstanding senior subordinated notes, and $0.9 million in fees and expenses associated with the 2006 refinancing and the REIT conversion. Excludes payment of accrued and unpaid interest in connection with the retirement of the senior subordinated notes.
(8)	The limitations on non-REIT income that could restrict distributions of cash from Longview TRS to Longview Fibre Company would not have reduced cash available for dividends for the periods used in this presentation. Estimated cash available for dividends for the year ending December 31, 2006 and pro forma funds available for distribution, as shown on page 9, are not intended to be projections or forecasts of our results of operations or our liquidity. Neither the methodology used to derive the estimated cash available for dividends for the year ending December 31, 2006 as presented herein nor the methodology used to derive pro forma funds available for distribution, as shown on page 9, is necessarily an appropriate basis for determining our future dividend-paying capacity.
(9)	Consists of 51,076,567 shares outstanding as of December 31, 2005 plus the 10,000,000 shares to be issued in this offering.
(10)	Does not give effect to the shares that would be issued in the E&P distribution or the related proportionate adjustment in the per-share quarterly cash dividend amount, because we have assumed that the impact of the additional shares on the aggregate amount of the dividend will be offset by the adjustment to the per-share amount.
(11)	Assumes a quarterly cash dividend of $0.25 per share for each quarter in the year ending December 31, 2006.

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CAPITALIZATION

The following table shows our cash and cash equivalents, short-term debt and total capitalization as of December 31, 2005 on an actual basis and on a pro forma basis giving effect to (i) the 2006 refinancing, which includes the issuance of 10,000,000 shares of our common stock in this offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, the offering of $150.0 million principal amount of new notes and the application of the net proceeds of each of the foregoing as described in “Use of Proceeds,” (ii) the REIT conversion and (iii) the E&P distribution, as if they occurred on December 31, 2005. The table does not give effect to any exercise by the underwriters of their over-allotment option or to the payment of the quarterly cash dividend on our common stock of $0.25 per share, or approximately $15.3 million in the aggregate, assuming that 10,000,000 shares are issued in this offering, that is to be paid on April 4, 2006 to our shareholders of record as of March 27, 2006.

The following table should be read together with the information under, and is qualified by reference to, “Use of Proceeds,” “The REIT Conversion,” “The Refinancing,” “Unaudited Pro Forma Consolidated Financial Data,” including the assumptions and qualifications contained therein, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere or incorporated by reference in this prospectus.

	As of December 31, 2005
	Actual	Adjustments for the 2006 refinancing(1)	Adjustments for the REIT conversion	Adjustments for the E&P distribution(2)	Pro forma
	(dollars in thousands, except ascribed value)
Cash and cash equivalents	$1,608	$93,440		$(72,000)	$23,048

Short-term debt	$—				$—

Long-term debt (including current maturities):
Credit facility
Revolving facility(3)	$—				$—
Term facility	200,000				200,000
Senior subordinated notes(4)	214,418	(214,418)			—
New notes	—	150,000			150,000
Industrial revenue bonds	14,500				14,500

Total long-term debt	428,918	(64,418)			364,500
Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—				—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares, actual; issued 82,511,902 shares, pro forma(5)	76,615	15,000		32,153	123,768
Additional paid-in capital(5)	3,306	167,820		255,847	426,973
Retained earnings(6)	364,148	(11,282)	6,449	(360,000)	(685)

Total shareholders’ equity	444,069	171,538	6,449	(72,000)	550,056

Total capitalization	$872,987	$107,120	$6,449	$(72,000)	$914,556

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(1)	Assumes that we purchase, and make consent payments with respect to, all outstanding senior subordinated notes in the tender offer for the senior subordinated notes. See “The Refinancing— Senior Subordinated Notes Tender Offer.” Includes payment of accrued and unpaid interest of approximately $9.9 million as of December 31, 2005 on the senior subordinated notes. We estimate that we will receive net proceeds from this offering and the new notes offering of approximately $328.8 million. The total amount of estimated net proceeds includes $146.0 million from the issuance and sale of the new notes, reflecting gross proceeds of $150.0 million less approximately $4.0 million of fees and expenses related to the new notes offering that have been or will be recorded as capitalized financing fees. To the extent our net proceeds are less than $328.8 million, cash and cash equivalents may decrease and/or debt outstanding under our credit facility may increase.
(2)	We believe the E&P distribution will be valued between $355 million and $365 million. We currently expect that the value of the E&P distribution will be in the middle of this range and, accordingly, have assumed for purposes of this presentation that the E&P distribution will have a value of $360 million. We have also assumed that (i) 80% of the value of the E&P distribution, or $288 million, will be paid in shares of our common stock and (ii) 21,435,335 million shares of our common stock will be issued in the E&P distribution (corresponding to a pre-distribution trading price of approximately $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006). The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election; and the trading price of our common stock at the time of the E&P distribution.
(3)	The revolving facility under our credit facility provides for borrowings of up to $200.0 million. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of letters of credit then outstanding under the revolving facility. As of December 31, 2005, there were no borrowings and approximately $9.9 million in letters of credit outstanding under the revolving facility, and approximately $190.1 million was available for borrowing under the revolving facility.
(4)	Net of original issue discount.
(5)	Any $1.00 change in the offering price per share will change the gross proceeds to us by $10.0 million. Changes in the number of shares issued in this offering will also affect these amounts.
(6)	Reflects the following adjustments for the 2006 refinancing (in thousands):

Senior subordinated note tender and consent premium	$(11,288)
Fees and expenses associated with the retirement of the senior subordinated notes and the REIT conversion (excluding $3,057 accrued as of December 31, 2005)	(860)
Reversal of original issue discount on senior subordinated notes	(582)
Unamortized debt issuance costs	(2,815)
Gains from termination of swap agreements	4,263

$(11,282)

Adjustments for the REIT conversion reflect elimination of deferred taxes. See note 6 under “Unaudited Pro Forma Consolidated Financial Data.”

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THE REIT CONVERSION

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes effective January 1, 2006 and to refinance substantially all of our outstanding indebtedness. We believe that the REIT conversion and the refinancings will provide the following advantages:

•	increase our earnings and cash flow through a decrease in both taxes and interest expense;

•	allow us to better compete for timberland acquisitions;

•	provide a direct benefit to our shareholders by enabling us to increase dividends that are expected to be treated as long-term capital gains for federal income tax purposes;

•	provide our shareholders with refundable tax credits for any taxes paid by the REIT on retained long-term capital gain;

•	lower our cost of capital; and

•	attract a broader base of investors.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Timber cutting and the brokerage of logs will be performed by Longview TRS. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a TRS effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. As a result, Longview TRS will be subject to corporate-level tax on its earnings. We expect that Longview Fibre Company, as a REIT, will generate substantially all of its unconsolidated income from the sale of standing timber to Longview TRS at market prices pursuant to one or more timber-cutting contracts. Generally, any such income that we do not distribute to shareholders will be subject to corporate-level tax.

In order to be eligible to elect REIT status, we will be required to distribute to our shareholders our previously-undistributed earnings and profits attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. To qualify as a REIT in 2006, we would have to complete the distribution of our pre-REIT E&P on or before December 31, 2006. To accomplish the required distribution of our pre-REIT E&P, we plan to make a special distribution to our shareholders, which we refer to in this prospectus as the E&P distribution, in an amount equal to our estimated pre-REIT E&P as of December 31, 2005. We anticipate that the E&P distribution will generally be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

The share portion of the E&P distribution will increase the number of shares of our common stock outstanding. The increase will not be reflected in our financial statements for prior periods.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by federal income tax regulations relating to REITs.

See “Federal Income Tax Considerations” for the expected tax consequences to us and our shareholders from the REIT conversion.

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THE REFINANCING

Overview

To facilitate the REIT conversion and reduce our cost of capital, we undertook, beginning in December 2005, to refinance substantially all of our then-outstanding indebtedness. This offering of our common stock is a part of this refinancing process.

The 2005 refinancing consisted of our entering into a new credit agreement, repaying outstanding indebtedness under our former revolving credit facility and prepaying all $124.5 million principal amount of our senior notes then outstanding. Through December 31, 2005, we recorded cash charges of approximately $7.6 million relating to the prepayment of our senior notes and fees and expenses associated with the 2005 refinancing and the REIT conversion. In addition, we recorded a non-cash charge of approximately $1.0 million related to the write-off of unamortized debt issuance costs resulting from the prepayment of our senior notes.

The 2006 refinancing consists of the following:

•	a cash tender offer for all of our outstanding senior subordinated notes, of which $214.4 million principal amount was outstanding, net of original discount of $0.6 million, as of the date of this prospectus;

•	the issuance of the new notes; and

•	the issuance of the shares of our common stock in this offering.

The tender offer and new note offering are being conducted concurrently with this offering. We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. In addition, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million in gains realized from the termination of swap agreements.

Senior Subordinated Notes Tender Offer

We have commenced an offer to purchase for cash all of the outstanding senior subordinated notes. As of the date of this prospectus, there was $214.4 million principal amount of the senior subordinated notes outstanding, net of original issue discount of $0.6 million.

In connection with the offer to purchase the senior subordinated notes, we are soliciting consents to amend the indenture governing the senior subordinated notes. The amendment would eliminate substantially all of the restrictive covenants and those events of default not relating to the payment of principal and interest on the senior subordinated notes. The consent of the holders of at least a majority in principal amount of the outstanding senior subordinated notes not owned by us or any person directly or indirectly controlling or controlled by or under direct or indirect common control with us is required to amend the senior subordinated notes indenture in this fashion.

The total consideration for each $1,000 principal amount of the senior subordinated notes validly tendered in the tender offer at or before the consent deadline of March 10, 2006 (subject to extension at our option) is $1,052.50, which includes a consent payment of $20.00. Holders that validly tender senior subordinated notes after the consent deadline and before the expiration of the tender offer will receive $1,032.50 for each $1,000 principal amount of the senior subordinated notes validly tendered. The total

37

consideration owed, including related fees and expenses, in respect of the senior subordinated notes if all were tendered at or before the consent deadline would be approximately $226.8 million. Holders of the senior subordinated notes whose senior subordinated notes are purchased in the tender offer will also be entitled to receive accrued and unpaid interest to, but not including, the applicable payment date.

The purchase of senior subordinated notes under the tender offer is conditioned upon, among other things, the closing of the other parts of the 2006 refinancing, including this offering of our common stock.

Holders of the senior subordinated notes are not obligated to tender their notes pursuant to the tender offer. However, if any of the senior subordinated notes are not purchased in the tender offer, we may exercise our right to redeem such senior subordinated notes pursuant to the indenture governing the senior subordinated notes, or, alternatively, to purchase some or all of such senior subordinated notes in the open market, in privately negotiated transactions or otherwise. Under the terms of the indenture governing the senior subordinated notes, we have the right to redeem the senior subordinated notes on not less than 30 or more than 60 days’ notice, initially for an amount equal to 105% of the principal amount redeemed plus accrued and unpaid interest.

New Notes

We intend to issue $150.0 million of new notes. The new notes, which will be due and payable in 2016, will be senior unsecured obligations of Longview Fibre Company. We expect to close the new notes offering concurrently with the closing of this offering. For additional information regarding the new notes, see “Description of Certain Indebtedness—New Notes.”

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected consolidated financial and other data for the periods indicated. The statement of income data, including per-share information, for the years ended October 31, 2003, 2004 and 2005 and the balance sheet data as of October 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of income data for the years ended October 31, 2001 and 2002 and the balance sheet data as of October 31, 2001 and 2002 have been derived from audited consolidated financial statements of ours that are not included in this prospectus. The statement of income data for the two months ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2005 have been derived from our unaudited consolidated financial statements for the two months ended December 31, 2004 and 2005 included elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements for the two months ended December 31, 2004 and 2005 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the applicable unaudited interim period. Historical results are not necessarily indicative of results to be expected in the future, and the interim results for the two months ended December 31, 2005 are not necessarily indicative of results to be expected for the year ending December 31, 2006 or any future period. The selected consolidated financial and other data should be read together with the information under, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere and incorporated by reference in this prospectus.

	Year ended October 31,					Two months ended December 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Statement of income
Net sales	$875,955	$769,281	$773,337	$831,166	$898,092	$145,791	$143,546
Timber	161,129	172,178	163,000	192,840	186,783	26,613	27,425
Paper and paperboard	195,765	174,920	202,549	225,682	264,733	45,346	42,089
Converted products	441,975	417,451	407,788	412,644	446,576	73,832	74,032
Power	77,086	4,732	—	—	—	—	—
Costs of products sold, including outward freight	725,025	659,791	659,949	684,431	741,788	120,993	125,187
Gross profit	150,930	109,490	113,388	146,735	156,304	24,798	18,359
(Gain) loss on disposition of capital assets	3,037	(2,357)	(3,368)	5,039	898	(354)	(1,348)
Selling, administrative and general expenses	72,146	71,570	72,154	82,752	93,559	14,228	17,644
Loss on asset abandonment	—	—	—	—	9,692	—	—
Operating profit (loss)	75,747	40,277	44,602	58,944	52,155	10,924	2,063
Timber	65,238	71,212	64,145	90,039	84,792	12,633	14,310
Paper and paperboard(1)	2,173	(18,214)	(10,780)	(13,611)	(11,269)	(1,075)	(5,903)
Converted products(1)	8,336	(12,721)	(8,763)	(17,484)	(21,368)	(634)	(6,344)
Interest expense	(39,626)	(44,858)	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Other income (expense)	1,546	7,914	7,051	1,450	1,423	310	(5,016)
Income (loss) before income taxes	37,667	3,333	8,554	22,901	16,534	5,123	(9,153)
Provision (benefit) for taxes on income	13,000	(1,800)	3,200	9,000	6,180	1,896	(3,300)
Net income (loss)	$24,667	$5,133	$5,354	$13,901	10,354	$3,227	$(5,853)

Per share
Net income (loss)	$0.48	$0.10	$0.10	$0.27	$0.20	$0.06	$(0.11)

Dividends	$0.48	$0.03	$0.04	$0.05	0.08	$—	$—

Shareholders’ equity at period end	$8.33	$8.40	$8.46	$8.69	$8.81		$ 8.69

Average shares outstanding (thousands)	51,152	51,077	51,077	51,077	51,077	51,077	51,077

Shares outstanding at period end (thousands)	51,077	51,077	51,077	51,077	51,077	51,077	51,077

(footnotes on following page)

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	Year ended October 31,					Two months ended December 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Balance sheet data (at period end)
Total assets	$1,324,448	$1,306,442	$1,255,404	$1,270,930	$1,211,695		$1,210,263
Working capital(2)	38,059	37,116	40,609	58,266	83,981		96,141
Capital assets	1,025,833	989,293	939,107	922,023	867,954		864,211
Deferred tax liabilities—net	184,947	191,742	195,410	204,783	210,029		205,698
Long-term debt	540,400	510,195	462,903	442,148	407,386		428,918
Shareholders’ equity	425,395	428,996	432,307	443,654	449,922		444,069

Other data
Sales: Logs, thousands of board feet	235,053	278,166	259,466	269,372	272,332	40,561	37,874
Lumber, thousands of board feet	99,919	93,893	95,565	96,447	68,067	10,095	9,675
Paper, tons	251,751	243,946	280,919	302,429	326,354	60,239	49,096
Paperboard, tons	105,961	79,886	92,353	121,987	167,257	24,873	32,042
Converted products, tons	535,183	519,652	505,798	511,923	543,433	89,470	91,336
Logs, $/thousand board feet	$548	$509	$503	$566	$595	$574	$628
Lumber, $/thousand board feet	323	327	340	419	364	332	377
Paper, $/ton FOB mill equivalent	590	568	569	562	582	551	584
Paperboard, $/ton FOB mill equivalent	348	328	346	348	342	356	333
Converted products, $/ton	826	803	806	806	822	825	811
Primary production, tons	954,328	872,536	838,216	915,857	1,009,669	154,957	155,797
Employees	3,700	3,500	3,250	3,200	3,200	3,200	3,200
Funds: Used for plant and equipment	$115,530	$40,382	$31,815	$45,796	$31,500	$6,006	$5,153
Used for timber and timberlands	4,101	3,584	4,970	24,946	10,180	1,727	2,932

(1)	Includes allocated results from power sales in 2001 and 2002.
(2)	Defined as total current assets minus total current liabilities.

40

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables present the unaudited pro forma consolidated statement of income for the fiscal year ended October 31, 2005 and the two months ended December 31, 2004 and 2005, and the unaudited pro forma consolidated balance sheet as of December 31, 2005. The unaudited pro forma statements of income present the effects of (i) the 2005 refinancing, (ii) the 2006 refinancing, which includes the issuance of 10,000,000 shares of our common stock in this offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, the offering of $150.0 million principal amount of new notes and the application of the net proceeds of each of the foregoing as described in “Use of Proceeds,” (iii) the REIT conversion and (iv) the E&P distribution, as if they occurred on November 1, 2004. The unaudited pro forma balance sheet presents the effects of the 2006 refinancing, the REIT conversion and the E&P distribution as if these transactions occurred on December 31, 2005. The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which have been made solely for the purposes of preparing pro forma information. Accordingly, changes in those estimates and assumptions, including those resulting from changes in the estimated net proceeds of $328.8 million, will result in changes to the pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the 2005 refinancing, the 2006 refinancing and the REIT conversion, including the E&P distribution, been consummated as of the dates indicated, nor are they necessarily indicative of our future financial position or operating results. This information should be read together with our historical financial statements and related notes appearing elsewhere in this prospectus.

The unaudited pro forma consolidated statements of income do not reflect the following estimated one-time items that will be recognized in our statement of income upon the closing of the 2006 refinancing:

•	a cash charge of $11.3 million reflecting the tender and consent premium for the purchase of the senior subordinated notes assuming that we purchase, and make consent payments with respect to, all of the outstanding senior subordinated notes;

•	a cash charge of $0.9 million in fees and expenses associated with the 2006 refinancing and the REIT conversion;

•	a non-cash charge of $0.6 million reflecting the reversal of original issue discount on the senior subordinated notes;

•	a non-cash charge of $2.8 million for the write-off of unamortized debt issuance costs relating to the senior subordinated notes; and

•	$4.3 million in gains realized from the termination of swap agreements.

The unaudited pro forma consolidated statements of income also do not reflect the following one-time items that were recognized in our statement of income through December 31, 2005:

•	a cash charge of $4.5 million reflecting the prepayment premium for the purchase of the senior notes;

•	a cash charge of $3.1 million in fees and expenses associated with the 2005 refinancing and the REIT conversion; and

•	a non-cash charge of $1.0 million for the write-off of unamortized debt issuance costs relating to the senior notes.

41

The unaudited pro forma balance sheet does not give effect to the payment of the quarterly cash dividend on our common stock of $0.25 per share, or approximately $15.3 million in the aggregate, assuming that 10,000,000 shares are issued in this offering, that is to be paid on April 4, 2006 to our shareholders of record as of March 27, 2006.

The pro forma financial results assume that all relevant REIT qualifying tests under the Code and regulations promulgated by the U.S. Department of the Treasury, referred to in this prospectus as Treasury Regulations, were met for the entirety of the periods presented.

42

Unaudited Pro Forma Consolidated Balance Sheet

as of December 31, 2005

	Actual	Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(dollars in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$1,608	$72,000	(1)			$(72,000	)(9)	$23,048
		21,440	(1)
Accounts and notes receivable	111,514							111,514
Allowance for doubtful accounts	(1,000)							(1,000)
Taxes on income, refundable	3,898							3,898
Inventories	65,727							65,727
Other	9,295							9,295

Total current assets	191,042	93,440				(72,000)		212,482

Capital assets:
Buildings, machinery and equipment at cost	1,815,044							1,815,044
Accumulated depreciation	1,186,618							1,186,618

Costs to be depreciated in future years	628,426							628,426
Plant sites at cost	3,549							3,549

	631,975							631,975

Timber at cost less depletion	198,462							198,462
Roads at cost less amortization	8,967							8,967
Timberlands at cost	24,807							24,807

	232,236							232,236

Total capital assets	864,211							864,211

Pension and other assets	155,010	454	(2)					154,513
		(951	)(8)

	$1,210,263	$92,943				$(72,000)		$1,231,206

Liabilities and shareholders’ equity
Current liabilities:
Payable to bank resulting from checks in transit	$5,115							$5,115
Accounts payable	67,064	(9,914	)(3)					57,150
Short-term borrowings	—							—
Payrolls payable	15,940							15,940
Other taxes payable	6,782							6,782

Total current liabilities	94,901	(9,914)						84,987
Long-term debt	428,918	(214,418 150,000	)(4) (5)					364,500
Deferred taxes—net	205,698			(6,449	)(6)			199,249
Other liabilities	36,677	(4,263	)(7)					32,414
Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—							—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares, actual; issued 82,511,902 shares, pro forma	76,615	15,000	(8)			32,153	(9)	123,768
Additional paid-in capital	3,306	167,820	(8)			255,847	(9)	426,973
Retained earnings	364,148	(11,282	)(10)	6,449	(6)	(360,000	)(9)	(685)

Total shareholders’ equity	444,069	171,538		6,449		(72,000)		550,056

	$1,210,263	$92,943		$—		$(72,000)		$1,231,206

See accompanying notes to unaudited pro forma consolidated financial statements.

43

Unaudited Pro Forma Consolidated Statement of Income

for the year ended October 31, 2005

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$898,092									$898,092
Timber	186,783									186,783
Paper and paperboard	264,733									264,733
Converted products	446,576									446,576
Costs of products sold, including outward freight	741,788									741,788

Gross profit	156,304									156,304
(Gain) loss on disposition of capital assets	898									898
Selling, administrative and general expenses	93,559					(2,117	)(14)			91,442
Loss on asset abandonment	9,692									9,692

Operating profit	52,155					2,117				54,272
Timber	84,792					99				84,891
Paper and paperboard	(11,269)					779				(10,490)
Converted products	(21,368)					1,239				(20,129)
Interest income	286									286
Interest expense	(37,044)	1,816	(11)	9,025	(12)					(26,203)
Miscellaneous income	1,137									1,137

Income before income taxes	16,534	1,816		9,025		2,117				29,492

Provision (benefit) for taxes on income:
Current	1,688	116	(13)	579	(13)	4,281	(6)			6,664
Deferred	4,492	556	(13)	2,760	(13)	(26,158	)(6)			(18,350)

	6,180	672		3,339		(21,877)				(11,686)

Net Income	$10,354	$1,144		$5,686		$23,994				$41,178

Net income per share	$0.20									$0.50

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

44

Unaudited Pro Forma Consolidated Statement of Income

for the two months ended December 31, 2004

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$145,791									$145,791
Timber	26,613									26,613
Paper and paperboard	45,346									45,346
Converted products	73,832									73,832
Costs of products sold, including outward freight	120,993									120,993

Gross profit	24,798									24,798
(Gain) loss on disposition of capital assets	(354)									(354)
Selling, administrative and general expenses	14,228									14,228
Loss on asset abandonment	—									—

Operating profit	10,924									10,924
Timber	12,633									12,633
Paper and paperboard	(1,075)									(1,075)
Converted products	(634)									(634)
Interest income	30									30
Interest expense	(6,111)	(117	)(11)	1,585	(12)					(4,643)
Miscellaneous income	280									280

Income before income taxes	5,123	(117)		1,585						6,591

Provision (benefit) for taxes on income:
Current	139	(9	)(13)	132	(13)	566	(6)			828
Deferred	1,757	(34	)(13)	454	(13)	(4,333	)(6)			(2,156)

	1,896	(43)		586		(3,767)				(1,328)

Net Income	$3,227	$(74)		$999		$3,767				$7,919

Net income per share	$0.06									$0.10

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

45

Unaudited Pro Forma Consolidated Statement of Income

for the two months ended December 31, 2005

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$143,546									$143,546
Timber	27,425									27,425
Paper and paperboard	42,089									42,089
Converted products	74,032									74,032
Costs of products sold, including outward freight	125,187									125,187

Gross profit	18,359									18,359
(Gain) loss on disposition of capital assets	(1,348)									(1,348)
Selling, administrative and general expenses	17,644					(939	)(14)			16,705
Loss on asset abandonment	—									—

Operating profit	2,063					939				3,002
Timber	14,310					92				14,402
Paper and paperboard	(5,903)					318				(5,585)
Converted products	(6,344)					529				(5,815)
Interest income	102									102
Interest expense	(6,200)	366	(11)	1,472	(12)					(4,362)
Miscellaneous income	(5,118)	5,534	(15)							416

Income before income taxes	(9,153)	5,900		1,472		939				(842)

Provision (benefit) for taxes on income:
Current	33	355	(13)	89	(13)	744	(6)			1,221
Deferred	(3,333)	1,828	(13)	456	(13)	(4,250	)(6)			(5,299)

	(3,300)	2,183		545		(3,506)				(4,078)

Net income	$(5,853)	$3,717		$927		$4,445				$3,236

Net income per share	$(0.11)									$0.04

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

46

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)	Includes excess cash from refinancing for use in paying the cash portion of the E&P distribution, based on the assumptions described in footnote (9) below.

(2)	Reflects the elimination of unamortized debt issuance costs of $2.8 million and the addition of costs related to the new notes of $3.3 million. This is in addition to $0.7 million in costs related to the new notes accrued through December 31, 2005.

(3)	Reflects accrued interest on outstanding indebtedness under the senior subordinated notes that will be repurchased.

(4)	Reflects the purchase of the senior subordinated notes for approximately $214.4 million (excluding a tender and consent premium of $11.3 million and reversal of original issue discount of $0.6 million and accrued interest).

(5)	Reflects the issuance of $150.0 million of new notes.

(6)	As a result of the assumed REIT conversion on January 1, 2006, income taxes would no longer be payable on income from certain of our activities, provided that we distributed to our shareholders all of our income from such activities. Shareholders will receive a refundable credit on the full amount of federal income tax paid by Longview Fibre Company on undistributed capital gains income.

We have assumed for purposes of the pro forma consolidated balance sheet presentation that deferred tax liabilities and deferred tax assets of the REIT are eliminated in the REIT conversion in accordance with applicable tax law, resulting in a net one-time reduction of deferred taxes in the amount of approximately $6.4 million. This amount is derived from $10.2 million of deferred tax liability (related to timber assets) that is extinguished upon conversion to a REIT and $3.8 million of deferred tax assets from state credits that will not be realized upon conversion because the REIT will neither be taxable nor have nexus in the specific states.

The following activities were considered to be part of a REIT:

•	sales of standing timber to the TRSs;

•	timber management costs;

•	general and administrative costs associated with the above activities;

•	interest costs associated with the above activities; and

•	an allocation of corporate administrative costs.

A tax liability was assumed only to the extent that income from these activities, consisting primarily of capital gains, exceeded dividends. Such excess is assumed to have been taxed at a rate of 37%, representing a combination of tax at the 35% federal statutory rate and a composite state rate of 3%, adjusted to 2% for its deductibility from the federal tax calculation.

The following activities were considered to be carried out in a TRS, and the income from these activities was assumed to be taxed at a rate of 37%, representing a combination of tax at the 35% federal statutory rate and a composite state rate of 3%, adjusted to 2% for its deductibility from the federal tax calculation:

•	timber and lumber sales;

•	paper and paperboard sales:

•	converted products sales;

•	timber harvesting costs;

•	manufacturing and converting costs;

•	general and administrative costs associated with the above activities;

•	interest costs associated with the above activities; and

•	an allocation of corporate administrative costs.

47

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)

The pro forma adjustments for the REIT conversion in the provision for taxes on income reflect reductions in that line item, attributable solely to the impact of the assumptions described in the preceding paragraphs of this note 6, of approximately $3.8 million for the two months ended December 31, 2004, $22.7 million for the year ended October 31, 2005 and $3.9 million for the two months ended December 31, 2005. These downward adjustments to provision for taxes on income are offset in part for the year ended October 31, 2005 and the two months ended December 31, 2005 by the tax effect of the elimination for purposes of the pro forma presentation of one-time selling, administrative and general expenses related to the REIT conversion.

(7)	Reflects the elimination of $4.3 million of deferred income on swap agreements.

(8)	Reflects the issuance of 10,000,000 shares of our common stock in this offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, less the underwriters’ discount and the estimated offering expenses payable by us of $10.5 million of which $1.0 million was accrued prior to December 31, 2005. Any $1.00 change in the offering price per share will change the gross proceeds to us by $10.0 million. Changes in the number of shares issued in this offering will also affect these amounts.

(9)	We believe that the E&P distribution will be valued between approximately $355 million and $365 million. We currently expect the value of the E&P distribution will be in the middle of this range and, accordingly, have assumed for purposes of this pro forma presentation that the E&P distribution will have a value of $360 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution. Subject to the limit on cash to be distributed, the relative size of the actual cash and stock components of the E&P distribution will vary based on the elections made by our shareholders. For purposes of this pro forma presentation, we have assumed that (i) 80% of the value of the E&P distribution, or $288 million, will be paid in shares of our common stock, (ii) 21,435,335 million shares of our common stock will be issued in the E&P distribution (corresponding to a pre-distribution trading price of approximately $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006) and (iii) $72.0 million in cash will be paid to shareholders in the E&P distribution. The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; and the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election.

The effect of the stock portion of the E&P distribution has been reflected as a decrease in the retained earnings and an increase to common stock and paid-in capital and is accomplished by issuing new shares of our common stock rather than using existing shares of our common stock held as treasury stock. The new shares of our common stock issued are added to the weighted number of shares of our common stock outstanding for the reporting period.

The actual amount of the E&P distribution will be calculated on a tax basis and will not bear a correlation to book basis retained earnings (the accumulated earnings shown in our balance sheet) because of the significant differences that exist between tax and book income.

48

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)

We intend that the entire amount of the E&P distribution received by each shareholder will be treated for tax purposes as a taxable dividend to the extent derived from our earnings and profits, regardless of whether the shareholder receives the E&P distribution in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. To the extent the E&P distribution is derived from our earnings and profits for tax years ending before January 1, 2006, the E&P distribution would generally be treated as a qualified dividend eligible for the 15% federal income tax rate for individuals. See “Federal Income Tax Considerations—Taxation of Shareholders.”

We must complete the E&P distribution by December 31, 2006 to be able to qualify as a REIT effective January 1, 2006.

(10)	Reflects the following adjustments for the 2006 refinancing (in thousands):

Senior subordinated note tender and consent premium	$(11,288)
Fees and expenses associated with the retirement of the senior subordinated notes and the REIT conversion (excluding $3,057 accrued as of December 31, 2005)	(860)
Reversal of original issue discount on senior subordinated notes	(582)
Unamortized debt issuance costs	(2,815)
Gains from termination of swap agreements	4,263

$(11,282)

(11)	Reflects (a) the elimination of interest expense on the outstanding indebtedness under our former revolving credit facility and the senior notes, (b) the addition of interest expense on the borrowings under our current credit facility, assuming an interest rate of 6% per annum (the actual rates were 5.82% per annum on the revolving portion and 5.94% per annum on the term portion of our current credit facility as of February 15, 2006), and (c) fees relating to the unused amount of the revolving portion of our current credit facility and incremental amortization of debt issuance costs. Also includes interest expense associated with the weighted-average indebtedness of $9.4 million during the year ended October 31, 2005 and $37.8 million during the two months ended December 31, 2004 in excess of the amount assumed repaid in the refinancing. There was no excess indebtedness for the two months ended December 31, 2005. Any $10.0 million change in amounts borrowed under our revolving credit facility would change the interest expense by $600,000 for the year ended October 31, 2005, $100,000 for the two months ended December 31, 2004 and $100,000 for the two months ended December 31, 2005.

(12)	Reflects (a) the elimination of interest expense on the outstanding indebtedness under the senior subordinated notes, (b) the addition of interest expense on the new notes and (c) fees relating to the unused amount of the revolving portion of our current credit facility and incremental amortization of debt issuance costs. Assumes no borrowings under the revolving portion of our current credit facility. Any 0.125% change in the interest rate on the new notes would change the interest expense by $187,500 for the year ended October 31, 2005, $31,250 for the two months ended December 31, 2004 and $31,250 for the two months ended December 31, 2005.

(13)	Reflects the increase in provision for taxes on income associated with decreased interest expense.

(14)	Reflects the elimination of one-time fees related to the REIT conversion of approximately $2.1 million that were accrued for the year ended October 31, 2005 and approximately $0.9 million that were accrued in the two months ended December 31, 2005.

(15)	Reflects the elimination of one-time fees of approximately $5.5 million related to the prepayment of the senior notes, consisting of a $4.5 million prepayment premium and $1.0 million of unamortized debt issuance costs.

49

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements, including the related notes, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

Overview

The REIT Conversion and the Refinancing

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes, effective January 1, 2006. A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate, to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations, and on income from our real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a TRS effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. The TRS will be subject to corporate-level tax on its earnings.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31. Any references in this prospectus to a fiscal year of ours prior to 2006 is to the twelve-month period ended October 31 of the specified year. In connection with the change in fiscal year, we reported our financial results for a two-month transition period from November 1, 2005 to December 31, 2005 and the corresponding two-month period of November 1, 2004 to December 31, 2004.

Our financial results following the 2005 refinancing, the 2006 refinancing and the effectiveness of the REIT conversion will differ from our historical results. The most significant changes that will affect our future results include:

•	a reduction in interest expense;

•	a reduction in provision for income taxes;

•	an increase in the number of outstanding shares of our common stock as a result of this offering;

•	an increase in the number of outstanding shares of our common stock relative to prior periods as a result of the E&P distribution, which increase will not be reflected in such prior periods and will therefore affect period-to-period comparisons of per-share financial information; and

•	an expected increase in the dividends we pay on our common stock.

50

To the extent that we retain net capital gains as a REIT, we would be required to pay the tax on such gains at regular corporate tax rates. If we retain and pay taxes on net capital gains, our shareholders, though required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the federal income tax paid by us.

We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. Additionally, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million of gains realized from the termination of swap agreements.

Overview of Our Business

The analysis below is by business segment and incorporates the operations of what are to be both Longview Fibre Company (the REIT entity) and Longview TRS. On a consolidated basis, we expect to have the same three reportable segments after the effectiveness of the REIT conversion as we did before the effectiveness of the REIT conversion.

Our business is organized into three segments: timber, paper and paperboard and converted products. We benefit from significant integration between our business segments. During fiscal year 2005, our paper and paperboard segment obtained approximately 8% of its wood chips from logs that were harvested from our timberlands and chipped by our chipping operations. In the same period, our converted products segment effectively obtained approximately 90% of its paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties), representing approximately 51% of total mill production. In addition, our business segments share centralized corporate management, accounting, human resources and information systems support.

Net sales for individual segments are reported net of intercompany transfers. Segment operating profits reflect allocations of selling, administrative and general expenses on the basis of the relative cost to produce products in each segment. In the case of intercompany transfers, cost of products sold is based upon transfer pricing policies that we believe assist us in managing and optimizing the consolidated financial performance of our business as a whole. For example, paperboard supplied from our Longview mill and used in our converting operations is assigned a transfer price equal to our Longview mill’s cost. Paperboard purchased through buy/sell agreements is assigned a price equal to the cost from the third party. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below for a more detailed discussion of these arrangements, including a review of the accounting for the buy/sell agreements. Depending on market conditions, our transfer pricing practices may understate or overstate the actual price at which we could have sold those products into the open market or the actual price in the open market at which we could have purchased the raw materials used to produce those products. As a consequence, these allocations and transfer pricing policies sometimes result in individual segment results that do not reflect the financial performance that would have resulted for a segment operating as a stand-alone business.

Our timber segment owns and operates timberlands in Oregon and Washington and produces logs for sale in the domestic and export markets. During fiscal year 2005, our log customers consisted of 51 independent sawmills and plywood plants in the United States and four export customers. Results of operations for our timber segment also include the sale of lumber from our sawmill. Net sales of our timber segment are primarily affected by housing starts and other construction activity in the domestic and Japanese markets. Construction activity is influenced by mortgage interest rates and

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general economic conditions in those markets. Net sales in this segment are also affected by supply-side factors such as government regulation restricting the harvest of timber from public and certain private lands and competition from logs supplied by foreign producers, especially Canadian producers. Historically, the strength of the Japanese export market has significantly influenced the results of our timber segment since our sales into that market tended to be at higher prices than sales into the domestic market. That differential has been substantially reduced in recent periods by increased prices in the domestic market. Because all of our sales are U.S. dollar denominated, our export sales are also significantly influenced by the relative strength or weakness of the U.S. dollar. Cost of products sold in the timber segment primarily include contract logging expense, the cost of operating our sawmill and depletion, which is based on the historical cost of timber that is harvested.

Our paper and paperboard segment produces a wide variety of paper and paperboard products at our Longview mill. We sell these products to a number of domestic and export customers. In fiscal year 2005, our converted products segment obtained approximately 51% of our Longview mill’s paper and paperboard output (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements). Net sales in the paper and paperboard segment are primarily affected by general economic activity in the United States and Southeast Asia and the relative strength of the U.S. dollar. Average prices in this segment have been favorably affected by industry capacity rationalization over the last several years. The demand for certain specialty products manufactured by our paper and paperboard segment tends to be less dependent on the economic cycles affecting the commodity paper market. The major component of cost of products sold for the paper and paperboard segment is fiber, which consists primarily of wood chips, but also includes sawdust and recycled materials. We have invested in processes that allow us to use an increased proportion of sawdust, hardwood chips and recycled materials to reduce our pulp costs in making our paper and paperboard products. Cost of products sold also includes labor, energy and chemicals used in processing.

Our converted products segment produces corrugated containers, solid fiber boxes and creative point-of-purchase displays. Nearly all of our converted products are sold domestically for end uses that include packaging for consumables such as fresh and frozen produce and beverages, as well as for toys, furniture and electronics. Net sales in the converted products segment are primarily affected by general economic activity in the United States; however, sales of some of our products used in the food and beverage industry are less sensitive to general economic activity. The primary constituent material for our converted products is paperboard. Our converted products segment effectively obtained approximately 90% of its paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties). Cost of products sold also includes energy, labor, ink and glue.

Our Longview mill contains six steam-driven generators and one natural gas-fired co-generation facility, all of which are capable of producing electrical power. In the past, we elected, based on the relationship between rates we could obtain for third-party sales of electricity and the cost to us of purchasing electricity and natural gas, to sell a significant percentage of the electricity that we generated into the market and to allocate the operating profit from those sales to the paper and paperboard and converted products segments based on the relative cost to produce products in each segment. The primary contracts pursuant to which we purchased and sold power expired in fiscal year 2001 and, under current terms, we have significantly less flexibility in selling and using power generated by our facilities. We did not sell any power during the prior three years.

Our future decisions concerning electrical power generation, including the extent to which we operate our co-generation facility, will change from period to period based on market conditions. We do not expect sales of power to contribute meaningfully to our results in the coming year.

We experience some seasonality in our business and operating results, with the first quarter (ending January 31) of our historical fiscal year typically reflecting reduced activity in all of our

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segments. In our timber segment, timber harvest activity is affected by winter weather in the Pacific Northwest. In our converted products and paper and paperboard segments, reduced domestic agricultural activity during the winter months, particularly in the Pacific Northwest, and the effect of pre-holiday season demand for paper and packaging material can negatively affect demand. While these seasonal influences do generally affect our financial results, in some years other factors affecting supply and demand for our products, especially with respect to our manufacturing segments, may have a more significant impact on quarter-to-quarter comparisons.

We can curtail the operation of certain of our equipment and facilities from time to time to provide us with flexibility in managing our operations and cost structure. In order to meet market conditions and to maximize the efficient use of our paper machines, we fully curtailed two of our twelve paper machines for all of fiscal year 2005 and fiscal year 2004. The two fully-curtailed paper machines, #1 and #3, are no longer available for operation and, accordingly, assets with book value of $8.9 million and related spare parts of $0.8 million were written off as a non-cash charge in the fourth quarter of fiscal year 2005. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below. Dependent primarily on product demand, we operated the #4 paper machine for parts of fiscal years 2005 and 2004 but not continuously for either year. Given market conditions, we may curtail the operation of certain of our converting facilities if we believe it is advantageous to do so.

Results of Operations

The following table highlights our net sales and profits for the periods indicated:

	Fiscal year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(in thousands)
Net sales	$773,337	$831,166	$898,092	$145,791	$143,546
Timber	163,000	192,840	186,783	26,613	27,425
Paper and paperboard	202,549	225,682	264,733	45,346	42,089
Converted products	407,788	412,644	446,576	73,832	74,032
Cost of products sold, including outward freight	659,949	684,431	741,788	120,993	125,187
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	(354)	(1,348)
Selling, administrative and general expenses	72,154	82,752	93,559	14,228	17,644
Loss on asset abandonment	—	—	9,692	—	—
Operating profit (loss)	44,602	58,944	52,155	10,924	2,063
Timber	64,145	90,039	84,792	12,633	14,310
Paper and paperboard	(10,780)	(13,611)	(11,269)	(1,075)	(5,903)
Converted products	(8,763)	(17,484)	(21,368)	(634)	(6,344)
Interest expense	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Other income (expense)	7,051	1,450	1,423	310	(5,016)
Provision (benefit) for taxes on income	3,200	9,000	6,180	1,896	(3,300)
Net income (loss)	$5,354	$13,901	$10,354	$3,227	$(5,853)

Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Consolidated Results

Net sales

Net sales for the two-month period ended December 31, 2005 were $143.5 million, compared with $145.8 million for the two-month period ended December 31, 2004, a decrease of 1.5%. This decrease reflected a decrease in net sales of $3.3 million, or 7.2%, in our paper and paperboard segment partially offset by increases in net sales of $0.8 million, or 3.1%, in our timber segment and

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$0.2 million, or 0.3%, in our converted products segment. See “Two Months Ended December 31, 2005 Compared with Two Months Ended December 31, 2004—Selected Segment Results” below.

Cost of products sold

Cost of products sold for the two-month period ended December 31, 2005 was $125.2 million, or 87.2% of net sales, compared with $121.0 million, or 83.0% of net sales for the two-month period ended December 31, 2004. This increase of $4.2 million was due primarily to a 7.2% increase in logging and hauling costs, a 6.7% and 1.5% increase in labor costs per ton of production in our paper and paperboard and converted products segments, respectively, and higher fuel prices. Cost of products sold was favorably impacted by a 2.1% decrease in fiber costs. Our cost of products sold also includes depreciation, depletion and amortization costs, consisting primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and to a lesser degree, amortization of logging roads. This expense was $13.1 million and $13.6 million for the two-month period ended December 31, 2005 and for the two-month period ended December 31, 2004, respectively, of which $11.8 million and $12.6 million were included in cost of products sold for the respective periods, with the balance charged to selling, administrative and general expenses.

Gain on disposition of capital assets

Gains on disposition of capital assets for the two-month period ended December 31, 2005 were $1.3 million, or 0.9% of net sales, compared with $0.4 million, or 0.2% of net sales, for the two-month period ended December 31, 2004. The increase was primarily due to nonmonetary exchanges of certain timberland properties that we consummated during the period and recognized consistent with Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions,” which we adopted in November 2005.

Selling, administrative and general expenses

Selling, administrative and general expenses for the two-month period ended December 31, 2005 were $17.6 million, or 12.3% of net sales, compared with $14.2 million, or 9.8% of net sales for the two-month period ended December 31, 2004. Selling, administrative and general expenses increased by $3.4 million or 24.0% and increased as a percentage of net sales primarily due to costs associated with the implementation of our enterprise resource planning system and legal and consulting costs associated with the REIT conversion and Sarbanes-Oxley compliance.

Operating profit

Operating profit for the two-month period ended December 31, 2005 was $2.1 million, or 1.4% of net sales, compared with $10.9 million, or 7.5% of net sales for the two-month period ended December 31, 2004. See “Two Months Ended December 31, 2005 Compared with Two Months Ended December 31, 2004—Selected Segment Results” below.

Income (loss) before taxes

Loss before income tax was $9.2 million for the two-month period ended December 31, 2005 as compared with income before tax of $5.1 million for the two-month period ended December 31, 2004. Included in the loss before income tax was Other expense of $5.5 million of prepayment premiums, unamortized debt issuance costs, and fees associated with the prepayment of $124.5 million principal amount of our then-outstanding senior notes and $54.0 million under our former credit agreement. Interest expense increased 1.5% due to increased interest rates substantially offset by a lower level of borrowing.

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Provision (benefit) for taxes on income

The benefit for income taxes was $3.3 million reflecting a tax rate of 36.1% for the two-month period ended December 31, 2005. The provision for taxes was $1.9 million reflecting a tax rate of 37.0% for the two-month period ended December 31, 2004. The change in the effective tax rate from December 2004 is the result of the impact of non-deductible permanent differences, as well as minimum tax payments due in certain states.

Net income (loss)

For the reasons noted above, we incurred a net loss of $5.9 million for the two-month period ended December 31, 2005, as compared with net income of $3.2 million for the two-month period ended December 31, 2004.

Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Selected Segment Results

Timber

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Timber net sales, $ millions	$26.6	$27.4	3.1%
Timber operating profit, $ millions	12.6	14.3	13.3%
Logs, thousands of board feet	40,561	37,874	(6.6)%
Lumber, thousands of board feet	10,095	9,675	(4.2)%
Logs, $/thousand board feet	$574	$628	9.4%
Lumber, $/thousand board feet	332	377	13.6%

Timber net sales for the two-month period ended December 31, 2005 were $27.4 million compared with $26.6 million for the year ago comparable period. This increase was due to log and lumber weighted-average price increases of 9.4% and 13.6%, respectively, partially offset by a decrease in log and lumber volume of 6.6% and 4.2%, respectively. Although demand for logs was strong, volume declined due to reduced harvest levels resulting from downtime during the holidays and wet winter weather. Domestic lumber sales increased 8.5% as a 13.6% increase in average prices more than offset a 4.5% decline in volume. We expect to meet our annual target sales plan of 250 to 260 million board feet for calendar year 2006.

Domestic log sales for the two-month period ended December 31, 2005 decreased 9.9% compared to the year ago comparable period due to a 16.5% decrease in volume sold partially offset by a 7.9% increase in price. Volume decreased due to reduced harvest levels and proportionately more volume sold in the export market. Export sales for the two-month period ended December 31, 2005 were $5.9 million, or 21.6% of timber net sales, compared with $3.4 million, or 12.8% of timber net sales, for the two-month period ended December 31, 2004. The volume increase was due to the timing of delivery to export ships.

Operating profit for the two-month period ended December 31, 2005 was $14.3 million compared with $12.6 million for the year ago comparable period. The primary reason for the 13.3% improvement was the gain associated with the sale of timberlands in the amount of $1.6 million. Operating profit was favorably impacted by log and lumber price increases and a 19.6% decrease in depletion costs due to harvest location, partially offset by a 7.2% increase in logging and hauling costs driven by high fuel costs.

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Paper and Paperboard

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Paper and paperboard net sales, $ millions	$45.3	$42.1	(7.2)%
Paper and paperboard operating loss, $ millions	(1.1)	(5.9)	—%
Paper, tons	60,239	49,096	(18.5)%
Paperboard, tons	24,873	32,042	28.8%
Paper, $/ton FOB mill equivalent	$551	$584	6.0%
Paperboard, $/ton FOB mill equivalent	356	333	(6.5)%

Paper and paperboard net sales for the two-month period ended December 31, 2005 were $42.1 million compared with $45.3 million for the two-month period ended December 31, 2004. Paper net sales for the two-month period ended December 31, 2005 decreased $5.3 million, or 14.6%, compared to the year ago comparable period due to an 18.5% decline in volume partially offset by a 6.0% increase in price. The volume decrease resulted from reducing sales of lower-margin paper products, which also favorably impacted average paper prices. Paperboard net sales for the two-month period ended December 31, 2005 increased $2.0 million, or 22.7%, compared with the year ago comparable period due to a 28.8% increase in volume partially offset by a 6.5% decrease in price. The paperboard volume increase was driven by increased sales of pulp in the export market. The price decrease was attributable to linerboard price declines in the latter part of 2005 and product mix changes.

Domestic paper volume decreased 27.0% while prices increased 8.8%. The reduction of lower-margin paper product sales was a key driver for the volume decline. Improved product mix and price increases for extensible grades during the latter part of 2005 contributed to the higher paper prices. Domestic paperboard volume improved 14.2%, while average prices declined 10.9%. Volume improved due to low customer inventories and modest demand growth associated with the growing U.S. economy.

Export sales for the two-month period ended December 31, 2005 was $14.0 million, or 33.2% of paper and paperboard net sales compared with $11.0 million, or 24.3% of paper and paperboard net sales, for the two-month period ended December 31, 2004. Export paper and paperboard volume increased 24.2% and 36.2%, respectively, due to increased sales of extensible papers and pulp. Average price decreased 0.8% and 2.7% for export paper and paperboard, respectively, due primarily to changes in product mix.

Paper and paperboard operating loss was $5.9 million for the two-month period ended December 31, 2005 compared with an operating loss of $1.1 million for the two-month period ended December 31, 2004. The biggest factors affecting the transition period were increased sales of pulp, decreased sales of Kraft paper and increased costs of production. Costs increased due to lower labor productivity as indicated by a 6.7% increase in labor costs per ton of paper and paperboard produced and increased fuel prices resulting in an increase in purchased energy costs of 4.4%. Fiber costs decreased 2.1%. Based on our revised capacity of 10 machines and 3,100 tons per day, our Longview mill operated at 83% of capacity for the two-month period ended December 31, 2005 compared with 82% for the year ago comparable period.

Operating results for the two-month period ended December 31, 2005 were negatively affected by selling, administrative and general expenses of $6.2 million compared with $5.1 million for the two-month period ended December 31, 2004. The increase was due primarily to increased costs associated with the REIT conversion, Sarbanes-Oxley and business process improvement initiatives.

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Converted Products

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Converted products sales, $ millions	$73.8	$74.0	0.3%
Converted products operating loss, $ millions	(0.6)	(6.3)	—
Converted products, tons	89,470	91,336	2.1%
Converted products, $/ton	$825	$811	(1.7)%

Converted products net sales for the two-month period ended December 31, 2005 were $74.0 million compared with $73.8 million for the two-month period ended December 31, 2004. This 0.3% increase was due primarily to a 2.1% increase in volume substantially offset by a 1.7% decrease in average price. Demand increased due to favorable agricultural conditions in the Pacific Northwest and an improving economy.

The operating loss was $6.3 million for the two-month period ended December 31, 2005 as compared with an operating loss of $0.6 million for the two-month period ended December 31, 2004. This increased loss was primarily attributable to the decrease in average sales prices, an increase of 10.5% in the cost of paperboard from our mill and a labor cost increase of 1.5%. Operating loss was also negatively affected by selling, administrative and general expenses of $9.8 million as compared to $7.7 million for the year ago comparable period. The increase was due primarily to increased costs associated with the REIT conversion, Sarbanes-Oxley and business process improvement initiatives.

Fiscal Year 2005 Compared to Fiscal Year 2004—Consolidated Results

Net sales

Fiscal year 2005 net sales were $898.1 million compared with $831.2 million for fiscal year 2004, an increase of 8.1%. This overall increase reflected increases in net sales of $39.1 million, or 17.3%, in our paper and paperboard segment and $33.9 million, or 8.2%, in our converted products segment, which more than offset a decrease in net sales of $6.1 million, or 3.1%, in our timber segment. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Cost of products sold

Fiscal year 2005 cost of products sold was $742.7 million, or 82.7% of net sales, compared with $689.5 million, or 83.0% of net sales, for fiscal year 2004. This decrease as a percentage of net sales was primarily the result of increased higher-margin log sales, led by log price increases, partially offset by lumber price decreases, an increase in logging and hauling costs of 7.9%, and higher depletion cost. Cost of products sold was favorably impacted by a reduction in total purchased energy cost per ton of production at our Longview mill of 8.4%, labor productivity gains as indicated by reductions in total labor hours per ton of production of 9.6% at our Longview mill and 6.4% in the converting segment and a reduction of 0.4% in total fiber cost. Cost of products sold was negatively affected in fiscal year 2005 by a $1.4 million decrease in pension income allocated to cost of products sold. Our cost of products sold also includes depreciation, depletion and amortization costs, consisting primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and, to a lesser degree, amortization of logging roads. This expense was $82.5 million for fiscal year 2005 compared with $79.5 million for fiscal year 2004, of which $75.9 million and $74.1 million, respectively, were included in cost of products sold.

Selling, administrative and general expenses

Fiscal year 2005 selling, administrative and general expenses were $93.6 million, or 10.4% of net sales, compared with $82.8 million, or 10.0% of net sales, for fiscal year 2004. Fiscal year 2005 costs

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were negatively affected by increases in wages and associated fringes, legal and consulting fees associated with our REIT conversion and Sarbanes-Oxley compliance, depreciation and other costs associated with the implementation of our Enterprise Resource Planning, or ERP, system, and by a $1.3 million decrease in pension income.

Loss on asset abandonment

Fiscal year 2005 included a $9.7 million non-cash charge for the loss on the write off of two paper machines. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Operating profit

Fiscal year 2005 operating profit was $52.2 million, or 5.8% of net sales, compared with $58.9 million, or 7.1% of net sales, for fiscal year 2004. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Income before income taxes

Income before income taxes was $16.5 million in fiscal year 2005, compared with $22.9 million in fiscal year 2004. Income before income taxes was favorably affected by a modest reduction of interest expense of $0.4 million compared with fiscal year 2004.

Provision for taxes on income

Fiscal year 2005 provision for income taxes was $6.2 million, reflecting a tax rate of 37.4%. Fiscal year 2004 provision for income taxes was $9.0 million, reflecting a tax rate of 39.3%. This decrease in the tax rate is the result of increased utilization of federal and state tax credits.

Net income

For the reasons noted above, net income decreased to $10.4 million in fiscal year 2005 from $13.9 million in fiscal year 2004, representing a 25.5% decrease.

Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results

Timber

	Fiscal years ended October 31,		Percentage increase/ (decrease)
	2004	2005
Timber net sales, $ millions	$192.8	$186.8	(3.1)%
Timber operating profit, $ millions	90.0	84.8	(5.8)%
Logs, thousands of board feet	269,372	272,332	1.1%
Lumber, thousands of board feet	96,447	68,067	(29.4)%
Logs, $/thousand board feet	$566	$595	5.1%
Lumber, $/thousand board feet	419	364	(13.1)%

Fiscal year 2005 timber net sales were $186.8 million, compared with $192.8 million for fiscal year 2004. This 3.1% decrease was primarily due to a 29.4% decrease in lumber volume sold and a 13.1% decrease in lumber prices, partially offset by a 5.1% increase in log prices and an increase in log volume of 1.1%. Lumber volume was down primarily due to our decision to optimize our total return and discontinue the processing of logs into lumber at a third-party sawmill in Oregon. Increases in log volume were driven by favorable harvest conditions. Domestic log price and volume increased 9.5% and 16.0%, respectively, in fiscal year 2005 compared with fiscal year 2004.

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Fiscal year 2005 export sales in the timber segment were $27.0 million, or 14.4%, of timber net sales, compared with $46.6 million, or 24.1% of timber net sales, for fiscal year 2004. The export sales decrease was due to a 45.2% decrease in volume, partially offset by a 5.2% increase in export log price. Log export prices continued to benefit from the dollar being relatively weak compared to the yen during the year. The decline in export sales as a percent of total sales was due to increased domestic demand for export quality logs.

Fiscal year 2005 timber operating profit was $84.8 million, compared with $90.0 million for fiscal year 2004. The primary reasons for this 5.8% decrease were 7.9% higher logging and hauling costs, the decrease in lumber volume and a 37.4% increase in depletion costs due to harvesting from counties with higher depletion rates.

Paper and Paperboard

	Fiscal years ended October 31,		Percentage increase/ (decrease)
	2004	2005
Paper and paperboard net sales, $ millions	$225.7	$264.7	17.3%
Paper and paperboard operating loss, $ millions	(13.6)	(11.3)	—
Paper, tons	302,429	326,354	7.9%
Paperboard, tons	121,987	167,257	37.1%
Paper, $/ton FOB mill equivalent	$562	$582	3.6%
Paperboard, $/ton FOB mill equivalent	348	342	(1.7)%

Fiscal year 2005 paper and paperboard net sales were $264.7 million, compared with $225.7 million for fiscal year 2004. This 17.3% increase is primarily due to increases in paper and paperboard volume of 7.9% and 37.1%, respectively. Paper prices increased 3.6% while paperboard prices decreased 1.7%. Domestic paper and paperboard volume was up 9.2% and 7.7%, respectively, while domestic prices were up 2.9% and 3.8%, respectively, as compared with fiscal year 2004. The strengthening of the U.S. economy during fiscal year 2005 drove the improved demand.

Fiscal year 2005 export sales in the paper and paperboard segment were $74.9 million, or 28.3% of paper and paperboard net sales, compared with $58.6 million, or 26.0% of paper and paperboard net sales, for fiscal year 2004. The increase was primarily due to a 182.8% increase in sales of pulp in the export market. Total export paper and paperboard volume was up 31.3%, with paper volume up 3.4% and paperboard volume up 56.8%. Export paper prices increased 5.6%, while export paperboard price went down 2.7% due mainly to product mix, compared to year-ago levels.

Fiscal year 2005 paper and paperboard operating loss was $11.3 million, compared with an operating loss of $13.6 million for fiscal year 2004. This segment operating loss includes the $5.0 million of the non-cash cost for the write-off of the #1 and #3 paper machines that was allocated to paper and paperboard in the fourth quarter of fiscal year 2005 (as discussed further below). Without this large write-off, the paper and paperboard operating loss would have been $6.3 million. The decrease in operating loss was primarily the result of improved machine operating rates for fiscal year 2005, driving fixed costs per unit down. Our Longview mill operated at 84.3% of capacity during fiscal year 2005 compared with 76.2% during fiscal year 2004. Operating results were also positively affected by improved labor productivity as indicated by a 9.6% decrease in labor hours per ton of paper and paperboard produced.

Operating results for fiscal year 2005 were also favorably impacted by our on-going energy conservation efforts and by strategically utilizing our various fuel sources to mitigate increases in fuel costs, particularly natural gas costs, which resulted in a 8.4% decrease in total energy cost per ton of

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production. In addition, a 0.4% decrease in total fiber cost, resulting from a 16% reduction in the usage of purchased bleach pulp and an 18% increase in usage of lower-cost old corrugated containers, or OCC, fibers, was partially offset by a 2.5% increase in wood chip cost over fiscal year 2004 and the decrease in pension income. Our Business Process Improvement, or BPI, initiatives to improve our Longview mill optimization, improve customer service, reduce inventories and lower our procurement costs have also contributed favorably to the results.

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, management decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

Converted Products

	Fiscal years ended October 31,		Percentage increase
	2004	2005
Converted products net sales, $ millions	$412.6	$446.6	8.2%
Converted products operating loss, $ millions	(17.5)	(21.4)	—
Converted products, tons	511,923	543,433	6.2%
Converted products, $/ton	$806	$822	2.0%

Fiscal year 2005 converted products net sales were $446.6 million compared with $412.6 million for fiscal year 2004. Converted products volume increased 6.2% and average price increased 2.0% over fiscal year 2004. The increase in volume was primarily the result of improvement in the general domestic economy, which began in the latter part of fiscal year 2004. The converted products operating loss for fiscal year 2005 was $21.4 million, compared with an operating loss of $17.5 million for fiscal year 2004. This segment operating loss includes the $4.7 million of the non-cash cost for the write-off of the #1 and #3 paper machines that was allocated to converted products in the fourth quarter of fiscal year 2005. Without this large write-off, converted products operating loss would have been $16.7 million in fiscal year 2005, reflecting primarily increased volume and price, coupled with a reduction in total labor hours per ton of production of 6.4%, relative to fiscal year 2004.

Fiscal Year 2004 Compared to Fiscal Year 2003—Consolidated Results

Net sales

Fiscal year 2004 net sales were $831.2 million compared with $773.3 million for fiscal year 2003. Net sales increased 7.5% as a result of increases in net sales in each of our operating segments: our timber segment increased $29.8 million, or 18.3%; our paper and paperboard segment increased $23.1 million, or 11.4%; and our converted segment increased $4.9 million, or 1.2%. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below.

Cost of products sold

Fiscal year 2004 cost of products sold was $689.5 million, or 83.0% of net sales, compared with $656.6 million, or 84.9% of net sales, for fiscal year 2003. This decrease as a percentage of net sales

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was primarily the result of increased higher-margin timber sales, led by log and lumber price increases and a reduction in logging and hauling costs of 1.5%, net of the value of chips produced from pulp logs, partially offset by higher depletion cost. Cost of products sold was further favorably impacted by a reduction in energy cost per ton of production at our Longview mill of 7.6% and labor productivity gains as indicated by reductions in total labor hours per ton of production of 6.0% at our Longview mill and 6.5% in the converting segment. Cost of products sold was negatively affected by a $1.6 million decrease in pension income allocated to cost of products sold, a 2.0% increase in total fiber cost and a $2.1 million charge for the loss on the sale of our bag plants. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below. Our cost of products sold also includes depreciation, depletion and amortization costs. Depreciation, depletion and amortization consist primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and, to a lesser degree, amortization of logging roads. This expense was $79.5 million for fiscal year 2004 compared with $78.2 million for fiscal year 2003, of which $74.1 million was included in cost of products sold for both fiscal years.

Selling, administrative and general expenses

Fiscal year 2004 selling, administrative and general expenses were $82.8 million, or 10.0% of net sales, compared with $72.2 million, or 9.3% of net sales, for fiscal year 2003. Fiscal year 2004 costs were negatively affected by increases in wages and associated fringes, legal and consulting fees, depreciation and other costs associated with the implementation of our ERP system, and a decrease in allocated pension income.

Operating profit

Fiscal year 2004 operating profit was $58.9 million, or 7.1% of net sales, compared with $44.6 million, or 5.8% of net sales, for fiscal year 2003. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below.

Income before income taxes

Income before income taxes includes miscellaneous income in fiscal year 2004 of $1.3 million, compared with $6.7 million in fiscal year 2003, which included an insurance settlement of $4.6 million for the replacement cost of a chipping facility that was destroyed by fire and not replaced. Income before income taxes was favorably affected by a reduction of interest expensed of $5.6 million compared with fiscal year 2003.

Provision for taxes on income

Fiscal year 2004, provision for income taxes was $9.0 million, reflecting a tax rate of 39.3%. Fiscal year 2003 provision for income taxes was $3.2 million, reflecting a tax rate of 37.4%. This increase is the result of a modest increase in non-deductible expenses coupled with a reduced realization of federal and state tax credits.

Net income

For the reasons noted above, net income increased to $13.9 million in fiscal year 2004 from $5.4 million in fiscal year 2003, representing a 159.6% increase.

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Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results

Timber

	Fiscal year ended October 31,		Percentage increase
	2003	2004
Timber net sales, $ millions	$163.0	$192.8	18.3%
Timber operating profit, $ millions	64.1	90.0	40.4%
Logs, thousands of board feet	259,466	269,372	3.8%
Lumber, thousands of board feet	95,565	96,447	0.9%
Logs, $/thousand board feet	$503	$566	12.5%
Lumber, $/thousand board feet	340	419	23.2%

Fiscal year 2004 timber net sales were $192.8 million, compared with $163.0 million for fiscal year 2003. This 18.3% increase was primarily due to a 3.8% increase in log volume sold and a 12.5% increase in log prices, coupled with an increase in lumber prices of 23.2% and an increase in lumber volume of 0.9%. Increases in net sales were driven by the continuing strength of the U.S. housing market and favorable harvest conditions. Domestic log price and volume increased 14.9% and 3.3%, respectively, in fiscal year 2004 compared with fiscal year 2003.

Fiscal year 2004 export sales in the timber segment were $46.6 million, or 24.1%, of timber net sales, compared with $41.1 million, or 25.2%, for fiscal year 2003. The export sales increase was due to a 6.5% increase in export log prices and a 5.3% increase in volume. Log export prices continued to benefit from the dollar being relatively weak compared to the yen during the year. The decline in export sales as a percent of total sales was due to domestic sales growth exceeding export sales growth.

Fiscal year 2004 timber operating profit was $90.0 million, compared with $64.1 million for fiscal year 2003. The primary reasons for this 40.4% increase were the higher log and lumber prices and a 1.5% decrease in total logging and hauling costs, net of the value of chips produced from pulp logs, partially offset by a 10.5% increase in depletion costs due to harvesting from counties with higher depletion rates.

Paper and Paperboard

	Fiscal year ended October 31,		Percentage increase/ (decrease)
	2003	2004
Paper and paperboard net sales, $ millions	$202.5	$225.7	11.4%
Paper and paperboard operating loss, $ millions	(10.8)	(13.6)	—
Paper, tons	280,919	302,429	7.7%
Paperboard, tons	92,353	121,987	32.1%
Paper, $/ton FOB mill equivalent	$569	$562	(1.2)%
Paperboard, $/ton FOB mill equivalent	346	348	0.6%

Fiscal year 2004 paper and paperboard net sales were $225.7 million, compared with $202.5 million for fiscal year 2003. This 11.4% increase is primarily due to increases in paper and paperboard volume of 7.7% and 32.1%, respectively. Paper and paperboard prices remained relatively flat with paper decreasing 1.2% and paperboard increasing 0.6%. Domestic paper and paperboard volume was up 17.8% and 50.0%, respectively, while domestic prices declined 3.0% and 4.9%, respectively, as compared with fiscal year 2003. The strengthening of the U.S. economy during fiscal year 2004 drove the improved demand. Domestic paperboard average price was affected by proportionately more corrugated medium being sold in fiscal year 2004 than in fiscal year 2003 and the addition of roll pulp sold in the export market.

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Fiscal year 2004 export sales in the paper and paperboard segment were $58.6 million, or 26.0% of paper and paperboard net sales, compared with $60.2 million, or 29.7%, for fiscal year 2003. Total export paper and paperboard volume was down 0.5%, with paper volume down 17.4% and paperboard volume up 22.3%. Export paper and paperboard prices increased 0.2% and 2.8%, respectively, compared to year ago levels, due mainly to the weaker U.S. dollar.

Fiscal year 2004 paper and paperboard operating loss was $13.6 million, compared with an operating loss of $10.8 million for fiscal year 2003. The increase in operating loss was primarily the result of low machine operating rates for the first half of fiscal year 2004, driving fixed costs per unit up. In addition, operational problems in the first quarter of fiscal year 2004 caused productivity to decline. Our Longview mill operations did improve steadily throughout the year with the fourth quarter of fiscal year 2004 operating at 86% of capacity compared with only 62% for the first quarter of fiscal year 2004. Our Longview mill operated at 76% of capacity during fiscal year 2004 compared with 70% during fiscal year 2003. Operating results were also negatively affected by a 2.0% increase in total fiber cost, including a 13.6% increase in OCC costs and a 1.7% increase in wood chip cost, and less pension income.

Operating results for fiscal year 2004 were favorably impacted by paper and paperboard volume increases of 7.7% and 32.1%, respectively, and improved labor productivity as indicated by a 6.0% decrease in labor hours per ton of paper and paperboard produced. Operating results were also positively affected by our on-going energy conservation efforts and by strategically utilizing our various fuel sources to mitigate increases in fuel costs, particularly natural gas costs, which resulted in a 7.6% decrease in total energy cost per ton of production at our Longview mill.

During fiscal year 2004, we restarted our #4 paper machine, leaving the #1 and #3 paper machines, two of our least efficient machines, fully curtailed to match production with incoming orders. Our BPI initiatives to improve our Longview mill optimization, improve customer service, reduce inventories and lower our procurement costs have contributed favorably to the results.

In first quarter of fiscal year 2003, we renegotiated a long-standing barter agreement whereby we swapped equivalent units of paper for paperboard. The new “buy/sell” agreement provides for our selling paper to the counterparty’s converting facilities, and our purchase of paperboard from them for our converting facilities. Under the “buy/sell” agreement, we began recording the sales of paper as sales, which amounted to $18.2 million in fiscal year 2003 and $12.8 million in the first three quarters of fiscal year 2004.

Effective in the fourth quarter of fiscal year 2004 and going forward, we are no longer recording these transactions as sales in our financial statements and instead are recording these transactions as an exchange using carryover basis as contemplated by Accounting Principles Board Bulletin No. 29 “Accounting for Nonmonetary Transactions” (“APB 29”).

The table below shows the amount by quarter of sales (in thousands of dollars) and volume (in tons) recorded for the buy/sell agreements.

	Sales	Tons
Fiscal year 2003
First Quarter	$3,613	7,419
Second Quarter	3,067	6,478
Third Quarter	4,128	8,613
Fourth Quarter	7,376	16,888

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	Sales		Tons

Fiscal year 2004
First Quarter	5,029		12,545
Second Quarter	3,657		8,359
Third Quarter	4,138		8,599
Fourth Quarter		*		*

*	Not applicable.

The impact of our accounting for these transactions as sales was not material to our operating profit and net income.

Converted Products

	Fiscal year ended October 31,		Percentage increase
	2003	2004
Converted products sales, $ millions	$407.8	$412.6	1.2%
Converted products operating loss, $ millions	(8.8)	(17.5)	—
Converted products, tons	505,798	511,923	1.2%
Converted products, $/ton	$806	$806	—

Fiscal year 2004 converted products net sales were $412.6 million compared with $407.8 million for fiscal year 2003. Converted products volume increased 1.2% while average price remained at the levels of fiscal year 2003. The increase in volume was primarily the result of improvement in the general domestic economy in the latter part of fiscal year 2004. Converted products price, although flat year over year, increased approximately 2.3% from the second quarter of fiscal year 2004 low of $795 per ton. The converted products operating loss for fiscal year 2004 was $17.5 million, compared with an operating loss of $8.8 million for fiscal year 2003. The first two quarters of fiscal year 2004 accounted for $14.7 million of the operating loss for fiscal year 2004. The increase in operating loss from converted products operations was due mainly to the higher cost of paper and paperboard supplied to our converting operations by our Longview mill in the first two quarters of fiscal year 2004, and an increased percentage of higher cost paperboard supplied to our converting operations by third party suppliers during fiscal year 2004.

In October 2004, we sold the equipment and working capital of our two paper bag operations for $4.8 million in cash. At the same time, we leased a portion of our Spanish Fork facility to the purchaser, who intends to continue to manufacture bags, and we will continue to supply paper for their operations. The sale resulted in a $2.1 million book loss to converted products operating profit. By selling the two paper bag plants, which accounted for less than 1% of our total sales and less than 2% of converted products sales, we have completely exited a business we consider non-core.

Liquidity and Capital Resources

Net cash provided by operations was $10.8 million for the two-month period ended December 31, 2005 and $22.4 million for the two-month period ended December 31, 2004. The primary reason for this decrease was the change in earnings from operations for the two-month period ended December 31, 2005 as compared to the corresponding period in 2004, and a net decrease in cash provided from accounts receivable of $8.8 million due primarily to increased timber export sales in December 2005 as compared to the prior period, as well as the collection of a couple of significant paper accounts during December 2004 that had been on extended terms from the prior fiscal year.

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Net cash provided by operations was $111.0 million in fiscal year 2005, $91.9 million in fiscal year 2004 and $96.1 million in fiscal year 2003. The increase in fiscal year 2005 was due primarily to lower working capital levels caused by reduced accounts receivable and inventory, partially offset by reduced accounts payable. Accounts receivable decreased due to fewer days’ sales outstanding and lower levels of sales in the last two months of fiscal year 2005 as compared with fiscal year 2004. Inventory levels and the related accounts payable were reduced as part of our ongoing business process improvement initiatives. The decrease in fiscal year 2004 was primarily the result of an increase in working capital caused by the improved level of business activity during the latter part of the year.

Net cash used for investing was $8.0 million for the two-month period ended December 31, 2005 and $7.0 million for the two-month period ended December 31, 2004. Our capital expenditures, including timberland acquisitions, were $8.1 million for the two-month period ended December 31, 2005, compared with $7.7 million for the two-month period ended December 31, 2004. Capital expenditures are expected to be approximately $40 to $50 million for calendar year 2006 including expenditures for timberland purchases, plant and equipment, and environmental compliance. A deferred tax change from a $1.9 million tax liability at December 31, 2004 to a $3.3 million tax asset at December 31, 2005 resulted in a $5.2 million change year over year for the two-month periods. All of the benefit for the December 2005 period was deferred because loss carrybacks from short years are not permitted, and such losses must be carried forward. Another factor effecting operating cash flow, an increase in accounts payable, resulted from additional consulting and legal fees associated with the REIT conversion, ERP implementation, and Sarbanes-Oxley compliance.

Net cash used for investing was $39.0 million in fiscal year 2005, $67.5 million in fiscal year 2004 and $24.7 million in fiscal year 2003. Our capital expenditures, including timberland acquisitions, plant and equipment maintenance and improvements and environmental compliance, were $41.7 million in fiscal year 2005, $70.7 million in fiscal year 2004 and $36.8 million in fiscal year 2003. The increase in fiscal year 2004 was attributable primarily to timber acquisitions made in that year. Capital expenditures for plant and equipment for fiscal year 2005 totaled $31.5 million. Significant fiscal year 2005 capital expenditures for plant and equipment included the following:

•	improvements to manufacturing equipment to meet environmental requirements and to continue to burn less expensive biomass fuel;

•	costs associated with further implementation of our ERP system; and

•	improvements to our Yakima box plant material handling system to improve throughput and reduce costs.

During fiscal year 2004, we acquired 15,596 acres of timberland in numerous transactions for a total of $20.3 million, of which the single largest purchase was 15,080 acres for $16.0 million. Capital expenditures for plant and equipment for fiscal year 2004 totaled $45.8 million including these projects that were completed during the year:

•	new equipment with in-line graphics capabilities in our Yakima, Washington and Bowling Green, Kentucky box plants;

•	upgrades to the #11 paper machine to improve the quality of our TEA-Kraft® high-performance paper;

•	an expansion and an upgrade to our OCC recycling plant to increase capacity from approximately 800 tons per day to approximately 1,000 tons per day; and

•	adding electrostatic precipitators on our hogged fuel boilers to continue to burn less expensive bio mass fuel and meet environmental requirements.

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We intend to continue to opportunistically acquire timberlands that improve our future yields and are available at prices that support their long-term value. Such acquisitions may result in our exceeding our annual capital expenditure expectations, as in fiscal year 2004. Capital project investments will be focused on high-return projects, meeting customers’ needs, and environmental compliance. We expect capital expenditures for timber purchases, plant and equipment maintenance and improvements and environmental compliance to total approximately $40 million to $50 million for fiscal year 2006.

Net cash used for financing for the two-month period ended December 31, 2005 was $1.1 million, compared to $13.1 million for the two-month period ended December 31, 2004. Borrowed debt increased by $12.0 million for the two-month period ended December 31, 2005 due to prepayment premiums and other one-time fees associated with the refinancing, anticipated working capital requirements of Longview Fibre Company and Longview TRS, and seasonally lower operating earnings.

Net cash used for financing was $71.9 million in fiscal year 2005, $24.4 million in fiscal year 2004 and $71.4 million in fiscal year 2003. The change for fiscal years 2005, 2004, and 2003 primarily reflect a $65.3 million, a $24.8 million and a $67.2 million decrease, respectively, in borrowings generally resulting from reduced capital expenditures and modest dividends compared to earlier years.

During each quarter of fiscal year 2005, we determined the amount of our dividend based on operating results, current market conditions and debt levels. During the fiscal year 2005, we declared and paid dividends of $0.08 per share in the aggregate amount of $4.1 million.

In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006. Actual dividend payments on our common stock are subject to final board approval and will be based on our results of operations, cash flow and prospects at the time, as well as any contractual limitations in our debt instruments. As a result, the level of dividends we pay could be less than expected. See “Distribution Policy” for further information regarding our distribution policy.

At December 31, 2005, our total borrowed debt was $428.9 million, all of which was classified as long-term debt. Our total borrowed debt was $416.9 million at the end of fiscal year 2005, $482.2 million at the end of fiscal year 2004 and $507.0 million at the end of fiscal year 2003. Our debt peaked at $643.1 million at January 31, 2002 due to borrowings made in connection with substantial capital expenditures, as well as timberland acquisitions, dividends and stock repurchases in fiscal year 2001 and decreased operating profits in fiscal years 2002 and 2001 compared with fiscal year 2000. We were able to reduce borrowed debt in fiscal year 2005 by $65.3 million by maintaining a lower level of capital spending on new projects and by improving operating results through the implementation of our BPI initiatives and improved market conditions. Our dividend payouts were at modest levels while we prioritized the use of excess cash for debt reduction.

At December 31, 2005, we had $200.0 million of term-loan borrowings outstanding under our credit facility, excluding letters of credit of $9.9 million. In addition, we had $214.4 million of senior subordinated notes and $14.5 million of revenue bonds outstanding. Our financing arrangements at December 31, 2005 require us to be in compliance with certain financial covenants, including minimum net worth, long-term borrowing ratio, and interest coverage ratio, and restrict our payment of dividends. We were in compliance with such covenants at December 31, 2005.

Our credit facility is governed by a credit agreement, which we entered into in December 2005, providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility,

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including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20.0 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50.0 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our former senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes.

The credit agreement contains customary covenants and default provisions. Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

For additional information on the credit agreement see “Description of Certain Indebtedness—Credit Agreement.”

Total deferred net gain on all terminated interest rate swap agreements relating to our senior subordinated notes was $4.3 million, $4.5 million and $7.1 million at December 31, 2005, October 31, 2005 and October 31, 2004, respectively. The deferred gain is included in Other long-term liabilities in our balance sheet and will reduce interest expense over the term of our senior subordinated notes, which mature in 2009. The mark-to-market adjustment for the then outstanding interest rate swaps resulted in a derivative liability of $47,000 at October 31, 2004, with a corresponding adjustment to long-term debt. There were no interest rate swap agreements at October 31, 2005 or December 31, 2005.

Contractual obligations

The following table summarizes our significant contractual obligations as of October 31, 2005:

	Years ending October 31,
	Total	2006	2007-08	2009-10	2011 & beyond
	(in thousands)
Long-term debt(a)	$354,000	$85,500	$24,000	$230,000	$14,500
Credit Agreement(b)	63,500	13,500	50,000	—	—
Reforestation	4,500	4,500	—	—	—

Total	$422,000	$103,500	$74,000	$230,000	$14,500

(a)	Includes the following amounts, at October 31, 2005, under senior notes that were prepaid on December 30, 2005: $124.5 million (total), $85.5 million (2006), $24.0 million (2008) and $15.0 million (2010).
(b)	Reflects obligations under our former credit agreement, which we replaced with a new credit agreement in December 2005, as described under “Description of Certain Indebtedness—Credit Agreement.”

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The table does not reflect changes in our debt obligations that resulted from the 2005 refinancing or that would result from the 2006 refinancing. See “The Refinancing” and “Unaudited Pro Forma Consolidated Financial Data.” Immediately after the 2006 refinancing, we expect that we will have $150.0 million in new notes outstanding, which would mature in 2016; $14.5 million of debt represented by various industrial revenue bonds maturing from 2014 to 2018; and $200.0 million in borrowings outstanding under our credit facility, excluding outstanding letters of credit, with maturity in 2010. See “Description of Certain Indebtedness.”

In order to be eligible to elect REIT status effective January 1, 2006, we will be required to complete the E&P distribution by December 31, 2006. We anticipate that the E&P distribution will be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

We believe that, for the year ending December 31, 2006, after giving effect to 2006 refinancing and the application of the net proceeds therefrom as described under “Use of Proceeds,” our cash flow generated from operations and available borrowings under our credit facility will provide sufficient resources to finance working capital requirements, timberland acquisitions and other capital expenditures and dividend payments.

Other

We continually review any known environmental exposures including the cost of remediation. At the present time, we are not aware of any environmental liabilities that would have a material impact on the consolidated financial statements.

Although we believe that we are in substantial compliance with federal, state and local laws regarding environmental quality, the EPA has issued a final version of the Cluster Rule. We estimate that additional capital expenditures required to comply with this regulatory program will range from $1 million to $2 million for the coming fiscal year. The applicable requirements for 2006 primarily impact our pulp washing operations at their existing levels of production, and we may be required to alter our production process, replace existing equipment or install additional pollution control equipment if either our production levels increase to certain levels or if our proposed actions are not found to be sufficiently effective. If we are required to pursue these actions, we estimate this will result in capital costs of up to an additional $10 million.

In fiscal year 2006, we expect to spend approximately $3 million on capital expenditures associated with achieving or maintaining compliance with environmental laws and regulations, including the amounts required to comply with the Cluster Rule, and approximately $9 million on operating and other non-capitalizable expenditures relating to environmental matters.

Although future pollution control expenditures cannot be predicted with any certainty and could continue to escalate because of continuing changes in laws and regulations and uncertainty as to how they will be interpreted and applied, we believe that compliance with these regulations will not have a material impact on our capital expenditures, earnings or competitive position.

Regulations have been developed to protect certain species of plants, fish and wildlife in Oregon and Washington. These regulations restrict the harvest of timber near streams and other environmentally sensitive areas, thereby reducing the timber that can be harvested and increasing costs.

Our exposure to market risks on our financial instruments is limited to interest rate changes on variable rate debt, including debt under our credit facility. The interest rates applied to our variable rate

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borrowings are adjusted often and therefore react quickly to any movement in the general trend of market interest rates. Interest expense incurred annually related to our variable rate debt is dependent upon the amount outstanding during the year and the extent to which interest rates rise and fall. We do not engage in commodity, currency or interest rate hedging arrangements or engage in transactions involving derivatives, other than previously entering into the interest rate swaps to obtain a lower effective interest rate on our borrowings. See the notes to our consolidated financial statements included in this prospectus and incorporated by reference herein for information regarding our interest rate swap activity in recent periods. If the weighted-average interest rate on our variable rate debt increased by 1.0% per annum, our annual interest expense would increase by $2.2 million based on our outstanding debt as of December 31, 2005.

We may use swap agreements from time to time to manage exposure to interest rate fluctuations. Our credit exposure on the swap agreements would be limited to the fair value of the agreements. We do not intend to enter into interest rate swap agreements for trading or speculative purposes and expect to match the terms and contract amounts to existing debt or debt expected to be refinanced.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Our critical accounting policies are those that may require a higher level of judgment, estimates and complexity. We believe our most critical accounting policies are those that deal with pension expense and income, impairment of long-lived assets, and depletion.

Pension

Assumptions used in the determination of pension income, including the discount rate, the expected return on plan assets, and increases in future compensation are evaluated by us, reviewed with the plan actuaries annually and updated as appropriate. Actual experience that differs from the assumptions could have a significant impact on our financial position and results from operations.

We base our discount rate assumptions on rates of return on long-term high quality bonds. For fiscal year 2005, the company’s discount rate was 6.0%. The company had reduced its discount rate to 6.0% from 6.5%, as of October 31, 2004, to reflect decreases in rates of return on high-quality bonds, which were declining beginning since fiscal year 2002. Net periodic pension income for fiscal year 2005 was based on the 6.0% assumed discount rate. As of October 31, 2003, the company reduced its discount rate to 6.5% from 6.75% to reflect decreases in rates of return on high-quality bonds. Net periodic pension income for fiscal year 2004 was based on the 6.5% assumed discount rate.

Our assumption regarding the expected rate of return on plan assets is based on historical and projected average rates of return for current asset classes in the plan investment portfolio. The expected rate of return used in determining net periodic pension income for fiscal year 2005 was 8.75% as compared to 9.0% used for fiscal years 2004 and 2003.

The expected rate of return for 2006 is 8.50%. At the end of fiscal year 2005, the plan’s assets consisted of approximately 82% equities and 18% other assets.

The change to the discount rate effective October 31, 2004, contributed $0.4 million to the reduction in net periodic pension income for fiscal year 2005. The changes in the discount rate and

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expected rate of return effective October 31, 2003 contributed $0.7 million to the reduction in net periodic pension income for fiscal year 2004.

Long-Lived Assets

An impairment of a long-lived asset exists when the carrying value is not recoverable through future operations and when the carrying value of an asset exceeds its fair value.

We review the carrying value of our long-lived assets annually and when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations. To estimate whether the carrying value of an asset group is impaired, we must estimate the undiscounted cash flows generated by the asset group and the likelihood of the outcomes. If the carrying value of an asset group is not recoverable through the future cash flows, it is considered impaired. An impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its estimated fair value.

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, management decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

Depletion

Assumptions and estimates are used to record merchantable timberland inventory and to calculate depletion costs attributed to timber harvested. Merchantable timber is defined by us as timber with an age of 35 or more years. The volume of merchantable timber is estimated using industry-standard computer software to track growth and is adjusted for acquisitions and dispositions. Volume estimates are confirmed through periodic timber cruises, a physical measurement of timber on a specific set of acres.

Costs subject to depletion include the original cost of the timber, as well as capital reforestation expenditures such as site preparation and tree planting related to merchantable age timber, less depletion previously recorded. Depletion rates are determined by dividing the unamortized cost of timber by the estimated volume of timber of merchantable age.

Rates of depletion are adjusted every five years for growth and harvest, and are adjusted for any significant acquisition or disposition of timber at the time of such occurrence. A 5% change in estimated timber inventory volume would have changed 2005 depletion expense by approximately $0.5 million.

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OUR INDUSTRY

The following discussion is intended to provide background information concerning the industry in which we operate. You are cautioned, however, that our business is not necessarily affected by the industry trends or other factors discussed below in the same manner or to the same degree as the industry generally. In addition, the information provided below is based on data from industry research firms, U.S. government sources and other third parties. While we generally consider our sources of data to be reliable, we have not independently verified the accuracy or completeness of this information. As a result, we cannot assure you that the information provided by these sources is accurate and reliable. Some of the information included in the following discussion is based on predictions and projections published by these sources. These predictions and projections are subject to inherent uncertainties. Actual results may differ materially from those expressed in or implied by these predictions and projections. See “Risk Factors” as well as “Forward-Looking Statements” for information on factors that could cause our actual results to differ from those expressed in or implied by predictions, projections and forward-looking statements. For specific information about our business and operating results, see “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information contained in this prospectus and incorporated by reference herein.

Timber

Timber is the primary raw material used in the forest products industry and is required in the making of wood products, paper and paperboard. Timber companies are responsible for planting, fertilizing, thinning and cutting trees and marketing logs. Logs are marketed and sold either as sawlogs for use in the production of lumber and other wood products or pulp logs to be processed into chips for use by pulp and paper manufacturers. Residual wood from sawlogs is also used to produce chips for pulp and paper manufacturers. The timber industry possesses several characteristics that distinguish it from the broader paper and forest products industry and, we believe, make timber an attractive asset class, including the following:

•	Renewable Resource. Timber is a growing and renewable resource that, if properly managed, increases in value as it grows. As trees grow in diameter, they transition into higher value product classes. For instance, premerchantable trees grow into valuable pulplogs which grow into higher value sawlogs used in the production of lumber and plywood.

•	Predictable and Improving Growth Rates. Predictable biological growth is an attractive feature of timberland assets because it contributes to flexible, long-term harvest planning. The development and application of forest management practices continue to improve biological growth rates.

•	Harvest Flexibility. Timberland owners have flexibility to increase their harvest when prices are high and decrease their harvest when prices are low, allowing timberland owners to maximize the long-term value of their growing resource base.

•	Historical Real Price Appreciation. Due to growing demand, combined with limitations on supply caused by environmental restrictions, prices for each of douglas fir and hemlock have grown at an inflation-adjusted rate of 4.8% per year, from 1985 to 2005.

•	Strong Long-Term Returns with Low Volatility. Timberlands, particularly those managed on a “sustainable yield” basis, have historically generated long-term returns with relatively low volatility based on the cash yield from timber harvesting and the long-term price appreciation of the real estate and standing timber that comprise the timberlands. The NCREIF Timberland Index, which measures income and appreciation returns on non-government timberland properties, grew at a compound annual rate of 12.6% during the fifteen-year period between 1991 and 2005.

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Supply and Demand Dynamics

Supply.    Timber supply is a function of physical access to timber and availability of harvestable timberlands. Access to standing timber may be limited by the difficulty of constructing logging roads and the impact of natural barriers. Weather is a significant driver of timber supply. During wet and rainy seasons, timber harvesting is very limited. Therefore, users of raw logs often fill wood yards seasonally in anticipation of limited supply. If a rainy season is longer or shorter than anticipated, the market may experience limited or excess supply. Natural disasters such as forest fires and hurricanes also impact the supply of timber. These natural disasters often result in owners of affected timberlands taking immediate action to salvage value from damaged timber, often resulting in excess market supply. Timber availability is further limited by factors such as state and federal forest management policies, environmental regulation and alternate uses of land, including real estate development.

The U.S. government is a significant timberland holder, particularly in the western United States. Timber harvested from government lands plays an important role in the industry’s supply-demand balance. In the early 1990’s, harvesting was virtually halted on publicly held lands in the Pacific Northwest to preserve habitat for the northern spotted owl. This action resulted in a significant reduction of timber supply and put sharp upward pressure on timber prices. Consequently, prices for douglas fir doubled within a two-year period between 1991 and 1993. Since 2002, the Bush administration’s Healthy Forest Initiative has altered this no-harvest policy, allowing for active forest management and thinning in national parks to restore the health of timberlands and mitigate the risk of fire within federally held lands in the Pacific Northwest. Still, an overall reduction in timber supply from U.S. government-owned timberlands over the last 15 years has benefited companies with private timber holdings as prices for logs and lumber have increased significantly in response to the supply reduction. Although prices for douglas fir have declined from the record levels of 1993, current prices still exceed pre-1993 levels. Increases in the supply of logs imported or harvested from private lands have only partially offset the volume lost from federal lands. This is because private lands generally contain a lower percentage of mature, high-quality timber than that found on federal lands. We anticipate that the federal “Healthy Forest Restoration Act” of 2003, designed to facilitate thinning of federal forests for fire prevention purposes, will result in an increase in the supply of small diameter logs from the east side of the Cascade Mountains to the market. We expect most of this log supply created in Washington and Oregon will be pine and other white woods that should not significantly affect the value of douglas fir and hemlock logs.

MBF = thousands of board feet

Source: U.S. Department of Agriculture

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Source: RISI

Demand.    The demand for timber is directly related to the underlying demand for lumber, pulp, paper, panel and other forest products. Demand for U.S. timber is driven by the level of new home construction, home remodeling, use of raw materials for the manufacture of pulp and paper, use of forestry products in various industrial applications and overseas demand for high-quality logs. These factors are influenced by demographic, infrastructure-related and economic factors such as population growth, per-capita income growth, growth in average home size, replacement or modernization of aging housing stock and interest rates.

Classification

Timber is classified into one of two basic categories: hardwood and softwood. Hardwood trees are deciduous trees that, with few exceptions, lose their leaves in colder months. Softwood trees are conifers and evergreens such as firs, pines, spruces and hemlocks. Lumber from softwood trees is typically used for house framing, sheathing, paneling and scaffolding. Hardwoods are mainly used for furniture, flooring, architectural woodwork, trim, paneling and cabinets. As of 2002, softwoods comprise approximately 57% of the growing stock volume on U.S. timberlands.

Because softwood is the primary source of lumber for the homebuilding industry, softwood consumption and prices have remained strong in recent years. Among softwoods, douglas fir is the most commonly used species because of its strength and appearance. In the Pacific Northwest, environmental restrictions governing the harvesting of logs on government-owned timberlands have also contributed to the price appreciation of softwood products.

Paper and Paperboard

Paper and paperboard are manufactured from pulp derived from virgin wood fiber and/or recycled paper and paperboard products. Pulp is manufactured by a variety of different processes, including the kraft process, which is used to make pulp for kraft paper and paperboard. The kraft process is a process in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. Once pulp has been prepared, it can be sent directly to a paper or paperboard machine or dried for inventory for sale in the marketplace.

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Kraft Paper

Kraft paper is a brown-colored paper used for a variety of products, including grocery bags, gift wrapping paper and butcher paper. Kraft paper is generally stronger than other types of paper. Many kraft paper machines can be switched to make kraft paperboard with relative ease in response to changing market demand. Although demand for kraft paper has declined over the past two decades as kraft paper has slowly been replaced by plastic products in several traditional end-use markets such as grocery bags, demand for specialty, high-quality kraft paper products has expanded over the same period. These products include high-performance paper, colored paper for grade schools, specialty food papers and soft-calendar papers for high-end paper bag use. Supply has continued to be strong as many of the industry’s kraft paper machines are swing machines that permit the manufacturer to produce either retail bag paper or lightweight linerboard.

One reference price for kraft paper is the U.S. market price of the 50 lb. unbleached shipping sack. These prices have historically moved with prices in the overall kraft paper industry.

Average U.S. Prices for 50 lb. Unbleached Multi-wall Shipping Sacks

Average Price ($ per ton)
1991	487
1992	474
1993	403
1994	438
1995	525
1996	517
1997	490
1998	478
1999	491
2000	550
2001	558
2002	548
2003	550
2004	596
2005	655
January 2006	680

Source: RISI

High-Performance Kraft Paper

Originally used for packing low-cost, bulk commodities, paper shipping sacks are now used for the delivery of more than 2,000 different products, including a variety of agricultural, chemical, food, and rock products. In value, these products range from a few cents to several dollars per pound. As improvements in materials, construction and distribution systems continue to develop, more products with a greater value per pound are being packaged in shipping sacks. Due to its durability and reliability, high-performance kraft paper is ideally suited for this use.

The production process of high-performance kraft paper involves mechanically compacting the paper fibers to yield a paper with superior vertical and horizontal stretch capability, which in turn yields a greater ability to absorb impact and resist rupture. The increased ability to absorb impact makes high-performance kraft paper more durable and reliable than regular kraft paper. Additionally, less total basis weight and/or fewer paper plies can be used in such sacks with little or no loss of strength.

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End uses for high-performance kraft paper include shipping sacks for agricultural products and supplies (fertilizers, pesticides, etc.), chemical products (detergents, ammonium nitrate, etc.), food products (sugar, potatoes, etc.) and rock products (cement, plaster, etc.) and wall insulation in new home construction. To our knowledge, our Longview mill is the only mill, and we are the only supplier, in the United States that produces high-performance kraft paper. We believe two Canadian suppliers and their two Canada-based mills are the only other North American producers of high-performance kraft paper that regularly sell into the United States.

Paperboard

Paperboard refers to heavyweight grades of paper used primarily for manufacturing corrugated shipping containers, folding cartons and many other types of packaging for consumer and industrial products. Additional uses include point-of-purchase displays, free-standing bins, book covers, milk cartons and insulation materials. Paperboard from the two major categories of paperboard—linerboard and corrugating medium—is combined to make corrugated sheets, which are then used to make corrugated containers. Linerboard is the inner and outer facing of corrugated sheets.

There are two types of linerboard: kraft linerboard and recycled linerboard. Kraft linerboard is made from softwood chips that have long fibers that contribute to the product’s strength. Recycled linerboard is made from recycled fiber. The portion of linerboard produced from recycled fiber rose to about 19% in 2005, compared with 11% in 1995, due to a combination of cost efficiency, demand from environmentally conscious customers and new technology that has made the quality of recycled linerboard more comparable to linerboard made from wood chips.

Corrugating medium is used to form the fluting material comprising the middle portion of corrugated sheets and is also produced using kraft or recycled materials. Over the past decade, the percentage of corrugated medium produced from recycled fiber has varied within a range of 37% to 43%, averaging approximately 40% for the period, with approximately 38% of corrugated medium produced from recycled fiber in 2005.

Supply and Demand Dynamics

Demand for paper and paperboard is influenced primarily by general economic conditions. Supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as producers resisted adding capacity during the price upswing in the late 1990s. Continued shutdowns of capacity in 2005 and an improved demand environment have contributed to operating rates in the unbleached kraft paper and paperboard industries increasing to approximately 96% and 98%, respectively, as of January 2006.

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Average U.S. Prices for Unbleached Kraft Linerboard (42 lb., Western U.S.)

Average Price ($ per ton)
1991	352
1992	360
1993	318
1994	390
1995	526
1996	378
1997	342
1998	369
1999	393
2000	473
2001	440
2002	403
2003	386
2004	431
2005	434
January 2006	470

Source: RISI

Converted Products

Corrugated containers provide convenient and affordable protective packaging for most consumer products, including fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. In addition, corrugated product use has expanded beyond packaging for shipping as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish product presentation. These displays and other specialty corrugated products include litho-laminated products, preprinted linerboard and flexo-direct printing with four or more colors. Although there are numerous end-markets for corrugated containers, the food and beverage and printing industries combined consumed approximately 66% of U.S. production in 2004.

Corrugated Container Shipments by End Use Industry, 2004

Source: Fibre Box Association

The three major types of converting plants that produce corrugated containers are corrugator plants, sheet-feeder plants and sheet plants. Sheet-feeder plants produce corrugated sheets by employing a corrugator that turns corrugating medium into fluting material and then glues that fluting material between layers of linerboard. Corrugator plants can produce corrugated sheets in the same

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manner as sheet-feeder plants, and can also cut, print, fold and glue sheets into finished containers. Sheet plants have the same container-making capabilities as corrugator plants but do not have a corrugator and, therefore, must acquire their corrugated sheets from sheet-feeder plants or corrugator plants.

Corrugated container demand in the U.S. is closely linked to domestic manufacturing for multiple industries and the overall performance of the U.S. economy; however, corrugated container shipments for some end markets, such as the food and beverage industry, tend to be less volatile due to consumer demand being relatively stable regardless of the status of the economy. Additionally, the price for value-added processes such as specialty coloring, cutting, printing, folding and gluing also tends to be less volatile because processing is limited to smaller niche producers.

Average U.S. Prices for Corrugated Containers

Average Price ($ per MSF)
1991	44.1
1992	45.0
1993	44.4
1994	46.9
1995	58.6
1996	50.9
1997	45.4
1998	48.5
1999	49.5
2000	55.5
2001	55.1
2002	53.2
2003	52.3
2004	52.0
2005	53.8

Source: Fibre Box Association

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OUR BUSINESS

General

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview mill, which produces kraft paper and paperboard; and the ownership and operation of converting plants, which produce finished products such as corrugated containers.

Since we commenced operations in Longview, Washington in 1927 with a single paperboard machine to produce paper products, we have grown to become an integrated and nationally recognized wood products company. We own and manage approximately 587,000 acres of valuable timberlands in the Pacific Northwest composed primarily of softwoods. Based on production capacity, we believe we are the largest producer of unbleached kraft paper in North America, with an estimated 21% market share, and we own and operate what we believe is one of the world’s largest pulp and paper making complexes. We also own and operate 15 converting plants in 12 states.

Longview Fibre Company was incorporated in the State of Washington in 1990 as a successor to a company of the same name incorporated in the State of Delaware in 1926.

Our Strengths

587,000 Acres of Valuable Timberlands

We own and manage approximately 587,000 acres of timberlands located in Oregon and Washington containing approximately 3.9 billion board feet of 30-year-old and older timber. Approximately 81% of our timberland acreage is located west of the Cascade Mountains, a region characterized by high precipitation which provides support for the growth of softwood species. Our timber has an appraised value of approximately $1.275 billion, or approximately $2,180 per acre, based on an independent appraisal completed in September 2005. Much of this value is attributable to the timber’s high-quality species mix, age class distribution and location.

Substantially all of our timber is second or third growth. Approximately 93% of our total species mix is composed of high-quality softwoods, with approximately 62% of the total species mix consisting of douglas fir, approximately 22% consisting of hemlock and approximately 9% consisting of pine and other white woods. Our high-quality softwoods are attractive to the residential and commercial construction industries, both foreign and domestic, due to their strength and appearance.

The combination of our high-quality timber and the long-standing relationships we have with many of our timber customers positions us to readily shift sales between domestic markets and Japan, our primary export market, to take advantage of favorable pricing conditions that may exist in one market relative to the other.

Long-Standing Relationships with Customers

We have long-standing customer relationships in each of our operating segments. Over 50% of our customers have been doing business with us for at least five years. We believe that our success in building these relationships reflects our commitment to customer service, our product quality and our demonstrated record of on-time deliveries. We believe these customer relationships help to reduce the influence of product pricing on our ability to retain customers and create a more stable revenue base.

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Our timber segment customer base consists of approximately 55 domestic and export customers, of which approximately 59% have been our customers for at least five years and approximately 37% have been our customers for at least 10 years.

Our manufacturing segments, with approximately 250 paper and paperboard customers and approximately 3,100 converted-products customers, also have a significant proportion of long-time customers. Our analysis of mid-2004 data determined that, in our paper and paperboard segment, approximately 78% of our customer base had been customers of ours for at least five years and approximately 45% had been customers of ours for at least 10 years, while in our converted products segment, approximately 51% of our customer base had been customers of ours for at least five years and approximately 26% had been customers of ours for at least 10 years. Several of our converted-products customers have purchased from us for over 50 years.

Manufacturer of Specialty, Value-Added Products

We have made substantial investments in our manufacturing capabilities that enable us to manufacture specialty, value-added products for attractive niche markets. We believe our specialty products businesses reduce our exposure to pricing pressures and economic factors that affect our commodity-grade products. Our specialty paper products include TEA-Kraft®, paper used to make lightweight bags, such as the bags typically provided to customers of boutique stores, masking paper, soft-calendar paper, colored paper and Ductl kraft paper. To our knowledge, we are the sole U.S. supplier, and one of only four North American suppliers, of high-performance paper comparable to TEA-Kraft®. Only two of the three other North American suppliers regularly sell into the United States. We believe we are also one of the three largest producers of lightweight bag paper in North America. Given the substantial capital investment and technical expertise required to produce this type of paper, we believe that we are well-positioned to capitalize on increases in domestic use of newer types of high-performance paper for packaging.

Our converted-products segment manufactures innovative corrugated box and solid-fiber box products that incorporate complex color, design and structural features. We use our flexo folder gluers (for high-speed folding and gluing), multi-color printers and die cutters to make printed boxes in virtually any size, shape and design to meet the specific requirements of our customers. Our specialty converted products include our proprietary Liquiplex® line, which is a family of bulk-liquid disposable bins available in sizes up to 330 gallons. These bins are used for storage and transport of granular and viscous products and have significant advantages over the industry standard storage and shipping container, the 55-gallon drum. These advantages include larger capacity, ease of reuse and lower cost of disposal in compliance with applicable environmental laws. Our value-added and differentiated converted products have historically resulted in our average prices exceeding industry average prices by 5% to 10% on a square footage basis and contribute to longer-term customer relationships and repeat business.

Modernized and Efficient Manufacturing Facilities

In fiscal year 2002, we completed a significant multi-year capital investment initiative that focused on modernizing and increasing the efficiency of our Longview mill and expanding the capabilities of our converting plants.

Our recent capital initiatives have resulted in greater mill efficiency due to, among other things, enhanced manufacturing process flexibility. This flexibility enables us to efficiently develop and produce a greater variety of specialized grades of products and allows us to switch quickly between production of paper and paperboard on swing machines in order to produce specialty-grade paper in response to changes in demand. Our capital investment has also reduced our dependence on more costly raw fiber materials like wood chips and enabled us to reduce our power costs through increased

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use of alternative fuels. We conserve energy by using steam that we generate by burning certain chemical byproducts that arise in the production of kraft pulp. The steam is used in our pulp production process and as a source of heat for drying newly-produced paper. Due to the success of our capital investment initiatives, we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses in fiscal year 2005.

Strong Cash Flow Generation

We have reduced our indebtedness by over $200 million from peak borrowings in January 2002 through internally generated cash flow. We believe the 2005 refinancing, the 2006 refinancing and REIT conversion should reduce our interest expense and taxes, positioning us to increase our cash flow and supporting our new dividend policy. We also expect to continue to benefit from the extensive historical capital investments we have made in our manufacturing operations. Our cash flow improvements and expected benefits from the refinancing and REIT conversion were important drivers in our board of directors’ decision to increase the dividend rate on our common stock.

Experienced Management Team

Our six senior officers have an average of approximately 26 years of experience in the forest, paper and packaging products industries. Our management team has a demonstrated track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent and disciplined capital improvements. Under the leadership of our current Chief Executive Officer, we have focused on paying down our indebtedness, upgrading our facilities and improving our productivity and efficiency.

Our Strategy

Maximize the Value of Timberlands Through Active Management Practices

We manage our timberlands on a “sustained yield” basis; that is, we manage our harvest levels of timber so that they can be sustained into perpetuity due to natural growth and our reforestation efforts. Although we currently base our annual timber harvesting plans on a conservative average rotation of 50 to 55 years, we believe that shorter rotations of 45 to 50 years would still allow us to maintain our timberlands in perpetuity. As a result, we believe we have the ability to harvest additional timber on an interim basis to take advantage of favorable market conditions or as a source of liquidity available to offset the business cycles in the paper and paperboard and converted products businesses.

Expand Timberland Acreage Through Value-Enhancing Acquisitions

We intend to expand our resource base through opportunistic, value-enhancing acquisitions. In accordance with this strategy, we spent approximately $24.9 million on timberland acquisitions during the period from the beginning of fiscal year 2004 through December 31, 2005 and increased our acreage by approximately 18,200 acres. We believe these investments will improve future yield and will be accretive to earnings for the next several years.

We intend to continue to opportunistically acquire timberlands that improve our future yields and are available at prices that support their long-term value. Given the tax efficiency of the REIT structure, we believe that our operating as a REIT will enhance our ability to compete for high-quality timberland assets and to finance timberland acquisitions.

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We plan to evaluate potential acquisitions based on the characteristics of each property and disciplined acquisition criteria, including (1) regional supply and demand factors; (2) volumes, species and age characteristics of standing timber; (3) environmental constraints, such as the actual or potential presence of endangered species; (4) our ability to increase the property’s cash flow; and (5) the proximity of the subject property to our current timber inventory and manufacturing facilities.

Focus on Value-Added Products

We are focused on growing our value-added specialty products businesses. We believe these products are attractive because they reduce our exposure to commodity pricing pressures and improve our margins.

Our specialty paper products include TEA-Kraft®, lightweight bag paper, masking paper, soft-calendar paper, colored paper and Ductl kraft paper, among others. Prices for our specialty paper products are typically at a premium to and are less volatile than prices for commodity grade products such as grocery bag paper, linerboard and corrugated medium. Between fiscal year 2002 and fiscal year 2005, we increased the volume of our specialty paper product sales by approximately 46%, from approximately 146,000 tons to 213,000 tons.

We leverage our manufacturing flexibility in our converted products segment to target market-niche business opportunities where our customized graphics, structural design and specialty product capabilities in combination with our customer-service focus provide us with advantages in attracting and retaining customers. Where possible, we develop products together with our customers. Through these services and our focus on relationships, we believe we become a valuable partner to our customers and reduce our exposure to outside pricing pressure.

Continue to Reduce Per-Unit Operating Costs and Increase Efficiency

Continued reduction of our operating costs, both fixed and variable, remains a focus of our operating strategy. Substantial capital investments and management initiatives have enabled us to improve manufacturing capabilities and reliability, streamline supply chain management, manage inventory and working capital more efficiently, upgrade information systems, reduce headcount and better optimize energy generation and consumption. Examples of the impact of our cost-reduction and efficiency-enhancement strategy include the following:

•	We reduced labor hours per ton of production at our Longview mill by approximately 14% and at our converting plants by approximately 16% between fiscal year 2002 and fiscal year 2005.

•	Between fiscal year 2002 and fiscal year 2005, we reduced our total energy costs, including purchased power, per ton of production at our Longview mill by approximately 35%. Our aggregate energy expense to generate steam on an annual basis declined from approximately $40 million in fiscal year 2002 to approximately $22 million in fiscal year 2005. Our efforts to manage energy costs have included implementing energy-saving measures recommended by an outside consultant and reducing our natural gas consumption through the use of recycled oil and waste wood as fuel.

•	Between fiscal year 2002 and fiscal year 2005, we lowered production waste at our converting plants by approximately 14%.

•	During fiscal year 2004, we increased the capacity of our OCC recycling plant from approximately 800 tons per day to approximately 1,000 tons per day, improving our control of overall pulp costs in our manufacturing segments.

•	The addition of wet electrostatic precipitators has enabled us to burn more economical biomass fuel while continuing to meet environmental requirements.

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•	We recently implemented an advanced truck dispatch system to reduce freight costs in our timber segment.

•	We require the managers of our box plants to actively share and implement best practices to continually improve productivity. This policy and other measures have contributed to an increase in productivity at our box plants of 16%, based on man hours per ton of production, since fiscal year 2002. Our focus on operational enhancements, together with scheduling deliveries to meet specific customer requirements, has enabled our box plants to provide a high level of service while reducing average finished goods inventory to between approximately 5.0 and 5.5 days’ supply as of October 31, 2005 from approximately 13 days at the beginning of fiscal year 2002.

We intend to continue to pursue opportunities to reduce our per-unit operating costs and increase our efficiency by increasing worker productivity and managing workforce levels to meet production requirements. We may also sell, close or curtail non-competitive facilities and reallocate production to more optimal facilities. We have an ongoing process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking “best practices” from each of our plants and applying them to our other plants.

Return Free Cash Flow to Stakeholders

We manage our business to grow and maximize cash flow. The REIT conversion and the related refinancing are consistent with this strategy. After giving effect to the REIT conversion and the refinancing, we expect to achieve decreased taxes and interest expense, enhancing our ability to distribute dividends and pay down debt. In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. This dividend level is consistent with our plan to continue to harvest timber on a “sustained yield” basis while preserving our ability to acquire additional timberlands at reasonable values. We expect the 2005 refinancing, the 2006 refinancing and the REIT conversion to increase our cash flow through a decline in both interest expense and taxes. We believe that the availability of cash for distributions to shareholders has been enhanced by our capital investments, as a result of which we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses in fiscal year 2005. The first such dividend under the new dividend policy will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

Business Segments

We organize and manage our operations in the following three reporting segments, which correspond to our three primary businesses: timber, paper and paperboard and converted products.

The following table sets forth the relative contribution to net sales of each of our segments for fiscal years ended October 31.

	2003	2004	2005
Timber	21%	23%	21%
Paper and Paperboard	26%	27%	29%
Converted Products	53%	50%	50%

Timber Segment

We own and manage approximately 587,000 acres of timberlands in nine tree farms in Oregon and Washington that contain an estimated 3.9 billion board feet of 30-year-old and older timber. Approximately 62% of our species mix is Douglas fir, which is a premium species of softwood primarily used in residential and commercial construction. During fiscal year 2005, 83.4% of our log net sales

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were to domestic customers consisting of 51 independent sawmills and plywood plants, with the balance exported primarily to Japan. We believe we were the third largest U.S. exporter of logs to the Japanese market from the Pacific Northwest in 2005. We have close access to the Port of Longview on the Columbia River that allows us to conveniently ship logs to our overseas customers.

We also operate a sawmill near Leavenworth, Washington that processes logs into lumber and wood chips for construction and other markets, principally in the United States, but occasionally in the Pacific Rim as well. This sawmill sources a portion of its logs from two of our tree farms and also produces wood chips for use at our Longview mill. In addition, we maintain four log-chipping operations located in Washington and Oregon. We supply these chipping facilities with lower-quality logs, which are known as pulpwood and account for approximately 5% of our log production, and we also purchase pulpwood from third parties. We process the logs into wood chips used to make pulp in our Longview mill.

Our timber is harvested by independent logging contractors.

Timberlands

We believe that our timber resources represent significant value and will remain an important contributor to our continued success. Approximately 93% of our timber is softwood such as Douglas fir and hemlock that, because of its strength and flexibility, is generally preferred over hardwood for construction lumber and plywood. Approximately 66% of our softwoods are Douglas fir and approximately 24% are hemlock, with the balance made up of pine and other white woods. Our timberlands have primarily second or third growth timber, a substantial amount of which is easily accessible given the moderate terrain and extensive road systems where our timber is located. Approximately 81% of our timberlands are located west of the Cascade Mountains in Oregon and Washington, a highly productive region known for its mild climate and rich soils. The remaining 19% of our timberlands are in eastern Oregon and Washington.

We believe our timberlands are diversified by age and advantageously dispersed geographically throughout the states of Oregon and Washington. Our timberlands span the two states on 669 noncontiguous parcels with an average parcel size of approximately 874 acres, the largest of which is approximately 41,400 acres. We believe that the distribution of our timberlands across numerous, noncontiguous parcels of relatively small size reduces our risk of significant loss due to forest fires, disease and other natural disasters.

As a substantial U.S. timberland owner, we believe we have benefited from the reduction in the availability of U.S. federal timber for harvesting. The federal government has curtailed the harvesting of timber in response to heightened environmental concerns. This curtailment is pronounced in the Pacific Northwest due to concern over threatened and endangered wildlife species such as the spotted owl, marbled murrelet and salmon. We believe that the governmental forest management’s heightened emphasis on habitat preservation has added to the value of our private timberlands. We anticipate that the federal “Healthy Forest Restoration Act” of 2003, designed to facilitate thinning of federal forests for fire prevention purposes, will result in an increase in the supply of small diameter logs from the east side of the Cascade Mountains to the market. We expect most of this log supply created in Washington and Oregon will be pine and other white woods that should not significantly affect the value of Douglas fir and hemlock logs.

Timber Resource Management

We maintain a conservative forest management plan that seeks to enhance timber growth and quality in our timberlands while simultaneously meeting or exceeding environmental requirements. We

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view our timberland holdings as assets with substantial value apart from our manufacturing facilities and manage our timberlands on a “sustained yield” basis; that is, we harvest levels of timber that can be sustained into perpetuity due to natural growth and our reforestation efforts. We operate our timberlands on a sustained yield basis with rotations, or average age of the timber when cut, of approximately 50 to 55 years. Timber growth rates and existing age class distribution are important variables for a forest products company, as they ultimately determine how much timber can be harvested. Any deficiency in a particular age class may be managed by maintaining adequate harvestable inventory levels of other age classes and through acquisition of standing timber within that age class. A balanced distribution of age classes will tend to provide a more regular source of cash flow as the various timber stands reach their harvestable age. Accelerated growth rates and proportionally larger acreage of older age classes permit larger annual harvests. Growth rates vary depending on species, location, age and forestry practices.

Historically, we have managed our timberlands on a sustained yield basis, which we believe currently corresponds to an average harvest rate of 275 million to 280 million board feet of merchantable timber per year. Over the past 15 fiscal years, our average annual harvest has been approximately 279 million board feet. Under this sustained yield rotation, our inventory of mature standing timber 30 years old and older has remained at approximately 3.9 to 4.0 billion board feet. Our ability to continue to harvest at this sustainable level is negatively affected by our accelerated harvest levels of the last few years and modest gaps in our age class distribution of our current ownership. Our timber harvest planning considers the impact of biological factors and economic factors such as forecasted demand, price and the availability of timber from external sources. Harvest plans are reviewed throughout the year and revised at least annually, permitting modification, as needed, in response to fluctuations in log markets.

During fiscal year 2005 we continued harvesting at a level above sustained yield, but down from 2002 levels when we first began increasing our harvest to improve cash flow. We estimate our harvest level for fiscal year 2006 will be approximately 275 to 280 million board feet.

Our timber operations involve forest management, harvesting operations and ongoing reforestation. We employ a professional team of foresters and engineers who lead these activities. Proper management of the forest cycle includes preparing land for reforestation, pre-commercial and commercial thinning, fertilizing and harvesting mature trees. A significant proportion of seedlings planted on our lands are the product of our forest genetics tree-improvement program.

Our forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stand density. Forest stands may be thinned and fertilized periodically to improve growth and stand quality. We typically reforest within one year of harvest. We use pre-commercial and commercial thinning, which is the harvesting of immature and lower-value trees, where appropriate, to maximize the long-term value of our timberlands and generate incremental cash flow. In addition to providing another source of wood chips, we believe that thinning can improve the overall health of our timberlands by enhancing the vigor of the residual trees.

We are constantly working to manage the age class distribution in our forest through an active land acquisition program. As a matter of policy, we have consistently acquired timberlands when available at acceptable prices reflecting the site, quality of timber and growing stock.

Timber harvest timing depends in part on growth cycles and in part on economic conditions. Growth cycles for timber will change over time as a result of technological, biological and genetic advances that improve forest management practices. We continue to develop our forest management operations to benefit from such advances to improve timber yields.

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Sales and Customers

As a steady supplier of timber for over 40 years, we have cultivated and established long-standing relationships with many of our timber customers. The majority of our domestic sales are to independent sawmills and plywood plants within a reasonable hauling distance from our timberlands. Our exports are principally to Japan through sales to U.S. exporters or directly to foreign importers. Sales are generated mostly through long-standing relationships, generally at negotiated market prices. In fiscal year 2005, no sales were made pursuant to long-term contracts. During fiscal year 2005, our top five customers, including exporters, accounted for approximately 47% of our timber net sales, which represented approximately 10% of our total net sales. Our largest customer accounted for approximately 16% of our timber segment net sales during this period, which represented approximately 3% of our total net sales.

Paper and Paperboard Segment

We produce our high-quality kraft paper and paperboard at our Longview mill, which we believe is one of the world’s largest pulp and paper making complexes, with an aggregate annual paper and paperboard capacity in excess of one million tons. Based on production capacity, we believe we are North America’s largest kraft paper manufacturer. Our Longview mill complex is located on 358 acres with deep water frontage on the Columbia River and has connections with two transcontinental railroads as well as close access to the main north-south interstate on the West Coast. We produce a wide variety of paper and paperboard at our Longview mill, including corrugating medium and linerboard, which are combined to make corrugated containers; lightweight kraft paper; and heavier grades of paper for multi-wall shipping sacks used by the agricultural, pet food, chemical and cement industries.

Manufacturing

We have continuously upgraded and expanded our Longview mill to produce higher-quality paper more quickly and economically. Our Longview mill consists of one pulp mill and ten paper and paperboard machines with more than 3,100 tons average daily paper and paperboard production capacity. Our rated annual paper and paperboard production capacity exceeds one million tons.

We have established a reputation for manufacturing strong, high-quality paper and paperboard using a variety of fibers for superior packaging products. We produce most of our high-quality kraft pulp through the use of what we believe to be two of the world’s largest continuous pulp digesters. These high-efficiency Kamyr brand digesters break down wood chips into wood pulp that can then be used to make paper and related products. Purchased bleached pulp, pulp from sawdust and OCC provide the balance of our pulp. Approximately 25% of the pulp that we used in fiscal year 2005 was from OCC, which makes our paper and paperboard products more attractive to environmentally conscious consumers.

To balance the mill-to-market demand for our products and the availability of raw materials at acceptable prices, we ran only our nine most efficient machines during the entire fiscal year 2005, adding a tenth, the #4 paper machine, during portions of the year when it was economical to do so.

Most of our Longview mill’s pulp is produced by the kraft process, in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. The kraft process is widely considered to be the most desirable process for making pulp because it produces paper and paperboard with high structural strength due to the relatively longer fibers in the pulp. Our fully automated digesters can produce large quantities of unbleached pulp and feature an energy- and chemical-efficient pulping process. In addition to digesting our own unbleached pulp, we purchase bleached pulp from third parties and process recycled material into pulp. Pulp is then refined, diluted and subsequently fed into our paper machines to be made into paper and paperboard.

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The kraft process is an expensive method of producing pulp and is economically feasible only through energy conservation and efficient recovery and reuse of pulping chemicals. Accordingly, we recycle used chemicals both to produce heat and to be reused in the digesters for additional pulp making. We also continue to pursue computer-controlled process automation to improve mill energy conservation, process control and quality. Our continuous Kamyr brand digesters use only half the energy used by batch digesting, another widely employed pulping process. The design and development efforts of a professional staff of approximately 60 engineers and chemists contribute significantly to all phases of pulp and papermaking.

The flexibility of our paper machines enables us to focus on individual customer needs by developing customized grades for specific product requirements and enables us to adjust rapidly to market conditions. We currently have several swing machines that can produce paper or paperboard. In addition, paper machines of various trim widths and capabilities have been added periodically, while our smaller machines have been utilized to make small lots of specialty paper and paperboard.

Several BPI initiatives, formally begun in fiscal year 2002, have helped us reduce costs and improve customer service while reducing working capital demands. The Enterprise Asset Management initiative has led to projects designed to improve the quality and consistency of our chip supply and increase equipment reliability through improved planning and scheduling of our maintenance resources. The initial phases of the PeopleSoft EnterpriseOne ERP system have been installed to support the centralized purchasing and asset management processes. Energy initiatives over the past several years have helped control the cost of purchased energy, reduced our reliance on natural gas and increased the usage of low cost biomass alternative fuels. Our supply chain management initiative has helped integrate formerly separate functions in our customer service, production planning and transportation departments. An initiative to centralize our procurement process has increased the power of our spending, yielding reduced costs and better service from a reduced number of suppliers and transactions.

Additionally, we continue to focus on increasing overall efficiency by increasing worker productivity and managing workforce levels to meet production requirements, and we may close or curtail non-competitive facilities and reallocate production to more optimal facilities.

Raw Materials and Suppliers

Our Longview mill’s advanced technology combined with our papermaking flexibility enables us to use virtually all species of Pacific Northwest wood, including various firs, pines, cedars, hemlock and hardwoods. Our raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste, such as OCC, and purchased bleach pulp from a variety of sources. In addition to the wood chips and sawdust that we purchase, we source raw materials from our own sawmill at Leavenworth and can source additional chips from our four log-chipping facilities. Our chip operations are located in Washington and Oregon. Residual wood chips and sawdust are also supplied by many of our timber customers, which generate these residuals from logs purchased from us.

During fiscal year 2005, approximately 6% of our fiber requirements were generated from internal operations, and approximately 28% were generated from OCC and other recycled materials. The remainder of our fiber came from more than 55 chip suppliers composed of sawmills, plywood plants and whole log chipping facilities located within a 1,300-mile radius of our Longview mill, primarily in Washington, Oregon, Idaho and Montana. Actual sourcing levels vary with market conditions. We can receive approximately 60 rail cars, as many as 300 truckloads and a barge full of wood chips at our Longview mill daily. In addition, approximately 19% of our fiber is from wood chips that we purchased at market prices from sawmills to which we sell our logs. We believe our stable historical relationships

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with these sawmills result in a dependable supply of wood chips from them. We purchase bleached pulp from various sources and have an arrangement to purchase pressed bleached pulp (which has not been dried) from a nearby mill that has excess capacity. We continue to focus on broadening our raw material supply and reducing fiber costs by increased recovery of wastes and use of OCC, which has been made possible through ongoing plant and machine upgrades.

Sales and Customers

We continue to emphasize quality, service, continuity and design of our paper and paperboard products to meet our customer needs. We work closely with our customers to broaden our product lines of value-added specialty and custom paper grades. Our paper products are sold by our sales forces located in Longview, Washington; Milwaukee, Wisconsin; and Atlanta, Georgia, or through paper merchants. In fiscal year 2005, our Longview mill provided approximately 51% of its total production to our converted products segment (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties), effectively meeting approximately 90% of our converted product segment’s paperboard requirements. We sell the remaining Longview mill production to a small number of export customers and a large number of geographically dispersed domestic customers. Less than 10% of our paper and paperboard net sales for fiscal year 2005 were made pursuant to contracts having a term greater than one year.

Where possible, we develop products in conjunction with our customers and enter into long-term relationships. Within our paper and paperboard segment, approximately 11% of our segment net sales during fiscal year 2005 were from our specialty TEA-Kraft® paper, a highly rupture-resistant multi-wall bag paper used in the agriculture, pet food, chemical and cement industries. Excluding transfers to our converting plants, during fiscal year 2005, our top 5 customers accounted for approximately 36% of our paper and paperboard net sales. These customers represented approximately 11% of our total net sales. Our largest paper and paperboard customer, an exporter that resells our products to a number of smaller customers, accounted for approximately 9% of our total segment net sales during this period, which represented approximately 3% of our total net sales.

Converted Products Segment

We own and operate 15 converting plants located in 12 states that produce value-added corrugated containers, specialty packaging and creative point-of-purchase displays. We are capable of producing containers in virtually any size, type, color and design, and we believe that we have established a reputation for high-quality products and services. With our advanced technologies, we are able to produce products with high-quality multi-color graphics printed directly on corrugated material using our computerized ink-blending expertise. We also produce complex structural designs. Our corrugated containers are typically used for packaging of items such as fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. Virtually all of our products in our converted products segment are sold to domestic customers.

In addition to standard corrugated shipping containers, our container products include solid-fiber boxes, containers with specialty folding-gluing characteristics and a full line of jumbo boxes in a variety of sizes. We also produce Liquiplex®, a family of bulk-liquid disposable bins available in sizes up to 330 gallons.

Manufacturing

Our commitment to automation and improvements in plant and equipment is evidenced by our investments to modernize our facilities and equipment. Investments in newer technology have produced a variety of capabilities, including high-speed corrugating, high-quality graphics printing and other precise box finishing. As a result, we believe our converting facilities are some of the best-

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equipped in the United States, capable of producing corrugated containers in virtually any size, shape and design based on customer needs.

We have an ongoing process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking “best practices” from each of our plants and applying them to our other plants. We believe this initiative has resulted in a number of improvements, including more efficient production, inventory management and on-time order fulfillment. We also believe that our BPI initiatives have resulted in cost savings and efficiencies in our converted products operations similar to those in our paper and paperboard segment.

Of our 15 converting plants, five are sheet plants that fashion corrugated sheets obtained from corrugator plants into finished products and ten are corrugator plants that, in addition to converting corrugated sheets into finished products, can also produce corrugated sheets from corrugating medium and linerboard. We do not operate any sheet-feeder plants.

Raw Material Sources and Supply

The principal raw material used by our converting plants is paperboard. During fiscal year 2005, our converting plants effectively received approximately 90% of their paperboard requirements from our Longview mill either directly or through barter or buy/sell arrangements whereby one of our converting plants acquires paperboard from a third party’s paper mill that is geographically closer to it than our Longview mill, and in return, our Longview mill supplies paper or paperboard to the third party’s converting plant.

Sales and Customers

Sales of converted products are made directly to end users, as well as through jobbers. Each plant has its own sales force that reports to a full-time sales manager for that location. Both sales managers and plant managers in turn report to regional divisional vice presidents. We have approximately 90 full-time direct sales employees in our converted products segment.

We sell our converted products to approximately 3,100 customers nationwide. We maintain long-standing relationships with many of our customers, some of whom have purchased from us for over 50 years. Although we have large account customers with whom we have established relationships, we seek to focus on market-niche business opportunities where we add value through service, customized design, and specialty product capabilities. We believe we often encounter less competition in pursuing those opportunities, as many of our larger competitors do not find such specialty niches to support the volume of production that would make this business attractive to them. Our vertical integration with, and the process flexibility of, our Longview mill allow us to quickly and efficiently respond to our customers’ changing needs.

During fiscal year 2005, our top five customers accounted for approximately 27% of our converted products net sales, with no customer accounting for more than 10% of segment net sales. The top five customers represented approximately 14% of our total net sales and our largest customer represented approximately 5% of our total net sales. Approximately 19% of our segment net sales were made pursuant to contracts having a term greater than one year.

Energy

Our Longview mill contains six steam-driven turbine generators and one natural gas-fired co-generation facility, all of which are capable of producing electric power. The steam-driven generators generally have a combined capacity to produce over 40 megawatts of power and the co-generation facility generally has a capacity to produce over 60 megawatts of power. For fiscal years

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2005 and 2006, we have agreed with the local power utility district to use all of our steam-driven generator capacity for internal use and sell all of our power produced from our co-generation facility, if any, into the market. Our future decisions regarding electric power generation, including the extent to which we operate our co-generation facility and sell into the market, will change from period to period based on market conditions and our own power requirements. We had no power sales in fiscal year 2005, and do not expect sales of power to contribute meaningfully to our results in fiscal year 2006.

Properties

As of October 31, 2005, we owned in fee 584,602 acres of timberlands located in various counties of Washington and Oregon. As a matter of policy we have consistently acquired and intend to continue to acquire more timberlands whenever available at acceptable prices, dependent on the location and quality of the site involved and the species and quality of the merchantable timber and growing stock on the timberland.

As of October 31, 2005, our production facilities included:

Production Facility	Approx. Acres	Approx. Sq. Ft.	Building Leased/ Owned
Pulp, Paper and Paperboard Production
Longview, Washington(1)	358	3,115,080	Owned
Converted Products Production
Amsterdam, New York (Corrugated Containers)	11	219,840	Owned
Bowling Green, Kentucky (Corrugated Containers)	20	306,486	Owned
Cedar City, Utah (Corrugated Containers)(2)	22	143,000	Owned
Cedar Rapids, Iowa (Corrugated Containers)	21	388,000	Owned
Fridley, Minnesota (Corrugated Containers)	17	291,000	Owned
Grand Forks, North Dakota (Corrugated Containers)(2)	27	85,000	Owned
Longview, Washington (Corrugated and Solid Fiber Containers)	(1)	(1)	Owned
Milwaukee, Wisconsin (Corrugated and Solid Fiber Containers)(2)(3)	15	493,700	Owned
Oakland, California (Corrugated Containers)	7	215,500	Owned
Seattle, Washington (Corrugated Containers)	3	132,300	Owned
Seward, Nebraska (Corrugated Containers)(2)	18	85,000	Owned
Spanish Fork, Utah (Corrugated Containers)	25	519,000	Owned
Twin Falls, Idaho (Corrugated Containers)	12	446,000	Owned
West Springfield, Massachusetts (Corrugated Containers)(2)	11	230,460	Owned
Yakima, Washington (Corrugated Containers)	18	419,000	Owned
Wood Chip Production
Cle Elum, Washington	74	(4)	Owned
Clarkston, Washington	19	(4)	Leased
Clatskanie, Oregon	23	(4)	Owned
Kalama, Washington	12	(4)	Leased
Sawmill
Leavenworth, Washington (also log sorting)	69	125,000	Owned

(1)	This facility is used for pulp, paper and paperboard production, for converted products production and as our corporate headquarters.
(2)	Corrugated sheet plant.
(3)	Solid fiber sheet plant.
(4)	Chip production facilities do not have significant covered building space. Buildings consist of office and shop buildings and special purpose structures over chipping equipment.

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In addition to the facilities listed above, we have seven strategically-located corrugated container storage facilities that are used primarily as warehouse space. We also have one chip reload facility.

In connection with the sale of our Waltham, Massachusetts and Spanish Fork, Utah bag operations in October 2004, we leased to the purchaser the minority portion of our Spanish Fork facility that contains the bag operations and continue to own the facility and land previously used for the Waltham bag operation.

Competition

We compete to varying degrees with a number of U.S. and foreign forest, paper and packaging products companies in different product lines and in different quality segments within each product line. Each segment in which we compete is highly competitive. We compete on the basis of price and reputation, which we support through our product consistency, modern facilities, highly-trained workforce, manufacturing and delivery flexibility and experienced field sales force.

There are numerous large timber suppliers in the United States for the domestic and export markets and these suppliers compete on the basis of price, quality, on-time delivery and customer service. Ranked on the basis of annual board feet, Weyerhaeuser Company was the largest domestic producer and exporter of timber to the Japanese market from the Pacific Northwest in 2005. We believe we were the third largest U.S. exporter of logs to the Japanese market from the Pacific Northwest in 2005.

Our paper and paperboard segment primarily competes in the highly-concentrated North American kraft paper market. The 10 largest North American producers of kraft paper account for approximately 90% of industry capacity. We believe we were the largest producer in 2005 based on industry capacity. Abroad, we compete with many domestic producers as well as with foreign competitors such as Eurocan and Canadian Forest Products. Competition in the kraft paper market is primarily based on price, service, quality and ability to customize products.

In the worldwide paperboard market we compete with many of the same foreign and domestic paperboard producers. We believe Smurfit-Stone Container was the largest North American paperboard producer in 2005 based on industry capacity. Suppliers in the paperboard market compete primarily in the same manner as do suppliers in the paper market.

There are many competitors in the markets for our converted packaging products, including other large, vertically-integrated companies and numerous smaller companies. Although no single company is dominant in any particular market, we consider Smurfit-Stone Container and Weyerhaeuser to be our main competitors. Packaging industry participants compete on price as well as design, quality and service, with varying emphasis on these factors depending on the product line. Due to the high cost of transporting corrugated containers, competition from foreign manufacturers does not have a significant impact on the corrugated container market in the United States.

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We have listed below our principal competitors in each of our three business segments.

Segment	Principal Competitors
Timber	Weyerhaeuser Corporation
Guistina
Hancock
Campbell Group Managed Holdings

Paper and Paperboard Paper	International Paper
Eurocan
Canadian Forest Products
Georgia-Pacific
Smurfit-Stone
Tolko
Cascades
Carter, Holt, Harvey

Paperboard	Smurfit-Stone
Georgia-Pacific
Weyerhaeuser Corporation
International Paper
Temple-Inland

Converted Products	Smurfit-Stone
Georgia-Pacific
Weyerhaeuser Corporation
International Paper
PCA
Temple Inland
Green Bay Packaging

Seasonality

We experience some seasonality in our business and operating results, with the first quarter (ending January 31) of our historical fiscal year typically reflecting reduced activity in all of our segments. In our timber segment, timber harvest activity is affected by winter weather in the Pacific Northwest. In our converted products and paper and paperboard segments, reduced domestic agricultural activity during the winter months, particularly in the Pacific Northwest, and the effect of pre-holiday season demand for paper and packaging material can negatively affect demand. While these seasonal influences do generally affect our financial results, in some years other factors affecting supply and demand for our products, especially with respect to our manufacturing segments, may have a more significant impact on quarter-to-quarter comparisons.

Regulation

The forest, paper and packaging products industries are highly regulated in the United States, subject to a variety of federal, state and local environmental, pollution control and other laws and regulations.

Our forestry and manufacturing operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment, including laws relating to water quality, air quality, waste management, and hazardous substances. We believe that we operate in substantial compliance with all relevant local, state and federal regulations. All of our facilities meet current regulatory standards in all material respects, and we believe we are operating in an

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environmentally responsible manner. We maintain environmental and industrial safety and health compliance programs and periodically conduct internal regulatory audits of our operations to monitor compliance with relevant laws and regulations. We continually review all known environmental exposures, including the costs of remediation. At the present time, we are not aware of any environmental liabilities that would have a material impact on our results of operations.

Environmental impacts at some of our facilities resulting from current and historic operations, and at certain third-party sites to which we sent hazardous substances for disposal or storage, require and may require expenditures for remediation. Liability arising out of prior ownership or past operations is sometimes imposed without regard to causation or prior knowledge of contamination. Violations of environmental laws and regulations can subject us, and in certain cases have subjected us, to additional costs and expenses, including defense costs and expenses, and civil penalties. Violations of environmental laws and regulations can also subject us to criminal penalties.

In addition, the operations of our manufacturing facilities and timberlands are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of employees. We conduct internal safety audits to identify potential violations of law or unsafe conditions, and we believe that we are in material compliance with all applicable safety and health laws and regulations.

Timberlands

Operations on timberlands are subject to specialized statutes and regulations in the states of Oregon and Washington. These include Forest Practices Acts that address many timber growing, harvesting and processing activities, which require us to establish buffer, or “no cut,” zones in or along environmentally sensitive areas. Other state laws and regulations control timber slash burning operations during fire hazard periods and to protect air quality. State and federal statutes and regulations also have the direct and indirect effect of controlling logging activities, including ancillary road construction and maintenance activities. The impact of our activities on, among other things, water quality, endangered species, and certain ocean and inland shorelines and wetlands is monitored by regulating agencies. Changes in these statutes and regulations, and related policies implementing them, including changes in enforcement policies or changes resulting from judicial actions or interpretations, can significantly affect local and regional timber harvest levels.

Endangered Species

The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species habitat includes restrictions on timber harvesting and related activities. A number of species indigenous to the Pacific Northwest have already been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, goshawk, bald eagle, and various anadromous fish species. Some of these species, including the northern spotted owl, marbled murrelet, and goshawk, are found in some of our timberlands, requiring us to adjust the harvest schedules on some of our timberland resources. There can be no assurance that additional species within our timberlands will not subsequently receive protected status under the Endangered Species Act or that more members of species currently protected will not be discovered within our timberlands, requiring us to refrain from harvesting timber on additional acres.

Cluster Rule

The Environmental Protection Agency, or EPA, issued a final air and water quality rule for the pulp and paper industry, referred to as the “Cluster Rule,” in 1998. This Cluster Rule is an integrated, multimedia regulation enacted to control the release of pollutants to two media from one industry.

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The most significant impacts to us result from the Cluster Rule air emissions requirements. Pulp and paper mills must meet standards for air emissions from several mill processes, including the cooking, washing and bleaching stages of pulp manufacturing and recovery of cooking chemicals.

The EPA also set effluent limits for wastewater discharged during the pulp bleaching process and in the final discharge from mills. The limits set for the bleaching process are significant to the pulp and paper industry as a whole, but should not affect our operations since we do not bleach pulp and have no plans to bleach pulp in the future.

The Cluster Rule contains significant compliance milestones for air emissions in 2006. We estimate that additional capital expenditures required to comply with this regulatory program will range from $1 million to $2 million for the coming fiscal year. The applicable requirements for 2006 primarily impact our pulp washing operations at their existing levels of production, and we may be required to alter our production process, replace existing equipment or install additional pollution control equipment if either our production levels increase to certain levels or if our proposed actions are not found to be sufficiently effective. If we are required to pursue these actions, we estimate this will result in capital costs up to an additional $10 million. We do not expect future capital costs associated with other individual Cluster Rule compliance projects to be material.

Air Quality

The Clean Air Act regulates emissions into the air and requires air permits that set limits on such air emissions. We anticipate making capital expenditures of approximately $5 million to $10 million over the next three years for air pollution control additions and modifications to ensure compliance with air emissions standards not related to the Cluster Rule and to accommodate facility production capacity increases.

The EPA is developing Maximum Achievable Control Technology, or MACT, standards for reducing hazardous air pollutants from specified categories of industrial processes with major emissions. These categories include boilers, paper coating and combustion turbines, some or all of which we participate in. The EPA has finalized MACT standards for boilers, but we do not expect compliance to be required before 2007.

Water Quality and Wastewater

The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater, and require National Pollutant Discharge Elimination System, or NPDES, permits for discharge of industrial wastewater and stormwater runoff into regulated public waters. We believe our manufacturing facilities are in compliance with NPDES wastewater and stormwater requirements in all material respects.

Fiscal Year 2006 Environmental Expenditures for Mill Operations

In fiscal year 2006, we expect to spend approximately $3 million on capital expenditures associated with achieving or maintaining compliance with environmental laws and regulations, and approximately $9 million on operating and other non-capitalizable expenditures relating to environmental matters.

Timber Exports

Federal law prohibits the export of unprocessed timber acquired from federal lands in the Western United States and the substitution of unprocessed federal timber from the Western United

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States for unprocessed private timber that is exported. A person owning timber-processing facilities may seek authorization from the U.S. Department of Agriculture for a “sourcing area” within which the person may purchase federal timber while exporting unprocessed private timber originating from outside the sourcing area. We have one such sourcing area.

Energy

Although we generally are not regulated as a public utility, we must comply with federal and state utility regulations in order to sell the electricity that we produce into the market. Relevant regulations provide that an industrial producer of electrical power such as Longview Fibre may sell power into the wholesale market without being regulated as a public utility, by obtaining certification as a Qualified Facility from the Federal Energy Regulatory Commission. We currently have such certification and are not regulated as a public utility.

Employees

As of October 31, 2005, we employed approximately 3,200 employees, of which approximately 2,000 employees were parties to collective bargaining agreements between us and several unions. We have 12 collective bargaining agreements expiring at various times from calendar year 2006 through calendar year 2010, including a collective bargaining agreement with our 1,189 Longview mill employees that extends to May 31, 2006. We believe that our relationship with our employees is good.

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MANAGEMENT

Executive Officers and Directors

Our executive officers and directors as of the date of this prospectus and biographical information about each of these individuals, are set forth below:

Name	Age(1)	Office	Executive Officer or Director Since
R. H. Wollenberg	52	President, Chief Executive Officer and Chairman of the Board	1995	(2)
R. J. Parker	57	Senior Vice President-Production and Mill Manager	1994
K. D. Gettman	57	Senior Vice President-Container Group	2001
L. J. McLaughlin	50	Senior Vice President-Finance, Secretary, Treasurer and Director	1991	(3)
R. B. Arkell	75	Senior Vice President-Industrial Relations and General Counsel	1986
F. V. McShane	53	Senior Vice President-Supply Chain Management	2004
D. L. Bowden	70	Director	1990
M. Alexis Dow, CPA	56	Director	1988
M. C. Henderson	59	Director	2001
R. A. Kirchner	69	Director	2004
J. R. Kretchmer	48	Director	1997
R. E. Wertheimer	77	Director	1956
D. A. Wollenberg	58	Director	1979

(1)	As of February 17, 2006.
(2)	Has served as a director since 1995 and has been an executive officer since 1996.
(3)	Elected to the board of directors at the March 15, 2005 annual meeting of shareholders, but previously served as a member of the board of directors from May 1992 until March 2004 and has been an executive officer since 1991.

Richard H. Wollenberg

President, Chief Executive Officer and Chairman of the Board

Mr. Wollenberg was elected Chairman of the Board in March 2004, having been elected Chief Executive Officer in November 2002, and has held the office of President since October 2001. He has been a director since 1995. Mr. Wollenberg previously served as Executive Vice President, Chief Operating Officer, Senior Vice President-Production, Western Container Division and Vice President-Production, Western Container Division. He has been employed with Longview since 1988. Mr. Wollenberg received a Juris Doctor degree from Willamette University and a bachelor of philosophy degree from Reed College.

Richard J. Parker

Senior Vice President-Production and Mill Manager

Mr. Parker was elected Senior Vice President-Production in 1994. He previously served as Vice President and Assistant to the President and as Pulp Mill Superintendent and has been employed with Longview since 1972. Mr. Parker received a bachelor of science degree in chemical engineering from Washington State University and is a graduate of the Harvard Business School’s Program for Management Development.

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Ken D. Gettman

Senior Vice President-Container Group

Mr. Gettman was elected Senior Vice President-Container Group in September 2001. He served as Vice President-Sales, Western Container Division from January 1998 to September 2001 and Sales Manager from 1994 to 1997. Mr. Gettman has been employed with Longview since 1967.

Lisa J. McLaughlin

Senior Vice President-Finance, Secretary, Treasurer and Director

Mrs. McLaughlin was elected Senior Vice President-Finance, Secretary and Treasurer in 1992. She was a director from 1992 until 2004 and was reelected to the board of directors at the 2005 annual meeting of shareholders. Mrs. McLaughlin previously served as Vice President-Finance, Secretary and Treasurer and has been employed with Longview since 1977. Mrs. McLaughlin received a bachelor of arts degree in business administration from Washington State University and is a graduate of the Harvard Business School’s Program for Management Development.

Robert B. Arkell

Senior Vice President-Industrial Relations and General Counsel

Mr. Arkell was elected Senior Vice President-Industrial Relations and General Counsel in 2004, having served as Vice President-Industrial Relations and General Counsel since 1979. He was a director from 1986 to the 2005 annual meeting of shareholders. Mr. Arkell has been with Longview since 1970. Mr. Arkell previously served as Judge, Superior Court for Cowlitz County, Washington. Mr. Arkell received a Juris Doctor degree from the University of California, Hastings College of Law, and a bachelor of business administration degree from the University of Washington.

Frank V. McShane

Senior Vice President-Supply Chain Management

Mr. McShane was elected to the newly-created position of Senior Vice President-Supply Chain Management in 2004. Prior to that time, Mr. McShane spent 17 years in the consulting field, most recently with Capgemini, where he was employed from July 1995 until January 2004. He received a bachelor of arts degree in psychology from Davidson College, North Carolina.

David L. Bowden

Director

Mr. Bowden retired from Longview on July 1, 2004. Mr. Bowden was elected Senior Vice President-Timber in 1992 and has been a director since 1990. He previously served as Vice President-Timber. He serves on the Executive Committee of the board of directors. Mr. Bowden has been employed with Longview since 1960. Mr. Bowden received a bachelor of science in forest engineering from Oregon State University.

M. Alexis Dow, CPA

Director

Ms. Dow’s experience spans a variety of industries and positions held include Staff Accountant, Senior Accountant, Senior Manager and Chief Financial Officer. Ms. Dow was a self-employed consultant and CPA subcontractor from 1986 until 1995, when she was elected Auditor of Metro Regional Government in Portland, Oregon, a position she holds today. Ms. Dow has served as a director of Longview since 1988 and was appointed to the Audit Committee as Chairperson in August 1988. In January 2004, she was appointed to the Nominating/Corporate Governance Committee. She received a bachelor of science degree from the University of Rhode Island, with honors.

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Michael C. Henderson

Director

Mr. Henderson has been the Chairman of Albina Community BanCorp, a bank holding company, and Albina Community Bank since 1995. Mr. Henderson was also the Chief Executive Officer of H2F Media, Inc., a software development company, from June 2000 through June 2001 and served as Chief Executive Officer of Pinemeadow Group, a manufacturer of consumer products, from June 1998 through April 2001. Mr. Henderson served as President and Chief Executive Officer of PacifiCorp Holdings, Inc. from January 1996 through February 1998. Mr. Henderson has been a director of Longview since June 2001 and served on the Audit Committee from June 2001 until March 2005. He was appointed to the Nominating/Corporate Governance Committee as Chairperson in September 2002 and to the Compensation Committee in January 2004. Mr. Henderson received a bachelor of arts degree in accounting from the University of Washington.

Robert A. Kirchner

Director

Mr. Kirchner served as General Manager of the Kalama, Washington facility of B. F. Goodrich from 1998 until his retirement in April 2000. He served as President of Kalama Chemical, a manufacturer and marketer of specialty and fine chemicals, from 1980 until the company was purchased by B. F. Goodrich in 1998. Mr. Kirchner co-founded and became an employee of Kalama Chemical, formerly Dow Chemical, in 1971. Prior to that time, he served as an Assistant Plant Manager at Dow Chemical, was assigned to the Economic Evaluation Department and worked as a Technical Specialist in the Health Physics Department of that company. He was elected to the board of directors of Longview and appointed to the Audit Committee and Compensation Committee in March 2004. Mr. Kirchner was appointed to the Executive Committee in March 2005 and to the Nominating/Corporate Governance Committee in July 2005. Mr. Kirchner received a bachelor of science degree in chemical engineering from Villanova University and a master of science degree in radiation biology from the University of Rochester.

John R. Kretchmer

Director

From 1979 until 1995, Mr. Kretchmer was employed by Price Waterhouse; he was admitted to the partnership in 1991. In 1995, Mr. Kretchmer became a Vice President and Board Member of American Licorice Company, and he subsequently became the Chief Executive Officer, a position he holds today. He has served as a director of Longview since 1997 and was appointed to the Audit Committee in September 1997. In January 2004, he was appointed to the Compensation Committee as Chairperson. Mr. Kretchmer received a bachelor of science degree in accounting from the University of Oregon.

Robert E. Wertheimer

Director

Mr. Wertheimer retired from Longview on January 1, 2001. He was elected Executive Vice President in 1985 and has been a director since 1956. He previously served as Vice President-Container Division. He also serves on the Executive Committee of the board of directors. Mr. Wertheimer has been active in Longview since 1952. He received a bachelor of science degree in mechanical engineering from the University of Washington and a master’s degree in business administration from Harvard Business School.

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David A. Wollenberg

Director

Mr. Wollenberg has been the President of The Cortana Corporation, a real estate investment company, since 1982. He has been a director of Longview since 1979. Mr. Wollenberg received a bachelor of arts degree in economics from Brown University and a master’s degree in business administration from Stanford University.

Election and Appointment of Executive Officers and Directors

Each of our officers is elected to his or her positions at the board of directors’ annual meeting each year. Each of our officers serves until the next annual meeting or until his or her resignation, removal or appointment of his or her successor. Each of our directors is elected to his or her position at the annual meeting of shareholders every three years for a three-year term. Our board is staggered, such that only one-third of the board of directors is elected each year. Each of our directors serves until the end of his or her three-year term or until his or her resignation or removal, although removal may be for cause only.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 17, 2006 by each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our common stock, our directors and our most highly compensated executive officers and all of our directors and executive officers as a group. Except as otherwise indicated, each individual or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws.

	Number of shares beneficially owned	Percentage of outstanding shares beneficially owned
Name of individual or identity of group		Prior to offering	After offering(1)
Beneficial owners of more than 5%
Dimensional Fund Advisors Inc.(2)	4,338,028	8.5%	7.1%
Hotchkis & Wiley Capital Management, LLC(3)	3,487,200	6.8%	5.7%
Directors
David L. Bowden(4)	28,502	*	*
M. Alexis Dow, CPA	1,000	*	*
Michael C. Henderson	1,000	*	*
Robert A. Kirchner	7,500	*	*
John R. Kretchmer(5)	6,000	*	*
Lisa J. McLaughlin	618	*	*
Robert E. Wertheimer(6)	1,247,376	2.4%	2.0%
David A. Wollenberg(7)(8)(9)	245,175	*	*
Richard H. Wollenberg(7)(10)	433,683	*	*
Executive officers
Robert B. Arkell	5,123	*	*
Ken D. Gettman	5,984	*	*
Richard J. Parker	2,048	*	*
Directors and executive officers as a group (13 persons)	1,984,009	3.9%	3.2%

*	Does not exceed 1%.
(1)	Does not reflect (i) the impact of the shares of our common stock that will be issued to our shareholders in the E&P distribution and (ii) any exercise by the underwriters of their over-allotment option.
(2)	Based on a Schedule 13G/A, filed February 6, 2006, of Dimensional Fund Advisors Inc., a registered investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all shares shown as beneficially owned. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(3)	Based on a Schedule 13G, filed February 14, 2006, of Hotchkis & Wiley Capital Management, LLC, a registered investment advisor. Hotchkis & Wiley Capital Management, LLC disclaims beneficial ownership of all shares shown as beneficially owned and reports sole voting power with respect to 2,444,400 shares and sole investment power with respect to 3,487,200 shares. Hotchkis & Wiley Capital Management, LLC is located at 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017.
(4)	Includes 12,160 shares owned by David L. Bowden and his spouse as joint tenants with right of survivorship, as to which David L. Bowden shares voting and investment power.
(5)	Includes 6,000 shares beneficially owned by John R. Kretchmer in his capacity as trustee for The Kretchmer Family Trust, of which John R. Kretchmer is one of two trustees and shares the power to vote the shares held by The Kretchmer Family Trust.

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(6)	Includes 670,350 shares beneficially owned by Robert E. Wertheimer in his capacity as trustee for two trusts for the benefit of his family members and 1,000 shares beneficially owned by members of Mr. Wertheimer’s immediate family, as to which shares Mr. Wertheimer disclaims any beneficial interest.
(7)	David A. Wollenberg and Richard H. Wollenberg are brothers.
(8)	Includes 47,090 shares beneficially owned by members of David A. Wollenberg’s immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.
(9)	Does not include 1,589,430 shares owned by The Wollenberg Foundation, or the Foundation, of which David A. Wollenberg is one of three trustees and shares the power to vote the shares held by the Foundation.
(10)	Includes 137,730 shares beneficially owned by members of Richard H. Wollenberg’s immediate family, 95,370 shares of which Mr. Wollenberg disclaims any beneficial interest.

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DESCRIPTION OF CAPITAL STOCK

General

As of the date hereof, our authorized capital stock consists of:

•	150,000,000 shares of common stock, ascribed value $1.50 per share, of which 51,076,567 shares were outstanding as of December 31, 2005; and

•	2,000,000 shares of preferred stock, no ascribed or par value, of which no shares are outstanding.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our articles of incorporation and bylaws, a copy of each of which is incorporated as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. No shares of our common stock are subject to redemption or have preemptive rights.

Subject to any preference rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

Preferred Stock

Our board of directors may authorize, without action by our shareholders, the issuance of preferred stock in one or more series and may fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions thereof, including, without limitation:

•	dividend rights and preferences over dividends on our common stock or any series of preferred stock;

•	the dividend rate (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions, if any);

•	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

•	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting or other rights of our common stock.

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Power to Issue Additional Shares of Common and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Share Ownership Limitations and Reporting Obligations

Our articles of incorporation do not and will not contain any restrictions on the number of shares of our stock that a person may own.

Nevertheless, to monitor our compliance with the share ownership requirements imposed on REITs, we will be required by the Code and Treasury Regulations to maintain records regarding the actual ownership of our shares. To do so, we are required to demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT distributions). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its federal income tax return disclosing the actual ownership of the shares and certain other information. If we fail to keep such records to show, to the extent required by the Code and Treasury Regulations, the actual ownership of our outstanding stock, we could be subject to monetary penalties.

Anti-Takeover Effects of Washington Law, Our Articles of Incorporation, Our Bylaws and Our Rights Plan

The following is a summary of certain provisions of Washington law, our articles of incorporation and bylaws and our rights plan that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without our shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Any preferred stock we issue could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or to make removal of management more difficult. As a consequence, the existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Washington Law

We are organized under Washington law. Some provisions of Washington law may delay or prevent a transaction which would cause a change in our control.

Business Combination Statute.    Longview may not engage in a “significant business transaction” with any person who acquires 10% or more of our voting stock for a period of five years from the date

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of the acquisition unless the acquisition is approved by a majority the board of directors prior to the time of the acquisition. Significant business transactions generally include, among other things, mergers or consolidations with, dispositions of assets to, or issuances or redemptions of stock to or from, the acquiring person; termination of 5% or more of our employees employed in Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; and allowing the acquiring person to receive disproportionate benefits as a shareholder.

After five years, a “significant business transaction” may occur if either (i) the transaction is approved by a majority vote of the shareholders, not including shares held by the acquiring person, at a meeting held five years after the acquiring person became so or (ii) the transaction satisfies certain fair-price provisions specified in the statute. We may not opt out of this statute.

Supermajority Voting Provision.    The Washington Business Corporation Act, or WBCA, with certain exceptions, (i) generally requires an affirmative vote of two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group to approve a merger, share exchange or a sale of all or substantially all of our assets not in the ordinary course of business and (ii) provides for dissenter’s rights under several of the same circumstances. No amendment to our articles of incorporation reducing to less than two-thirds the percentage of votes necessary to approve a merger, share exchange, sale of assets not in the ordinary course of business or dissolution is effective unless such amendment is approved by two-thirds of all the votes entitled to vote. These provisions may have the effect of delaying, deterring or preventing a change in control of Longview.

Other Provisions of Our Articles of Incorporation and Bylaws and the WBCA

Certain provisions of our articles of incorporation may make a change in control of Longview more difficult to effect. Our articles of incorporation provide for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their terms and each year one class of our directors is elected by our shareholders. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our articles of incorporation and bylaws provide that directors may be removed only for cause with the affirmative vote of a majority of the voting interest of shareholders entitled to vote.

Pursuant to our articles of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. In accordance with the WBCA, our shareholders may cause us to hold a special meeting of shareholders only upon the request in writing of shareholders owning shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting. These provisions make it more difficult to seek shareholder approval for actions not supported by our Board.

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Rights Plan

On January 26, 1999, our board of directors authorized a rights plan. The rights plan provided for a dividend distribution of one right for each share of common stock to shareholders of record at the close of business on March 1, 1999 and the attachment of a right to any subsequently issued shares of our common stock, including shares issued in this offering and the E&P distribution. The rights expire on March 1, 2009, if not previously redeemed or exercised. Each right entitles the holder to purchase one-tenth of one common share at a price of $5.00 ($50 per whole share), subject to adjustment under certain circumstances. With certain exceptions, the rights will become exercisable only upon the earlier of (i) the first date of public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of our common stock, referred to as the stock acquisition date, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of our common stock, the earlier of such dates referred to as the distribution date.

In the event that our board of directors determines that (i) any person becomes an acquiring person (other than Longview, its affiliates or members of the approved group, as described in the rights agreement), or (ii) an acquiring person engages in various self-dealing transactions with Longview, each holder of a right (other than the acquiring person) will thereafter have the right to receive, upon exercise, that number of shares of our common stock (or, in certain circumstances, cash, property or other securities of Longview) having a value equal to two times the purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

In the event that, at any time following the stock acquisition date, (i) Longview is acquired in a merger or other business combination transaction in which Longview is not the surviving corporation, (ii) any person consolidates with, or merges with or into, Longview, and Longview is the continuing or surviving corporation of such consolidation or merger, or (iii) 50% or more of Longview’s assets or earning power is sold or transferred, each holder of a right (other than the acquiring person) shall thereafter have the right to receive, upon exercise, common stock of, in the situations discussed in (i) and (ii), the surviving corporation, and, in the situation discussed in (iii) above, the person or entity to which the majority of the assets are sold, having a value equal to two times the then current purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

We will generally be entitled to redeem the rights at $0.01 per right at any time until the tenth business day following the stock acquisition date or, if earlier, a change of control of Longview approved by our board of directors.

Limitations on Liability and Indemnification of Directors and Officers

As permitted by Washington law, our articles of incorporation and bylaws provide that none of our directors will be personally liable to us or our shareholders for monetary damages for his or her conduct as a director, except for:

•	acts or omissions that involve intentional misconduct or a knowing violation of law by a director;

•	approval of distributions or loans in violation of the WBCA; or

•	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Washington law.

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These provisions may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “LFB.”

Governing Documents

Prior to 1990, we were a Delaware corporation. On April 6, 1990, we merged into a Washington corporation, incorporated on November 17, 1989, to effect our re-incorporation into Washington. The life of the corporation is perpetual.

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DESCRIPTION OF CERTAIN INDEBTEDNESS

Overview

After the 2006 refinancing, we expect that our significant indebtedness will consist of the new notes, amounts outstanding under our credit facility and indebtedness relating to $14.5 million of industrial revenue bonds.

New Notes

Concurrently with the consummation of this offering, Longview Fibre Company intends to issue $150.0 million aggregate principal amount of the new notes. The new notes, upon issuance, will be subject to the terms and conditions of an indenture between the issuer and U.S. Bank National Association, as trustee. The following summary of the material provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the indenture and not otherwise defined herein are used below with the meanings set forth in the indenture.

General

The new notes will mature on                 , 2016 and will bear interest at     % per annum, payable semi-annually on                  and                  of each year. The issuer may, from time to time after the offering of the new notes, issue additional notes constituting part of the same series as the new notes and having the same terms and conditions as the new notes in all respects, except for the issue date, the issue price and the initial interest payment date. For purposes of this summary, except where the context requires otherwise, references to the new notes include any such additional notes.

The new notes are general unsecured obligations of the issuer, rank pari passu with the all of the existing and future senior indebtedness of the issuer, and will be senior in right of payment to all existing and future subordinated indebtedness of the issuer.

Optional Redemption

The issuer may redeem all or part of the new notes at any time and from time to time prior to                 , 2011 at their principal amount plus a specified make-whole premium.

On or after                 , 2011, the new notes are subject to redemption by the issuer in whole or in part at any time and from time to time, at the issuer’s option, at specified redemption prices, expressed as percentages of principal amount, starting at     % during the 12-month period beginning                 , 2011 and ratably declining annually to 100% on                 , 2014 and thereafter.

At any time and from time to time prior to                 , 2009 the issuer may redeem up to an aggregate of 35% of the new notes (including additional notes) at a redemption price of     % of the principal amount thereof with the net cash proceeds of one or more qualified equity offerings, so long as at least 65% of the aggregate principal amount of the new notes issued on the date of original issuance of the new notes remains outstanding immediately after each such redemption and provided that any such redemption must occur within 90 days of the date of the closing of such qualified equity offering.

The issuer must pay accrued and unpaid interest, if any, to the date of redemption on any notes redeemed.

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Change of Control

Upon the occurrence of specified events involving a change of control of the issuer, subject to the issuer’s right to redeem new notes, the issuer would generally be required to offer to purchase the new notes at 101% of their principal amount, plus accrued and unpaid interest.

Certain Covenants

The indenture will contain a number of covenants that, among other things, restrict our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions on capital stock;

•	repurchase capital stock;

•	make loans and investments;

•	create liens on our assets;

•	allow restrictions on the ability of certain subsidiaries to make dividend and other payments;

•	dispose of assets;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	issue and sell equity interests in subsidiaries; and

•	enter new lines of business.

In the event that the new notes are assigned a rating of Baa3 or better by Moody’s Investors Service, Inc. and BBB- or better by Standard & Poor’s Rating Services and no default or event of default has occurred and is continuing, certain covenants in the indenture will be suspended. If the ratings should subsequently decline to below Baa3 or BBB-, the suspended covenants would be reinstituted.

Events of Default

The indenture will contain customary events of default. Upon the occurrence of an event of default, subject to specified exceptions, the trustee or the holders of at least 25% in principal amount of the then outstanding new notes may accelerate the maturity of all the senior notes as provided in the indenture.

Credit Agreement

On December 23, 2005, we entered into a credit agreement, dated as of December 23, 2005, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and various lenders from time to time party thereto. Longview Fibre Company and Longview TRS are the borrowers under the credit agreement and are jointly and severally liable for all borrowings under the credit agreement. The credit agreement requires that any material subsidiaries of Longview Fibre Company other than Longview TRS become parties to the credit agreement as guarantors.

The credit agreement provides for a senior secured credit facility that comprises:

•	a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and

•	a $200.0 million term facility.

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The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of letters of credit then outstanding under the revolving facility.

At any time during the term of the credit agreement, we may request an increase in the commitments provided thereunder by an aggregate amount (for all such requests) of up to $150.0 million, provided that we may make a maximum of three such requests. Any increase in the commitments would be applied pro rata across the revolving facility and the term facility. A request by us for an increase in the commitments under the credit agreement would be met only if and to the extent that the Administrative Agent and we were successful in obtaining the agreement of particular lenders to provide new or additional commitments.

The credit agreement provides that we may use borrowings under the credit agreement to fund a portion of the E&P distribution; to repay existing indebtedness; to pay fees and expenses associated with the REIT conversion and related refinancing; and for general corporate purposes, including, but not limited to, working capital and capital expenditures.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes.

As of December 30, 2005, there was $200.0 million in borrowings outstanding under the term facility, and no borrowings and $9.9 million undrawn face amount of letters of credit were outstanding under the revolving facility.

At our option, each individual borrowing under the credit agreement may be designated and maintained as either base rate loans or eurodollar rate loans. In addition, under the revolving facility, borrowings may be designated and maintained as swingline loans. A swingline loan may remain outstanding for no more than 10 business days. For purposes of calculating interest:

•	base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50%, referred to as the alternate base rate, and (ii) a margin, referred to as the applicable margin, that varies according to the ratio of (A) our consolidated funded indebtedness to (B) our consolidated total capitalization;

•	eurodollar rate loans, for which we may elect interest periods of one, two, three or six months, bear interest at a rate equal to the sum of (i) the applicable eurodollar interest rate and (ii) the applicable margin; and

•	swingline loans, at the applicable Borrower’s option, bear interest at a rate equal to, at our option, either (i) the sum of (A) the alternate base rate and (B) the applicable margin or (ii) such other interest rate as to which we may agree with the swingline lender at the time of the borrowing.

Interest is payable (i) in the case of any base rate loan, on the last business day of each calendar quarter and (ii) in the case of any eurodollar rate loan, at the end of each interest period except that, in the case of any eurodollar loan having an interest period of more than three months, interest is payable every three months.

The applicable margin for eurodollar rate loans, initially 1.25%, varies from 0.625% to 1.5%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate, initially 0.25%, varies from zero to 0.5%, in each case depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization. Until we have delivered to

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the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006, the applicable margin for Eurodollar rate loans will be no less than 1.25%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate will be no less than 0.25%.

Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, which varies from 0.15% to 0.35% depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization (subject to a 0.3% minimum until we have delivered to the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006), of the average daily unused commitments, exclusive of swingline loans. The letter of credit fee is also payable quarterly in arrears, is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

Under the term facility, we are required to pay a ticking fee to the lenders, payable quarterly in arrears, from the period commencing upon the closing date and ending on the date the term facility is drawn in full, computed as a percentage, determined on the same basis as the commitment fee for the revolving facility, of the average daily unused commitments.

Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

Under the term facility, we are required to make mandatory prepayments in the amount of:

•	50% of the net cash proceeds we receive from sales of our property and assets (subject to customary exclusions); and

•	50% of the net cash proceeds we receive in excess of a specified annual threshold amount in connection with a casualty, condemnation or eminent domain proceeding (subject to customary exclusions),

and, except as otherwise permitted under the credit agreement:

•	100% of the net cash proceeds we receive from the issuance or incurrence of any indebtedness; and

•	50% of the net cash proceeds we receive from the issuance of additional equity interests,

such exceptions to include specified issuances by us prior to December 31, 2006 of equity in connection with our planned REIT conversion and our funding of permitted acquisitions.

At our option, we are permitted to prepay all or part of the outstanding principal amount of borrowings under the credit agreement without premium or penalty, but subject to payment of customary breakage charges. Additionally, we may cancel the unused portion of any commitments under the revolving facility at any time.

Our obligations under the credit agreement will be secured by first-priority perfected liens and security interests on portions of our timberland holdings, together with all proceeds and products thereof, designated by the lenders and having an aggregate collateral value of at least two times the total commitments under the credit agreement.

The credit agreement contains a number of customary restrictive covenants subject to baskets for permitted transactions and materiality, knowledge and other qualifications, including, among others, covenants related to maintenance by us of qualification as a REIT and limitations on liens, mergers,

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consolidations, sales of assets, incurrence of debt, capital expenditures, investments (including loans and advances) and acquisitions and transactions with affiliates. The only limitations on our making dividend distributions are, in the case of any such distribution (excluding distributions necessary solely to qualify for or maintain REIT status), (i) the absence of any event of default under the credit agreement in existence at the time of, or caused by, such distribution, (ii) a requirement that, at the time of such distribution, we be in pro forma compliance with the financial covenants under the credit agreement and (iii) a requirement that such distribution be permitted under the terms of the indenture governing any senior unsecured notes we issue. Under the credit agreement, we are required to comply with financial performance covenants, including a maximum total debt to capitalization ratio of 65% (with a step down to 60% after one year), a maximum interest coverage ratio of 2.5 to 1 and a maximum ratio of commitments under the credit agreement to collateral value of 50%. We are also required to maintain a minimum consolidated net worth (excluding the effect of future non-cash asset impairment charges of up to $30 million) equal to or greater than the applicable amount as follows:

•	from the closing date to but not including the date of the declaration of the E&P distribution, 75% of our consolidated net worth as of July 31, 2005;

•	from the date of the declaration of the E&P distribution to but not including the first business day after the date on which we deliver to the lenders financial statements and compliance certificates for the fiscal quarter in which the E&P distribution occurred, 75% of our consolidated net worth as of July 31, 2005, less the amount by which our consolidated net worth is reduced as a direct result of the declaration of the E&P distribution; and

•	from the first business day after the date on which we deliver financial statements and compliance certificates for the fiscal quarter in which the declaration of the E&P distribution occurred and thereafter, 75% of our consolidated net worth as of the last day of the fiscal quarter during which the date of the declaration of the E&P distribution occurred.

The minimum consolidated net worth requirement would be increased at the end of each fiscal quarter on a cumulative basis by the amount of the net cash proceeds from any equity issuances we consummated during that fiscal quarter.

The credit agreement contains customary events of default subject to materiality and other qualifications and grace periods. The events of default include nonpayment of principal, interest, fees or other amounts under the credit agreement; any representation or warranty of ours under the credit agreement proving to have been materially incorrect when made or deemed to have been made; failure by us to comply with credit-agreement covenants; specified defaults by us under other indebtedness; specified bankruptcy and insolvency events; specified events involving the entry of judgments against us; actual or asserted invalidity of any loan documentation under the credit agreement; a change of control; and specified events related to our compliance with the Employee Retirement Income Security Act.

Upon an event of a default under the credit agreement, the requisite number of lenders (or the Administrative Agent at their request) may declare all amounts owing under the credit agreement immediately due and payable, terminate the lenders’ commitments to make loans under the credit agreement, require that we cash collateralize outstanding letter-of-credit obligations and/or exercise any and all remedies and other rights under the credit agreement. For specified defaults related to insolvency and receivership, the commitments of the lenders under the credit agreement will terminate automatically, all outstanding loans and other amounts will become immediately due and payable and our obligation to cash collateralize outstanding letter-of-credit obligations will automatically become effective.

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Industrial Revenue Bonds

At December 31, 2005, we had $14.5 million of debt relating to various industrial revenue bonds with floating rates of interest that are reset periodically at rates approximating those of U.S. Treasury securities. This debt matures from 2014 to 2018. The industrial revenue bonds were issued by political entities in Washington and Idaho to finance the acquisition of equipment located within those states. We agreed to pay the relevant political entity interest payments that correspond to the payments of interest on the bonds, and we agreed to pay the principal amount upon maturity, redemption or acceleration. We have caused the issuance of letters of credit to the trustees of the bonds to provide credit support for our payment obligations related to the payment of principal on the bonds and certain interest. We must reimburse the issuers of the letters of credit for all principal and interest payments made under the letters of credit. The agreements with respect to the letters of credit contain restrictive covenants, including limitations on our ability to incur liens, to alter our character or conduct of our business, to engage in mergers or other business-combination transactions, to change our capital structure, to dissolve or liquidate, to dispose of assets and to make specified restricted payments. The agreements with respect to the letters of credit also contain various financial covenants, including a maximum ratio of funded indebtedness to capitalization, a minimum consolidated net worth and a minimum fixed charge coverage ratio.

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FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Longview,” “we,” “our,” and “us” mean only Longview Fibre Company, and not any subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the Code, Treasury Regulations, rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and any subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents. This discussion is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker-dealer;

•	a cooperative;

•	a regulated investment company;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a partnership or a person holding our stock through a partnership;

and, except to the extent discussed below:

•	a tax-exempt organization; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular shareholder will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Longview

Our board of directors has authorized us to take the steps necessary to be taxed as a REIT, effective for our taxable year commencing January 1, 2006. In order to qualify as a REIT, we transferred our non-qualifying REIT assets to a wholly-owned TRS, Longview TRS. These non-qualifying REIT assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill and the related businesses and operations (including cash and

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working capital). In order to be eligible to elect REIT status effective January 1, 2006, we will be required to complete the E&P distribution by December 31, 2006. While we plan to operate in such a manner as to qualify for taxation as a REIT, no assurance can be given by us that our REIT conversion can be completed so as to be effective January 1, 2006.

Although we do not intend to request a ruling from the IRS as to our qualification as a REIT, we have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this prospectus as Skadden, Arps, to the effect that following the proposed transactions for the REIT conversion and as of January 1, 2006, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. Any opinion of Skadden, Arps will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and the current and future conduct of our business operations. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we might not succeed in qualifying as a REIT for any particular year. The opinion of Skadden, Arps as to our qualification as a REIT is expressed as of the date issued and does not cover subsequent periods. Counsel has no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the IRS could challenge the conclusions set forth in such opinions.

Furthermore, both the validity of the opinion of Skadden, Arps and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, all of the results of which will not be monitored by Skadden, Arps. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that our ownership interests in Longview TRS, another TRS or securities of other issuers would give rise to a violation of the REIT requirements.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT beginning in 2006, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

As a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its shareholders generally is taxed only at the shareholder level upon the distribution of that income.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Shareholders.”

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If we remain qualified as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	If we earn net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a “prohibited transactions” 100% tax. We intend to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent such treatment.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%). We do not anticipate receiving any income from foreclosure property.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless qualify as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	Similarly, pursuant to provisions in recently enacted legislation, if we should fail to satisfy the asset (other than a de minimis failure of the 5% and 10% asset tests as described below) or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. In that case, the amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a TRS that do not reflect arm’s-length terms.

•

If, during the ten-year period beginning on the first date we are subject to taxation as a REIT (expected to be January 1, 2006), we recognize gain on the disposition of any property held by us as of such date, then, to the extent of the excess of (i) the fair market value of such property as of such date over (ii) the adjusted tax basis of the property as of such date (the “Built-in Gain”), such gain will be subject to tax at the highest corporate tax rate. In addition, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate

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level tax) in a transaction in which the adjusted tax basis of the asset in our hands is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then, to the extent of the Built-in Gains, such gains will be subject to tax at the highest regular corporate tax rate. The IRS has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber-cutting contracts (as opposed to the gain derived from the sale of timberlands) will not be subject to the built-in gains tax. Thus, we are not subject to the built-in gains tax on the income we derive from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

•	Longview TRS will be subject to federal corporate income tax.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

In addition, we and any subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (expected to be 2006 in our case).

To monitor compliance with the share ownership requirements imposed on REITs, we are required by the Code and Treasury Regulations to maintain records regarding the actual ownership of our shares. To do so, we are required to demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT distributions). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A shareholder that fails or refuses to comply with the demand must submit a statement with its federal

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income tax return disclosing the actual ownership of the shares and certain other information. If we fail to keep such records to show, to the extent required by the Code and Treasury Regulations, the actual ownership of our outstanding stock, we could be subject to monetary penalties.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the recently enacted American Jobs Creation Act of 2004 (the “2004 Act”) includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to qualify as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% REIT asset test described below), and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we may hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with another corporation, whether or not wholly owned, to treat the corporation as a TRS of the REIT. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the

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corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and any subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

A parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock of the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as log sales or manufacturing activities).

We own all of the outstanding stock of Longview TRS, our corporate subsidiary that is engaged in the business of purchasing and harvesting timber and manufacturing lumber, paper and converted products. Longview TRS was formed as part of the REIT conversion, to own and operate businesses that we, as a REIT, are not permitted to own and operate directly. We and Longview TRS have jointly elected for Longview TRS to be treated as a TRS.

Income Tests

In order to maintain REIT status, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including gains from timber-cutting contracts and lump-sum sales of timber, “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

We expect that the gains we derive from timber-cutting contracts or lump-sum sales of standing timber will be from the sale of real property for purposes of the REIT gross income tests.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if several conditions are met. For example, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Substantially all of the rental income that we have received in the past and expect to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of way through our properties. It is anticipated that any income we receive from such leases and properties will constitute “rents from real property” under the applicable rules. While we do not expect to receive a substantial amount of rental income, we will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the

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earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain we or any pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued or to be issued by us or any pass-through subsidiaries incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and we attach to our tax return a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To qualify as a REIT, at the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, timberlands, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below.

Second, the aggregate value of all TRS securities held by us may not exceed 20% of the value of our total assets.

Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Fourth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% asset test described in the previous paragraph and 10% asset test described in this paragraph do not apply to securities of TRSs and qualified REIT subsidiaries.

Certain relief provisions are available to REITs that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 10% and 5% asset tests as described below) to nevertheless maintain its REIT qualification if (a) the REIT provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the

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assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not qualify as “straight debt” where REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Although we will not seek a ruling from the IRS to the effect that we have satisfied the REIT asset tests, we have obtained a third-party appraisal of the value of our timberlands and have consulted with a third-party financial advisor for assistance in determining the value of the TRS securities that Longview Fibre Company will hold following the REIT conversion. Under Treasury Regulations, the value of the TRS securities may be established by a good-faith determination of our board of directors. Based upon the value of our timberlands and our board of directors’ determination of the value of the TRS securities and other assets, our board of directors will determine whether we satisfy the REIT asset tests, including the 75% test and the 20% test, in a given quarter. If our board of directors concludes that we satisfy the REIT asset tests, the IRS may not agree with this determination and may assert that we fail to meet the REIT asset tests.

We believe the proposed composition of our assets will enable us to comply with the REIT asset requirements in 2006, and we intend to monitor compliance on an ongoing basis. We expect that our timberlands, including those timberlands that are subject to timber-cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests. We expect that, at all times after January 1, 2006, substantially more than 75% of the assets we own will consist of fee ownership of timberland. Accordingly, we believe that we will be able to meet the 75% test described above on a going forward basis beginning January 1, 2006.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) was not satisfied, we still could avoid

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disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or otherwise qualifying for the relief provisions described above.

Annual Distribution Requirements

REITs generally are required to distribute 90% of their ordinary taxable income, but not their net capital gains income. The IRS has ruled that payments on timber-cutting contracts that qualify under section 631(b) of the Code are to be treated as capital gains. Because we anticipate that payments on such timber-cutting contracts will be the principal source of our income, we expect that, for the foreseeable future, our income will consist primarily of net capital gains. We expect that dividends from our taxable REIT subsidiaries will be our only substantial source of ordinary income. Under the limits imposed by the REIT income tests, such dividends, together with other non-qualifying types of income, must not constitute more than 25% of our gross income.

We may elect to retain rather than distribute all or a portion of our net capital gains. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate tax rates;

•	our shareholders, although required to include their proportionate share of the undistributed capital gain in income, would receive a credit or refund for their share of the federal income tax paid by us; and

•	the basis of a shareholder’s stock would be increased by the amount of the undistributed capital gains (minus the amount of the federal income tax on capital gains paid by us which was included in income by the shareholder).

To the extent that we have ordinary taxable income, we are required to make distributions to our shareholders in an amount at least equal to:

(1) the sum of

(a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and

(b) 90% of the net income (after tax), if any, from foreclosure property, minus

(2) the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, such dividends must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class.

To the extent that we do not distribute (or we are not treated as having distributed) all of our capital gain or we distribute (or we are treated as having distributed) at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed income at regular corporate tax rates. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year (other than capital gain income that we elect to retain and pay tax on as provided for above) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which we elected to retain and pay tax on), we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of

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income retained on which we have paid corporate income tax. We intend to make timely distributions (or estimated tax payments to the extent we decide to retain our net capital gains) so that we are not subject to the 4% excise tax.

As a REIT, our distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to shareholders of record on a specified date, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of shareholders, of any distributions that are actually made, which are generally taxable to shareholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—REIT Distributions.”

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification during our 2006 or subsequent taxable years, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to shareholders that are individuals who meet certain holding period requirements would generally be taxable at a rate of 15% (through 2008), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We

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intend to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent the imposition of the 100% tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Certain provisions of the Code reduce the risk that we would be subject to the prohibited transaction tax with respect to some of our sales of timberlands. Under these provisions, sales of timberlands that satisfy certain requirements specified in the Code would not constitute prohibited transactions. The principal requirements that we would have to satisfy are that (i) the timberlands sold during a tax year cannot have an aggregate tax basis that exceeds 10% of the aggregate tax bases of all of our assets as of the beginning of the relevant tax year and (ii) our development expenses with respect to such timberlands for the four years prior to the sale and our marketing expenses with respect to such sales cannot exceed certain specified limits. We intend to conduct our activities so that our sales of timberlands (other than those undertaken by any TRSs) qualify for this safe harbor.

Hedging Transactions

We and any subsidiaries may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.

Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate changes or fluctuations with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, is exempt from the 95% REIT income test. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distribution of Pre-REIT E&P. Dividends we pay and other distributions we make, including the E&P distribution, will be treated as coming first from our pre-REIT E&P. Accordingly, any regular dividend we pay prior to the payment of the E&P distribution, and the E&P distribution itself, will generally be taxable distributions, and each shareholder must include the sum of the value of the shares of our common stock and the amount of cash received, in such distributions in its gross income as dividend income to the extent that such distributions are made out of the shareholder’s proportionate share our pre-REIT E&P. While not free from doubt, we believe that, for this purpose, the shares received in the E&P distribution should be valued at their fair market value on the date of the

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E&P distribution. (No assurance can be given, however, that the IRS will not assert that the value of the shares should be equal to the amount of cash that the stockholder could have elected to receive in lieu thereof, regardless of the value of the shares on the date of the E&P distribution). A shareholder that receives shares of our common stock pursuant to the E&P distribution would have a basis in such stock equal to the fair market value of such stock on the day we pay the E&P distribution, and the holding period in such stock would begin on the day following the E&P distribution.

The maximum 15% tax rate available to non-corporate U.S. shareholders for “qualified dividend income” is not available unless the stock on which an otherwise qualifying dividend is paid has been held for more than 60 days during the 120-day period beginning 60 days before the date on which the shares become ex-dividend. For purposes of calculating the 60-day holding period as applied to non-corporate U.S. shareholders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the shareholder has an option to sell, is under a contractual obligation to sell, has made (and not closed) a short sale of, or has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our common stock will not be counted toward the required holding period. Assuming these holding period requirements are met, all distributions of our pre-REIT E&P should qualify for the maximum 15% tax rate available to non-corporate shareholders. Such distributions will not be eligible for the dividends-received deduction available to U.S. shareholders that are domestic corporations (but not S corporations).

Corporate shareholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends-received deduction.

For certain U.S. shareholders, the E&P distribution may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a shareholder’s adjusted basis in its shares of common stock. A U.S. shareholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss (regardless of its holding period in its shares) to the extent of the extraordinary dividend. We believe it is likely that the E&P distribution per share would exceed 10% of the initial offering price per share in any offering of our common stock that is completed before or concurrently with the E&P distribution.

REIT Distributions. Any amounts distributed to a shareholder that are in excess of the shareholder’s proportionate share of our pre-REIT E&P will be treated as REIT distributions. As a REIT, distributions from us that are designated as capital gain dividends will generally be taxed to shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its stock. A similar treatment will apply to net capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat our shareholders as having received, for federal income tax purposes, our undistributed capital gains while passing through to our shareholders a corresponding refundable credit for taxes we paid on such retained capital gains. Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of shareholders who are individuals, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

REIT distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for

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corporations. With limited exceptions, such dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2008) for qualified dividends received by individuals from taxable C corporations pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003. Shareholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Our Stock. In general, a domestic shareholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the shareholder’s adjusted tax basis in the stock at the time of the disposition. In general, a shareholder’s tax basis will equal the shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the shareholder (discussed above), less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of our stock will be subject to a maximum federal income tax rate of 15% (through 2008) if our stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our stock is held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The deduction of capital losses is subject to certain limitations.

If an investor recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a domestic shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

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Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. A “non-U.S. holder” is any person other than:

(a)	a citizen or resident of the United States;

(b)	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

(c)	an estate, the income of which is includable in gross income for federal income tax purposes regardless of its source; or

(d)	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Capital Gain Dividends. A capital gain dividend by us that is attributable to gain from the disposition of our standing timber or a United States Real Property Interest (“USRPI”) held by us will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty, so long as the recipient non-U.S. holder does not own more than 5% of our stock at any time during the one year period ending on the date on which the capital gain dividend is received.

For all other non-U.S. holders, such a distribution will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of such dividends. These distributions may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. Capital gain dividends received by a non-U.S. holder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are satisfied, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Ordinary Dividends. The E&P distribution and the portion of other dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates in the same manner as domestic shareholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

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Non-Dividend Distributions. Unless our stock constitutes a USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the shareholder’s basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (for example, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of our assets during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We expect to be a domestically controlled qualified investment entity beginning in 2006. The sale of our stock that was acquired, held and sold when we are a domestically controlled qualified investment entity by a non-U.S. holder would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we will be a domestically controlled qualified investment entity.

Moreover, a non-U.S. holder’s sale of stock will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are satisfied, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. Longview stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

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Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that (1) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock.

Tax-exempt shareholders are particularly urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

State, Local and Foreign Taxes

We and any subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our shareholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to shareholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

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UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Banc of America Securities LLC
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Total	10,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below, unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares from the Company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,500,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative of the underwriters may change the offering price and the other selling terms.

The Company and its executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of the final prospectus covering this offering, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans or the E&P distribution.

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The 90-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or announces material news or a material event or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event, unless Goldman, Sachs & Co. waives, in writing, such extension.

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Each underwriter has represented and agreed that:

(a)

it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000, as amended (“FSMA”), except to legal entities which are authorized or regulated to operate in the

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financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the Company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”);

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(c)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be

130

disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

No offering circular or other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, may be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”), and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,297,860.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for the Company, for which they received or will receive customary fees.

The underwriters other than UBS Securities LLC are acting as underwriters in the Company’s concurrent offering of the new notes, for which they are receiving customary fees and reimbursement of expenses.

Goldman, Sachs & Co. and Banc of America Securities LLC are acting as joint dealer managers in connection with the tender offer for all the Company’s outstanding senior subordinated notes, for which they are receiving customary fees and reimbursement of expenses.

Under the Company’s credit facility, which was established in December 2005, Bank of America, N.A., an affiliate of Banc of America Securities LLC, acts as the sole administrative agent, for which it receives customary fees and reimbursement of expenses. Banc of America Securities LLC, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, and Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., acted as joint lead arrangers and joint bookrunning managers in connection with the Company’s credit facility, receiving customary fees and reimbursement of expenses in such capacities.

Banc of America Securities LLC, Scotia Capital (USA) Inc. and Wells Fargo Brokerage Services, LLC, an affiliate of Wells Fargo Securities, LLC, were initial purchasers in connection with the offering of the Company’s senior subordinated notes, for which they received customary underwriting fees. Banc of America Securities LLC currently holds approximately $12.4 million of the principal amount outstanding under the senior subordinated notes. The net proceeds from the concurrent offerings of the Company’s common stock and the new notes described in this prospectus will be used, in part, to

131

purchase all of the senior subordinated notes tendered in connection with the offer to purchase all of the outstanding senior subordinated notes.

The net proceeds of the concurrent offerings of the Company’s common stock and the new notes described in this prospectus may be used by the Company, in part, to repay a portion of the amounts outstanding under the Company’s credit facility. The principal amount of outstanding term indebtedness under the Company’s credit facility held by each of Bank of America N.A., Wells Fargo Bank, N.A., Goldman Sachs Credit Partners L.P. and Scotiabanc Inc., an affiliate of Scotia Capital, as of February 15, 2006 was approximately $20.0 million, $20.0 million, $10.0 million and $15.0 million, respectively. The principal amount of outstanding revolving indebtedness under the Company’s credit facility held by each of Bank of America N.A., Wells Fargo Bank, N.A., Goldman Sachs Credit Partners L.P. and The Bank of Nova Scotia, an affiliate of Scotia Capital, as of February 15, 2006 was approximately $0.2 million, $0.2 million, $0.1 million and $0.15 million, respectively (excluding letters of credit).

Since December 2004, Goldman, Sachs & Co. has provided financial advisory services to the Company in connection with the REIT conversion for which it has received, and is expected to receive in the future, customary fees and reimbursement of expenses. Banc of America Securities LLC provided structuring and arrangement services to the Company in connection with the Company’s credit facility, for which it received customary fees and reimbursement of expenses.

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LEGAL MATTERS

The validity of the common stock is being passed upon for us by Perkins Coie LLP, Portland, Oregon and for the underwriters by Latham & Watkins LLP, Los Angeles, California. Certain tax matters have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The financial statements as of October 31, 2004 and 2005 and for each of the three years in the period ended October 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of October 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Longview, that is available over the Internet at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “LFB.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our press releases, SEC filings and annual reports, are available at no charge through our website at www.longviewfibre.com. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will be deemed automatically to update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2005;

•	Transition Report on Form 10-Q for the transition period from November 1, 2005 to December 31, 2005;

•	Current Reports on Form 8-K filed on November 30, 2005, December 30, 2005 and February 27, 2006;

•	the description of our common stock contained in the Registration Statement on Form 8-A dated March 1, 1989 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendments or other reports filed with the SEC for the purpose of updating such description; and

•	the description of our common stock purchase rights contained in the Registration Statement on Form 8-A dated February 18, 1999 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments or other reports filed with the SEC for the purpose of updating such description.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or

133

15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Longview Fibre Company, Attn: L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Longview Fibre Company:

We have completed an integrated audit of Longview Fibre Company’s 2005 consolidated financial statements and of its internal control over financial reporting as of October 31, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Longview Fibre Company and its subsidiaries at October 31, 2005, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, that Longview Fibre Company did not maintain effective internal control over financial reporting as of October 31, 2005, because the Company did not a) maintain a sufficient complement of personnel with a level of financial reporting expertise that is commensurate with the Company’s financial reporting requirements, b) maintain effective controls over the existence and valuation of supplies inventories and related cost of goods sold, c) maintain effective controls over the valuation of its workers’ compensation claims liability and related cost of products sold, and d) maintain effective controls over the valuation of its postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

F-2

A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

Insufficient personnel with appropriate accounting knowledge and training.    The Company lacked a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company’s financial reporting requirements. In addition, the Company did not maintain documented policies to ensure the consistent application of procedures in the financial reporting process, by existing personnel. This control deficiency could result in a misstatement to substantially all of the Company’s financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. This control deficiency contributed to the control deficiencies described in items 2 through 4 below.

Ineffective controls over supplies inventories.    The Company did not maintain effective controls over the existence and valuation of supplies inventories. Specifically, the Company failed to perform an effective physical inventory of fuel supplies inventory and failed to perform reconciliations of certain supplies inventories to ensure that all transactions were completely and accurately recorded. In addition, the Company failed to properly identify and accurately value obsolete supplies inventories. This control deficiency resulted in misstatements to supplies inventories and related cost of products sold in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material, as well as audit adjustments to the fourth fiscal quarter of 2005 consolidated financial statements. In addition, this control deficiency could result in a misstatement to supplies inventories and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Ineffective controls over workers’ compensation claims liability.    The Company did not maintain effective controls over the valuation of its workers’ compensation claims liability. Specifically, the Company failed to ensure that assumptions and data reported by the third-party claims administrator were appropriately considered in the calculation of the estimated future workers’ compensation claims. This control deficiency resulted in misstatements to the workers’ compensation claims liability and

F-3

related cost of products sold in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to the workers’ compensation claims liability and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Ineffective controls over postretirement medical benefits liability.    The Company did not maintain effective controls over the valuation of its postretirement medical benefits liability. Specifically, the Company did not maintain effective controls to ensure that the calculation of the postretirement medical benefits liability was properly and timely reconciled to the data provided by the Company’s actuary. This control deficiency resulted in misstatements to the postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to the postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the October 31, 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Longview Fibre Company did not maintain effective internal control over financial reporting as of October 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Longview Fibre Company has not maintained effective internal control over financial reporting as of October 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Portland, Oregon

January 17, 2006

F-4

MANAGEMENT’S REPORT

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The following report appeared, together with other information concerning Longview Fibre Company’s controls and procedures, in Item 9A of Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which is incorporated by reference in this prospectus:

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of October 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on this assessment, management concluded that our internal control over financial reporting was not effective as of October 31, 2005 due to the existence of the material weaknesses as of October 31, 2005, discussed below. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

1.	Insufficient personnel with appropriate accounting knowledge and training. We lacked a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements. In addition, we did not maintain documented policies to ensure the consistent application of procedures in our financial reporting process by existing personnel. This control deficiency could result in a misstatement to substantially all of our financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. This control deficiency contributed to the control deficiencies described in items 2 through 4 below.

F-5

2.	Ineffective controls over supplies inventories. We did not maintain effective controls over the existence and valuation of our supplies inventories. Specifically, we failed to perform an effective physical inventory of our fuel supplies inventory and failed to perform reconciliations of certain supplies inventories to ensure that all transactions were completely and accurately recorded. In addition, we failed to properly identify and accurately value obsolete supplies inventories. This control deficiency resulted in misstatements to our supplies inventories and related cost of products sold in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material, as well as audit adjustments to our consolidated financial statements for the fourth quarter of fiscal year 2005. In addition, this control deficiency could result in a misstatement to our supplies inventories and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

3.	Ineffective controls over workers’ compensation claims liability. We did not maintain effective controls over the valuation of our workers’ compensation claims liability. Specifically, we failed to ensure that assumptions and data reported to us by our third-party claims administrator were appropriately considered in the calculation of our estimated future workers’ compensation claims. This control deficiency resulted in misstatements to our workers’ compensation claims liability and related cost of products sold in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to our workers’ compensation claims liability and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

4.	Ineffective controls over postretirement medical benefits liability. We did not maintain effective controls over the valuation of our postretirement medical benefits liability. Specifically, we did not maintain effective controls to ensure that the calculation of our postretirement medical benefits liability was properly and timely reconciled to the data provided by our actuary. This control deficiency resulted in misstatements to our postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to our postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Our assessment of the effectiveness of our internal control over financial reporting as of October 31, 2005 has been audited by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as stated in their report appearing in this Annual Report on Form 10-K.

F-6

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF INCOME

	Years Ended October 31
	2005	2004	2003
	(thousands except per share)
NET SALES	$898,092	$831,166	$773,337
Timber	186,783	192,840	163,000
Paper and paperboard	264,733	225,682	202,549
Converted products	446,576	412,644	407,788
Cost of products sold, including outward freight	742,686	689,470	656,581

GROSS PROFIT	155,406	141,696	116,756
Selling, administrative and general expenses	93,559	82,752	72,154
Loss on asset abandonment (see Note 4)	9,692	—	—

OPERATING PROFIT (LOSS)	52,155	58,944	44,602
Timber	84,792	90,039	64,145
Paper and paperboard	(11,269)	(13,611)	(10,780)
Converted products	(21,368)	(17,484)	(8,763)
Interest income	286	188	327
Interest expense	(37,044)	(37,493)	(43,099)
Miscellaneous	1,137	1,262	6,724

INCOME BEFORE INCOME TAXES	16,534	22,901	8,554

PROVISION FOR TAXES ON INCOME (see Note 8)
Current	1,688	123	(126)
Deferred	4,492	8,877	3,326

	6,180	9,000	3,200

NET INCOME	$10,354	$13,901	$5,354

Per share	$0.20	$0.27	$0.10

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Shareholder’s Equity
	Shares	Amounts
	(thousands except per share)
Balance at October 31, 2002	51,077	$76,615	$3,306	$349,075	$428,996

Net income	—	—	—	5,354	5,354
Cash dividends:
Common stock ($0.04 per share)	—	—	—	(2,043)	(2,043)

Balance at October 31, 2003	51,077	76,615	3,306	352,386	432,307

Net income	—	—	—	13,901	13,901
Cash dividends:
Common stock ($0.05 per share)	—	—	—	(2,554)	(2,554)

Balance at October 31, 2004	51,077	76,615	3,306	363,733	443,654

Net income	—	—	—	10,354	10,354
Cash dividends:
Common stock ($0.08 per share)	—	—	—	(4,086)	(4,086)

Balance at October 31, 2005	51,077	$76,615	$3,306	$370,001	$449,922

The accompanying notes are an integral part of the financial statements.

F-7

LONGVIEW FIBRE COMPANY

CONSOLIDATED BALANCE SHEET

	October 31
	2005	2004	2003
	(dollars in thousands except per share)
ASSETS
Current assets:
Accounts and notes receivable	$106,844	$111,723	$99,754
Allowance for doubtful accounts	1,000	1,350	1,350
Taxes on income, refundable	3,931	—	—
Inventories (see Note 2)	72,110	83,523	65,348
Other	9,869	7,800	7,109

Total current assets	191,754	201,696	170,861

Capital assets:
Buildings, machinery and equipment at cost	1,812,933	1,828,195	1,815,959
Accumulated depreciation	1,177,306	1,139,390	1,094,266

Costs to be depreciated in future years (see Note 3)	635,627	688,805	721,693
Plant sites at cost	3,549	3,549	3,549

	639,176	692,354	725,242

Timber, at cost less depletion	195,031	196,440	185,216
Roads, at cost less amortization	9,053	8,631	8,481
Timberlands, at cost	24,694	24,598	20,168

	228,778	229,669	213,865

Total capital assets	867,954	922,023	939,107

Pension and other assets (see Note 10)	151,987	147,211	145,436

	$1,211,695	$1,270,930	$1,255,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$10,299	$12,370	$11,190
Accounts payable (see Note 5)	63,527	66,063	53,132
Short-term borrowings (see Note 6)	9,500	10,000	44,000
Payrolls payable	15,906	15,897	13,465
Other taxes payable	8,541	9,100	8,465
Current installments of long-term debt (see Note 7)	—	30,000	—

Total current liabilities	107,773	143,430	130,252

Long-term debt (see Note 7)	407,386	442,148	462,903

Deferred tax liabilities—net (see Note 8)	210,029	204,783	195,410

Other liabilities (see Note 10)	36,585	36,915	34,532

Commitments and contingencies (see Note 11)	—	—	—

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—	—	—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares (see Note 13)	76,615	76,615	76,615
Additional paid-in capital	3,306	3,306	3,306
Retained earnings	370,001	363,733	352,386

Total shareholders’ equity	449,922	443,654	432,307

	$1,211,695	$1,270,930	$1,255,404

The accompanying notes are an integral part of the financial statements.

F-8

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended October 31
	2005	2004	2003
	(thousands)
CASH PROVIDED BY (USED FOR) OPERATIONS:
Net income	$10,354	$13,901	$5,354
Charges to income not requiring cash:
Depreciation	71,729	70,906	70,737
Depletion and amortization	10,775	8,612	7,510
Deferred taxes—net	4,492	8,877	3,326
(Gain) loss on disposition of capital assets	898	5,039	(3,368)
Loss on asset abandonment	9,692	—	—

Change in:
Accounts and notes receivable—net	4,529	(11,969)	2,176
Taxes on income, refundable	(3,931)	—	2,293
Inventories	11,413	(18,175)	6,241
Other	(1,315)	(195)	691
Pension and other noncurrent assets	(4,776)	(1,775)	(10,590)
Accounts, payrolls and other taxes payable	(2,618)	14,254	7,984
Other noncurrent liabilities	(283)	2,436	3,727

Cash provided by operations	110,959	91,911	96,081

CASH PROVIDED BY (USED FOR) INVESTING:
Additions to: Plant and equipment	(31,500)	(45,796)	(31,815)
Timber and timberlands	(10,180)	(24,946)	(4,970)
Proceeds from sale of capital assets	2,655	3,269	12,092

Cash used for investing	(39,025)	(67,473)	(24,693)

CASH PROVIDED BY (USED FOR) FINANCING:
Additions to long-term debt	191	192	191
Reduction in long-term debt	(30,000)	—	(62,400)
Short-term borrowings	(35,500)	(25,000)	(5,000)
Payable to bank resulting from checks in transit	(2,071)	1,180	3,726
Accounts payable for construction	(468)	1,744	(5,862)
Cash dividends	(4,086)	(2,554)	(2,043)

Cash used for financing	(71,934)	(24,438)	(71,388)

Change in cash position	—	—	—
Cash position, beginning of year	—	—	—

Cash position, end of year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	$37,604	$36,822	$40,859
Capitalized interest	610	876	1,278
Income taxes	5,782	113	(2,394)

The accompanying notes are an integral part of the financial statements.

F-9

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of accounting policies:

Nature of Business

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview mill, which produces kraft paper and paperboard; and the ownership and operation of converting plants, which produce finished products such as corrugated containers. All of our facilities are located in the United States (“US”).

Principles of consolidation

The financial statements include the accounts of Longview Fibre Company and all of its subsidiaries after elimination of intercompany balances and transactions.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is stated at historical cost and is comprised mainly of trade accounts receivable primarily from the sale of products on credit. Credit is extended to customers based on an evaluation of their financial condition. We evaluate the collectibility of accounts receivable on a case-by-case basis and make adjustments to the allowance for doubtful accounts for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. We also adjust the allowance for doubtful accounts based on historical experience and past due status.

Bad debt expense associated with uncollectible accounts for the fiscal years ended October 31, 2005, 2004 and 2003 was $258,000, $595,000 and $715,000, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a last-in, first-out method except for supplies, which are stated using the average cost method.

Property and depreciation

Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to production capacity or extend useful life. Cost includes interest capitalized during the construction period on all significant asset acquisitions. Impairment is reviewed annually, or whenever events or circumstances indicate that the carrying value of an asset or group of assets may not be recovered pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Impairment evaluates whether or not the undiscounted future cash flows generated by an asset will exceed its carrying value. If estimated future cash flows indicate the carrying value of an asset or group of assets may not be recoverable, impairment exists, and the asset’s net book value is written down to its estimated realizable value. When properties are sold or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts, and the resulting profit or loss is recorded in income. The costs of maintenance and repairs are charged to income when incurred.

Depreciation for financial accounting purposes is computed on the straight-line basis over the estimated useful lives of the assets. The estimated useful lives of assets range from 20 to 40 years for buildings and principally from 15 to 20 years for machinery and equipment.

Timberlands, depletion and amortization

Timber, timberlands and timber roads are stated at cost, net of accumulated depreciation, depletion and amortization. Timber, upon reaching the age of 35 years, is considered merchantable and available for harvesting, with all timber younger than 35 years of age being classified as premerchantable. Timber is tracked on a county-by-county basis whereby capital costs and estimated recoverable timber volumes are accumulated in the county in which the related timber is located. Expenditures for

F-10

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reforestation, including costs such as site preparation, tree planting, fertilization and herbicide application for the two years after planting, are capitalized and depleted as timber is harvested. After two years of age, seedling reforestation maintenance and tree farm management costs, consisting of recurring items necessary to the ownership and administration of the timber and timberlands, are recorded as a current period expense.

Provision for depletion of merchantable timber represents a charge per unit of production (depletion rate) applied to actual harvest volumes. Depletion rates are recognized on a county-by-county basis. A single countywide depletion rate is applied to all timber, timberlands and timber roads in a given county, regardless of the merchantable timber age, species or quality in any particular case. The applicable countywide depletion rate for each county is determined on a county-by-county basis using a computer growth index model that tracks the timber volumes through the growth cycle and is based upon actual growth rates from permanent timber growth plots throughout the Northwest. Countywide depletion rates are adjusted every five years for timber maturity, estimated growth, and actual harvest volumes for the prior five-year period and when there is a significant acquisition or disposition.

Direct costs associated with the building of the primary access timber roads are capitalized and amortized on the straight-line basis over estimated useful lives ranging from 3 to 15 years. Costs incurred for timber roads that serve short-term harvest needs are expensed as incurred.

Costs for road base construction of mainline roads, such as clearing and grading, are not amortized and remain a capitalized cost until disposition as they provide permanent value to the timberlands.

No gain or loss is recognized on timberland exchanges since the earnings process is not considered complete until timber is harvested and marketed.

Financial instruments

We account for derivative financial instruments pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. This standard requires that all derivative financial instruments, such as interest rate swap contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. The changes in the fair value of derivative financial instruments are recognized periodically either in net income or shareholders’ equity, depending on whether the derivative is being used to hedge changes in fair value or cash flows.

Earnings per share

Basic and diluted net income per share is computed on the basis of weighted average common shares outstanding of 51,076,567.

Revenue recognition

We recognize revenues from product sales to our customers when title and risk of loss pass to the customer, and when the sales price is fixed or determinable. For substantially all sales, ownership transfers upon receipt for converted products and lumber, and upon shipment for paper, paperboard and log products.

During fiscal year 2003, we renegotiated a long-standing barter agreement whereby we swapped equivalent units of paper for paperboard. This “buy/sell” agreement provides that we sell paper to our counterparty’s converting facilities, and that we purchase paperboard from them for use in our converting facilities. Under this agreement, we recorded the related transactions as sales in the Consolidated Statement of Income. These transactions accounted for net sales of $18.2 million for fiscal year 2003 and $12.8 million for the first three quarters of fiscal year 2004. The impact on operating profit is not material.

Effective in the fourth quarter of fiscal year 2004, we began recording the transactions under the buy/sell agreement as an exchange using

F-11

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

carryover basis as contemplated by Accounting Principles Board Bulletin No. 29, “Accounting for Nonmonetary Transactions”.

Recent Accounting Developments

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the previously issued authoritative guidance to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material should be recognized as current-period charges. In addition, SFAS 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005, and will be adopted by us beginning November 1, 2005. We do not expect the adoption of this statement to have a material effect on our financial condition or results of operations.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which states that a company must recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in SFAS No. 143, “Accounting for Asset Retirement Obligations”, and therefore should be recognized if their fair value is reasonably estimable. FIN 47 is effective no later than the end of the first fiscal year ending after December 15, 2005, and will be adopted by us beginning November 1, 2005. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 introduces a special tax deduction related to qualified production activities. This deduction is equal to 3% of qualified income for the tax year beginning in 2005 and will be fully phased in as a 9% deduction for the tax year beginning in 2010. FSP 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with SFAS No. 109, “Accounting for Income Taxes”. As we are not eligible for the deduction in the current fiscal period, this statement did not have an effect on our financial position or results of operations for the current fiscal year. As a special deduction under FSP 109-1 the impact on our financial position or results of operations for prospective fiscal periods is contingent upon future performance of specific activities in those periods.

In September 2005, the Emerging Issues Task Force, (“EITF”) ratified EITF 04-13 addressing the situation in which an entity sells inventory to another entity that operates in the same line of business pursuant to a single arrangement (such as our Buy/Sell agreements). EITF 04-13 states that finished goods for work-in-process should be recognized at fair value, while work-in-process for work-in-process or finished goods should be recognized at its carrying value. The adoption of this interpretation is effective for new or modified agreements for fiscal periods starting on or after March 16, 2006. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

Reclassifications

Prior year amounts have been reclassified to conform to current year classifications. These reclassifications have no impact upon net income or shareholders’ equity.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting

F-12

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

principles in the US requires us to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Our critical accounting policies are those that may require a higher level of judgment, estimates and complexity. Actual results could differ from those estimates.

Note 2—Inventories:

Inventories consist of the following:

	October 31
	2005	2004	2003
	(thousands)
Finished goods	$31,843	$38,358	$34,450
Goods in process	34,519	35,410	25,539
Raw materials	5,227	6,412	7,054
Supplies (at average cost)	42,404	43,376	39,562

	113,993	123,556	106,605
LIFO Reserve	(41,883)	(40,033)	(41,257)

	$72,110	$83,523	$65,348

During fiscal year 2005 and 2003, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of fiscal year 2005 production, the effect of which increased cost of goods sold by approximately $423,000 and decreased net income by approximately $267,000 or $0.01 per share. The effect on cost of products sold for the 2003 inventory reduction was not material.

As of October 31, 2005, the allowance for obsolete supplies inventory was $1.0 million. There was no allowance as of October 31, 2004 and 2003.

Note 3—Buildings, machinery and equipment:

Buildings, machinery and equipment consist of the following:

	October 31
	2005	2004	2003
	(thousands)
Buildings—net	$79,801	$81,497	$84,938
Machinery and equipment—net	555,826	607,308	636,755

	$635,627	$688,805	$721,693

Note 4—Loss on asset abandonment:

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, we decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

F-13

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS 144, we recorded a non-cash charge to operations of $9.7 million during the fourth quarter of fiscal year 2005 for the #1 and #3 paper machines and related dedicated spare parts that are no longer going to be used in operations and have no resale value in excess of disposal costs. The impact on our operating segments was $5.0 million and $4.7 million charged to the paper and paperboard segment and the converted products segment, respectively.

Note 5—Accounts Payable:

Accounts payable includes accruals for workers’ compensation liabilities totaling $7.4 million, $6.5 million and $6.3 million at October 31, 2005, 2004 and 2003, respectively, and accrued interest on debt totaling $8.9 million, $9.7 million and $9.5 million at October 31, 2005, 2004 and 2003, respectively.

Note 6—Short-term borrowings:

At October 31, 2005, we had bank lines of credit with a maximum amount available of $265 million. Of this amount, $250 million was under a credit agreement with a group of banks expiring December 14, 2007. The agreement provided for borrowings at the Offshore Rate (LIBOR based) plus a spread, 1.50% at October 31, 2005, or the applicable bank’s Reference Rate plus a spread, 0.50% at October 31, 2005. Up to $50 million of the credit agreement could be used for letters of credit at a fee identical to the Offshore Rate plus its applicable spread. The agreement provided for a commitment fee (0.375% per year at October 31, 2005) on the unused portion. At October 31, 2005, we had borrowings of $63.5 million and $9.9 million of letters of credit issued under this credit agreement. Covenants of the agreement included tests of minimum net worth, long-term borrowing, fixed charge coverage ratio and restrictions on payment of dividends. At October 31, 2005, we were in compliance with the covenants of the credit agreement.

At October 31, 2005, we had a $15 million uncommitted line of credit, under which there were no borrowings at October 31, 2005.

Short-term borrowing activity, including the amount reclassified as long-term, is summarized as follows:

	2005	2004	2003
	(thousands)
Short-term borrowings October 31	$63,500	$99,000	$124,000
Reclassification to long-term debt (a)	54,000	89,000	80,000

Short-term borrowings	9,500	10,000	44,000
Interest rate October 31	7.5%	4.9%	5.4%
Average daily amount of short-term borrowings outstanding during year	$94,351	$113,912	$115,213
Average interest rate during year (b)	7.0%	5.3%	5.7%
Maximum amount of short-term borrowings at any month end	$122,000	$125,000	$132,000

Note (a) Reclassified as long-term debt based on our intent and ability that they would be refinanced and replaced with long-term borrowings. See “New Credit Agreement” in Note 15 for information regarding certain related refinancing activities undertaken by us subsequent to the end of fiscal year 2005.

Note (b) Computed by dividing interest incurred by average daily short-term borrowings outstanding.

F-14

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Long-term debt:

Long-term debt consists of the following:

	October 31
	2005	2004	2003
	(thousands)
Senior notes due through 2010 (7.25%-8.83%)—Note (a)	$124,500	$154,500	$154,500
Revenue bonds payable through 2018 (floating rates, currently 2.70%-2.85%)—Note (b)	14,500	14,500	14,500
Senior subordinated notes due 2009 (10.00%)—Note (c)	215,000	215,000	215,000
Notes payable—credit agreement—Note 6 above	54,000	89,000	80,000

	408,000	473,000	464,000
Less current installments	—	30,000	—
Less unamortized debt discounts	614	805	997

	407,386	442,195	463,003
Fair value adjustments—mark-to-market—Note (d)	—	(47)	(100)

Net long-term debt	$407,386	$442,148	$462,903

Scheduled maturities	(thousands)
2006	$—
2007	—
2008	24,000
2009	215,000
2010	154,500
2011-2018	14,500

$408,000

Note (a) The $124.5 million of senior notes outstanding at October 31, 2005 was redeemable at our option at redemption prices dependent upon US Treasury yields. We have reclassified $85.5 million of the notes with contractual maturities in fiscal year 2006 as long-term because these notes were expected to be refinanced and replaced with long-term borrowings. See “New Credit Agreement” in Note 15 for information regarding certain related refinancing activities undertaken by us subsequent to the end of fiscal year 2005. The senior notes included customary covenants and default provisions, including a covenant restricting the payment of dividends to, among other limitations, no more annually than net income for the corresponding period. At October 31, 2005, we were in compliance with the covenants of the senior notes.

Note (b) Primarily incurred upon the purchase of manufacturing equipment. At October 31, 2005, $14.5 million was collateralized by liens on the equipment.

Note (c) The senior subordinated notes were redeemable at our option at October 31, 2005 at a premium to par based upon US Treasury yields, through January 15, 2006, at which time the notes would be redeemable at a fixed premium to par, plus applicable accrued interest. The senior subordinated notes include customary covenants and default provisions, including a covenant restricting the payment of dividends. At October 31, 2005, we were in compliance with the covenants of the senior subordinated notes.

Note (d) We use derivative financial instruments that are designated as hedges of the fair value of long-term debt and meet the shortcut method requirements under SFAS 133. Interest rate swap agreements have been used as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing by replacing fixed rate debt with floating rate debt. There were no outstanding interest rate swaps at October 31, 2005. No ineffectiveness has been recorded to net income related to interest rate swaps designated as fair value hedges for fiscal years ended October 31, 2004 and 2003.

In February 2005, we terminated both of our outstanding fixed-to-floating interest rate swap

F-15

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements related to $70 million of our senior subordinated notes, resulting in deferred losses of $1.1 million. These deferred losses were netted with deferred gains realized on termination of prior interest rate swap agreements. The net deferred gain on all terminated interest rate swap agreements relating to our senior subordinated notes was $4.5 million, $7.1 million and $6.9 million at October 31, 2005, 2004 and 2003, respectively. The net deferred gain is included in Other long-term liabilities in the Consolidated Balance Sheet. The reduction of interest expense will be recognized over the term of the senior subordinated notes. Mark-to-market adjustments for the outstanding interest rate swaps at October 31, 2004 and 2003 resulted in a derivative liability of $47,000 and $100,000, respectively, with a corresponding adjustment to long-term debt.

Under the covenants to which we are subject pursuant to our debt obligations, at October 31, 2005, approximately $21.7 million of consolidated retained earnings was unrestricted as to the payment of dividends.

Note 8—Income taxes:

Provision (benefit) for taxes on income is made up of the following components:

	Years ended October 31
	2005	2004	2003
	(thousands)
Current:
Federal	$725	$—	$—
State	963	123	(126)

Total current tax	1,688	123	(126)

Deferred:
Federal	4,475	8,200	4,388
State	17	677	(1,062)

Total deferred tax	4,492	8,877	3,326

Total provision for taxes on income	$6,180	$9,000	$3,200

An analysis of the effective income tax rate as compared to the expected federal income tax rate is as follows:

	Years ended October 31
	2005	2004	2003
Expected federal income tax rate	35%	35%	35%
State income taxes less federal income tax benefit	3	2	(9)
Credits	(3)	(1)	(7)
Other	2	3	18

Effective income tax rate	37%	39%	37%

The tax effect of temporary differences giving rise to our deferred tax assets and deferred tax liabilities is as follows:

	October 31
	2005	2004	2003
	(thousands)
Deferred tax assets:
Alternative minimum tax	$(398)	$(13,391)	$(17,186)
State credits and other assets	(8,985)	(8,534)	(8,317)

Total deferred tax assets	(9,383)	(21,925)	(25,503)

Deferred tax liabilities:
Depreciation/depletable assets	176,783	185,924	183,869
Employee benefit plans	36,955	35,793	32,555
Other liabilities	217	288	282

Total deferred tax liabilities	213,955	222,005	216,706

Deferred income taxes—net	$204,572	$200,080	$191,203

F-16

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The deferred tax assets and deferred tax liabilities recorded in the Consolidated Balance Sheet are as follows:

	October 31
	2005	2004	2003
	(thousands)
Deferred tax assets—included in Other current assets	$5,457	$4,703	$4,207

Deferred tax liabilities	$210,029	$204,783	$195,410

Note 9—Segment information:

We own and operate tree farms in Oregon and Washington, which produce logs for sale and operate a sawmill in Washington. Our pulp and paper mill at Longview, Washington produces pulp, which is manufactured into kraft paper and containerboard. The raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste, purchased bleach pulp, and augmented by log chipping operations owned by us and others. Our fifteen converting plants in twelve states produce shipping containers.

Net sales includes export sales, which are denominated in US dollars, of $101.8 million, $105.2 million and $101.3 million during fiscal years ended 2005, 2004 and 2003, respectively. Our primary export markets are Japan and Southeast Asia, with additional export net sales attributable to China and Canada, among other countries. Our total export net sales for the fiscal years ended October 31, 2005, 2004 and 2003 include $27.3 million, $46.7 million and $41.1 million and $28.3 million, $23.4 million and $22.8 million to Japan and Southeast Asia, respectively, for the corresponding periods.

There are no intersegment sales as all manufacturing operations to produce primary or converted products for sale are considered integrated from the purchased wood to the sale of the finished product.

Identifiable assets are segregated or allocated to segments as follows:

1.	Assets used wholly within a segment are assigned to that segment.

2.	Assets used jointly by two segments are allocated to each segment on a percentage determined by dividing total cost of product into cost of product produced for each segment. Paper and paperboard assets of $224.7 million, $213.3 million and $261.7 million have been allocated to converted products at October 31, 2005, 2004 and 2003, respectively.

Depreciation, depletion, amortization, selling, administrative and general and additions to capital assets have been segregated and allocated using a method similar to that used for identifiable assets.

	Years Ended October 31
	2005	2004	2003
	(thousands)
Net sales:
Timber	$186,783	$192,840	$163,000
Paper and paperboard	264,733	225,682	202,549
Converted products	446,576	412,644	407,788

Net sales	898,092	831,166	773,337

Income before income taxes:
Operating profit (loss)
Timber	84,792	90,039	64,145
Paper and paperboard	(11,269)	(13,611)	(10,780)
Converted products	(21,368)	(17,484)	(8,763)
Interest expense and other—net	(35,621)	(36,043)	(36,048)

Income before income taxes	16,534	22,901	8,554

F-17

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended October 31
	2005	2004	2003
	(thousands)
Identifiable assets at October 31
Timber	272,458	273,252	263,028
Paper and paperboard	364,375	416,779	352,973
Converted products	574,862	580,899	639,403

Total assets	1,211,695	1,270,930	1,255,404

Depreciation, depletion and amortization:
Timber	13,729	11,618	10,978
Paper and paperboard	24,435	26,185	22,277
Converted products	44,340	41,715	44,992

Total depreciation, depletion and amortization	82,504	79,518	78,247

Additions to capital assets:
Timber	11,813	29,631	5,649
Paper and paperboard	9,508	19,470	12,250
Converted products	20,359	21,641	18,886

Total additions to capital assets	$41,680	$70,742	$36,785

Note 10—Retirement plans and other postretirement benefits:

October 31 is used as the measurement date.

Retirement plans

We have two defined benefit pension plans that cover a majority of employees who have completed one year of continuous service. The plans provide benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula.

The change in benefit obligation is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$415,210	$376,616	$354,959
Service cost	9,403	8,499	8,095
Interest cost	24,413	23,986	23,229
Amendments	82	21	335
Change in assumptions	—	24,280	11,071
Actuarial (gain) loss	1,538	1,708	(2,406)
Benefits paid	(21,693)	(19,900)	(18,667)

Benefit obligation at end of year	$428,953	$415,210	$376,616

The change in fair value of plan assets is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$462,167	$437,193	$365,270
Actual return on plan assets	60,444	41,872	90,587
Employee contribution	—	2	3
Employer contributions	—	3,000	—
Benefits paid	(21,693)	(19,900)	(18,667)

Fair value of plan assets at end of year	$500,918	$462,167	$437,193

The funded status of the plan and pension asset recognized in the Consolidated Balance Sheet are summarized as follows:

	October 31
	2005	2004	2003
	(thousands)
Funded status	$71,965	$46,957	$60,577
Unrecognized net actuarial loss	42,032	57,108	27,760
Unrecognized prior service cost	24,159	29,964	35,893

Pension asset recognized in the Consolidated Balance Sheet	$138,156	$134,029	$124,230

F-18

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major assumptions used in the calculation are as follows:

	Years ended October 31
Benefit obligation	2005	2004	2003
Discount rate	6.00%	6.00%	6.50%
Rate of compensation increase	4.75%	4.75%	4.75%

Net Periodic Pension Cost	Years ended October 31
	2005	2004	2003
Discount rate	6.00%	6.50%	6.75%
Rate of compensation increase	4.75%	4.75%	4.75%
Expected long-term rate of return on plan assets	8.75%	9.00%	9.00%

The expected long-term rate of return on plan assets assumption considers the historical rate of return on plan assets as well as expected rate of return on the target asset allocations. The 10-year historical return on plan assets was 10.4%, the 5-year historical return on plan assets was 1.9% and the expected return on the target asset allocations is 8.51%. This consideration resulted in a selection of 8.50% for the fiscal year 2006 long-term rate of return.

The components of net periodic pension (income) cost are summarized as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Service cost—benefits earned during the year	$9,403	$8,499	$8,095
Interest cost on benefit obligation	24,413	23,986	23,229
Expected return on plan assets	(43,830)	(45,234)	(44,452)
Recognized net actuarial gain	—	—	(1,735)
Amortization of prior service cost	5,887	5,950	6,020

Net periodic benefit income	$(4,127)	$(6,799)	$(8,843)

Plan Assets

The pension plan weighted-average asset allocations are as follows:

	October 31
Asset Classes	2005	2004	2003
Large Cap US Equity	43%	58%	67%
Small/Mid Cap US Equity	23	22	21
International Equity	11	9	3
Private Equity	5	3	4
Other	11	8	5
Real Estate	7	—	—

	100%	100%	100%

The objective of the plans is to provide sufficient funds to pay pension obligations for current and future participants and beneficiaries, based on current and foreseeable employment, employer contributions, investment experience, liabilities of the plan, contribution rates in labor agreements, statutes, regulations and other pertinent factors. The target asset allocation shall be broadly diversified, with no disproportionate or extreme positions that might cause significant diminution of value given adverse developments. An asset allocation study was prepared to evaluate the asset allocation strategy of the plans. As a result of the study, it was decided to change the asset allocation strategy in order to reduce volatility but maintain a high level of return. This change in strategy, which was implemented in 2005, reduces exposure to domestic equities by shifting to more international equities and absolute return investments. In addition, assets will be invested in real estate and various other investments.

The target asset allocation is as follows:

Asset Classes	Target
Large Cap US Equity	36%
Small/Mid Cap US Equity	25
International Equity	12
Private Equity	5
Real Estate	8
Other	14

100%

F-19

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We do not expect to make any contributions to the plan for fiscal year 2006.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Payments
(thousands)
2006	$20,907
2007	21,974
2008	23,116
2009	24,908
2010	26,801
2011-2015	159,803

$277,509

Postretirement benefits other than pensions

We provide postretirement health care insurance benefits through an indemnity plan and a health maintenance organization (“HMO”) plan for all salaried and certain non-salaried employees and their dependents. Individual benefits generally continue until age 65. We do not pre-fund these benefits, and, accordingly, have no plan assets. Effective February 1, 2004 the plans were amended to include a retiree contribution requirement applicable to employees retiring after February 1, 2004. The retiree contribution amount is adjusted annually.

The change in the postretirement health care benefit obligation is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$39,569	$32,780	$40,101
Service cost	1,377	1,266	1,133
Interest cost	2,308	2,297	2,003
Actuarial (gain) loss	(237)	5,010	(8,924)
Benefits paid	(2,021)	(1,784)	(1,533)

Benefit obligation at end of year	$40,996	$39,569	$32,780

The unfunded status of the plans and postretirement health care benefit liabilities recognized in the Consolidated Balance Sheet are summarized as follows:

	October 31
	2005	2004	2003
	(thousands)
Unfunded status	$(40,996)	$(39,569)	$(32,780)
Unrecognized net loss	5,421	5,771	806
Unrecognized transition obligation	3,486	3,985	4,484

Postretirement health care benefit liabilities recognized in the Consolidated Balance Sheet	$(32,089)	$(29,813)	$(27,490)

The components of net periodic postretirement health care benefit cost are summarized as follows:

	Years ended October 31
	2005	2004	2003
	(thousands)
Service cost—benefits earned during the year	$1,377	$1,266	$1,133
Interest cost on benefit obligation	2,308	2,297	2,003
Amortization of transition obligation	499	499	499
Amortization of net loss	113	45	—

Net periodic postretirement health care benefit cost	$4,297	$4,107	$3,635

Assumed health care cost trend rates are as follows:

	Years ended October 31
	2005	2004	2003
Health care cost trend rate
Indemnity plan	13.0%	15.0%	15.0%
HMO plan	5.5%	5.5%	5.5%
Ultimate trend rate
Indemnity plan	5.5%	5.5%	5.5%
HMO Plan	5.5%	5.5%	5.5%
Year ultimate trend rate reached
Indemnity plan	2009	2009	2009
HMO Plan	2000	2000	2000

F-20

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of a one-percent change in the health care cost trend rate as of October 31, 2005 is as follows:

	1-Percent Increase	1-Percent Decrease
	(thousands)
Effect on accumulated postretirement health care benefit obligation	$3,491	$(3,096)
Effect on aggregate service and interest cost components of net periodic postretirement health care benefit cost	439	(380)

Major assumptions used in the calculation of net periodic postretirement health care benefit cost are as follows:

	Years ended October 31
	2005	2004	2003
Discount rate	6.00%	6.00%	6.50%

The following postretirement health care benefit amounts, which reflect expected future service, as appropriate, are expected to be paid in the period indicated:

Postretirement Benefit Payments
(thousands)
2006	$2,224
2007	2,516
2008	2,722
2009	2,921
2010	3,266
2011-2015	19,709

$33,358

Savings plans

Voluntary savings plans are maintained for all employees who have completed one year of continuous service. The plans allow salary deferrals in accordance with section 401(k) of the Internal Revenue Code of 1986, as amended. Our contribution as a matching incentive was $2.5 million, $2.5 million and $2.3 million during 2005, 2004 and 2003, respectively.

Expected matching contributions:

Savings Plans Matching Contributions
(thousands)
2006	$2,632
2007	2,738
2008	2,847
2009	2,961
2010	3,079
2011-2015	17,346

$31,603

Note 11—Commitments and contingencies:

The estimated costs to complete approved capital projects were approximately $18 million, $28 million, and $34 million at October 31, 2005, 2004 and 2003, respectively. These amounts include estimated capital commitments to reforest our harvested timberlands of $4.5 million, $4.8 million and $4.1 million for the corresponding periods. There are various claims, lawsuits and pending actions against us incident to our operations. It is our opinion that the ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Note 12—Fair value of financial instruments:

Accounts receivable, revenue bonds and notes payable to banks approximate fair value as reported in the balance sheet because they are short-term in nature. The fair value of senior notes and senior subordinated notes is estimated using discounted cash flow analysis, based on our incremental borrowing rates for similar types of borrowing arrangements with similar remaining maturities. The fair value of our long-term debt was approximately $423 million, $485 million and $472 million at October 31, 2005, 2004 and 2003, respectively, as compared to the carrying value of $407 million, $472 million and $463 million for the same years.

F-21

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Shareholder rights plan:

On January 26, 1999, our board of directors authorized a rights plan (the “Plan”). The Plan provided for a dividend distribution of one right for each share of common stock to shareholders of record at the close of business on March 1, 1999 and the attachment of a right to any subsequently issued shares of our common stock. The rights expire on March 1, 2009, if not previously redeemed or exercised. Each right entitles the holder to purchase one-tenth of one common share at a price of $5.00 ($50 per whole share), subject to adjustment under certain circumstances. With certain exceptions, the rights will become exercisable only upon the earlier of (i) the first date of public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of our common stock (the “Stock Acquisition Date”) or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of our common stock (the earlier of such dates being called the “Distribution Date”).

In the event that our board of directors determines that (i) any person becomes an Acquiring Person (other than us, our affiliates or members of the Approved Group, as described in the Rights Agreement), or (ii) an Acquiring Person engages in various self-dealing transactions with us, each holder of a right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of our common stock (or, in certain circumstances, cash, property or other securities of Longview Fibre Company) having a value equal to two times the purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

In the event that, at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, (ii) any person consolidates with, or merges with or into, us, and we are the continuing or surviving corporation of such consolidation or merger, or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (other than the Acquiring Person) shall thereafter have the right to receive, upon exercise, common stock of, in the situations discussed in (i) and (ii), the surviving corporation, and, in the situation discussed in (iii) above, the person or entity to which the majority of the assets are sold, having a value equal to two times the then current purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

We will generally be entitled to redeem the rights at $0.01 per right at any time until the tenth business day following the Stock Acquisition Date or, if earlier, a change of control of Longview Fibre Company approved by our board of directors.

F-22

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14—Quarterly financial data (unaudited)

	Fiscal Year Quarters
	1st	2nd	3rd	4th	Total Fiscal Year
	(thousands except per share)
2005
Net sales	$224,080	$224,409	$224,919	$224,684	$898,092
Gross profit	34,770	44,747	41,181	34,708	155,406
Net income (loss)	2,621	8,759	5,849	(6,875)	10,354

Net income (loss) per share	0.05	0.17	0.11	(0.13)	0.20

2004
Net sales	$169,927	$213,383	$220,486	$227,370	$831,166
Gross profit	14,074	39,449	42,029	46,144	141,696
Net income (loss)	(9,283)	5,947	7,905	9,332	13,901

Net income (loss) per share	(0.18)	0.12	0.15	0.18	0.27

2003
Net sales	$189,654	$181,590	$194,265	$207,828	$773,337
Gross profit	29,759	24,582	29,101	33,314	116,756
Net income (loss)	1,413	494	(177)	3,624	5,354

Net income (loss) per share	0.03	0.01	—	0.07	0.10

Note 15—Subsequent events:

New Credit Agreement

In December 2005, we entered into a credit agreement providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes. The charge to December 2005 for prepayment premiums, unamortized debt issuance costs and fees was approximately $5.9 million.

F-23

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The credit agreement contains customary covenants and default provisions. Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

Conversion to Real Estate Investment Trust

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a real estate investment trust, or REIT, for federal income tax purposes, effective January 1, 2006. A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate, to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations and on income from real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 585,000 acres of timberlands. Longview Fibre Company and Longview TRS will jointly elect for Longview TRS to be treated as a taxable REIT subsidiary, or TRS, effective upon the effective date of our election to be taxed as a REIT. The TRS will be subject to corporate-level tax on its earnings.

In order to be eligible to elect REIT status, we will be required to provide shareholders with a special distribution of our earnings and profits, or E&P, attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. This special distribution is referred to as the E&P distribution. To qualify as a REIT in 2006, we would have to complete the E&P distribution on or before December 31, 2006. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

We expect that Longview Fibre Company, as a REIT, will generate substantially all of its income from the sale of standing timber to Longview TRS at market prices pursuant to a timber-cutting contract. This income, and any other income we derive from owning and managing our timberlands, generally will not be subject to corporate-level tax, except to the extent we retain those earnings. To the extent that we retain net capital gains as a REIT, we would be required to pay income tax on such gains at regular corporate tax rates. If we retain and pay taxes on net capital gains, our shareholders, though required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the federal income tax paid by us.

Our ability to receive dividends from Longview TRS (from which we would make distributions to our shareholders) is limited by the rules we must comply with to maintain our status as a REIT. In

F-24

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Longview TRS and other non-qualifying types of income. As a result, if our non-REIT activities conducted through Longview TRS were to become highly profitable, we might be limited in our ability to receive distributions from Longview TRS in an amount required to fund dividends to our shareholders commensurate with that profitability.

Under the Internal Revenue Code of 1986, as amended (the “Code”) no more than 20% of the value of the assets of a REIT may be represented by securities of subsidiaries that are TRSs. This limitation may affect our ability to make investments in non-REIT qualifying operations, including our manufacturing operations, which are held by Longview TRS.

Change in Fiscal Year

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31.

F-25

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Two Months Ended December 31
(thousands except per share)	2005	2004
Net sales
Timber	$27,425	$26,613
Paper and paperboard	42,089	45,346
Converted products	74,032	73,832

	143,546	145,791

Cost of products sold, including outward freight	125,187	120,993

Gross profit	18,359	24,798

Gain on disposition of capital assets	(1,348)	(354)
Selling, administrative and general expenses	17,644	14,228

Operating profit (loss)
Timber	14,310	12,633
Paper and paperboard	(5,903)	(1,075)
Converted products	(6,344)	(634)

	2,063	10,924

Interest income	102	30
Interest expense	(6,200)	(6,111)
Other income (expense)	(5,118)	280

Income (loss) before taxes	(9,153)	5,123

Provision (benefit) for taxes
Current	33	139
Deferred	(3,333)	1,757

	(3,300)	1,896

Net income (loss)	$(5,853)	$3,227

Per share data
Net income (loss)	$(0.11)	$0.06
Dividends	$—	—

Weighted average shares outstanding	51,077	51,077

The accompanying notes are an integral part of these financial statements.

F-26

LONGVIEW FIBRE COMPANY

CONSOLIDATED BALANCE SHEET

(dollars in thousands except per share)	Dec. 31 2005 (Unaudited)	Oct. 31 2005
ASSETS
Current assets:
Cash	$1,608	$—
Accounts and notes receivable	111,514	106,844
Allowance for doubtful accounts	1,000	1,000
Taxes on income, refundable	3,898	3,931
Inventories, at lower cost or market	65,727	72,110
Other	9,295	9,869

Total current assets	191,042	191,754

Capital assets:
Buildings, machinery and equipment at cost	1,815,044	1,812,933
Accumulated depreciation	1,186,618	1,177,306

Costs to be depreciated in future years	628,426	635,627
Plant sites at cost	3,549	3,549

	631,975	639,176

Timber at cost less depletion	198,462	195,031
Roads at cost less amortization	8,967	9,053
Timberlands at cost	24,807	24,694

	232,236	228,778

Total capital assets	864,211	867,954

Pension and other assets	155,010	151,987

	$1,210,263	$1,211,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$5,115	$10,299
Accounts payable	67,064	63,527
Short-term borrowings	—	9,500
Payrolls payable	15,940	15,906
Other taxes payable	6,782	8,541

Total current liabilities	94,901	107,773

Long-term debt	428,918	407,386

Deferred tax liabilities—net	205,698	210,029

Other liabilities	36,677	36,585

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—	—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	364,148	370,001

Total shareholders’ equity	444,069	449,922

	$1,210,263	$1,211,695

The accompanying notes are an integral part of the financial statements.

F-27

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Two Months Ended December 31
(thousands)	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$(5,853)	$3,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,051	11,746
Depletion and amortization	1,078	1,809
Deferred taxes—net	(3,333)	1,757
Gain on disposition of capital assets	(1,348)	(354)
Loss on extinguishment of debt	5,535	—
Change in:
Accounts and notes receivable	(4,670)	4,090
Taxes on income, refundable	33	—
Inventories	6,383	5,900
Other	(424)	(1,125)
Pension and other noncurrent assets	(77)	(415)
Accounts, payrolls and other taxes payable	1,313	(4,377)
Other noncurrent liabilities	92	123

Cash provided by operations	10,780	22,381

Cash provided by (used for) investing:
Additions to: Plant and equipment	(5,153)	(6,006)
Timber and timberlands	(2,932)	(1,727)
Proceeds from sale of capital assets	47	691

Cash used for investing	(8,038)	(7,042)

Cash provided by (used for) financing:
Reduction in long-term debt	(124,500)	(30,000)
Additions to long-term debt	200,032	31
Short-term borrowings, net	(63,500)	23,000
Payable to bank resulting from checks in transit	(5,184)	(6,089)
Accounts payable for construction	499	(16)
Amounts paid for prepayment premiums and debt issuance costs	(8,481)	—

Cash used for financing	(1,134)	(13,074)

Change in cash position	1,608	2,265
Cash position, beginning of period	—	—

Cash position, end of period	$1,608	$2,265

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$4,957	$5,270
Income taxes	—	—

The accompanying notes are an integral part of these financial statements.

F-28

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Nature of business and accounting policies:

The consolidated financial statements have been prepared without an audit, in accordance with generally accepted accounting principles, except that certain information and footnote disclosure made in the latest annual report have been condensed or omitted from the accompanying financial statements. Accordingly, these statements should be read in conjunction with our latest annual report. The consolidated financial statements reflect all adjustments that are, in the opinion of our management, necessary to be fairly stated. Certain reclassifications have been made to conform comparative data to the current format.

We intend to qualify as a real estate investment trust (“REIT”) for federal income tax purposes effective January 1, 2006. Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by REIT regulations. Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview Fibre Paper and Packaging, Inc., a newly formed wholly-owned subsidiary of Longview Fibre Company incorporated in the state of Washington and referred to in this report as Longview TRS, those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital).

We do not anticipate that the effectiveness of the REIT conversion will affect the composition of our reportable segments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Selected Segment Results” for further discussion.

New accounting pronouncements

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”), in December 2004. SFAS 153 eliminates the exception from fair value measurement of nonmonetary exchanges of similar productive assets, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. In November 2005, we adopted the provisions of SFAS 153, the impact of which resulted in recognition of a gain of $1.6 million during the two-month period ended December 31, 2005 in our consolidated statement of operations associated with certain timberland exchanges that we consummated during the period.

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 introduces a special tax deduction related to qualified production activities. This deduction is equal to 3% of qualified income for the tax year beginning in 2005 and will be fully phased in as a 9% deduction for the tax year beginning in 2010. FSP 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with SFAS No. 109, “Accounting for Income Taxes”. The benefit is limited to 3% of taxable income, consequently, no deduction is available for the current fiscal period. As a special deduction under FSP 109-1 the impact on our financial position or results of operations for prospective fiscal periods is contingent upon future performance of specific activities in those periods.

F-29

In September 2005, the Emerging Issues Task Force, (“EITF”) ratified EITF 04-13 addressing the situation in which an entity sells inventory to another entity that operates in the same line of business pursuant to a single arrangement (such as our Buy/Sell agreements). EITF 04-13 states that finished goods for work-in-process should be recognized at fair value, while work-in-process for work-in-process or finished goods should be recognized at its carrying value. The adoption of this interpretation is effective for new or modified agreements for fiscal periods starting on or after March 16, 2006. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

Note 2—Inventories:

Inventories consist of the following:

(thousands)	December 31 2005	October 31 2005
Finished goods	$30,909	$31,843
Goods in process	32,479	34,519
Raw materials	6,525	5,227
Supplies (at average cost)	41,180	42,404

	111,093	113,993
LIFO Reserve	(45,366)	(41,883)

	$65,727	$72,110

During fiscal year 2005 and the two-month period ended December 31, 2005, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of fiscal year 2005 production. The effect of inventory reduction on cost of products sold for the two-month period ended December 31, 2005 and 2004 was not material.

Note 3—Accounts payable:

Accounts payable includes accruals for workers’ compensation liabilities totaling $7.5 million and $7.4 million at December 31, 2005 and October 31, 2005, respectively, and accrued interest on total indebtedness totaling $10.1 million and $8.9 million at December 31, 2005 and October 31, 2005, respectively.

Note 4—Debt:

At December 31, 2005, we had bank lines of credit with a maximum amount available of $400 million. In December 2005, we entered into a new credit agreement providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed

F-30

as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

The credit agreement contains customary covenants and default provisions. At December 31, 2005, we were in compliance with the covenants of the credit agreement.

Long-term debt consists of the following:

(thousands)	December 31 2005	October 31 2005
Senior subordinated notes due 2009 (10.00%)	$215,000	$215,000
Senior notes due through 2010—Note (a)	—	124,500
Revenue bonds payable through 2018 (floating rates, currently 3.53%-3.73%)	14,500	14,500
Notes payable—credit agreement—Note (b)	200,000	54,000

	429,500	408,000
Less unamortized debt discounts	582	614

Net long-term debt	$428,918	$407,386

Scheduled maturities (thousands)
2009	$215,000
2010	200,000
2011-2018	14,500

$429,500

Note (a)    In December 2005, we prepaid $124.5 million of senior notes with the proceeds from our new credit facility, at redemption prices dependent upon US Treasury yields. There was a charge for prepayment premiums and fees of approximately $4.5 million and unamortized debt issuance costs of approximately $1.0 million, which has been classified in the consolidated statement of operations as “Other expense” for the two-month period ended December 31, 2005.

Note (b)     We paid up-front fees and other costs of issuance of $4.1 million, which will be amortized over the 5 year life of the facilities, included in Pension and other assets.

Note 5—Retirement and post retirement benefit plans:

Retirement plans

We have two defined benefit pension plans that cover a majority of our employees who have completed one year of continuous service. The plans provide benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula.

The components of net periodic pension income are summarized as follows:

	Two Months Ended December 31
(thousands)	2005	2004
Service cost—benefits earned during the year	$1,583	$1,647
Interest cost on benefit obligation	4,271	4,065
Expected return on plan assets	(6,933)	(7,305)
Amortization of prior service cost	933	979
Amortization of actuarial loss	43	—

Net periodic (income)	$(103)	$(614)

F-31

We did not make any contributions to our pension plans during the two-month period ended December 31, 2005.

Savings plans

Voluntary savings plans are maintained for all employees who have completed one year of continuous service. The plans allow salary deferrals in accordance with section 401(k) of the Internal Revenue Code of 1986, as amended. Our contribution as a matching incentive was $393,000 and $437,000 during the two-month periods ended December 31, 2005 and 2004, respectively.

Postretirement benefits other than pensions

We provide postretirement health care insurance benefits for all salaried and certain non-salaried employees and their dependents. Individual benefits generally continue until age 65. We do not pre-fund these benefits, and, accordingly, have no plan assets. We paid $395,000 and $289,000 for these benefits during the two-month periods ended December 31, 2005 and 2004, respectively.

The components of net periodic postretirement cost are summarized as follows:

	Two Months Ended December 31
(thousands)	2005	2004
Service cost—benefits earned during the year	$243	$241
Interest cost on benefit obligation	399	385
Amortization of transition obligation	83	83
Amortization of net loss	14	18

Net periodic benefit cost	$739	$727

F-32

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

10,000,000 Shares

Common Stock

Goldman, Sachs & Co.

Banc of America Securities LLC

UBS Investment Bank

Merrill Lynch & Co.

Scotia Capital

Wells Fargo Securities

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 27, 2006.

$150,000,000

            % Senior Notes due 2016

Longview Fibre Company will pay interest on the notes on                      and                      of each year. The first such payment will be made on                     , 2006. The notes will mature on                     , 2016. Longview Fibre Company may redeem all or part of the notes at any time and from time to time prior to                     , 2011 at their principal amount plus a make-whole premium. On or                      after                     , 2011, Longview Fibre Company may, at any time and from time to time, redeem all or a part of the notes at the redemption prices set forth in this prospectus. In addition, Longview Fibre Company may, at any time and from time to time prior to                     , 2009, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of notes (including additional notes) issued under the indenture governing the notes. The notes will be issued only in registered book-entry form in denominations of $2,000 and integral multiples of $1,000 greater than $2,000.

See “ Risk Factors” beginning on page 13 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy and adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Longview Fibre Company	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                     , 2006 and must be paid by the purchasers if the notes are delivered after                     , 2006.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on                     , 2006.

Joint Book-Running Managers

Goldman, Sachs & Co.	Banc of America Securities LLC

Co-Managers

Merrill Lynch & Co.	Scotia Capital	Wells Fargo Securities

Prospectus dated                     , 2006.

Timber

Paper and Paperboard

Converted Products

The Longview Fibre Company logo and the names Longview Fibre Company, TEA-Kraft® and Liquiplex® are among our trademarks.

Unless the context requires otherwise, “Longview,” “the Company,” “we,” “us,” and “our” refer to Longview Fibre Company and its subsidiaries.

It is important for you to read and consider all information contained in this prospectus, including information incorporated by reference herein, in making your investment decision. See “Where You Can Find More Information.”

MARKET, RANKING AND OTHER DATA

The data included in this prospectus or incorporated by reference herein regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources. Our estimates are based on our management’s knowledge and experience in the markets in which we operate and on information obtained from our customers, suppliers, trade and business organizations and other contacts in those markets. In addition, we have estimated our timber market value based on an appraisal by a third party. Our estimates may prove to be inaccurate because some of the data on which our estimates are based cannot always be verified with complete certainty due to the limitations and uncertainties inherent in data gathering, including limits on the availability and reliability of raw data and our reliance on voluntary disclosures by third parties from which we obtain data. As a result, you should be aware that market, ranking and other similar data included in this prospectus or incorporated by reference herein, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of the information contained in this prospectus or incorporated by reference herein.

FISCAL YEAR CHANGE

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31. Any references in this prospectus to a fiscal year of ours prior to 2006 is to the twelve-month period ended October 31 of the specified year. In connection with the change in fiscal year, we reported our financial results for a two-month transition period from November 1, 2005 to December 31, 2005 and the corresponding two-month period of November 1, 2004 to December 31, 2004.

i

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you. To understand the specific terms of the securities, you should read carefully this prospectus and the information incorporated by reference herein.

Our Company

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview, Washington pulp, paper and paperboard production facility, which produces kraft paper and paperboard and is referred to in this prospectus as our Longview mill; and the ownership and operation of converting plants, which produce finished products such as corrugated containers.

Since we commenced operations in Longview, Washington in 1927 with a single paperboard machine to produce paper products, we have grown to become an integrated and nationally recognized wood products company. We own and manage approximately 587,000 acres of timberlands in the Pacific Northwest, composed primarily of softwoods with an appraised value of approximately $1.275 billion, based on an independent appraisal completed in September 2005. Based on production capacity, we believe we are the largest producer of unbleached kraft paper in North America, with an estimated 21% market share, and we own and operate what we believe is one of the world’s largest pulp and paper making complexes. We also own and operate 15 converting plants in 12 states.

We are in the process of completing the steps necessary to qualify as a real estate investment trust, or REIT, for federal income tax purposes effective January 1, 2006.

Our Industry

Timber companies market and sell logs as either sawlogs for use in the production of lumber and other wood products or as pulp logs to be processed into chips for use by pulp and paper manufacturers. The timber industry has several characteristics that distinguish it from the broader paper and forest products industries, making timber an attractive asset class. Timber is a renewable resource with predictable and improving growth rates due to advancements in forest management practices. In addition, timberlands have demonstrated long-term price appreciation. The National Council of Real Estate Investment Fiduciaries, or NCREIF, Timberland Index, which measures income and appreciation returns on non-government timberland properties, grew at a compound annual rate of 12.6% during the fifteen-year period between 1991 and 2005. Timberland owners also retain flexibility to increase harvest rates when prices are relatively high and decrease harvest rates when prices are relatively low, helping them to maximize the value of their growing resource base. Demand for U.S. timber is driven by the level of new home construction, home remodeling, use of raw materials for the manufacture of pulp and paper, use of forestry products in various industrial applications and overseas demand for high-quality logs. These factors are influenced by demographic, infrastructure-related and economic factors such as population growth, per-capita income growth, growth in average home size, replacement or modernization of aging housing stock and interest rates. Timber supply is impacted by the availability of harvestable timberlands, which is limited by several factors, including environmental regulation, government restriction on land use and alternate land uses such as housing resulting from expanding population centers.

Paper and paperboard are manufactured by a number of different processes, including the kraft process. Kraft paper is a brown-colored paper that is generally stronger than other types of paper and is used for various products, including grocery bags, gift wrapping paper and butcher paper. Paperboard refers to heavyweight grades of paper used primarily for manufacturing corrugated shipping containers, folding cartons and many other types of products for consumer and industrial applications, such as point-of-purchase displays, book covers, free standing bins and insulation materials. Demand for paper and paperboard is influenced primarily by general economic conditions. Supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as producers resisted adding capacity during the price upswing in the late 1990s. Continued shutdowns of capacity in 2005 and an improved demand environment have contributed to operating rates in the unbleached kraft paper and paperboard industries increasing to approximately 96% and 98%, respectively, as of January 2006.

Corrugated containers provide convenient and affordable protective packaging for most consumer products, including food, appliances, furniture, toys and electronics. Corrugated product use has expanded beyond packaging for shipping as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish product presentation. The demand for corrugated containers is influenced primarily by general economic conditions and domestic manufacturing for multiple industries. Some end markets, such as the food and beverage industry, tend to be less volatile due to consumer demand being relatively stable regardless of the status of the economy.

Our Strengths

587,000 Acres of Valuable Timberlands.    We own and manage approximately 587,000 acres of timberlands with an appraised value of approximately $1.275 billion, based on an independent appraisal completed in September 2005. Approximately 93% of our species mix is composed of high-quality softwoods, which are attractive to the construction industry in the United States and in Japan, our primary export market, due to their strength and appearance. The high quality of and demand for our timber position us to shift sales between our principal domestic and export markets to take advantage of favorable pricing conditions that may exist in those markets.

Long-Standing Relationships with Customers.    We have long-standing relationships with a majority of our customers in each of our operating segments. Over 50% of our customers have been doing business with us for at least five years. We believe that our success in building these relationships reflects our commitment to customer service, product quality and on-time deliveries. We believe these customer relationships help to reduce the influence of product pricing on our ability to retain customers and create a more stable revenue base.

Manufacturer of Specialty, Value-Added Products.    We have made substantial investments in our manufacturing capabilities that enable us to manufacture specialty, value-added paper, paperboard and converted products for attractive niche markets. We believe our specialty products businesses reduce our exposure to pricing pressures and economic factors that affect our commodity grade products. Our value-added and differentiated converted products have historically resulted in our average prices exceeding industry average prices by 5% to 10% on a square footage basis and contribute to longer-term customer relationships and repeat business.

Modernized and Efficient Manufacturing Facilities.    Our capital investments have enabled us to increase efficiency in our manufacturing facilities by enhancing manufacturing process flexibility and reducing the cost of operating our Longview mill. For example, we reduced our total energy costs, including purchased power, per ton of production at our Longview mill by approximately 35% between fiscal year 2002 and fiscal year 2005. As a result of these investments, we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses for fiscal year 2005.

Strong Cash Flow Generation.    We have reduced our indebtedness since its January 31, 2002 peak by over $200 million through internally generated cash flow. We believe the refinancing and REIT conversion described below should reduce our interest expense and taxes, positioning us to increase our cash flow and supporting our new dividend policy that took effect during the first quarter of 2006.

Experienced Management Team.    Our six senior officers have an average of approximately 26 years of experience in the forest, paper and packaging products industries. Our management team has a demonstrated track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent and disciplined capital improvements.

Our Strategy

Maximize the Value of Timberlands Through Active Management Practices.    We manage our timberlands and conduct our harvest and forestation efforts to maximize the value of our timber holdings. Our conservative average rotation of 50 to 55 years should enable us to take advantage of favorable market conditions that may occur in the future and provide incremental liquidity without adversely affecting our ability to sustain the productivity of our timberlands in perpetuity.

Expand Timberland Acreage Through Value-Enhancing Acquisitions.    We intend to expand our resource base through opportunistic acquisitions that improve our future yields and are at prices that support the long-term value of the acquired timber. We believe our operating as a REIT will enhance our ability to compete for and finance the acquisition of high-quality timberland assets.

Focus on Value-Added Products.    We are focused on growing our value-added specialty paper and converted products businesses. Between fiscal year 2002 and fiscal year 2005, we grew our specialty paper sales volume approximately 46%. We believe specialty products reduce our exposure to commodity pricing pressures, improve our margins and provide customer and market growth opportunities.

Continue to Reduce Per-Unit Operating Costs and Increase Efficiency.    Continued reduction of our operating costs, both fixed and variable, remains a focus of our operating strategy. Substantial capital investments and management initiatives have enabled us to improve manufacturing capabilities and reliability, streamline supply chain management, manage inventory and working capital more efficiently, upgrade information systems, reduce headcount and better optimize energy generation and consumption. Results of these efforts include reductions in labor hours per ton of production of approximately 14% at our Longview mill and approximately 16% at our converting plants between fiscal year 2002 and fiscal year 2005. We intend to continue to pursue opportunities to reduce our per-unit operating costs and increase our efficiency.

Return Free Cash Flow to Stakeholders. We manage our business to grow and maximize cash flow. The REIT conversion and the refinancing described below are consistent with this strategy. After giving effect to the REIT conversion and the refinancing, we expect to achieve decreased taxes and interest expense, enhancing our ability to distribute dividends and pay down debt. In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or

$1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in the offering of our common stock that we are undertaking concurrently with this offering, but will be adjusted proportionally downward after the special distribution of our non-REIT earnings and profits described below to reflect the additional shares issued to our shareholders in the special distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

The REIT Conversion and the Refinancing

Background

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes effective January 1, 2006 and to refinance substantially all of our outstanding indebtedness. We believe the REIT conversion and the related refinancing will, among other things, increase our earnings and cash flow through a decrease in both taxes and interest expense.

A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations, and on income from our real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

The REIT Conversion

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview Fibre Paper and Packaging, Inc., a wholly-owned subsidiary referred to in this prospectus as Longview TRS, those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Timber cutting and the brokerage of logs will be performed by Longview TRS. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a taxable REIT subsidiary, or TRS, effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. As a result, Longview TRS will be subject to corporate-level tax on its earnings. We expect that Longview Fibre Company, as a REIT, will generate substantially all of its unconsolidated income from the sale of standing timber to Longview TRS at market prices pursuant to one or more timber-cutting contracts. Generally, any such income that we do not distribute to shareholders will be subject to corporate-level tax.

In order to be eligible to elect REIT status, we will be required to distribute to our shareholders our previously-undistributed earnings and profits, or E&P, attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. We refer in this prospectus to that previously-undistributed E&P as our pre-REIT E&P. To qualify as a REIT in 2006, we would have to complete the distribution of our pre-REIT E&P on or before December 31, 2006. To accomplish the required distribution of our pre-REIT E&P, we plan to make a special distribution to our shareholders, which we refer to in this prospectus as the E&P distribution, in an amount equal to our estimated pre-REIT E&P as of December 31, 2005. We anticipate that the E&P distribution will generally be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

The share portion of the E&P distribution will increase the number of shares of our common stock outstanding. The increase will not be reflected in our financial statements for prior periods.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by federal income tax regulations relating to REITs.

The Refinancing

To facilitate the REIT conversion and reduce our cost of capital, we undertook, beginning in December 2005, to refinance substantially all of our then-outstanding indebtedness. This offering of notes is a part of this refinancing process.

The initial refinancing steps, completed in December 2005 and referred to in this prospectus as the 2005 refinancing, consisted of our entering into a new credit agreement, repaying outstanding indebtedness under our former revolving credit facility and prepaying all $124.5 million principal amount of our senior notes then outstanding. Through December 31, 2005, we recorded cash charges of approximately $7.6 million relating to the prepayment of our senior notes and fees and expenses associated with the 2005 refinancing and the REIT conversion. In addition, we recorded a non-cash charge of approximately $1.0 million related to the write-off of unamortized debt issuance costs resulting from the prepayment of our senior notes.

The remaining steps in our refinancing process, referred to collectively in this prospectus as the 2006 refinancing, consist of the following:

•	a cash tender offer for all of our outstanding 10% senior subordinated notes due 2009, referred to in this prospectus as the senior subordinated notes, of which $214.4 million principal amount was outstanding, net of original discount of $0.6 million, as of the date of this prospectus;

•	the issuance of 10,000,000 shares of our common stock (and up to an additional 1,500,000 shares of our common stock if the underwriters in the common stock offering exercise their over-allotment option); and

•	the issuance of the notes in this offering.

The tender offer and common stock offering are being conducted concurrently with this offering. We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. In addition, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million in gains realized from the termination of swap agreements.

The Offering

The following summarizes our offering of the notes.

Issuer	Longview Fibre Company

Securities Offered	$150,000,000 in aggregate principal amount of % senior notes due 2016.

Interest	The notes will bear interest at the rate of % per year, payable semiannually in arrears on and of each year, commencing on , 2006.

Issue Price	% of principal amount, plus accrued interest, if any, from , 2006, if the notes are delivered after , 2006.

Optional Redemption

The issuer may redeem all or part of the notes at any time and from time to time prior to                 , 2011 at their principal amount plus a make whole premium.

On or after                     , 2011, the issuer may, at any time and from time to time, redeem all or a part of the notes at the redemption prices set forth in this prospectus supplement under “Description of Notes—Optional Redemption.”

In addition, at any time and from time to time prior to                     , 2009, the issuer may redeem up to 35% of the aggregate principal amount of notes (including any additional notes, as described below under “—Additional Notes”) with the net cash proceeds of one or more qualified equity offerings at a redemption price of     % of the principal amount of the notes redeemed, so long as:

•      at least 65% of the aggregate principal amount of notes issued on the date of original issuance of the notes remains outstanding immediately after each such redemption; and

•      any such redemption occurs within 90 days of such qualified equity offering.

The issuer must pay accrued and unpaid interest, if any, to the redemption date on any notes redeemed. See “Description of Notes—Optional Redemption.”

Ranking

The notes will be senior unsecured obligations of the issuer, ranking equally in right of payment with all other unsubordinated indebtedness of the issuer and senior in right of payment to any of the issuer’s future indebtedness that expressly provides for its subordination to the notes.

At the time of their issuance, the notes will not be guaranteed by Longview TRS or any other subsidiaries of the issuer, and subsidiaries of the issuer will be required to guarantee the notes only under limited circumstances. A guarantor’s guarantee of the notes would be that guarantor’s senior obligation, ranking equally in right of payment with all other unsubordinated indebtedness of that guarantor and senior in right of payment to any indebtedness of that guarantor that expressly provides for its subordination to the guarantor’s guarantee of the notes.

In the event that our secured creditors, including the lenders under our new credit facility, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. The assets of the issuer’s subsidiaries that are not guarantors of the notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.

Change of Control	If we experience specific kinds of changes of control, subject to our right to redeem notes, we would generally be required to offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest.

Covenants	The indenture governing the notes will include covenants that, among other things, restrict our ability to: • incur additional indebtedness and issue preferred stock;
• pay dividends or make other distributions on capital stock; • repurchase capital stock; • make loans and investments;

•      create liens on our assets;

•      allow restrictions on the ability of certain subsidiaries to make dividend and other payments;

•      dispose of assets;

•      merge or consolidate with other entities;

•      enter into transactions with affiliates;

•      enter into sale and leaseback transactions;

•      issue and sell equity interests in subsidiaries; and

•      enter new lines of business.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes.” During any period in which the notes have an investment grade rating from each of Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, the application of certain of these covenants will be suspended.

Use of Proceeds

We expect to use the net proceeds from this offering, together with the net proceeds from the offering of our common stock:

•      to fund the purchase of the senior subordinated notes;

•      to pay accrued and unpaid interest in connection with the retirement of the senior subordinated notes;

•      to fund the cash portion of the E&P distribution; and

•      to pay fees and expenses relating to the REIT conversion and retirement of the senior subordinated notes and tender and consent premiums relating to the retirement of the senior subordinated notes.

We intend to use any remaining net proceeds for working capital and other general corporate purposes, which may include, among other things, the repayment of term and/or revolving indebtedness under our credit facility and the financing of timberland acquisitions.

Additional Notes	We may from time to time after this offering issue additional notes having the same terms as the notes, except for the issue date, the issue price and the initial interest payment date. See “Description of Notes—Principal, Maturity and Interest.”

Trustee	U.S. Bank National Association

Listing	We do not intend to list the notes on any securities exchange.

Risk Factors	For a discussion of risks that you should consider before buying the notes, see “Risk Factors” beginning on page 13.

Summary Financial and Other Data

The summary financial and other data set forth below should be read together with the information under, and are qualified by reference to, “Unaudited Pro Forma Consolidated Financial Data,” including the assumptions and qualifications contained therein, “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus. The pro forma statement of income data, including per-share information, for the year ended October 31, 2005 and for the two months ended December 31, 2004 and 2005 give effect to the 2005 refinancing, the 2006 refinancing and the REIT conversion, including the E&P distribution, as if they had occurred on November 1, 2004. The pro forma balance sheet data as of December 31, 2005 give effect to the 2006 refinancing and the REIT conversion, including the E&P distribution, as if they had occurred on December 31, 2005.

	Year ended October 31,				Two months ended December 31,
	2003	2004	2005	2005 pro forma	2004	2004 pro forma	2005	2005 pro forma
	(dollars in thousands except per share)
Statement of income
Net sales	$773,337	$831,166	$898,092	$898,092	$145,791	$145,791	$143,546	$143,546
Timber	163,000	192,840	186,783	186,783	26,613	26,613	27,425	27,425
Paper and paperboard	202,549	225,682	264,733	264,733	45,346	45,346	42,089	42,089
Converted products	407,788	412,644	446,576	446,576	73,832	73,832	74,032	74,032
Costs of products sold, including outward freight	659,949	684,431	741,788	741,788	120,993	120,993	125,187	125,187
Gross profit	113,388	146,735	156,304	156,304	24,798	24,798	18,359	18,359
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	898	(354)	(354)	(1,348)	(1,348)
Selling, administrative and general expenses	72,154	82,752	93,559	91,442	14,228	14,228	17,644	16,705
Loss on asset abandonment	—	—	9,692	9,692	—	—	—	—
Operating profit (loss)	44,602	58,944	52,155	54,272	10,924	10,924	2,063	3,002
Timber	64,145	90,039	84,792	84,891	12,633	12,633	14,310	14,402
Paper and paperboard	(10,780)	(13,611)	(11,269)	(10,490)	(1,075)	(1,075)	(5,903)	(5,585)
Converted products	(8,763)	(17,484)	(21,368)	(20,129)	(634)	(634)	(6,344)	(5,815)
Interest expense	(43,099)	(37,493)	(37,044)	(26,203)	(6,111)	(4,643)	(6,200)	(4,362)
Other income (expense)	7,051	1,450	1,423	1,423	310	310	(5,016)	518
Income (loss) before income taxes	8,554	22,901	16,534	29,492	5,123	6,591	(9,153)	(842)
Provision (benefit) for taxes on income	3,200	9,000	6,180	(11,686)	1,896	(1,328)	(3,300)	(4,078)
Net income (loss)	$5,354	$13,901	$10,354	$41,178	$3,227	$7,919	$(5,853)	$3,236

Per share
Net income (loss)	$0.10	$0.27	$0.20	$0.50	$0.06	$0.10	$(0.11)	$0.04

Dividends	$0.04	$0.05	$0.08		$—		$—

Shareholders’ equity at period end	$8.46	$8.69	$8.81				$8.69	$6.67

Average shares outstanding (thousands)	51,077	51,077	51,077	82,512	51,077	82,512	51,077	82,512

Shares outstanding at period end (thousands)	51,077	51,077	51,077	82,512	51,077	82,512	51,077	82,512

Balance sheet data (at period end)
Total assets	$1,255,404	$1,270,930	$1,211,695				$1,210,263	$1,231,206
Working capital(1)	40,609	58,266	83,981				96,141	127,495
Capital assets	939,107	922,023	867,954				864,211	864,211
Deferred tax liabilities—net	195,410	204,783	210,029				205,698	199,249
Long-term debt	462,903	442,148	407,386				428,918	364,500
Shareholders’ equity	432,307	443,654	449,922				444,069	550,056

Ratio of earnings to fixed charges(2)
Historical(3)	1.2	1.6	1.5				—
(footnotes	on following page)

	Year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Other data
Sales: Logs, thousands of board feet	259,466	269,372	272,332	40,561	37,874
Lumber, thousands of board feet	95,565	96,447	68,067	10,095	9,675
Paper, tons	280,919	302,429	326,354	60,239	49,096
Paperboard, tons	92,353	121,987	167,257	24,873	32,042
Converted products, tons	505,798	511,923	543,433	89,470	91,336
Logs, $/thousand board feet	$503	$566	$595	$574	$628
Lumber, $/thousand board feet	340	419	364	332	377
Paper, $/ton FOB mill equivalent	569	562	582	551	584
Paperboard, $/ton FOB mill equivalent	346	348	342	356	333
Converted products, $/ton	806	806	822	825	811
Primary production, tons	838,216	915,857	1,009,669	154,957	155,797
Employees	3,250	3,200	3,200	3,200	3,200
Funds: Used for plant and equipment	$31,815	$45,796	$31,500	$6,006	$5,153
Used for timber and timberlands	4,970	24,946	10,180	1,727	2,932

(1)	Total current assets minus total current liabilities.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expensed and capitalized, including amortization of deferred finance charges and the portion of rental expense representing interest. We do not have any outstanding preferred stock, so our ratios of earnings to fixed charges and preferred share dividends would be the same as the ratios included in the table above.
(3)	The ratios of earnings to fixed charges for the years ended October 31, 2001 and 2002 were 1.9 and 1.1, respectively. For the two months ended December 31, 2005, earnings were insufficient to cover fixed charges, as determined for purposes of computing the ratio of earnings to fixed charges, by $8.9 million.

The following table sets forth our earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, for the years ended October 31, 2003, 2004 and 2005 and for the two months ended December 31, 2004 and 2005 and reconciles EBITDDA to net income and cash provided by operations. We present EBITDDA because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. generally accepted accounting principles, or GAAP. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.

	Year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(in thousands)
EBITDDA—Timber	$77,301	$102,132	$99,155	$15,133	$16,149
EBITDDA—Paper & paperboard	13,282	14,856	13,434	3,394	(1,566)
EBITDDA—Converted products	39,317	22,924	23,493	6,262	1,128

Total EBITDDA	129,900	139,912	136,082	24,789	15,711
Depreciation, depletion and amortization	(78,247)	(79,518)	(82,504)	(13,555)	(13,129)
Interest expense	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Loss on extinguishment of debt	—	—	—	—	(5,535)
(Provision) benefit for income taxes	(3,200)	(9,000)	(6,180)	(1,896)	3,300

Net income (loss)	5,354	13,901	10,354	3,227	(5,853)

Depreciation, depletion and amortization	78,247	79,518	82,504	13,555	13,129
Deferred taxes, net	3,668	8,877	4,492	1,757	(3,333)
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	(354)	(1,348)
Loss on asset abandonment	—	—	9,692	—	—
Loss on extinguishment of debt	—	—	—	—	5,535
Change in:
Accounts and notes receivable—net	2,176	(11,969)	4,529	4,090	(4,670)
Taxes on income, refundable	2,293	—	(3,931)	—	33
Inventories	6,241	(18,175)	11,413	5,900	6,383
Other	349	(195)	(1,315)	(1,125)	(424)
Pension and other noncurrent assets	(10,590)	(1,775)	(4,776)	(415)	(77)
Accounts, payrolls and other taxes payable	7,984	14,254	(2,618)	(4,377)	1,313
Other noncurrent liabilities	3,727	2,436	(283)	123	92

Cash provided by operations	$96,081	$91,911	$110,959	$22,381	$10,780

The following table sets forth our pro forma funds available for distribution for the year ended October 31, 2005 and for the two months ended December 31, 2004 and 2005 on a consolidated basis, including a reconciliation of pro forma funds available for distribution to our pro forma net income. The table should be read together with the information under, and is qualified by reference to, “Unaudited Pro Forma Consolidated Financial Data,” which details the assumptions and pro forma adjustments relating to net income and income taxes as presented in the table, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus.

	Pro forma
	Year ended October 31, 2005	Two months ended December 31,
		2004	2005
	(dollars in thousands)
Net income	$41,178	$7,919	$3,236
Depreciation, depletion and amortization(1)	82,504	13,555	13,129
Loss (gain) on disposition of capital assets(1)	898	(354)	(1,348)
Loss on asset abandonment(1)	9,692	—	—
Provision (benefit) for taxes on income, deferred(2)	(18,350)	(2,156)	(5,299)
Provision for taxes on REIT income(3)	6,664	828	1,221
Capital expenditures(4)	(38,694)	(7,733)	(6,425)

Funds available for distribution	$83,892	$12,059	$4,514

(1)	Actual.
(2)	Represents the pro forma non-cash income tax benefit associated with losses generated by Longview TRS under GAAP for the periods indicated. Benefit, if any, for taxes on income, deferred, in future periods will not reduce funds available for distribution for purposes of the indenture governing the notes.
(3)	On a pro forma basis, our REIT income for the periods shown exceeded the amount of our pro forma dividends for those periods and would have resulted in a corporate-level federal income tax provision in these amounts for the periods shown. We have included this pro forma provision for taxes on REIT income in pro forma funds available for distribution because those taxes would only have been incurred because the REIT retained, rather than distributed, REIT income.
(4)	Actual, excluding additions to timberlands of approximately $3.0 million for fiscal year 2005 and $1.7 million for the two months ended December 31, 2005. There were no additions to timberlands for the two months ended December 31, 2004.

We are presenting pro forma funds available for distribution, a non-GAAP financial measure, in this prospectus because we believe that funds available for distribution will be an important supplemental measure of our financial results as a REIT. Furthermore, the indenture governing the notes will use financial measures similar to funds available for distribution, subject to specified additional adjustments, to measure our compliance with certain covenants, including those affecting our ability to pay dividends. Funds available for distribution should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in our securities should not rely on this measure as a substitute for any GAAP measure, including net income or cash flows from operations or investing activities. Pro forma funds available for distribution, as presented herein, is not necessarily comparable to funds from operations, cash available for distribution, funds available for distribution or similarly-designated measures used by other REITs.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risk factors set forth in this prospectus and the reports that we file with the Securities and Exchange Commission, or SEC, together with the other information we include or incorporate by reference in this prospectus, before buying any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus or that are incorporated by reference herein, you should also carefully review the discussion, and the cautionary statements to which reference is made, under “Forward-Looking Statements” in this prospectus.

Risks Relating to Our Business

Cyclical industry conditions and commodity pricing have adversely affected and may continue to adversely affect our financial condition and results of operations.

Our operating results reflect the general cyclical and seasonal pattern of the forest, paper and packaging products industries. Most of our products are commodity products and are subject to competition from other timber companies and paper and paperboard products manufacturers worldwide. Historically, prices for our products have been volatile, and we, like other participants in the forest, paper and packaging products industries, have limited influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest, paper and packaging products industries. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber is primarily affected by the level of new residential construction activity and home repair and remodeling activity. Demand for our paper and packaging products is primarily affected by the state of the global economy in general and the economies in North America and East Asia in particular. A prolonged and severe weakness in the markets for one or more of our principal products could seriously harm our financial condition and results of operations and our ability to satisfy our cash requirements, including the payment of interest and principal on our debt, as well as our ability to pay dividends.

Our industries are highly competitive and subject to wide price fluctuations that could adversely affect our results of operations.

The forest, paper and packaging products industries are highly competitive globally, including significant competition from non-wood and engineered wood products, and no single company is dominant. These industries have suffered, and continue to suffer, from excess capacity. Profitability of our manufacturing segment depends in part on our ability to operate our manufacturing facilities efficiently, and our Longview mill near full capacity. During fiscal year 2005, our Longview mill operated at 84% of capacity. These industries are also capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. Our competitors include large, vertically integrated forest, paper and packaging products companies and numerous smaller companies. Larger companies that compete with us in each of our markets may be better able to withstand the adverse nature of the business cycle because they may have greater financial and operating resources than we do, have less leverage than we do and own more timberland than we do.

In the past, we have seen significant competition in our export markets as our global competitors have benefited from the strength of the U.S. dollar relative to their currencies. These conditions have contributed to substantial price competition and volatility within our industry, especially during periods of reduced demand. The relative weakness of the U.S. dollar in fiscal years 2003, 2004 and 2005 had a positive effect on our export business, particularly on European competition in the Japanese lumber market where Japanese buyers had an advantage purchasing U.S. wood products. Strengthening of the U.S. dollar relative to the currencies of our global competitors now or in the future, could adversely affect our operating results. These factors, coupled with our leveraged position, may harm our ability to respond to competition and other market conditions.

Tariffs, quotas or trade agreements can also affect the markets for our products, particularly our wood products. For example, in 2002, the United States imposed duties on imported softwood lumber from Canada in response to a dispute over the stumpage pricing policies of some provincial governments. Canada is challenging the tariffs in a number of forums, seeking to force the United States to revoke the import duty and return more than $4 billion in deposits collected on imports since duties were first imposed. Both countries are pursuing their own independent litigation and administrative remedies. In December 2005, the United States reduced its duties on imported Canadian softwood lumber. This reduction, or any further reductions, in duties on imported Canadian softwood lumber could put downward pressure on prices in the United States.

Price fluctuations in raw materials could adversely affect our ability to cost effectively obtain the materials needed to manufacture our products.

The most significant raw material used in our operations is fiber, including wood, recycled and other fiber, which during fiscal year 2005 accounted for 39.5% of our costs of products produced in our paper and paperboard segment, not including shipping, warehousing and outward freight. We obtained approximately 92% of our wood fiber requirements at open market prices during fiscal year 2005. We also obtained almost all of our recycled fiber on the open market. Wood and recycled fiber are both subject to commodity pricing, which fluctuates on the basis of market factors over which we have no control. In addition, the cost of fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions, particularly the conditions in the Pacific Northwest, where we purchase most of our fiber. Further, our access to wood fiber could be adversely affected by consolidation of sawmills in the Pacific Northwest that supply wood fiber to our Longview mill, mill closures due to oversupplied domestic lumber markets, as well as more stringent environmental or other regulations affecting the supply or cost of timber to those sawmills. We may not be able to pass any future raw material cost increases through to our customers through product price increases. Increased costs of raw materials, and our inability to pass increased costs through to our customers could harm our financial condition, results of operations and cash flow.

Our operations require substantial capital and our capital resources may not be adequate to provide for all of our cash requirements.

Our operations require substantial capital. Capital requirements for expansion, replacement and maintenance of existing facilities or equipment or to comply with existing and future changes in environmental laws and regulations may be substantial. The periodic and scheduled maintenance we perform on our equipment may not obviate the need to repair or replace key pieces of equipment, and we could incur significant additional costs associated with environmental compliance. The costs of repairing or replacing equipment and the associated downtime of an affected production line could harm our financial condition, results of operations and cash flow. If our future capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements on economic terms, our business, financial condition, results of operations and cash flow could be harmed.

We are subject to significant environmental regulation and environmental compliance expenditures and liabilities.

Our businesses are subject to many federal, state and local environmental, health and safety laws and regulations, particularly with respect to the restoration and reforestation of timberlands,

harvesting timber near waterways, discharges of pollutants and emissions, and the management, disposal and remediation of hazardous substances or other contaminants. Compliance with these laws and regulations is a significant factor in our business and we have incurred, and expect to continue to incur, significant expenditures to remain in compliance. For instance, in fiscal year 2006 we expect to incur approximately $3 million of capital expenditures and approximately $9 million of operating and other non-capitalizable expenditures relating to environmental matters. We anticipate making capital expenditures of approximately $5 million to $10 million over the next three years to further reduce air emissions and decrease the possibility of future air violations. We expect that the environmental laws and regulations to which we are subject will become more stringent and more stringently enforced in the future and may reduce the amount of timber available for harvesting. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

In Washington State, we are required to file a Forest Practice Application for each unit of timber to be harvested. These applications may be denied or restricted by the regulatory agency or appealed by other parties, including citizen groups. Appeals or actions of the regulatory agencies could delay or restrict timber harvest activities pursuant to these permits. Delays or harvest restrictions on a significant number of applications could have an adverse effect on our operating results.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Investigations may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Environmental impacts at some of our facilities resulting from current or historic operations and at certain third-party sites to which we sent hazardous substances for disposal or storage require and may require expenditures for remediation. Consequently, we cannot be sure that existing or future circumstances or developments with respect to contamination, including unanticipated discovery of contamination or discharges of hazardous substances, will not require significant expenditures by us or that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

Some environmental laws permit individuals, citizens groups and other third parties to file claims against us based upon alleged violations of laws or damages to property stemming from contamination, or upon alleged injury to persons stemming from exposure to hazardous substances used or otherwise controlled by us. We may be required to expend significant sums to defend and/or settle existing or future claims. Environmental groups and other interested individuals may intervene in the regulatory processes in the states where we own timberlands. In Washington State, environmental groups and other interested individuals may appeal individual Forest Practice Applications or file petitions with the Forest Practices Board to challenge the regulations under which forest practices are approved. The same persons may also file or threaten to file lawsuits that seek to prevent us from implementing our operating plans, including seeking orders entirely preventing or restricting our ability to harvest our timberlands. Delays or restrictions due to the intervention of environmental groups or interested individuals could adversely affect our operating results.

Forestry regulations, including regulations intended to protect threatened and endangered species, restrict timber harvesting and may otherwise restrict our ability to conduct our timberlands business. The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species habitat includes restrictions on timber harvesting and related activities. A number of species indigenous to the Pacific Northwest have already been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, goshawk, bald eagle, and various anadromous fish species. Some of these species, including the northern spotted owl, marbled murrelet, and goshawk, are found in some of our timberlands, requiring us to adjust the harvest schedules on some of our timberland resources. Additional species within our timberlands could subsequently receive protected status under the Endangered Species Act or more members of species currently protected could be discovered within our timberlands, requiring us to refrain from harvesting timber on additional acres. Our timberlands may also become subject to laws and regulations designed to protect wetlands, which laws and regulations could restrict harvesting, road building and other activities.

High energy costs could adversely affect our results of operations.

Energy costs are a significant variable operating expense for us and are susceptible to rapid and substantial price increases and volatility. Our costs for energy are currently at relatively high levels and could rapidly increase. Should energy costs increase in future periods, we may not be able to pass all increased energy costs through to our customers. In addition, the primary contracts pursuant to which we advantageously purchased and sold power in the past have expired and, under current terms, we have less flexibility in our ability to mitigate the costs of energy used by our facilities. Over the last three years, we have taken measures that have reduced our energy costs and consumption. Our ongoing efforts, and any steps we take in the future, to conserve energy or reduce our energy costs may not be successful.

Changes in the value of the U.S. dollar relative to other currencies and offshore manufacturing could result in fluctuations in the price of and the demand for our products.

While all of our sales are made in U.S. dollars, a portion of our sales are made to customers operating in markets that use currencies other than U.S. dollars. For the fiscal year 2005, exports accounted for approximately 11.3% of our total sales. Of this amount, 3.0% of our total sales came from log export sales, all to Japan, and 8.3% of our total sales came from export sales of paper and paperboard, primarily to Hong Kong, Canada and Southeast Asia. In fiscal year 2005, the continued weakening of the U.S. dollar relative to the currencies of these countries has helped our products be more competitive in the export market. However, strengthening in the value of the U.S. dollar relative to the currencies of these countries could make it more expensive for our customers operating in foreign markets to purchase our products, could make our products less price competitive with our foreign competitors, and could consequently reduce the demand for our products. In addition, adverse currency valuations could make paper and paperboard from foreign competitors more price competitive in the U.S. market. This situation has caused, and from time to time in the future may cause, excess supply of paper and paperboard in the United States, which, in turn, would likely result in a decrease in U.S. paper and paperboard prices.

Historically, a stronger U.S. dollar has been associated with migration of domestic manufacturing to offshore locations. If further migration of domestic manufacturing to offshore locations occurs, we could be adversely affected by the impact of the migration on the pricing of and demand for our products domestically.

Natural disasters or other events may cause losses to our timber holdings or limit our ability to harvest our timber.

The volume and value of timber that can be harvested from our lands may be limited by natural disasters and other events such as fire, volcanic eruptions, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes. The occurrence of any of these events could harm our business, financial condition and results of operations. Further, as is typical in the industry, we do not maintain insurance for any loss of our standing timber from fire and other natural disasters or other causes. In addition, fire and other natural disasters in adjacent or nearby timberlands may limit our access to, or impede our ability to, harvest our timber. In periods of poor logging conditions, we may harvest less timber than expected, thus impacting our net sales of timber during that period. Any reduction in net sales could have a material adverse effect on our business, financial condition or results of operations and could affect our ability to pay dividends.

Our business and financial performance may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

Approximately 2,000 employees, or more than 62% of our workforce, are parties to collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. We have 12 collective bargaining agreements expiring at various times from calendar year 2006 through calendar year 2010, including a collective bargaining agreement with our 1,189 Longview mill employees that extends to May 31, 2006. Any significant work stoppage as a result of the failure to successfully negotiate new collective bargaining agreements or the inability to negotiate new agreements on economically beneficial terms could have a material adverse effect on our business, financial condition and results of operations.

Our pulp and paper mill and all of our paper machines are located at a single complex in Longview, Washington.

Our pulp and paper mill and all of our paper machines are located at a single complex in Longview, Washington. Since we do not have pulp and paper production elsewhere, a material disruption at our mill could result in a material disruption of our paper making operations. Such disruptions could be caused by:

•	prolonged power failures;

•	a breakdown of our continuous pulp digesters or recovery furnaces;

•	chemical spill or release;

•	disruption of raw material supply;

•	disruptions in the transportation infrastructure including railroad tracks, bridges, pipelines, tunnels and roads; or

•	fires, floods, earthquakes, volcanic eruption or other disasters.

The business insurance and replacement value insurance we carry could prove to be inadequate to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any losses due to interruptions in our business due to damage to or destruction of our Longview pulp and paper making complex caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises. A disruption in our pulp and paper operations would also adversely affect our converting plants, which in fiscal year 2005 effectively obtained approximately 90% of their paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties).

Changes in supply, caused by changes in the policies of governmental agencies, may affect timber prices and our revenues.

Some governmental agencies, principally the U.S. Department of Agriculture Forest Service and the U.S. Department of the Interior’s Bureau of Land Management, own large amounts of timberlands.

If these agencies choose to sell more timber than they have been selling in recent years, timber prices could fall.

Our operating and financial performance are dependent upon key personnel.

We believe that our success depends, to a significant extent, upon the efforts and abilities of our senior operating management team. A failure to retain the members of our senior operating management team could adversely affect our operating and financial performance. We do not have long-term employment agreements with any of the members of our senior operating management team.

A significant portion of the timberlands that we own and manage is concentrated in a limited geographic area.

We own and manage approximately 587,000 acres of timberlands in nine tree farms in Oregon and Washington. Accordingly, if the level of production from these tree farms substantially declines or we suffer a substantial loss in timber, because of adverse growing or harvesting conditions in the Northwest or natural disasters or otherwise, it could have a material adverse effect on our overall production levels and our revenues and could affect our ability to pay dividends.

We have material weaknesses in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations promulgated by the SEC (collectively, “Section 404”) require us to assess and report on our internal control over financial reporting as of the end of each fiscal year, beginning with our fiscal year ended October 31, 2005. In our initial report under Section 404, our management concluded that our internal control over financial reporting was not effective as of October 31, 2005 because of several material weaknesses that existed as of that date. Certain of these material weaknesses continued to exist as of December 31, 2005, our last reporting date. A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions. Material weaknesses could adversely affect our financial reporting process and our financial statements. Failure to achieve and maintain, or unanticipated costs incurred to achieve and maintain, an effective internal control environment could have a material adverse effect on our business, operating results and/or stock price.

We are subject to different risks than REITs in other industries.

We are subject to certain risks that are not applicable to REITs focused on other types of property, because of our ownership of timberlands and our manufacturing operations. For example, while many other REITs derive substantial portions of their cash flow from leases or other contracts providing for relatively stable payments, our cash flow and ability to make distributions to shareholders and service debt will be principally dependent upon our ability to maintain or increase our harvest levels and the market price for our timber and, to a much lesser extent, market prices for our manufactured products that have historically been volatile. We are also subject to other risks discussed above which are not typically relevant to REITs but which are applicable to us, including risks associated with uninsured losses from natural disasters such as fire, volcanic eruptions, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes that could damage or destroy or negatively impact our ability to harvest our timber resources, and the risk that regulatory changes, such as those designed to protect threatened and endangered species, could also restrict timber harvesting in the future.

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will have reduced cash available for distribution to our shareholders and to service debt and our income will be subject to taxation at regular corporate rates.

Our board of directors has authorized us to take the steps necessary to elect to be taxed as a REIT effective for our taxable year commencing January 1, 2006, subject to a final determination by our board of directors that we elect REIT status with our tax return for the tax year beginning January 1, 2006. However, we may not be able to qualify, or maintain qualification, as a REIT.

Our ability initially to qualify as a REIT depends on our distributing our pre-REIT E&P prior to the end of our first taxable year as a REIT. The determination of the amount to be distributed in the E&P distribution is a complex factual and legal determination. We might fail to distribute the required amount by the close of what would otherwise be our first taxable year as a REIT, and we might not be able to take advantage of certain procedures available to cure a failure to distribute the required amount.

Our qualification as a REIT will depend further on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The Internal Revenue Service, referred to in this prospectus as the IRS, could contend that our ownership interests in Longview TRS, securities of other issuers or other assets would give rise to a violation of the REIT requirements.

Lack of shareholder ownership and transfer restrictions in our articles of incorporation may affect our ability to qualify as a REIT. In order to qualify as a REIT, an entity cannot have five or fewer individuals who own directly or indirectly, after applying attribution of ownership rules, 50% or more of its outstanding voting shares. Unlike many existing REITs, we do not have share ownership and transfer restrictions in our articles of incorporation, and we do not currently plan on adopting such restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of our outstanding voting shares, which could result in our failure to qualify as a REIT.

If in any taxable year we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income; and

•	we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. Our cash flow available for distribution to shareholders or to service debt would decrease due to the additional tax liability for the years involved. As a result, any failure to qualify as a REIT would likely have a significant adverse effect on the value of our securities.

As a REIT, we will be limited in our ability to fund dividend payments and service debt using cash generated through Longview TRS.

Our ability to receive dividends from Longview TRS (from which we would make distributions to our shareholders) is limited by the rules we must comply with to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Longview TRS and other non real estate-related income. As a result, even if the activities conducted through Longview TRS were to become highly profitable, we might be limited in our ability to receive distributions from Longview TRS in an amount required to fund dividends to our shareholders or service our debt.

Because the timing of the REIT conversion is not certain, we may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2006.

The timing of the REIT conversion depends on our ability to successfully complete the required transactions for qualification as a REIT. We anticipate that the REIT conversion will be effective no later than January 1, 2006, but the effective date of the conversion could be delayed. If the transactions contemplated by the conversion are ineffective, we may not be qualified to elect REIT status effective January 1, 2006. In that event, the benefits attributable to our status as a REIT, including our ability to reduce our corporate-level federal income tax, would not commence on January 1, 2006, and we would continue to pay corporate-level income taxes in 2006. Any failure to obtain the tax benefits of REIT status could negatively affect our cash flow and our ability to make distributions to shareholders and service debt.

Our management has never operated a REIT, and our future performance could be impaired as a result.

None of our officers and directors has prior experience managing or operating a REIT. Compliance with the highly complex REIT rules may divert our management team’s attention from other business concerns. Our management team may be unable to replicate or exceed our historical performance while operating under the constraints imposed by the REIT qualification rules.

Certain of our business activities are potentially subject to prohibited transactions tax or corporate-level tax.

REITs are generally intended to be passive entities and can thus only engage in those activities permitted by the Code, which for Longview Fibre Company generally include: owning and managing a timberland portfolio; growing timber; and selling standing timber. Accordingly, the manufacture and sale by us of wood products, containers, kraft paper, paperboard, certain types of timberlands sales, if any, and the harvest and sales of logs conducted through Longview TRS, because such activities generate non-qualifying REIT income, could constitute “prohibited transactions” if such activities were engaged in directly by the REIT. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to Longview TRS. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur. The net income of Longview TRS will be subject to corporate-level income tax.

We will have potential deferred and contingent tax liabilities.

If, during the ten-year period beginning on the first day of the first taxable year for which we qualified as a REIT (expected to be January 1, 2006), we recognize gain on the disposition of any property (other than the sale of standing timber pursuant to a timber-cutting contract) that we held as of such date, then, to the extent of the excess of (i) the fair market value of such property as of such date over (ii) our adjusted income tax basis in such property as of such date, we will be required to pay a corporate-level federal income tax on such gain at the highest regular corporate rate. Although we have no present intention to dispose of any property in a manner that would trigger such tax consequences, such dispositions could occur in the future.

In addition, the IRS may assert liabilities against us for corporate income taxes for taxable years prior to the time we qualify as a REIT, in which case we will owe these taxes plus interest and penalties, if any. Moreover, any such increase in taxable income will result in an increase in pre-REIT E&P, which could require us to pay an additional taxable distribution to our then-existing shareholders within 90 days of the relevant determination.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, which may have retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, regulations, administrative interpretations or court decisions could significantly affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

We could face other tax liabilities as a REIT that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our shareholders and to service debt. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we hold some of our assets through Longview TRS. Longview TRS is a corporation subject to corporate-level income tax at regular rates.

Our inability to obtain third party consents may have a material adverse effect.

We are required to obtain third-party consents in connection with the December 31, 2005 transfer of non-REIT qualifying assets to Longview TRS. These include consents of lenders, customers, suppliers and others with whom we have a contractual relationship, as well as consents of governmental authorities to the transfer of permits and licenses to Longview TRS. Given the number of and the length of time it takes to obtain consents, we may complete the REIT conversion prior to completing the process of obtaining consents. Our completion of the REIT conversion without our obtaining all such consents could cause a default under some of our contractual arrangements or prevent us from conducting operations for which permits or licenses are required. If we were unable to obtain all third-party consents, or a third party claims we should have obtained consent prior to the transfer of the non-REIT assets and business, we may lose the ability to use particular assets or lose our contractual rights, such as the ability to sell under favorable terms to a particular customer or buy from a particular supplier. Any loss of the ability to use an asset or operate part of our business or any loss of a contractual relationship may adversely affect our business.

We could lack access to funds to meet our distribution, debt repayment and tax obligations.

In addition to the E&P distribution requirement, to the extent we do not meet REIT income distribution requirements, we will be subject to a 4% nondeductible excise tax on the undistributed amount. We also could be required to pay taxes and liabilities attributable to periods and events prior to the REIT conversion and additional taxes in the event we were to fail to qualify as a REIT. In addition, unless we elect to retain earnings, we will generally be required to refinance debt that matures with additional debt or equity. The amount of funds, if any, available to us could be insufficient to meet our distribution, debt repayment and tax obligations.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by Longview TRS.

Additional Risks Relating to the Notes and Our Indebtedness

We have substantial debt that could limit our ability to make payments on the notes and reduce the effectiveness of our operations.

We have, and after the completion of the offering of the notes will have, a large amount of debt outstanding. As of December 31, 2005, we had $428.9 million of borrowed debt. As of that date, on a pro forma basis giving effect to the 2006 refinancing and the application of the net proceeds therefrom as described in “Use of Proceeds,” we would have had $364.5 million of total debt, including $150.0 million of the notes and $200.0 million of borrowings under our credit facility. To the extent our net proceeds from the 2006 refinancing are less than $328.8 million, the debt outstanding under our credit facility may increase. This substantial level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations, including debt service requirements for the notes;

•	placing us at competitive disadvantage compared to our competitors that have less debt;

•	limiting our ability to borrow additional amounts for working capital, capital expenditures and debt service requirements;

•	limiting our ability to use cash flow from operations for capital expenditures, working capital and other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to capitalize on business opportunities, including our ability to make strategic acquisitions, and to react to competitive pressures and adverse changes in our business, our industry or government regulation.

Borrowings under our credit agreement, which we signed in December 2005, bear interest at variable rates. If these rates increase significantly, our ability to borrow additional funds could be reduced, and the risks related to our substantial indebtedness would intensify.

We expect to distribute a substantial amount of our income to our shareholders, which will reduce the amount of cash we retain for our business.

We expect to distribute a substantial amount of our income to our shareholders. Under our new dividend policy, we will pay a quarterly cash dividend on our common stock amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in the common stock offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006. These distributions will reduce the cash otherwise available to service our debt, including the notes, and will reduce the cash that we retain to operate our business. In addition, although our credit facility contains, and the indenture governing the notes will contain, restrictions on distributions to shareholders and the incurrence of additional debt, we will be able, under some circumstances, to use borrowings to pay cash dividends to our shareholders. Even if cash provided by operations is sufficient on an annual basis to fund the entire dividend distribution to shareholders under our new dividend policy, we anticipate that it may be necessary to utilize some short-term borrowings to fully fund dividends in the first half of each year as a result of the lower timber harvest activity during winter and early spring.

If capital gains decrease as a proportion of our total income or if the tax characterization of our income otherwise changes, we might become subject to a 90% distribution requirement, which could reduce the amount of cash available to pay principal and interest on the notes.

REITs generally are required to distribute 90% of their ordinary taxable income, but are not required to distribute any of their net capital gains income. As a REIT, we expect that for the foreseeable future, our income will consist primarily of net capital gain. Nevertheless, we could, in the future, become subject to the 90% distribution requirement, due to changes in the nature of our income, changes in tax laws affecting REITs or otherwise.

If we were to become subject to the 90% distribution requirement, to comply with REIT qualification requirements and to avoid a nondeductible excise tax, we would have to make distributions to our shareholders. Our credit facility permits, and the indenture governing the notes will permit, us to make annual distributions to our shareholders in an amount equal to the minimum amount necessary to maintain our REIT status and therefore would not prohibit us from complying with the 90% distribution requirement. The rate of these distributions could exceed the rate at which we currently contemplate paying dividends under our new dividend policy and could impair our ability to make payments of principal of, and/or interest on, the notes.

If we were to become subject to the 90% distribution requirement, it is possible that from time to time we would not have sufficient cash or other liquid assets to finance the required distributions. Such a shortfall in liquidity could occur due to the timing differences between the receipt of income and payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions could also cause us to fail to have sufficient cash or other liquid assets to enable us to satisfy the 90% distribution requirement. If our liquid assets were insufficient to cover the distribution requirement, we could attempt to engage in additional borrowings, the issuance of equity securities, the payment of taxable stock dividends, the distribution of other property or securities or engage in other transactions intended to enable us to meet the distribution requirement. Our credit facility restricts, and the indenture governing the notes will restrict, our ability to engage in some of these transactions, and there can be no assurance that any of these alternatives would be available to us.

We have the ability to incur substantially more debt, which exacerbates the risks associated with our substantial debt.

We may be able to incur substantial additional debt in the future. Although our credit facility contains, and the indenture governing the notes will contain, restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. In addition, we may refinance all or a portion of our debt, including borrowings under our credit facility, and incur more debt as a result. As of December 31, 2005, on a pro forma basis giving effect to the 2006 refinancing and the application of the net proceeds therefrom as described in “Use of Proceeds,” approximately $190.1 million would have been available for borrowing under the revolving portion of our credit facility. If we incur new debt, the significant risks described above in connection with our debt level would intensify.

Our indebtedness imposes restrictions on us that may adversely affect our business operations and our ability to make payments on the notes.

Our credit facility includes, and the indenture governing the notes will include, covenants that, among other things, restrict our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions on capital stock;

•	repurchase capital stock;

•	make loans and investments;

•	create liens on our assets;

•	allow restrictions on the ability of certain subsidiaries to make dividends and other payments;

•	dispose of assets;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	issue and sell equity interests in subsidiaries; and

•	enter new lines of business.

Our credit facility subjects us to maintenance requirements with respect to financial ratios, including that our net worth be maintained above a specified minimum and that our total debt to capitalization ratio not exceed a specified maximum. These covenants in our debt instruments could restrict our ability to expand or to fully pursue our business strategies and opportunities. Our ability to comply with these and other provisions of our debt obligations may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any applicable debt covenants could result in a default under our indebtedness, including the notes, which could cause those and other obligations to become immediately due and payable. If any of our debt is accelerated, we may be unable to repay it.

At the time of their issuance, the notes will not be guaranteed by Longview TRS or any other subsidiaries of the issuer, and subsidiaries of the issuer will be required to guarantee the notes only under limited circumstances. The assets of non-guarantor subsidiaries will be subject to the prior claims of all creditors of those non-guarantor subsidiaries.

The notes will be obligations solely of Longview Fibre Company. At the time of their issuance, the notes will not be guaranteed by Longview TRS or any other subsidiaries of the issuer, and subsidiaries of the issuer will be required to guarantee the notes only under the limited circumstances specified in the indenture. Except to the extent of the guarantees given by those subsidiaries of the issuer, if any, that are guarantors of the notes, holders of the notes cannot demand payment from the issuer’s subsidiaries. The assets of the issuer’s non-guarantor subsidiaries will be subject to the prior claims of all their creditors, including trade creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a non-guarantor subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to the issuer or subsidiaries of the issuer, if any, that are guarantors of the notes. The issuer’s only material subsidiary, Longview TRS, is jointly and severally liable as a co-borrower for all amounts outstanding under our credit facility. At December 31, 2005, Longview Fibre Company owned approximately 587,000 acres of timberlands with an estimated value of $1.275 billion, based on an independent appraisal completed September 2005, and Longview TRS held assets with a book value of approximately $0.975 billion.

Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes.

Holders of our secured debt will have claims that are prior to claims of holders of the notes up to the value of the assets securing the secured debt. The indenture governing the notes will permit us to incur substantial secured indebtedness, including up to $565.0 million of secured indebtedness under credit facilities. In particular, our obligations under our credit facility will be secured by first-priority perfected liens and security interests on portions of our timberland holdings, together with all proceeds and products thereof, designated by the lenders and having an aggregate collateral value of at least two times the total commitments under our credit facility. In the event that our secured creditors exercise their rights with respect to our pledged assets, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

The holders of a majority of notes have the right to waive defaults under and to modify the indenture governing the notes.

Subject to limitations specified in the indenture governing the notes, the holders of a majority in principal amount of the notes then outstanding will have the right to:

•	waive existing defaults or events of default;

•	waive compliance with certain provisions of the notes or the indenture governing the notes;

•	modify or supplement the indenture governing the notes; and

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture governing the notes.

These provisions of the indenture governing the notes could allow actions affecting the notes to be taken without the approval of all of the holders of the notes and thus may have an adverse effect on the holders of the notes who do not approve of such actions.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon specified events constituting a change of control, as that term is defined in the indenture governing the notes, including a change of control caused by an unsolicited transaction initiated by a third party, we will be required to make an offer in cash to repurchase all or any part of each holder’s notes at a price equal to 101% of the principal amount of the notes, plus accrued interest, if any, thereon. The source of funds for any repurchase would be available cash or cash generated from operations or other sources, including borrowings and sales of equity. Sufficient funds might not be available at the time of any change of control to repurchase all tendered notes as required. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control would result in a default under the indenture governing the notes, which could lead to a cross default under our credit facility. This could result in the acceleration of that debt and our having to repay it immediately. In addition, our credit facility would either prohibit or effectively prohibit us from repurchasing notes following a change of control. Therefore, prior to repurchasing the notes upon a change of control event, we must either repay outstanding debt under our credit facility or obtain the consent of the lenders thereunder. If we do not obtain the required consents or repay our outstanding debt under our credit facility, we would remain effectively prohibited from offering to repurchase the notes. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture.

If an active trading market does not develop for the notes you may not be able to resell them.

You may find it difficult to sell the notes because there is no existing trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, no assurance can be given as to the liquidity of the trading market for the notes or the ability of the holders of the notes to sell their notes. The notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	our ratings published by major credit rating agencies;

•	our operating results and financial performance;

•	the amount of indebtedness that we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities; and

•	the time remaining for maturity of the notes.

The market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of these securities. These disruptions may have an adverse effect on holders of the notes.

The credit ratings assigned to the notes have a limited purpose and may not reflect all the risks of an investment in the notes.

Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. In addition, each rating should be evaluated independently of any other rating. The credit ratings assigned to the notes may not reflect the potential impact of all risks related to any trading market for, or trading value of, the notes. Furthermore, actual and anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.

We may redeem the notes at any time at our option.

We may, at our option, redeem all or part of the notes at any time on as few as 30 days’ notice prior to the date fixed for redemption. We may choose to redeem the notes at times when prevailing interest rates may be relatively low. Under those circumstances, you generally would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Laws governing the rights of debtors, creditors and guarantors could impede enforcement of any guarantees of the notes.

Any guarantee of the notes by a subsidiary of the issuer may be subject to review under federal bankruptcy law or federal and state fraudulent transfer laws. While the relevant laws may vary from state to state, under these laws any guarantee of the notes by a subsidiary of the issuer will generally be a fraudulent conveyance if the guarantor (1) incurred the indebtedness represented by the guarantee with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for incurring the indebtedness represented by the guarantee and, in the case of (2) only, the subsidiary guarantor, as the case may be:

•	was insolvent, or became insolvent, when it incurred that indebtedness;

•	was left with an unreasonably small amount of capital on account of incurring that indebtedness; or

•	intended to, or believed that it would, be unable to pay its debts as they matured.

Generally, an entity will be considered insolvent if:

•	the sum of its debts is greater than the fair value of its property;

•	the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

•	it cannot pay its debts as they become due.

The indenture governing the notes limits the liability of any guarantor on its guarantee to the maximum amount that the guarantor can incur without risk that the guarantee will be subject to being voided as a fraudulent transfer. This limitation may not protect a guarantee from fraudulent transfer attack and, even if it does, the remaining amount due and collectible under the guarantees may not be sufficient to pay the notes when due.

Even if the guarantee of a guarantor is not voided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantor’s guarantee of the notes would be subordinated to all the guarantor’s other debt.

Although any guarantee of the notes would provide the holders of the notes with a direct claim against the assets of the applicable guarantor, enforcement of any such guarantee against the guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the a guarantor’s guarantee is not enforceable, you would not be able to assert a claim successfully against such guarantor.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	our ability to achieve our strategies and the results of these strategies;

•	actual log harvest levels and customer and product focus;

•	our dependence on timber resources;

•	changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which we sell products;

•	our ability to achieve anticipated improvements in operating results and earnings and expected cost reductions;

•	our having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements;

•	our working capital needs, including inventory levels and raw material requirements;

•	unanticipated changes in pricing and market conditions for our products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand;

•	our ability to achieve anticipated reductions in the amount of natural gas purchased from third parties;

•	our ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases;

•	our ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all;

•	unexpected capital expenditures and the timing of completion and results of capital expenditure projects;

•	our ability to reduce debt and prioritize the use of excess cash to reduce debt;

•	expected sales of power;

•	possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan);

•	cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on our financial condition and results of operations and our competitive position;

•	developments in the world, national, or regional economy or involving our customers or competitors affecting supply of or demand for our products, energy or raw materials, including the level of interest rates and new housing starts;

•	implementation or revision of government policies affecting the environment, import and export control and taxes;

•	changes in harvest conditions or regulations affecting our timber operations;

•	adverse weather conditions;

•	availability of excess cash to pay dividends and existence of contractual limitations on our ability to pay dividends;

•	the need to obtain board approval of dividends and other distributions to our shareholders, which approval could be granted or withheld based on, among other things, our results of operations, cash flow and prospects at the time;

•	unforeseen maintenance on capital assets;

•	unforeseen developments in our business;

•	any additional material weaknesses in our internal control over financial reporting that may arise or be identified;

•	our ability to remediate material weaknesses in our internal control over financial reporting;

•	adverse changes in the capital markets or interest rates affecting the cost or availability of financing;

•	disasters and other unforeseen events;

•	potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT;

•	the occurrence of events that require a change in the timing of the REIT election;

•	our actual pre-REIT E&P could vary from estimates resulting in a lower or higher shareholder distribution;

•	our ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and

•	the expected heightened sensitivity of our stock price to the level of dividends on our common stock.

When considering forward-looking statements, you should also keep in mind the “Risk Factors” and other cautionary statements and factors noted throughout this prospectus and other reports filed with the SEC which could cause our actual results to differ significantly from those contained in any forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, in the case of statements in such other reports, as of the date thereof. We cannot guarantee future results, levels of activity, performance or achievements. Except to the extent required by law, we do not undertake any obligation to update any of the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $146.0 million. We estimate that we will receive net proceeds from the common stock offering, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $182.8 million, or approximately $210.4 million if the underwriters exercise in full their option to purchase additional shares of our common stock, based on an assumed offering price of $19.33 per share, which is the last reported sale price of our common stock on the NYSE on February 22, 2006. We intend to use the net proceeds from the sale of the notes, together with the net proceeds from the common stock offering:

•	to fund the purchase of $214.4 million of senior subordinated notes, net of original issue discount of $0.6 million, that bear interest at a rate of 10% per annum and have a scheduled maturity date of January 15, 2009;

•	to pay accrued and unpaid interest in connection with the retirement of the senior subordinated notes;

•	to fund the cash portion of the E&P distribution; and

•	to pay fees and expenses relating to the REIT conversion and retirement of the senior subordinated notes and tender and consent premiums relating to the retirement of the senior subordinated notes, which we estimate will total approximately $12.2 million in the aggregate, assuming that we purchase, and make consent payments with respect to, all of the outstanding senior subordinated notes.

We intend to use any remaining net proceeds, including additional proceeds we receive in the common stock offering as a result of any increases in the number of shares we are offering or the price per share, for working capital and other general corporate purposes, which may include, among other things, the repayment of term and/or revolving indebtedness under our credit facility and the financing of timberland acquisitions. If our net proceeds from this offering and the common stock offering are less than $328.8 million, assuming the cash portion of the E&P distribution is $72.0 million, we may use cash on hand and/or incur revolving borrowings under our credit facility to fund the uses described above.

We believe that the E&P distribution will be valued between approximately $355 million and $365 million. We currently expect that the value of the E&P distribution will be in the middle of this range. The cash portion of the E&P distribution will be limited to approximately 20% of the E&P distribution. The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election; and the trading price of our common stock at the time of the E&P distribution.

Under our credit facility, as of February 15, 2006, we had $200.0 million of outstanding term-loan borrowings bearing interest at a variable rate of 5.94% per annum and $2.0 million of outstanding revolving borrowings bearing interest at a variable rate of 5.82% per annum. Borrowings under our credit facility mature on December 23, 2010.

Some of the underwriters or their affiliates are holders of the senior subordinated notes and/or lenders under our credit facility and, accordingly, are expected to receive a portion of the proceeds of this offering.

CAPITALIZATION

The following table shows our cash and cash equivalents, short-term debt and total capitalization as of December 31, 2005 on an actual basis and on a pro forma basis giving effect to (i) the 2006 refinancing, which includes the sale of $150.0 million principal amount of the notes in this offering, the issuance of 10,000,000 shares of our common stock in the common stock offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, and the application of the net proceeds of each of the foregoing as described in “Use of Proceeds,” (ii) the REIT conversion and (iii) the E&P distribution, as if they occurred on December 31, 2005. The table does not give effect to any exercise by the underwriters of their over-allotment option in the common stock offering or to the payment of the quarterly cash dividend on our common stock of $0.25 per share, or approximately $15.3 million in the aggregate, assuming that 10,000,000 shares are issued in the common stock offering, that is to be paid on April 4, 2006 to our shareholders of record as of March 27, 2006.

The following table should be read together with the information under, and is qualified by reference to, “Use of Proceeds,” “The REIT Conversion,” “The Refinancing,” “Unaudited Pro Forma Consolidated Financial Data,” including the assumptions and qualifications contained therein, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere or incorporated by reference in this prospectus.

	As of December 31, 2005
	Actual	Adjustments for the 2006 refinancing(1)	Adjustments for the REIT conversion	Adjustments for the E&P distribution(2)	Pro forma
	(dollars in thousands, except ascribed value)
Cash and cash equivalents	$1,608	$93,440		$(72,000)	$23,048

Short-term debt	$—				$—

Long-term debt (including current maturities):
Credit facility
Revolving facility(3)	$—				$—
Term facility	200,000				200,000
Senior subordinated notes(4)	214,418	(214,418)			—
Notes offered hereby	—	150,000			150,000
Industrial revenue bonds	14,500				14,500

Total long-term debt	428,918	(64,418)			364,500
Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—				—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares, actual; issued 82,511,902 shares, pro forma(5)	76,615	15,000		32,153	123,768
Additional paid-in capital(5)	3,306	167,820		255,847	426,973
Retained earnings(6)	364,148	(11,282)	6,449	(360,000)	(685)

Total shareholders’ equity	444,069	171,538	6,449	(72,000)	550,056

Total capitalization	$872,987	$107,120	$6,449	$(72,000)	$914,556

(footnotes on following page)

(1)	Assumes that we purchase, and make consent payments with respect to, all outstanding senior subordinated notes in the tender offer for the senior subordinated notes. See “The Refinancing— Senior Subordinated Notes Tender Offer.” Includes payment of accrued and unpaid interest of approximately $9.9 million as of December 31, 2005 on the senior subordinated notes. We estimate that we will receive net proceeds from this offering and the common stock offering of approximately $328.8 million. The total amount of estimated net proceeds includes $146.0 million from the issuance and sale of the notes, reflecting gross proceeds of $150.0 million less approximately $4.0 million of fees and expenses related to this offering that have been or will be recorded as capitalized financing fees. To the extent our net proceeds are less than $328.8 million, cash and cash equivalents may decrease and/or debt outstanding under our credit facility may increase.
(2)	We believe the E&P distribution will be valued between $355 million and $365 million. We currently expect that the value of the E&P distribution will be in the middle of this range and, accordingly, have assumed for purposes of this presentation that the E&P distribution will have a value of $360 million. We have also assumed that (i) 80% of the value of the E&P distribution, or $288 million, will be paid in shares of our common stock and (ii) 21,435,335 million shares of our common stock will be issued in the E&P distribution (corresponding to a pre-distribution trading price of approximately $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006). The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election; and the trading price of our common stock at the time of the E&P distribution.
(3)	The revolving facility under our credit facility provides for borrowings of up to $200.0 million. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of letters of credit then outstanding under the revolving facility. As of December 31, 2005, there were no borrowings and approximately $9.9 million in letters of credit outstanding under the revolving facility, and approximately $190.1 million was available for borrowing under the revolving facility.
(4)	Net of original issue discount.
(5)	Any $1.00 change in the offering price per share in the common stock offering will change the gross proceeds to us by $10.0 million. Changes in the number of shares issued in the common stock offering will also affect these amounts.
(6)	Reflects the following adjustments for the 2006 refinancing (in thousands):

Senior subordinated note tender and consent premium	$(11,288)
Fees and expenses associated with the retirement of the senior subordinated notes and the REIT conversion (excluding $3,057 accrued as of December 31, 2005)	(860)
Reversal of original issue discount on senior subordinated notes	(582)
Unamortized debt issuance costs	(2,815)
Gains from termination of swap agreements	4,263

$(11,282)

Adjustments for the REIT conversion reflect elimination of deferred taxes. See note 6 under “Unaudited Pro Forma Consolidated Financial Data.”

THE REIT CONVERSION

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes effective January 1, 2006 and to refinance substantially all of our outstanding indebtedness. We believe that the REIT conversion and the refinancings will provide the following advantages:

•	increase our earnings and cash flow through a decrease in both taxes and interest expense;

•	allow us to better compete for timberland acquisitions;

•	provide a direct benefit to our shareholders by enabling us to increase dividends that are expected to be treated as long-term capital gains for federal income tax purposes;

•	provide our shareholders with refundable tax credits for any taxes paid by the REIT on retained long-term capital gain;

•	lower our cost of capital; and

•	attract a broader base of investors.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Timber cutting and the brokerage of logs will be performed by Longview TRS. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a TRS effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. As a result, Longview TRS will be subject to corporate-level tax on its earnings. We expect that Longview Fibre Company, as a REIT, will generate substantially all of its unconsolidated income from the sale of standing timber to Longview TRS at market prices pursuant to one or more timber-cutting contracts. Generally, any such income that we do not distribute to shareholders will be subject to corporate-level tax.

In order to be eligible to elect REIT status, we will be required to distribute to our shareholders our previously-undistributed earnings and profits attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. To qualify as a REIT in 2006, we would have to complete the distribution of our pre-REIT E&P on or before December 31, 2006. To accomplish the required distribution of our pre-REIT E&P, we plan to make a special distribution to our shareholders, which we refer to in this prospectus as the E&P distribution, in an amount equal to our estimated pre-REIT E&P as of December 31, 2005. We anticipate that the E&P distribution will generally be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

The share portion of the E&P distribution will increase the number of shares of our common stock outstanding. The increase will not be reflected in our financial statements for prior periods.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by federal income tax regulations relating to REITs.

THE REFINANCING

Overview

To facilitate the REIT conversion and reduce our cost of capital, we undertook, beginning in December 2005, to refinance substantially all of our then-outstanding indebtedness. This offering of the notes is a part of this refinancing process.

The 2005 refinancing consisted of our entering into a new credit agreement, repaying outstanding indebtedness under our former revolving credit facility and prepaying all $124.5 million principal amount of our senior notes then outstanding. Through December 31, 2005, we recorded cash charges of approximately $7.6 million relating to the prepayment of our senior notes and fees and expenses associated with the 2005 refinancing and the REIT conversion. In addition, we recorded a non-cash charge of approximately $1.0 million related to the write-off of unamortized debt issuance costs resulting from the prepayment of our senior notes.

The 2006 refinancing consists of the following:

•	a cash tender offer for all of our outstanding senior subordinated notes, of which $214.4 million principal amount was outstanding, net of original discount of $0.6 million, as of the date of this prospectus;

•	the issuance of 10,000,000 shares of our common stock (and up to an additional 1,500,000 shares of our common stock if the underwriters in the common stock offering exercise their over-allotment option); and

•	the issuance of the notes in this offering.

The tender offer and common stock offering are being conducted concurrently with this offering. We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. In addition, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million in gains realized from the termination of swap agreements.

Senior Subordinated Notes Tender Offer

We have commenced an offer to purchase for cash all of the outstanding senior subordinated notes. As of the date of this prospectus, there was $214.4 million principal amount of the senior subordinated notes outstanding, net of original issue discount of $0.6 million.

In connection with the offer to purchase the senior subordinated notes, we are soliciting consents to amend the indenture governing the senior subordinated notes. The amendment would eliminate substantially all of the restrictive covenants and those events of default not relating to the payment of principal and interest on the senior subordinated notes. The consent of the holders of at least a majority in principal amount of the outstanding senior subordinated notes not owned by us or any person directly or indirectly controlling or controlled by or under direct or indirect common control with us is required to amend the senior subordinated notes indenture in this fashion.

The total consideration for each $1,000 principal amount of the senior subordinated notes validly tendered in the tender offer at or before the consent deadline of March 10, 2006 (subject to extension at our option) is $1,052.50, which includes a consent payment of $20.00. Holders that validly tender senior subordinated notes after the consent deadline and before the expiration of the tender offer will receive $1,032.50 for each $1,000 principal amount of the senior subordinated notes validly tendered. The total consideration owed, including related fees and expenses, in respect of the senior subordinated notes if all were tendered at or before the consent deadline would be approximately $226.8 million. Holders of the senior subordinated notes whose senior subordinated notes are purchased in the tender offer will also be entitled to receive accrued and unpaid interest to, but not including, the applicable payment date.

The purchase of senior subordinated notes under the tender offer is conditioned upon, among other things, the closing of the other parts of the 2006 refinancing, including this offering of the notes.

Holders of the senior subordinated notes are not obligated to tender their notes pursuant to the tender offer. However, if any of the senior subordinated notes are not purchased in the tender offer, we may exercise our right to redeem such senior subordinated notes pursuant to the indenture governing the senior subordinated notes, or, alternatively, to purchase some or all of such senior subordinated notes in the open market, in privately negotiated transactions or otherwise. Under the terms of the indenture governing the senior subordinated notes, we have the right to redeem the senior subordinated notes on not less than 30 or more than 60 days’ notice, initially for an amount equal to 105% of the principal amount redeemed plus accrued and unpaid interest.

Common Stock

We intend to issue 10,000,000 shares of our common stock. We expect to close the common stock offering concurrently with the closing of this offering. To the extent that the underwriters in the common stock offering sell more than 10,000,000 shares of our common stock in connection with the common stock offering, they have the option to purchase up to an additional 1,500,000 shares from us at the initial offering price to the public less the underwriting discount.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected consolidated financial and other data for the periods indicated. The statement of income data, including per-share information, for the years ended October 31, 2003, 2004 and 2005 and the balance sheet data as of October 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of income data for the years ended October 31, 2001 and 2002 and the balance sheet data as of October 31, 2001 and 2002 have been derived from audited consolidated financial statements of ours that are not included in this prospectus. The statement of income data for the two months ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2005 have been derived from our unaudited consolidated financial statements for the two months ended December 31, 2004 and 2005 included elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements for the two months ended December 31, 2004 and 2005 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the applicable unaudited interim period. Historical results are not necessarily indicative of results to be expected in the future, and the interim results for the two months ended December 31, 2005 are not necessarily indicative of results to be expected for the year ending December 31, 2006 or any future period. The selected consolidated financial and other data should be read together with the information under, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere and incorporated by reference in this prospectus.

	Year ended October 31,					Two months ended December 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Statement of income
Net sales	$875,955	$769,281	$773,337	$831,166	$898,092	$145,791	$143,546
Timber	161,129	172,178	163,000	192,840	186,783	26,613	27,425
Paper and paperboard	195,765	174,920	202,549	225,682	264,733	45,346	42,089
Converted products	441,975	417,451	407,788	412,644	446,576	73,832	74,032
Power	77,086	4,732	—	—	—	—	—
Costs of products sold, including outward freight	725,025	659,791	659,949	684,431	741,788	120,993	125,187
Gross profit	150,930	109,490	113,388	146,735	156,304	24,798	18,359
(Gain) loss on disposition of capital assets	3,037	(2,357)	(3,368)	5,039	898	(354)	(1,348)
Selling, administrative and general expenses	72,146	71,570	72,154	82,752	93,559	14,228	17,644
Loss on asset abandonment	—	—	—	—	9,692	—	—
Operating profit (loss)	75,747	40,277	44,602	58,944	52,155	10,924	2,063
Timber	65,238	71,212	64,145	90,039	84,792	12,633	14,310
Paper and paperboard(1)	2,173	(18,214)	(10,780)	(13,611)	(11,269)	(1,075)	(5,903)
Converted products(1)	8,336	(12,721)	(8,763)	(17,484)	(21,368)	(634)	(6,344)
Interest expense	(39,626)	(44,858)	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Other income (expense)	1,546	7,914	7,051	1,450	1,423	310	(5,016)
Income (loss) before income taxes	37,667	3,333	8,554	22,901	16,534	5,123	(9,153)
Provision (benefit) for taxes on income	13,000	(1,800)	3,200	9,000	6,180	1,896	(3,300)
Net income (loss)	$24,667	$5,133	$5,354	$13,901	10,354	$3,227	$(5,853)

Per share
Net income (loss)	$0.48	$0.10	$0.10	$0.27	$0.20	$0.06	$(0.11)

Dividends	$0.48	$0.03	$0.04	$0.05	0.08	$—	$—

Shareholders’ equity at period end	$8.33	$8.40	$8.46	$8.69	$8.81		$ 8.69

Average shares outstanding (thousands)	51,152	51,077	51,077	51,077	51,077	51,077	51,077

Shares outstanding at period end (thousands)	51,077	51,077	51,077	51,077	51,077	51,077	51,077

(footnotes on following page)

	Year ended October 31,					Two months ended December 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands except per share)
Balance sheet data (at period end)
Total assets	$1,324,448	$1,306,442	$1,255,404	$1,270,930	$1,211,695		$1,210,263
Working capital(2)	38,059	37,116	40,609	58,266	83,981		96,141
Capital assets	1,025,833	989,293	939,107	922,023	867,954		864,211
Deferred tax liabilities—net	184,947	191,742	195,410	204,783	210,029		205,698
Long-term debt	540,400	510,195	462,903	442,148	407,386		428,918
Shareholders’ equity	425,395	428,996	432,307	443,654	449,922		444,069

Other data
Sales: Logs, thousands of board feet	235,053	278,166	259,466	269,372	272,332	40,561	37,874
Lumber, thousands of board feet	99,919	93,893	95,565	96,447	68,067	10,095	9,675
Paper, tons	251,751	243,946	280,919	302,429	326,354	60,239	49,096
Paperboard, tons	105,961	79,886	92,353	121,987	167,257	24,873	32,042
Converted products, tons	535,183	519,652	505,798	511,923	543,433	89,470	91,336
Logs, $/thousand board feet	$548	$509	$503	$566	$595	$574	$628
Lumber, $/thousand board feet	323	327	340	419	364	332	377
Paper, $/ton FOB mill equivalent	590	568	569	562	582	551	584
Paperboard, $/ton FOB mill equivalent	348	328	346	348	342	356	333
Converted products, $/ton	826	803	806	806	822	825	811
Primary production, tons	954,328	872,536	838,216	915,857	1,009,669	154,957	155,797
Employees	3,700	3,500	3,250	3,200	3,200	3,200	3,200
Funds: Used for plant and equipment	$115,530	$40,382	$31,815	$45,796	$31,500	$6,006	$5,153
Used for timber and timberlands	4,101	3,584	4,970	24,946	10,180	1,727	2,932

(1)	Includes allocated results from power sales in 2001 and 2002.
(2)	Defined as total current assets minus total current liabilities.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables present the unaudited pro forma consolidated statement of income for the fiscal year ended October 31, 2005 and the two months ended December 31, 2004 and 2005, and the unaudited pro forma consolidated balance sheet as of December 31, 2005. The unaudited pro forma statements of income present the effects of (i) the 2005 refinancing, (ii) the 2006 refinancing, which includes the sale of $150.0 million principal amount of the notes in this offering, the issuance of 10,000,000 shares of our common stock in the common stock offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, and the application of the net proceeds of each of the foregoing as described in “Use of Proceeds,” (iii) the REIT conversion and (iv) the E&P distribution, as if they occurred on November 1, 2004. The unaudited pro forma balance sheet presents the effects of the 2006 refinancing, the REIT conversion and the E&P distribution as if these transactions occurred on December 31, 2005. The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which have been made solely for the purposes of preparing pro forma information. Accordingly, changes in those estimates and assumptions, including those resulting from changes in the estimated net proceeds of $328.8 million, will result in changes to the pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the 2005 refinancing, the 2006 refinancing and the REIT conversion, including the E&P distribution, been consummated as of the dates indicated, nor are they necessarily indicative of our future financial position or operating results. This information should be read together with our historical financial statements and related notes appearing elsewhere in this prospectus.

The unaudited pro forma consolidated statements of income do not reflect the following estimated one-time items that will be recognized in our statement of income upon the closing of the 2006 refinancing:

•	a cash charge of $11.3 million reflecting the tender and consent premium for the purchase of the senior subordinated notes assuming that we purchase, and make consent payments with respect to, all of the outstanding senior subordinated notes;

•	a cash charge of $0.9 million in fees and expenses associated with the 2006 refinancing and the REIT conversion;

•	a non-cash charge of $0.6 million reflecting the reversal of original issue discount on the senior subordinated notes;

•	a non-cash charge of $2.8 million for the write-off of unamortized debt issuance costs relating to the senior subordinated notes; and

•	$4.3 million in gains realized from the termination of swap agreements.

The unaudited pro forma consolidated statements of income also do not reflect the following one-time items that were recognized in our statement of income through December 31, 2005:

•	a cash charge of $4.5 million reflecting the prepayment premium for the purchase of the senior notes;

•	a cash charge of $3.1 million in fees and expenses associated with the 2005 refinancing and the REIT conversion; and

•	a non-cash charge of $1.0 million for the write-off of unamortized debt issuance costs relating to the senior notes.

The unaudited pro forma balance sheet does not give effect to the payment of the quarterly cash dividend on our common stock of $0.25 per share, or approximately $15.3 million in the aggregate, assuming that 10,000,000 shares are issued in the common stock offering, that is to be paid on April 4, 2006 to our shareholders of record as of March 27, 2006.

The pro forma financial results assume that all relevant REIT qualifying tests under the Code and regulations promulgated by the U.S. Department of the Treasury, referred to in this prospectus as Treasury Regulations, were met for the entirety of the periods presented.

Unaudited Pro Forma Consolidated Balance Sheet

as of December 31, 2005

	Actual	Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(dollars in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$1,608	$72,000	(1)			$(72,000	)(9)	$23,048
		21,440	(1)
Accounts and notes receivable	111,514							111,514
Allowance for doubtful accounts	(1,000)							(1,000)
Taxes on income, refundable	3,898							3,898
Inventories	65,727							65,727
Other	9,295							9,295

Total current assets	191,042	93,440				(72,000)		212,482

Capital assets:
Buildings, machinery and equipment at cost	1,815,044							1,815,044
Accumulated depreciation	1,186,618							1,186,618

Costs to be depreciated in future years	628,426							628,426
Plant sites at cost	3,549							3,549

	631,975							631,975

Timber at cost less depletion	198,462							198,462
Roads at cost less amortization	8,967							8,967
Timberlands at cost	24,807							24,807

	232,236							232,236

Total capital assets	864,211							864,211

Pension and other assets	155,010	454 (951	(2) )(8)					154,513

	$1,210,263	$92,943				$(72,000)		$1,231,206

Liabilities and shareholders’ equity
Current liabilities:
Payable to bank resulting from checks in transit	$5,115							$5,115
Accounts payable	67,064	(9,914	)(3)					57,150
Short-term borrowings	—							—
Payrolls payable	15,940							15,940
Other taxes payable	6,782							6,782

Total current liabilities	94,901	(9,914)						84,987
Long-term debt	428,918	(214,418 150,000	)(4) (5)					364,500
Deferred taxes—net	205,698			(6,449	)(6)			199,249
Other liabilities	36,677	(4,263	)(7)					32,414
Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—							—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares, actual; issued 82,511,902 shares, pro forma	76,615	15,000	(8)			32,153	(9)	123,768
Additional paid-in capital	3,306	167,820	(8)			255,847	(9)	426,973
Retained earnings	364,148	(11,282	)(10)	6,449	(6)	(360,000	)(9)	(685)

Total shareholders’ equity	444,069	171,538		6,449		(72,000)		550,056

	$1,210,263	$92,943		$—		$(72,000)		$1,231,206

See accompanying notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Income

for the year ended October 31, 2005

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$898,092									$898,092
Timber	186,783									186,783
Paper and paperboard	264,733									264,733
Converted products	446,576									446,576
Costs of products sold, including outward freight	741,788									741,788

Gross profit	156,304									156,304
(Gain) loss on disposition of capital assets	898									898
Selling, administrative and general expenses	93,559					(2,117	)(14)			91,442
Loss on asset abandonment	9,692									9,692

Operating profit	52,155					2,117				54,272
Timber	84,792					99				84,891
Paper and paperboard	(11,269)					779				(10,490)
Converted products	(21,368)					1,239				(20,129)
Interest income	286									286
Interest expense	(37,044)	1,816	(11)	9,025	(12)					(26,203)
Miscellaneous income	1,137									1,137

Income before income taxes	16,534	1,816		9,025		2,117				29,492

Provision (benefit) for taxes on income:
Current	1,688	116	(13)	579	(13)	4,281	(6)			6,664
Deferred	4,492	556	(13)	2,760	(13)	(26,158	)(6)			(18,350)

	6,180	672		3,339		(21,877)				(11,686)

Net Income	$10,354	$1,144		$5,686		$23,994				$41,178

Net income per share	$0.20									$0.50

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Income

for the two months ended December 31, 2004

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$145,791									$145,791
Timber	26,613									26,613
Paper and paperboard	45,346									45,346
Converted products	73,832									73,832
Costs of products sold, including outward freight	120,993									120,993

Gross profit	24,798									24,798
(Gain) loss on disposition of capital assets	(354)									(354)
Selling, administrative and general expenses	14,228									14,228
Loss on asset abandonment	—									—

Operating profit	10,924									10,924
Timber	12,633									12,633
Paper and paperboard	(1,075)									(1,075)
Converted products	(634)									(634)
Interest income	30									30
Interest expense	(6,111)	(117	)(11)	1,585	(12)					(4,643)
Miscellaneous income	280									280

Income before income taxes	5,123	(117)		1,585						6,591

Provision (benefit) for taxes on income:
Current	139	(9	)(13)	132	(13)	566	(6)			828
Deferred	1,757	(34	)(13)	454	(13)	(4,333	)(6)			(2,156)

	1,896	(43)		586		(3,767)				(1,328)

Net Income	$3,227	$(74)		$999		$3,767				$7,919

Net income per share	$0.06									$0.10

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Income

for the two months ended December 31, 2005

	Actual	Adjustments for the 2005 refinancing		Adjustments for the 2006 refinancing		Adjustments for the REIT conversion		Adjustments for the E&P distribution		Pro forma
	(in thousands, except share data)
Net sales	$143,546									$143,546
Timber	27,425									27,425
Paper and paperboard	42,089									42,089
Converted products	74,032									74,032
Costs of products sold, including outward freight	125,187									125,187

Gross profit	18,359									18,359
(Gain) loss on disposition of capital assets	(1,348)									(1,348)
Selling, administrative and general expenses	17,644					(939	)(14)			16,705
Loss on asset abandonment	—									—

Operating profit	2,063					939				3,002
Timber	14,310					92				14,402
Paper and paperboard	(5,903)					318				(5,585)
Converted products	(6,344)					529				(5,815)
Interest income	102									102
Interest expense	(6,200)	366	(11)	1,472	(12)					(4,362)
Miscellaneous income	(5,118)	5,534	(15)							416

Income before income taxes	(9,153)	5,900		1,472		939				(842)

Provision (benefit) for taxes on income:
Current	33	355	(13)	89	(13)	744	(6)			1,221
Deferred	(3,333)	1,828	(13)	456	(13)	(4,250	)(6)			(5,299)

	(3,300)	2,183		545		(3,506)				(4,078)

Net income	$(5,853)	$3,717		$927		$4,445				$3,236

Net income per share	$(0.11)									$0.04

Average shares outstanding	51,076,567			10,000,000	(8)			21,435,335	(9)	82,511,902

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)	Includes excess cash from refinancing for use in paying the cash portion of the E&P distribution, based on the assumptions described in footnote (9) below.

(2)	Reflects the elimination of unamortized debt issuance costs of $2.8 million and the addition of costs related to the notes of $3.3 million. This is in addition to $0.7 million in costs related to the notes accrued through December 31, 2005.

(3)	Reflects accrued interest on outstanding indebtedness under the senior subordinated notes that will be repurchased.

(4)	Reflects the purchase of the senior subordinated notes for approximately $214.4 million (excluding a tender and consent premium of $11.3 million and reversal of original issue discount of $0.6 million and accrued interest).

(5)	Reflects the issuance of $150.0 million of the notes in this offering.

(6)	As a result of the assumed REIT conversion on January 1, 2006, income taxes would no longer be payable on income from certain of our activities, provided that we distributed to our shareholders all of our income from such activities. Shareholders will receive a refundable credit on the full amount of federal income tax paid by Longview Fibre Company on undistributed capital gains income.

We have assumed for purposes of the pro forma consolidated balance sheet presentation that deferred tax liabilities and deferred tax assets of the REIT are eliminated in the REIT conversion in accordance with applicable tax law, resulting in a net one-time reduction of deferred taxes in the amount of approximately $6.4 million. This amount is derived from $10.2 million of deferred tax liability (related to timber assets) that is extinguished upon conversion to a REIT and $3.8 million of deferred tax assets from state credits that will not be realized upon conversion because the REIT will neither be taxable nor have nexus in the specific states.

The following activities were considered to be part of a REIT:

•	sales of standing timber to the TRSs;

•	timber management costs;

•	general and administrative costs associated with the above activities;

•	interest costs associated with the above activities; and

•	an allocation of corporate administrative costs.

A tax liability was assumed only to the extent that income from these activities, consisting primarily of capital gains, exceeded dividends. Such excess is assumed to have been taxed at a rate of 37%, representing a combination of tax at the 35% federal statutory rate and a composite state rate of 3%, adjusted to 2% for its deductibility from the federal tax calculation.

The following activities were considered to be carried out in a TRS, and the income from these activities was assumed to be taxed at a rate of 37%, representing a combination of tax at the 35% federal statutory rate and a composite state rate of 3%, adjusted to 2% for its deductibility from the federal tax calculation:

•	timber and lumber sales;

•	paper and paperboard sales:

•	converted products sales;

•	timber harvesting costs;

•	manufacturing and converting costs;

•	general and administrative costs associated with the above activities;

•	interest costs associated with the above activities; and

•	an allocation of corporate administrative costs.

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)

The pro forma adjustments for the REIT conversion in the provision for taxes on income reflect reductions in that line item, attributable solely to the impact of the assumptions described in the preceding paragraphs of this note 6, of approximately $3.8 million for the two months ended December 31, 2004, $22.7 million for the year ended October 31, 2005 and $3.9 million for the two months ended December 31, 2005. These downward adjustments to provision for taxes on income are offset in part for the year ended October 31, 2005 and the two months ended December 31, 2005 by the tax effect of the elimination for purposes of the pro forma presentation of one-time selling, administrative and general expenses related to the REIT conversion.

(7)	Reflects the elimination of $4.3 million of deferred income on swap agreements.

(8)	Reflects the issuance of 10,000,000 shares of our common stock in the common stock offering at an assumed offering price of $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006, less the underwriters’ discount and the estimated offering expenses payable by us of $10.5 million of which $1.0 million was accrued prior to December 31, 2005. Any $1.00 change in the offering price per share in the common stock offering will change the gross proceeds to us by $10.0 million. Changes in the number of shares issued in the common stock offering will also affect these amounts.

(9)	We believe that the E&P distribution will be valued between approximately $355 million and $365 million. We currently expect the value of the E&P distribution will be in the middle of this range and, accordingly, have assumed for purposes of this pro forma presentation that the E&P distribution will have a value of $360 million. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders that fail to make an election will generally receive the E&P distribution, at our sole option, in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution. Subject to the limit on cash to be distributed, the relative size of the actual cash and stock components of the E&P distribution will vary based on the elections made by our shareholders. For purposes of this pro forma presentation, we have assumed that (i) 80% of the value of the E&P distribution, or $288 million, will be paid in shares of our common stock, (ii) 21,435,335 million shares of our common stock will be issued in the E&P distribution (corresponding to a pre-distribution trading price of approximately $19.33 per share, the last reported sale price of our common stock on the NYSE on February 22, 2006) and (iii) $72.0 million in cash will be paid to shareholders in the E&P distribution. The actual amount of cash paid and number of shares of our common stock issued in the E&P distribution will depend on the size of the E&P distribution; the portion of the E&P distribution paid in cash to shareholders that hold fewer than a specified number of shares (which number will be specified in documents provided to shareholders in connection with the E&P distribution); the elections of our other shareholders to receive all or part of their respective portions of the E&P distribution in cash or shares of our common stock; and the portion of the E&P distribution paid in cash, at our sole option, to such other shareholders that fail to make an election.

The effect of the stock portion of the E&P distribution has been reflected as a decrease in the retained earnings and an increase to common stock and paid-in capital and is accomplished by issuing new shares of our common stock rather than using existing shares of our common stock held as treasury stock. The new shares of our common stock issued are added to the weighted number of shares of our common stock outstanding for the reporting period.

The actual amount of the E&P distribution will be calculated on a tax basis and will not bear a correlation to book basis retained earnings (the accumulated earnings shown in our balance sheet) because of the significant differences that exist between tax and book income.

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)

We intend that the entire amount of the E&P distribution received by each shareholder will be treated for tax purposes as a taxable dividend to the extent derived from our earnings and profits, regardless of whether the shareholder receives the E&P distribution in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. To the extent the E&P distribution is derived from our earnings and profits for tax years ending before January 1, 2006, the E&P distribution would generally be treated as a qualified dividend eligible for the 15% federal income tax rate for individuals.

We must complete the E&P distribution by December 31, 2006 to be able to qualify as a REIT effective January 1, 2006.

(10)	Reflects the following adjustments for the 2006 refinancing (in thousands):

Senior subordinated note tender and consent premium	$(11,288)
Fees and expenses associated with the retirement of the senior subordinated notes and the REIT conversion (excluding $3,057 accrued as of December 31, 2005)	(860)
Reversal of original issue discount on senior subordinated notes	(582)
Unamortized debt issuance costs	(2,815)
Gains from termination of swap agreements	4,263

$(11,282)

(11)	Reflects (a) the elimination of interest expense on the outstanding indebtedness under our former revolving credit facility and the senior notes, (b) the addition of interest expense on the borrowings under our current credit facility, assuming an interest rate of 6% per annum (the actual rates were 5.82% per annum on the revolving portion and 5.94% per annum on the term portion of our current credit facility as of February 15, 2006), and (c) fees relating to the unused amount of the revolving portion of our current credit facility and incremental amortization of debt issuance costs. Also includes interest expense associated with the weighted-average indebtedness of $9.4 million during the year ended October 31, 2005 and $37.8 million during the two months ended December 31, 2004 in excess of the amount assumed repaid in the refinancing. There was no excess indebtedness for the two months ended December 31, 2005. Any $10.0 million change in amounts borrowed under our revolving credit facility would change the interest expense by $600,000 for the year ended October 31, 2005, $100,000 for the two months ended December 31, 2004 and $100,000 for the two months ended December 31, 2005.

(12)	Reflects (a) the elimination of interest expense on the outstanding indebtedness under the senior subordinated notes, (b) the addition of interest expense on the notes and (c) fees relating to the unused amount of the revolving portion of our current credit facility and incremental amortization of debt issuance costs. Assumes no borrowings under the revolving portion of our current credit facility. Any 0.125% change in the interest rate on the notes would change the interest expense by $187,500 for the year ended October 31, 2005, $31,250 for the two months ended December 31, 2004 and $31,250 for the two months ended December 31, 2005.

(13)	Reflects the increase in provision for taxes on income associated with decreased interest expense.

(14)	Reflects the elimination of one-time fees related to the REIT conversion of approximately $2.1 million that were accrued for the year ended October 31, 2005 and approximately $0.9 million that were accrued in the two months ended December 31, 2005.

(15)	Reflects the elimination of one-time fees of approximately $5.5 million related to the prepayment of the senior notes, consisting of a $4.5 million prepayment premium and $1.0 million of unamortized debt issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements, including the related notes, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

Overview

The REIT Conversion and the Refinancing

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a REIT for federal income tax purposes, effective January 1, 2006. A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate, to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations, and on income from our real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 587,000 acres of timberlands. Longview Fibre Company and Longview TRS have jointly elected for Longview TRS to be treated as a TRS effective upon the effective date of our election to be taxed as a REIT, which is expected to be January 1, 2006. The TRS will be subject to corporate-level tax on its earnings.

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31. Any references in this prospectus to a fiscal year of ours prior to 2006 is to the twelve-month period ended October 31 of the specified year. In connection with the change in fiscal year, we reported our financial results for a two-month transition period from November 1, 2005 to December 31, 2005 and the corresponding two-month period of November 1, 2004 to December 31, 2004.

Our financial results following the 2005 refinancing, the 2006 refinancing and the effectiveness of the REIT conversion will differ from our historical results. The most significant changes that will affect our future results include:

•	a reduction in interest expense;

•	a reduction in provision for income taxes;

•	an increase in the number of outstanding shares of our common stock as a result of this offering;

•	an increase in the number of outstanding shares of our common stock relative to prior periods as a result of the E&P distribution, which increase will not be reflected in such prior periods and will therefore affect period-to-period comparisons of per-share financial information; and

•	an expected increase in the dividends we pay on our common stock.

To the extent that we retain net capital gains as a REIT, we would be required to pay the tax on such gains at regular corporate tax rates. If we retain and pay taxes on net capital gains, our shareholders, though required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the federal income tax paid by us.

We expect to record, in the first quarter of 2006, a cash charge of approximately $12.2 million relating to our purchase of the senior subordinated notes and fees and expenses associated with the 2006 refinancing and the REIT conversion. Additionally, we expect to record non-cash charges of approximately $2.8 million related to the write-off of unamortized debt issuance costs and approximately $0.6 million reflecting the reversal of original issue discount resulting from our purchase of the senior subordinated notes. We believe these non-cash charges will be offset by approximately $4.3 million of gains realized from the termination of swap agreements.

Overview of Our Business

The analysis below is by business segment and incorporates the operations of what are to be both Longview Fibre Company (the REIT entity) and Longview TRS. On a consolidated basis, we expect to have the same three reportable segments after the effectiveness of the REIT conversion as we did before the effectiveness of the REIT conversion.

Our business is organized into three segments: timber, paper and paperboard and converted products. We benefit from significant integration between our business segments. During fiscal year 2005, our paper and paperboard segment obtained approximately 8% of its wood chips from logs that were harvested from our timberlands and chipped by our chipping operations. In the same period, our converted products segment effectively obtained approximately 90% of its paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties), representing approximately 51% of total mill production. In addition, our business segments share centralized corporate management, accounting, human resources and information systems support.

Net sales for individual segments are reported net of intercompany transfers. Segment operating profits reflect allocations of selling, administrative and general expenses on the basis of the relative cost to produce products in each segment. In the case of intercompany transfers, cost of products sold is based upon transfer pricing policies that we believe assist us in managing and optimizing the consolidated financial performance of our business as a whole. For example, paperboard supplied from our Longview mill and used in our converting operations is assigned a transfer price equal to our Longview mill’s cost. Paperboard purchased through buy/sell agreements is assigned a price equal to the cost from the third party. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below for a more detailed discussion of these arrangements, including a review of the accounting for the buy/sell agreements. Depending on market conditions, our transfer pricing practices may understate or overstate the actual price at which we could have sold those products into the open market or the actual price in the open market at which we could have purchased the raw materials used to produce those products. As a consequence, these allocations and transfer pricing policies sometimes result in individual segment results that do not reflect the financial performance that would have resulted for a segment operating as a stand-alone business.

Our timber segment owns and operates timberlands in Oregon and Washington and produces logs for sale in the domestic and export markets. During fiscal year 2005, our log customers consisted of 51 independent sawmills and plywood plants in the United States and four export customers. Results of operations for our timber segment also include the sale of lumber from our sawmill. Net sales of our timber segment are primarily affected by housing starts and other construction activity in the domestic and Japanese markets. Construction activity is influenced by mortgage interest rates and general economic conditions in those markets. Net sales in this segment are also affected by supply-side factors such as government regulation restricting the harvest of timber from public and certain private lands and competition from logs supplied by foreign producers, especially Canadian producers. Historically, the strength of the Japanese export market has significantly influenced the results of our timber segment since our sales into that market tended to be at higher prices than sales into the domestic market. That differential has been substantially reduced in recent periods by increased prices in the domestic market. Because all of our sales are U.S. dollar denominated, our export sales are also significantly influenced by the relative strength or weakness of the U.S. dollar. Cost of products sold in the timber segment primarily include contract logging expense, the cost of operating our sawmill and depletion, which is based on the historical cost of timber that is harvested.

Our paper and paperboard segment produces a wide variety of paper and paperboard products at our Longview mill. We sell these products to a number of domestic and export customers. In fiscal year 2005, our converted products segment obtained approximately 51% of our Longview mill’s paper and paperboard output (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements). Net sales in the paper and paperboard segment are primarily affected by general economic activity in the United States and Southeast Asia and the relative strength of the U.S. dollar. Average prices in this segment have been favorably affected by industry capacity rationalization over the last several years. The demand for certain specialty products manufactured by our paper and paperboard segment tends to be less dependent on the economic cycles affecting the commodity paper market. The major component of cost of products sold for the paper and paperboard segment is fiber, which consists primarily of wood chips, but also includes sawdust and recycled materials. We have invested in processes that allow us to use an increased proportion of sawdust, hardwood chips and recycled materials to reduce our pulp costs in making our paper and paperboard products. Cost of products sold also includes labor, energy and chemicals used in processing.

Our converted products segment produces corrugated containers, solid fiber boxes and creative point-of-purchase displays. Nearly all of our converted products are sold domestically for end uses that include packaging for consumables such as fresh and frozen produce and beverages, as well as for toys, furniture and electronics. Net sales in the converted products segment are primarily affected by general economic activity in the United States; however, sales of some of our products used in the food and beverage industry are less sensitive to general economic activity. The primary constituent material for our converted products is paperboard. Our converted products segment effectively obtained approximately 90% of its paperboard requirements from our Longview mill (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties). Cost of products sold also includes energy, labor, ink and glue.

Our Longview mill contains six steam-driven generators and one natural gas-fired co-generation facility, all of which are capable of producing electrical power. In the past, we elected, based on the relationship between rates we could obtain for third-party sales of electricity and the cost to us of purchasing electricity and natural gas, to sell a significant percentage of the electricity that we generated into the market and to allocate the operating profit from those sales to the paper and paperboard and converted products segments based on the relative cost to produce products in each segment. The primary contracts pursuant to which we purchased and sold power expired in fiscal year 2001 and, under current terms, we have significantly less flexibility in selling and using power generated by our facilities. We did not sell any power during the prior three years.

Our future decisions concerning electrical power generation, including the extent to which we operate our co-generation facility, will change from period to period based on market conditions. We do not expect sales of power to contribute meaningfully to our results in the coming year.

We experience some seasonality in our business and operating results, with the first quarter (ending January 31) of our historical fiscal year typically reflecting reduced activity in all of our segments. In our timber segment, timber harvest activity is affected by winter weather in the Pacific Northwest. In our converted products and paper and paperboard segments, reduced domestic agricultural activity during the winter months, particularly in the Pacific Northwest, and the effect of pre-holiday season demand for paper and packaging material can negatively affect demand. While these seasonal influences do generally affect our financial results, in some years other factors affecting supply and demand for our products, especially with respect to our manufacturing segments, may have a more significant impact on quarter-to-quarter comparisons.

We can curtail the operation of certain of our equipment and facilities from time to time to provide us with flexibility in managing our operations and cost structure. In order to meet market conditions and to maximize the efficient use of our paper machines, we fully curtailed two of our twelve paper machines for all of fiscal year 2005 and fiscal year 2004. The two fully-curtailed paper machines, #1 and #3, are no longer available for operation and, accordingly, assets with book value of $8.9 million and related spare parts of $0.8 million were written off as a non-cash charge in the fourth quarter of fiscal year 2005. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below. Dependent primarily on product demand, we operated the #4 paper machine for parts of fiscal years 2005 and 2004 but not continuously for either year. Given market conditions, we may curtail the operation of certain of our converting facilities if we believe it is advantageous to do so.

Results of Operations

The following table highlights our net sales and profits for the periods indicated:

	Fiscal year ended October 31,			Two months ended December 31,
	2003	2004	2005	2004	2005
	(in thousands)
Net sales	$773,337	$831,166	$898,092	$145,791	$143,546
Timber	163,000	192,840	186,783	26,613	27,425
Paper and paperboard	202,549	225,682	264,733	45,346	42,089
Converted products	407,788	412,644	446,576	73,832	74,032
Cost of products sold, including outward freight	659,949	684,431	741,788	120,993	125,187
(Gain) loss on disposition of capital assets	(3,368)	5,039	898	(354)	(1,348)
Selling, administrative and general expenses	72,154	82,752	93,559	14,228	17,644
Loss on asset abandonment	—	—	9,692	—	—
Operating profit (loss)	44,602	58,944	52,155	10,924	2,063
Timber	64,145	90,039	84,792	12,633	14,310
Paper and paperboard	(10,780)	(13,611)	(11,269)	(1,075)	(5,903)
Converted products	(8,763)	(17,484)	(21,368)	(634)	(6,344)
Interest expense	(43,099)	(37,493)	(37,044)	(6,111)	(6,200)
Other income (expense)	7,051	1,450	1,423	310	(5,016)
Provision (benefit) for taxes on income	3,200	9,000	6,180	1,896	(3,300)
Net income (loss)	$5,354	$13,901	$10,354	$3,227	$(5,853)

Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Consolidated Results

Net sales

Net sales for the two-month period ended December 31, 2005 were $143.5 million, compared with $145.8 million for the two-month period ended December 31, 2004, a decrease of 1.5%. This decrease reflected a decrease in net sales of $3.3 million, or 7.2%, in our paper and paperboard segment partially offset by increases in net sales of $0.8 million, or 3.1%, in our timber segment and $0.2 million, or 0.3%, in our converted products segment. See “Two Months Ended December 31, 2005 Compared with Two Months Ended December 31, 2004—Selected Segment Results” below.

Cost of products sold

Cost of products sold for the two-month period ended December 31, 2005 was $125.2 million, or 87.2% of net sales, compared with $121.0 million, or 83.0% of net sales for the two-month period ended December 31, 2004. This increase of $4.2 million was due primarily to a 7.2% increase in logging and hauling costs, a 6.7% and 1.5% increase in labor costs per ton of production in our paper and paperboard and converted products segments, respectively, and higher fuel prices. Cost of products sold was favorably impacted by a 2.1% decrease in fiber costs. Our cost of products sold also includes depreciation, depletion and amortization costs, consisting primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and to a lesser degree, amortization of logging roads. This expense was $13.1 million and $13.6 million for the two-month period ended December 31, 2005 and for the two-month period ended December 31, 2004, respectively, of which $11.8 million and $12.6 million were included in cost of products sold for the respective periods, with the balance charged to selling, administrative and general expenses.

Gain on disposition of capital assets

Gains on disposition of capital assets for the two-month period ended December 31, 2005 were $1.3 million, or 0.9% of net sales, compared with $0.4 million, or 0.2% of net sales, for the two-month period ended December 31, 2004. The increase was primarily due to nonmonetary exchanges of certain timberland properties that we consummated during the period and recognized consistent with Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions,” which we adopted in November 2005.

Selling, administrative and general expenses

Selling, administrative and general expenses for the two-month period ended December 31, 2005 were $17.6 million, or 12.3% of net sales, compared with $14.2 million, or 9.8% of net sales for the two-month period ended December 31, 2004. Selling, administrative and general expenses increased by $3.4 million or 24.0% and increased as a percentage of net sales primarily due to costs associated with the implementation of our enterprise resource planning system and legal and consulting costs associated with the REIT conversion and Sarbanes-Oxley compliance.

Operating profit

Operating profit for the two-month period ended December 31, 2005 was $2.1 million, or 1.4% of net sales, compared with $10.9 million, or 7.5% of net sales for the two-month period ended December 31, 2004. See “ Two Months Ended December 31, 2005 Compared with Two Months Ended December 31, 2004—Selected Segment Results” below.

Income (loss) before taxes

Loss before income tax was $9.2 million for the two-month period ended December 31, 2005 as compared with income before tax of $5.1 million for the two-month period ended December 31, 2004. Included in the loss before income tax was Other expense of $5.5 million of prepayment premiums, unamortized debt issuance costs, and fees associated with the prepayment of $124.5 million principal amount of our then-outstanding senior notes and $54.0 million under our former credit agreement. Interest expense increased 1.5% due to increased interest rates substantially offset by a lower level of borrowing.

Provision (benefit) for taxes on income

The benefit for income taxes was $3.3 million reflecting a tax rate of 36.1% for the two-month period ended December 31, 2005. The provision for taxes was $1.9 million reflecting a tax rate of 37.0% for the two-month period ended December 31, 2004. The change in the effective tax rate from December 2004 is the result of the impact of non-deductible permanent differences, as well as minimum tax payments due in certain states.

Net income (loss)

For the reasons noted above, we incurred a net loss of $5.9 million for the two-month period ended December 31, 2005, as compared with net income of $3.2 million for the two-month period ended December 31, 2004.

Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Selected Segment Results

Timber

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Timber net sales, $ millions	$26.6	$27.4	3.1%
Timber operating profit, $ millions	12.6	14.3	13.3%
Logs, thousands of board feet	40,561	37,874	(6.6)%
Lumber, thousands of board feet	10,095	9,675	(4.2)%
Logs, $/thousand board feet	$574	$628	9.4%
Lumber, $/thousand board feet	332	377	13.6%

Timber net sales for the two-month period ended December 31, 2005 were $27.4 million compared with $26.6 million for the year ago comparable period. This increase was due to log and lumber weighted-average price increases of 9.4% and 13.6%, respectively, partially offset by a decrease in log and lumber volume of 6.6% and 4.2%, respectively. Although demand for logs was strong, volume declined due to reduced harvest levels resulting from downtime during the holidays and wet winter weather. Domestic lumber sales increased 8.5% as a 13.6% increase in average prices more than offset a 4.5% decline in volume. We expect to meet our annual target sales plan of 250 to 260 million board feet for calendar year 2006.

Domestic log sales for the two-month period ended December 31, 2005 decreased 9.9% compared to the year ago comparable period due to a 16.5% decrease in volume sold partially offset by a 7.9% increase in price. Volume decreased due to reduced harvest levels and proportionately more volume sold in the export market. Export sales for the two-month period ended December 31, 2005 were $5.9 million, or 21.6% of timber net sales, compared with $3.4 million, or 12.8% of timber net sales, for the two-month period ended December 31, 2004. The volume increase was due to the timing of delivery to export ships.

Operating profit for the two-month period ended December 31, 2005 was $14.3 million compared with $12.6 million for the year ago comparable period. The primary reason for the 13.3% improvement was the gain associated with the sale of timberlands in the amount of $1.6 million. Operating profit was favorably impacted by log and lumber price increases and a 19.6% decrease in depletion costs due to harvest location, partially offset by a 7.2% increase in logging and hauling costs driven by high fuel costs.

Paper and Paperboard

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Paper and paperboard net sales, $ millions	$45.3	$42.1	(7.2)%
Paper and paperboard operating loss, $ millions	(1.1)	(5.9)	—%
Paper, tons	60,239	49,096	(18.5)%
Paperboard, tons	24,873	32,042	28.8%
Paper, $/ton FOB mill equivalent	$551	$584	6.0%
Paperboard, $/ton FOB mill equivalent	356	333	(6.5)%

Paper and paperboard net sales for the two-month period ended December 31, 2005 were $42.1 million compared with $45.3 million for the two-month period ended December 31, 2004. Paper net sales for the two-month period ended December 31, 2005 decreased $5.3 million, or 14.6%, compared to the year ago comparable period due to an 18.5% decline in volume partially offset by a 6.0% increase in price. The volume decrease resulted from reducing sales of lower-margin paper products, which also favorably impacted average paper prices. Paperboard net sales for the two-month period ended December 31, 2005 increased $2.0 million, or 22.7%, compared with the year ago comparable period due to a 28.8% increase in volume partially offset by a 6.5% decrease in price. The paperboard volume increase was driven by increased sales of pulp in the export market. The price decrease was attributable to linerboard price declines in the latter part of 2005 and product mix changes.

Domestic paper volume decreased 27.0% while prices increased 8.8%. The reduction of lower-margin paper product sales was a key driver for the volume decline. Improved product mix and price increases for extensible grades during the latter part of 2005 contributed to the higher paper prices. Domestic paperboard volume improved 14.2%, while average prices declined 10.9%. Volume improved due to low customer inventories and modest demand growth associated with the growing U.S. economy.

Export sales for the two-month period ended December 31, 2005 was $14.0 million, or 33.2% of paper and paperboard net sales compared with $11.0 million, or 24.3% of paper and paperboard net sales, for the two-month period ended December 31, 2004. Export paper and paperboard volume increased 24.2% and 36.2%, respectively, due to increased sales of extensible papers and pulp. Average price decreased 0.8% and 2.7% for export paper and paperboard, respectively, due primarily to changes in product mix.

Paper and paperboard operating loss was $5.9 million for the two-month period ended December 31, 2005 compared with an operating loss of $1.1 million for the two-month period ended December 31, 2004. The biggest factors affecting the transition period were increased sales of pulp, decreased sales of Kraft paper and increased costs of production. Costs increased due to lower labor productivity as indicated by a 6.7% increase in labor costs per ton of paper and paperboard produced and increased fuel prices resulting in an increase in purchased energy costs of 4.4%. Fiber costs decreased 2.1%. Based on our revised capacity of 10 machines and 3,100 tons per day, our Longview mill operated at 83% of capacity for the two-month period ended December 31, 2005 compared with 82% for the year ago comparable period.

Operating results for the two-month period ended December 31, 2005 were negatively affected by selling, administrative and general expenses of $6.2 million compared with $5.1 million for the two-month period ended December 31, 2004. The increase was due primarily to increased costs associated with the REIT conversion, Sarbanes-Oxley and business process improvement initiatives.

Converted Products

	Two months ended December 31,		Percentage increase/ (decrease)
	2004	2005
Converted products sales, $ millions	$73.8	$74.0	0.3%
Converted products operating loss, $ millions	(0.6)	(6.3)	—
Converted products, tons	89,470	91,336	2.1%
Converted products, $/ton	$825	$811	(1.7)%

Converted products net sales for the two-month period ended December 31, 2005 were $74.0 million compared with $73.8 million for the two-month period ended December 31, 2004. This 0.3% increase was due primarily to a 2.1% increase in volume substantially offset by a 1.7% decrease in average price. Demand increased due to favorable agricultural conditions in the Pacific Northwest and an improving economy.

The operating loss was $6.3 million for the two-month period ended December 31, 2005 as compared with an operating loss of $0.6 million for the two-month period ended December 31, 2004. This increased loss was primarily attributable to the decrease in average sales prices, an increase of 10.5% in the cost of paperboard from our mill and a labor cost increase of 1.5%. Operating loss was also negatively affected by selling, administrative and general expenses of $9.8 million as compared to $7.7 million for the year ago comparable period. The increase was due primarily to increased costs associated with the REIT conversion, Sarbanes-Oxley and business process improvement initiatives.

Fiscal Year 2005 Compared to Fiscal Year 2004—Consolidated Results

Net sales

Fiscal year 2005 net sales were $898.1 million compared with $831.2 million for fiscal year 2004, an increase of 8.1%. This overall increase reflected increases in net sales of $39.1 million, or 17.3%, in our paper and paperboard segment and $33.9 million, or 8.2%, in our converted products segment, which more than offset a decrease in net sales of $6.1 million, or 3.1%, in our timber segment. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Cost of products sold

Fiscal year 2005 cost of products sold was $742.7 million, or 82.7% of net sales, compared with $689.5 million, or 83.0% of net sales, for fiscal year 2004. This decrease as a percentage of net sales was primarily the result of increased higher-margin log sales, led by log price increases, partially offset by lumber price decreases, an increase in logging and hauling costs of 7.9%, and higher depletion cost. Cost of products sold was favorably impacted by a reduction in total purchased energy cost per ton of production at our Longview mill of 8.4%, labor productivity gains as indicated by reductions in total labor hours per ton of production of 9.6% at our Longview mill and 6.4% in the converting segment and a reduction of 0.4% in total fiber cost. Cost of products sold was negatively affected in fiscal year 2005 by a $1.4 million decrease in pension income allocated to cost of products sold. Our cost of products sold also includes depreciation, depletion and amortization costs, consisting primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and, to a lesser degree, amortization of logging roads. This expense was $82.5 million for fiscal year 2005 compared with $79.5 million for fiscal year 2004, of which $75.9 million and $74.1 million, respectively, were included in cost of products sold.

Selling, administrative and general expenses

Fiscal year 2005 selling, administrative and general expenses were $93.6 million, or 10.4% of net sales, compared with $82.8 million, or 10.0% of net sales, for fiscal year 2004. Fiscal year 2005 costs were negatively affected by increases in wages and associated fringes, legal and consulting fees associated with our REIT conversion and Sarbanes-Oxley compliance, depreciation and other costs associated with the implementation of our Enterprise Resource Planning, or ERP, system, and by a $1.3 million decrease in pension income.

Loss on asset abandonment

Fiscal year 2005 included a $9.7 million non-cash charge for the loss on the write off of two paper machines. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Operating profit

Fiscal year 2005 operating profit was $52.2 million, or 5.8% of net sales, compared with $58.9 million, or 7.1% of net sales, for fiscal year 2004. See “Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results” below.

Income before income taxes

Income before income taxes was $16.5 million in fiscal year 2005, compared with $22.9 million in fiscal year 2004. Income before income taxes was favorably affected by a modest reduction of interest expense of $0.4 million compared with fiscal year 2004.

Provision for taxes on income

Fiscal year 2005 provision for income taxes was $6.2 million, reflecting a tax rate of 37.4%. Fiscal year 2004 provision for income taxes was $9.0 million, reflecting a tax rate of 39.3%. This decrease in the tax rate is the result of increased utilization of federal and state tax credits.

Net income

For the reasons noted above, net income decreased to $10.4 million in fiscal year 2005 from $13.9 million in fiscal year 2004, representing a 25.5% decrease.

Fiscal Year 2005 Compared to Fiscal Year 2004—Selected Segment Results

Timber

	Fiscal years ended October 31,		Percentage increase/ (decrease)
	2004	2005
Timber net sales, $ millions	$192.8	$186.8	(3.1)%
Timber operating profit, $ millions	90.0	84.8	(5.8)%
Logs, thousands of board feet	269,372	272,332	1.1%
Lumber, thousands of board feet	96,447	68,067	(29.4)%
Logs, $/thousand board feet	$566	$595	5.1%
Lumber, $/thousand board feet	419	364	(13.1)%

Fiscal year 2005 timber net sales were $186.8 million, compared with $192.8 million for fiscal year 2004. This 3.1% decrease was primarily due to a 29.4% decrease in lumber volume sold and a 13.1% decrease in lumber prices, partially offset by a 5.1% increase in log prices and an increase in log volume of 1.1%. Lumber volume was down primarily due to our decision to optimize our total return and discontinue the processing of logs into lumber at a third-party sawmill in Oregon. Increases in log volume were driven by favorable harvest conditions. Domestic log price and volume increased 9.5% and 16.0%, respectively, in fiscal year 2005 compared with fiscal year 2004.

Fiscal year 2005 export sales in the timber segment were $27.0 million, or 14.4%, of timber net sales, compared with $46.6 million, or 24.1% of timber net sales, for fiscal year 2004. The export sales decrease was due to a 45.2% decrease in volume, partially offset by a 5.2% increase in export log price. Log export prices continued to benefit from the dollar being relatively weak compared to the yen during the year. The decline in export sales as a percent of total sales was due to increased domestic demand for export quality logs.

Fiscal year 2005 timber operating profit was $84.8 million, compared with $90.0 million for fiscal year 2004. The primary reasons for this 5.8% decrease were 7.9% higher logging and hauling costs, the decrease in lumber volume and a 37.4% increase in depletion costs due to harvesting from counties with higher depletion rates.

Paper and Paperboard

	Fiscal years ended October 31,		Percentage increase/ (decrease)
	2004	2005
Paper and paperboard net sales, $ millions	$225.7	$264.7	17.3%
Paper and paperboard operating loss, $ millions	(13.6)	(11.3)	—
Paper, tons	302,429	326,354	7.9%
Paperboard, tons	121,987	167,257	37.1%
Paper, $/ton FOB mill equivalent	$562	$582	3.6%
Paperboard, $/ton FOB mill equivalent	348	342	(1.7)%

Fiscal year 2005 paper and paperboard net sales were $264.7 million, compared with $225.7 million for fiscal year 2004. This 17.3% increase is primarily due to increases in paper and paperboard volume of 7.9% and 37.1%, respectively. Paper prices increased 3.6% while paperboard prices decreased 1.7%. Domestic paper and paperboard volume was up 9.2% and 7.7%, respectively, while domestic prices were up 2.9% and 3.8%, respectively, as compared with fiscal year 2004. The strengthening of the U.S. economy during fiscal year 2005 drove the improved demand.

Fiscal year 2005 export sales in the paper and paperboard segment were $74.9 million, or 28.3% of paper and paperboard net sales, compared with $58.6 million, or 26.0% of paper and paperboard net sales, for fiscal year 2004. The increase was primarily due to a 182.8% increase in sales of pulp in the export market. Total export paper and paperboard volume was up 31.3%, with paper volume up 3.4% and paperboard volume up 56.8%. Export paper prices increased 5.6%, while export paperboard price went down 2.7% due mainly to product mix, compared to year-ago levels.

Fiscal year 2005 paper and paperboard operating loss was $11.3 million, compared with an operating loss of $13.6 million for fiscal year 2004. This segment operating loss includes the $5.0 million of the non-cash cost for the write-off of the #1 and #3 paper machines that was allocated to paper and paperboard in the fourth quarter of fiscal year 2005 (as discussed further below). Without this large write-off, the paper and paperboard operating loss would have been $6.3 million. The decrease in operating loss was primarily the result of improved machine operating rates for fiscal year 2005, driving fixed costs per unit down. Our Longview mill operated at 84.3% of capacity during fiscal year 2005 compared with 76.2% during fiscal year 2004. Operating results were also positively affected by improved labor productivity as indicated by a 9.6% decrease in labor hours per ton of paper and paperboard produced.

Operating results for fiscal year 2005 were also favorably impacted by our on-going energy conservation efforts and by strategically utilizing our various fuel sources to mitigate increases in fuel costs, particularly natural gas costs, which resulted in a 8.4% decrease in total energy cost per ton of production. In addition, a 0.4% decrease in total fiber cost, resulting from a 16% reduction in the usage of purchased bleach pulp and an 18% increase in usage of lower-cost old corrugated containers, or OCC, fibers, was partially offset by a 2.5% increase in wood chip cost over fiscal year 2004 and the decrease in pension income. Our Business Process Improvement, or BPI, initiatives to improve our Longview mill optimization, improve customer service, reduce inventories and lower our procurement costs have also contributed favorably to the results.

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, management decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

Converted Products

	Fiscal years ended October 31,		Percentage increase
	2004	2005
Converted products net sales, $ millions	$412.6	$446.6	8.2%
Converted products operating loss, $ millions	(17.5)	(21.4)	—
Converted products, tons	511,923	543,433	6.2%
Converted products, $/ton	$806	$822	2.0%

Fiscal year 2005 converted products net sales were $446.6 million compared with $412.6 million for fiscal year 2004. Converted products volume increased 6.2% and average price increased 2.0% over fiscal year 2004. The increase in volume was primarily the result of improvement in the general domestic economy, which began in the latter part of fiscal year 2004. The converted products operating loss for fiscal year 2005 was $21.4 million, compared with an operating loss of $17.5 million for fiscal year 2004. This segment operating loss includes the $4.7 million of the non-cash cost for the write-off of the #1 and #3 paper machines that was allocated to converted products in the fourth quarter of fiscal year 2005. Without this large write-off, converted products operating loss would have been $16.7 million in fiscal year 2005, reflecting primarily increased volume and price, coupled with a reduction in total labor hours per ton of production of 6.4%, relative to fiscal year 2004.

Fiscal Year 2004 Compared to Fiscal Year 2003—Consolidated Results

Net sales

Fiscal year 2004 net sales were $831.2 million compared with $773.3 million for fiscal year 2003. Net sales increased 7.5% as a result of increases in net sales in each of our operating segments: our timber segment increased $29.8 million, or 18.3%; our paper and paperboard segment increased $23.1 million, or 11.4%; and our converted segment increased $4.9 million, or 1.2%. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below.

Cost of products sold

Fiscal year 2004 cost of products sold was $689.5 million, or 83.0% of net sales, compared with $656.6 million, or 84.9% of net sales, for fiscal year 2003. This decrease as a percentage of net sales was primarily the result of increased higher-margin timber sales, led by log and lumber price increases and a reduction in logging and hauling costs of 1.5%, net of the value of chips produced from pulp logs, partially offset by higher depletion cost. Cost of products sold was further favorably impacted by a reduction in energy cost per ton of production at our Longview mill of 7.6% and labor productivity gains as indicated by reductions in total labor hours per ton of production of 6.0% at our Longview mill and 6.5% in the converting segment. Cost of products sold was negatively affected by a $1.6 million decrease in pension income allocated to cost of products sold, a 2.0% increase in total fiber cost and a $2.1 million charge for the loss on the sale of our bag plants. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below. Our cost of products sold also includes depreciation, depletion and amortization costs. Depreciation, depletion and amortization consist primarily of depreciation of our plant and equipment, the depletion cost of timber harvested and, to a lesser degree, amortization of logging roads. This expense was $79.5 million for fiscal year 2004 compared with $78.2 million for fiscal year 2003, of which $74.1 million was included in cost of products sold for both fiscal years.

Selling, administrative and general expenses

Fiscal year 2004 selling, administrative and general expenses were $82.8 million, or 10.0% of net sales, compared with $72.2 million, or 9.3% of net sales, for fiscal year 2003. Fiscal year 2004 costs were negatively affected by increases in wages and associated fringes, legal and consulting fees, depreciation and other costs associated with the implementation of our ERP system, and a decrease in allocated pension income.

Operating profit

Fiscal year 2004 operating profit was $58.9 million, or 7.1% of net sales, compared with $44.6 million, or 5.8% of net sales, for fiscal year 2003. See “Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results” below.

Income before income taxes

Income before income taxes includes miscellaneous income in fiscal year 2004 of $1.3 million, compared with $6.7 million in fiscal year 2003, which included an insurance settlement of $4.6 million for the replacement cost of a chipping facility that was destroyed by fire and not replaced. Income before income taxes was favorably affected by a reduction of interest expensed of $5.6 million compared with fiscal year 2003.

Provision for taxes on income

Fiscal year 2004, provision for income taxes was $9.0 million, reflecting a tax rate of 39.3%. Fiscal year 2003 provision for income taxes was $3.2 million, reflecting a tax rate of 37.4%. This increase is the result of a modest increase in non-deductible expenses coupled with a reduced realization of federal and state tax credits.

Net income

For the reasons noted above, net income increased to $13.9 million in fiscal year 2004 from $5.4 million in fiscal year 2003, representing a 159.6% increase.

Fiscal Year 2004 Compared to Fiscal Year 2003—Selected Segment Results

Timber

	Fiscal year ended October 31,		Percentage increase
	2003	2004
Timber net sales, $ millions	$163.0	$192.8	18.3%
Timber operating profit, $ millions	64.1	90.0	40.4%
Logs, thousands of board feet	259,466	269,372	3.8%
Lumber, thousands of board feet	95,565	96,447	0.9%
Logs, $/thousand board feet	$503	$566	12.5%
Lumber, $/thousand board feet	340	419	23.2%

Fiscal year 2004 timber net sales were $192.8 million, compared with $163.0 million for fiscal year 2003. This 18.3% increase was primarily due to a 3.8% increase in log volume sold and a 12.5% increase in log prices, coupled with an increase in lumber prices of 23.2% and an increase in lumber volume of 0.9%. Increases in net sales were driven by the continuing strength of the U.S. housing market and favorable harvest conditions. Domestic log price and volume increased 14.9% and 3.3%, respectively, in fiscal year 2004 compared with fiscal year 2003.

Fiscal year 2004 export sales in the timber segment were $46.6 million, or 24.1%, of timber net sales, compared with $41.1 million, or 25.2%, for fiscal year 2003. The export sales increase was due to a 6.5% increase in export log prices and a 5.3% increase in volume. Log export prices continued to benefit from the dollar being relatively weak compared to the yen during the year. The decline in export sales as a percent of total sales was due to domestic sales growth exceeding export sales growth.

Fiscal year 2004 timber operating profit was $90.0 million, compared with $64.1 million for fiscal year 2003. The primary reasons for this 40.4% increase were the higher log and lumber prices and a 1.5% decrease in total logging and hauling costs, net of the value of chips produced from pulp logs, partially offset by a 10.5% increase in depletion costs due to harvesting from counties with higher depletion rates.

Paper and Paperboard

	Fiscal year ended October 31,		Percentage increase/ (decrease)
	2003	2004
Paper and paperboard net sales, $ millions	$202.5	$225.7	11.4%
Paper and paperboard operating loss, $ millions	(10.8)	(13.6)	—
Paper, tons	280,919	302,429	7.7%
Paperboard, tons	92,353	121,987	32.1%
Paper, $/ton FOB mill equivalent	$569	$562	(1.2)%
Paperboard, $/ton FOB mill equivalent	346	348	0.6%

Fiscal year 2004 paper and paperboard net sales were $225.7 million, compared with $202.5 million for fiscal year 2003. This 11.4% increase is primarily due to increases in paper and paperboard volume of 7.7% and 32.1%, respectively. Paper and paperboard prices remained relatively flat with paper decreasing 1.2% and paperboard increasing 0.6%. Domestic paper and paperboard volume was up 17.8% and 50.0%, respectively, while domestic prices declined 3.0% and 4.9%, respectively, as compared with fiscal year 2003. The strengthening of the U.S. economy during fiscal year 2004 drove the improved demand. Domestic paperboard average price was affected by proportionately more corrugated medium being sold in fiscal year 2004 than in fiscal year 2003 and the addition of roll pulp sold in the export market.

Fiscal year 2004 export sales in the paper and paperboard segment were $58.6 million, or 26.0% of paper and paperboard net sales, compared with $60.2 million, or 29.7%, for fiscal year 2003. Total export paper and paperboard volume was down 0.5%, with paper volume down 17.4% and paperboard volume up 22.3%. Export paper and paperboard prices increased 0.2% and 2.8%, respectively, compared to year ago levels, due mainly to the weaker U.S. dollar.

Fiscal year 2004 paper and paperboard operating loss was $13.6 million, compared with an operating loss of $10.8 million for fiscal year 2003. The increase in operating loss was primarily the result of low machine operating rates for the first half of fiscal year 2004, driving fixed costs per unit up. In addition, operational problems in the first quarter of fiscal year 2004 caused productivity to decline. Our Longview mill operations did improve steadily throughout the year with the fourth quarter of fiscal year 2004 operating at 86% of capacity compared with only 62% for the first quarter of fiscal year 2004. Our Longview mill operated at 76% of capacity during fiscal year 2004 compared with 70% during fiscal year 2003. Operating results were also negatively affected by a 2.0% increase in total fiber cost, including a 13.6% increase in OCC costs and a 1.7% increase in wood chip cost, and less pension income.

Operating results for fiscal year 2004 were favorably impacted by paper and paperboard volume increases of 7.7% and 32.1%, respectively, and improved labor productivity as indicated by a 6.0% decrease in labor hours per ton of paper and paperboard produced. Operating results were also positively affected by our on-going energy conservation efforts and by strategically utilizing our various fuel sources to mitigate increases in fuel costs, particularly natural gas costs, which resulted in a 7.6% decrease in total energy cost per ton of production at our Longview mill.

During fiscal year 2004, we restarted our #4 paper machine, leaving the #1 and #3 paper machines, two of our least efficient machines, fully curtailed to match production with incoming orders. Our BPI initiatives to improve our Longview mill optimization, improve customer service, reduce inventories and lower our procurement costs have contributed favorably to the results.

In first quarter of fiscal year 2003, we renegotiated a long-standing barter agreement whereby we swapped equivalent units of paper for paperboard. The new “buy/sell” agreement provides for our selling paper to the counterparty’s converting facilities, and our purchase of paperboard from them for our converting facilities. Under the “buy/sell” agreement, we began recording the sales of paper as sales, which amounted to $18.2 million in fiscal year 2003 and $12.8 million in the first three quarters of fiscal year 2004.

Effective in the fourth quarter of fiscal year 2004 and going forward, we are no longer recording these transactions as sales in our financial statements and instead are recording these transactions as an exchange using carryover basis as contemplated by Accounting Principles Board Bulletin No. 29 “Accounting for Nonmonetary Transactions” (“APB 29”).

The table below shows the amount by quarter of sales (in thousands of dollars) and volume (in tons) recorded for the buy/sell agreements.

	Sales	Tons
Fiscal year 2003
First Quarter	$3,613	7,419
Second Quarter	3,067	6,478
Third Quarter	4,128	8,613
Fourth Quarter	7,376	16,888

	Sales		Tons

Fiscal year 2004
First Quarter	5,029		12,545
Second Quarter	3,657		8,359
Third Quarter	4,138		8,599
Fourth Quarter		*		*

*	Not applicable.

The impact of our accounting for these transactions as sales was not material to our operating profit and net income.

Converted Products

	Fiscal year ended October 31,		Percentage increase
	2003	2004
Converted products sales, $ millions	$407.8	$412.6	1.2%
Converted products operating loss, $ millions	(8.8)	(17.5)	—
Converted products, tons	505,798	511,923	1.2%
Converted products, $/ton	$806	$806	—

Fiscal year 2004 converted products net sales were $412.6 million compared with $407.8 million for fiscal year 2003. Converted products volume increased 1.2% while average price remained at the levels of fiscal year 2003. The increase in volume was primarily the result of improvement in the general domestic economy in the latter part of fiscal year 2004. Converted products price, although flat year over year, increased approximately 2.3% from the second quarter of fiscal year 2004 low of $795 per ton. The converted products operating loss for fiscal year 2004 was $17.5 million, compared with an operating loss of $8.8 million for fiscal year 2003. The first two quarters of fiscal year 2004 accounted for $14.7 million of the operating loss for fiscal year 2004. The increase in operating loss from converted products operations was due mainly to the higher cost of paper and paperboard supplied to our converting operations by our Longview mill in the first two quarters of fiscal year 2004, and an increased percentage of higher cost paperboard supplied to our converting operations by third party suppliers during fiscal year 2004.

In October 2004, we sold the equipment and working capital of our two paper bag operations for $4.8 million in cash. At the same time, we leased a portion of our Spanish Fork facility to the purchaser, who intends to continue to manufacture bags, and we will continue to supply paper for their operations. The sale resulted in a $2.1 million book loss to converted products operating profit. By selling the two paper bag plants, which accounted for less than 1% of our total sales and less than 2% of converted products sales, we have completely exited a business we consider non-core.

Liquidity and Capital Resources

Net cash provided by operations was $10.8 million for the two-month period ended December 31, 2005 and $22.4 million for the two-month period ended December 31, 2004. The primary reason for this decrease was the change in earnings from operations for the two-month period ended December 31, 2005 as compared to the corresponding period in 2004, and a net decrease in cash provided from accounts receivable of $8.8 million due primarily to increased timber export sales in December 2005 as compared to the prior period, as well as the collection of a couple of significant paper accounts during December 2004 that had been on extended terms from the prior fiscal year.

Net cash provided by operations was $111.0 million in fiscal year 2005, $91.9 million in fiscal year 2004 and $96.1 million in fiscal year 2003. The increase in fiscal year 2005 was due primarily to lower working capital levels caused by reduced accounts receivable and inventory, partially offset by reduced accounts payable. Accounts receivable decreased due to fewer days’ sales outstanding and lower levels of sales in the last two months of fiscal year 2005 as compared with fiscal year 2004. Inventory levels and the related accounts payable were reduced as part of our ongoing business process improvement initiatives. The decrease in fiscal year 2004 was primarily the result of an increase in working capital caused by the improved level of business activity during the latter part of the year.

Net cash used for investing was $8.0 million for the two-month period ended December 31, 2005 and $7.0 million for the two-month period ended December 31, 2004. Our capital expenditures, including timberland acquisitions, were $8.1 million for the two-month period ended December 31, 2005, compared with $7.7 million for the two-month period ended December 31, 2004. Capital expenditures are expected to be approximately $40 to $50 million for calendar year 2006 including expenditures for timberland purchases, plant and equipment, and environmental compliance. A deferred tax change from a $1.9 million tax liability at December 31, 2004 to a $3.3 million tax asset at December 31, 2005 resulted in a $5.2 million change year over year for the two-month periods. All of the benefit for the December 2005 period was deferred because loss carrybacks from short years are not permitted, and such losses must be carried forward. Another factor effecting operating cash flow, an increase in accounts payable, resulted from additional consulting and legal fees associated with the REIT conversion, ERP implementation, and Sarbanes-Oxley compliance.

Net cash used for investing was $39.0 million in fiscal year 2005, $67.5 million in fiscal year 2004 and $24.7 million in fiscal year 2003. Our capital expenditures, including timberland acquisitions, plant and equipment maintenance and improvements and environmental compliance, were $41.7 million in fiscal year 2005, $70.7 million in fiscal year 2004 and $36.8 million in fiscal year 2003. The increase in fiscal year 2004 was attributable primarily to timber acquisitions made in that year. Capital expenditures for plant and equipment for fiscal year 2005 totaled $31.5 million. Significant fiscal year 2005 capital expenditures for plant and equipment included the following:

•	improvements to manufacturing equipment to meet environmental requirements and to continue to burn less expensive biomass fuel;

•	costs associated with further implementation of our ERP system; and

•	improvements to our Yakima box plant material handling system to improve throughput and reduce costs.

During fiscal year 2004, we acquired 15,596 acres of timberland in numerous transactions for a total of $20.3 million, of which the single largest purchase was 15,080 acres for $16.0 million. Capital expenditures for plant and equipment for fiscal year 2004 totaled $45.8 million including these projects that were completed during the year:

•	new equipment with in-line graphics capabilities in our Yakima, Washington and Bowling Green, Kentucky box plants;

•	upgrades to the #11 paper machine to improve the quality of our TEA-Kraft® high-performance paper;

•	an expansion and an upgrade to our OCC recycling plant to increase capacity from approximately 800 tons per day to approximately 1,000 tons per day; and

•	adding electrostatic precipitators on our hogged fuel boilers to continue to burn less expensive bio mass fuel and meet environmental requirements.

We intend to continue to opportunistically acquire timberlands that improve our future yields and are available at prices that support their long-term value. Such acquisitions may result in our exceeding our annual capital expenditure expectations, as in fiscal year 2004. Capital project investments will be focused on high-return projects, meeting customers’ needs, and environmental compliance. We expect capital expenditures for timber purchases, plant and equipment maintenance and improvements and environmental compliance to total approximately $40 million to $50 million for fiscal year 2006.

Net cash used for financing for the two-month period ended December 31, 2005 was $1.1 million, compared to $13.1 million for the two-month period ended December 31, 2004. Borrowed debt increased by $12.0 million for the two-month period ended December 31, 2005 due to prepayment premiums and other one-time fees associated with the refinancing, anticipated working capital requirements of Longview Fibre Company and Longview TRS, and seasonally lower operating earnings.

Net cash used for financing was $71.9 million in fiscal year 2005, $24.4 million in fiscal year 2004 and $71.4 million in fiscal year 2003. The change for fiscal years 2005, 2004, and 2003 primarily reflect a $65.3 million, a $24.8 million and a $67.2 million decrease, respectively, in borrowings generally resulting from reduced capital expenditures and modest dividends compared to earlier years.

During each quarter of fiscal year 2005, we determined the amount of our dividend based on operating results, current market conditions and debt levels. During the fiscal year 2005, we declared and paid dividends of $0.08 per share in the aggregate amount of $4.1 million.

In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in this offering, but will be adjusted proportionately downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006. Actual dividend payments on our common stock are subject to final board approval and will be based on our results of operations, cash flow and prospects at the time, as well as any contractual limitations in our debt instruments. As a result, the level of dividends we pay could be less than expected.

At December 31, 2005, our total borrowed debt was $428.9 million, all of which was classified as long-term debt. Our total borrowed debt was $416.9 million at the end of fiscal year 2005, $482.2 million at the end of fiscal year 2004 and $507.0 million at the end of fiscal year 2003. Our debt peaked at $643.1 million at January 31, 2002 due to borrowings made in connection with substantial capital expenditures, as well as timberland acquisitions, dividends and stock repurchases in fiscal year 2001 and decreased operating profits in fiscal years 2002 and 2001 compared with fiscal year 2000. We were able to reduce borrowed debt in fiscal year 2005 by $65.3 million by maintaining a lower level of capital spending on new projects and by improving operating results through the implementation of our BPI initiatives and improved market conditions. Our dividend payouts were at modest levels while we prioritized the use of excess cash for debt reduction.

At December 31, 2005, we had $200.0 million of term-loan borrowings outstanding under our credit facility, excluding letters of credit of $9.9 million. In addition, we had $214.4 million of senior subordinated notes and $14.5 million of revenue bonds outstanding. Our financing arrangements at December 31, 2005 require us to be in compliance with certain financial covenants, including minimum net worth, long-term borrowing ratio, and interest coverage ratio, and restrict our payment of dividends. We were in compliance with such covenants at December 31, 2005.

Our credit facility is governed by a credit agreement, which we entered into in December 2005, providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility,

including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20.0 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50.0 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our former senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes.

The credit agreement contains customary covenants and default provisions. Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

For additional information on the credit agreement see “Description of Certain Indebtedness—Credit Agreement.”

Total deferred net gain on all terminated interest rate swap agreements relating to our senior subordinated notes was $4.3 million, $4.5 million and $7.1 million at December 31, 2005, October 31, 2005 and October 31, 2004, respectively. The deferred gain is included in Other long-term liabilities in our balance sheet and will reduce interest expense over the term of our senior subordinated notes, which mature in 2009. The mark-to-market adjustment for the then outstanding interest rate swaps resulted in a derivative liability of $47,000 at October 31, 2004, with a corresponding adjustment to long-term debt. There were no interest rate swap agreements at October 31, 2005 or December 31, 2005.

Contractual obligations

The following table summarizes our significant contractual obligations as of October 31, 2005:

	Years ending October 31,
	Total	2006	2007-08	2009-10	2011 & beyond
	(in thousands)
Long-term debt(a)	$354,000	$85,500	$24,000	$230,000	$14,500
Credit Agreement(b)	63,500	13,500	50,000	—	—
Reforestation	4,500	4,500	—	—	—

Total	$422,000	$103,500	$74,000	$230,000	$14,500

(a)	Includes the following amounts, at October 31, 2005, under senior notes that were prepaid on December 30, 2005: $124.5 million (total), $85.5 million (2006), $24.0 million (2008) and $15.0 million (2010).
(b)	Reflects obligations under our former credit agreement, which we replaced with a new credit agreement in December 2005, as described under “Description of Certain Indebtedness—Credit Agreement.”

The table does not reflect changes in our debt obligations that resulted from the 2005 refinancing or that would result from the 2006 refinancing. See “The Refinancing” and “Unaudited Pro Forma Consolidated Financial Data.” Immediately after the 2006 refinancing, we expect that we will have $150.0 million in notes outstanding, which would mature in 2016; $14.5 million of debt represented by various industrial revenue bonds maturing from 2014 to 2018; and $200.0 million in borrowings outstanding under our credit facility, excluding outstanding letters of credit, with maturity in 2010. See “Description of Certain Indebtedness.”

In order to be eligible to elect REIT status effective January 1, 2006, we will be required to complete the E&P distribution by December 31, 2006. We anticipate that the E&P distribution will be taxable as a dividend to our shareholders and will be valued between approximately $355 million and $365 million. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

We believe that, for the year ending December 31, 2006, after giving effect to 2006 refinancing and the application of the net proceeds therefrom as described under “Use of Proceeds,” our cash flow generated from operations and available borrowings under our credit facility will provide sufficient resources to finance working capital requirements, timberland acquisitions and other capital expenditures and dividend payments.

Other

We continually review any known environmental exposures including the cost of remediation. At the present time, we are not aware of any environmental liabilities that would have a material impact on the consolidated financial statements.

Although we believe that we are in substantial compliance with federal, state and local laws regarding environmental quality, the EPA has issued a final version of the Cluster Rule. We estimate that additional capital expenditures required to comply with this regulatory program will range from $1 million to $2 million for the coming fiscal year. The applicable requirements for 2006 primarily impact our pulp washing operations at their existing levels of production, and we may be required to alter our production process, replace existing equipment or install additional pollution control equipment if either our production levels increase to certain levels or if our proposed actions are not found to be sufficiently effective. If we are required to pursue these actions, we estimate this will result in capital costs of up to an additional $10 million.

In fiscal year 2006, we expect to spend approximately $3 million on capital expenditures associated with achieving or maintaining compliance with environmental laws and regulations, including the amounts required to comply with the Cluster Rule, and approximately $9 million on operating and other non-capitalizable expenditures relating to environmental matters.

Although future pollution control expenditures cannot be predicted with any certainty and could continue to escalate because of continuing changes in laws and regulations and uncertainty as to how they will be interpreted and applied, we believe that compliance with these regulations will not have a material impact on our capital expenditures, earnings or competitive position.

Regulations have been developed to protect certain species of plants, fish and wildlife in Oregon and Washington. These regulations restrict the harvest of timber near streams and other environmentally sensitive areas, thereby reducing the timber that can be harvested and increasing costs.

Our exposure to market risks on our financial instruments is limited to interest rate changes on variable rate debt, including debt under our credit facility. The interest rates applied to our variable rate borrowings are adjusted often and therefore react quickly to any movement in the general trend of market interest rates. Interest expense incurred annually related to our variable rate debt is dependent upon the amount outstanding during the year and the extent to which interest rates rise and fall. We do not engage in commodity, currency or interest rate hedging arrangements or engage in transactions involving derivatives, other than previously entering into the interest rate swaps to obtain a lower effective interest rate on our borrowings. See the notes to our consolidated financial statements included in this prospectus and incorporated by reference herein for information regarding our interest rate swap activity in recent periods. If the weighted-average interest rate on our variable rate debt increased by 1.0% per annum, our annual interest expense would increase by $2.2 million based on our outstanding debt as of December 31, 2005.

We may use swap agreements from time to time to manage exposure to interest rate fluctuations. Our credit exposure on the swap agreements would be limited to the fair value of the agreements. We do not intend to enter into interest rate swap agreements for trading or speculative purposes and expect to match the terms and contract amounts to existing debt or debt expected to be refinanced.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Our critical accounting policies are those that may require a higher level of judgment, estimates and complexity. We believe our most critical accounting policies are those that deal with pension expense and income, impairment of long-lived assets, and depletion.

Pension

Assumptions used in the determination of pension income, including the discount rate, the expected return on plan assets, and increases in future compensation are evaluated by us, reviewed with the plan actuaries annually and updated as appropriate. Actual experience that differs from the assumptions could have a significant impact on our financial position and results from operations.

We base our discount rate assumptions on rates of return on long-term high quality bonds. For fiscal year 2005, the company’s discount rate was 6.0%. The company had reduced its discount rate to 6.0% from 6.5%, as of October 31, 2004, to reflect decreases in rates of return on high-quality bonds, which were declining beginning since fiscal year 2002. Net periodic pension income for fiscal year 2005 was based on the 6.0% assumed discount rate. As of October 31, 2003, the company reduced its discount rate to 6.5% from 6.75% to reflect decreases in rates of return on high-quality bonds. Net periodic pension income for fiscal year 2004 was based on the 6.5% assumed discount rate.

Our assumption regarding the expected rate of return on plan assets is based on historical and projected average rates of return for current asset classes in the plan investment portfolio. The expected rate of return used in determining net periodic pension income for fiscal year 2005 was 8.75% as compared to 9.0% used for fiscal years 2004 and 2003.

The expected rate of return for 2006 is 8.50%. At the end of fiscal year 2005, the plan’s assets consisted of approximately 82% equities and 18% other assets.

The change to the discount rate effective October 31, 2004, contributed $0.4 million to the reduction in net periodic pension income for fiscal year 2005. The changes in the discount rate and expected rate of return effective October 31, 2003 contributed $0.7 million to the reduction in net periodic pension income for fiscal year 2004.

Long-Lived Assets

An impairment of a long-lived asset exists when the carrying value is not recoverable through future operations and when the carrying value of an asset exceeds its fair value.

We review the carrying value of our long-lived assets annually and when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations. To estimate whether the carrying value of an asset group is impaired, we must estimate the undiscounted cash flows generated by the asset group and the likelihood of the outcomes. If the carrying value of an asset group is not recoverable through the future cash flows, it is considered impaired. An impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its estimated fair value.

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, management decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

Depletion

Assumptions and estimates are used to record merchantable timberland inventory and to calculate depletion costs attributed to timber harvested. Merchantable timber is defined by us as timber with an age of 35 or more years. The volume of merchantable timber is estimated using industry-standard computer software to track growth and is adjusted for acquisitions and dispositions. Volume estimates are confirmed through periodic timber cruises, a physical measurement of timber on a specific set of acres.

Costs subject to depletion include the original cost of the timber, as well as capital reforestation expenditures such as site preparation and tree planting related to merchantable age timber, less depletion previously recorded. Depletion rates are determined by dividing the unamortized cost of timber by the estimated volume of timber of merchantable age.

Rates of depletion are adjusted every five years for growth and harvest, and are adjusted for any significant acquisition or disposition of timber at the time of such occurrence. A 5% change in estimated timber inventory volume would have changed 2005 depletion expense by approximately $0.5 million.

OUR INDUSTRY

The following discussion is intended to provide background information concerning the industry in which we operate. You are cautioned, however, that our business is not necessarily affected by the industry trends or other factors discussed below in the same manner or to the same degree as the industry generally. In addition, the information provided below is based on data from industry research firms, U.S. government sources and other third parties. While we generally consider our sources of data to be reliable, we have not independently verified the accuracy or completeness of this information. As a result, we cannot assure you that the information provided by these sources is accurate and reliable. Some of the information included in the following discussion is based on predictions and projections published by these sources. These predictions and projections are subject to inherent uncertainties. Actual results may differ materially from those expressed in or implied by these predictions and projections. See “Risk Factors” as well as “Forward-Looking Statements” for information on factors that could cause our actual results to differ from those expressed in or implied by predictions, projections and forward-looking statements. For specific information about our business and operating results, see “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information contained in this prospectus and incorporated by reference herein.

Timber

Timber is the primary raw material used in the forest products industry and is required in the making of wood products, paper and paperboard. Timber companies are responsible for planting, fertilizing, thinning and cutting trees and marketing logs. Logs are marketed and sold either as sawlogs for use in the production of lumber and other wood products or pulp logs to be processed into chips for use by pulp and paper manufacturers. Residual wood from sawlogs is also used to produce chips for pulp and paper manufacturers. The timber industry possesses several characteristics that distinguish it from the broader paper and forest products industry and, we believe, make timber an attractive asset class, including the following:

•	Renewable Resource. Timber is a growing and renewable resource that, if properly managed, increases in value as it grows. As trees grow in diameter, they transition into higher value product classes. For instance, premerchantable trees grow into valuable pulplogs which grow into higher value sawlogs used in the production of lumber and plywood.

•	Predictable and Improving Growth Rates. Predictable biological growth is an attractive feature of timberland assets because it contributes to flexible, long-term harvest planning. The development and application of forest management practices continue to improve biological growth rates.

•	Harvest Flexibility. Timberland owners have flexibility to increase their harvest when prices are high and decrease their harvest when prices are low, allowing timberland owners to maximize the long-term value of their growing resource base.

•	Historical Real Price Appreciation. Due to growing demand, combined with limitations on supply caused by environmental restrictions, prices for each of douglas fir and hemlock have grown at an inflation-adjusted rate of 4.8% per year, from 1985 to 2005.

•	Strong Long-Term Returns with Low Volatility. Timberlands, particularly those managed on a “sustainable yield” basis, have historically generated long-term returns with relatively low volatility based on the cash yield from timber harvesting and the long-term price appreciation of the real estate and standing timber that comprise the timberlands. The NCREIF Timberland Index, which measures income and appreciation returns on non-government timberland properties, grew at a compound annual rate of 12.6% during the fifteen-year period between 1991 and 2005.

Supply and Demand Dynamics

Supply.    Timber supply is a function of physical access to timber and availability of harvestable timberlands. Access to standing timber may be limited by the difficulty of constructing logging roads and the impact of natural barriers. Weather is a significant driver of timber supply. During wet and rainy seasons, timber harvesting is very limited. Therefore, users of raw logs often fill wood yards seasonally in anticipation of limited supply. If a rainy season is longer or shorter than anticipated, the market may experience limited or excess supply. Natural disasters such as forest fires and hurricanes also impact the supply of timber. These natural disasters often result in owners of affected timberlands taking immediate action to salvage value from damaged timber, often resulting in excess market supply. Timber availability is further limited by factors such as state and federal forest management policies, environmental regulation and alternate uses of land, including real estate development.

The U.S. government is a significant timberland holder, particularly in the western United States. Timber harvested from government lands plays an important role in the industry’s supply-demand balance. In the early 1990’s, harvesting was virtually halted on publicly held lands in the Pacific Northwest to preserve habitat for the northern spotted owl. This action resulted in a significant reduction of timber supply and put sharp upward pressure on timber prices. Consequently, prices for douglas fir doubled within a two-year period between 1991 and 1993. Since 2002, the Bush administration’s Healthy Forest Initiative has altered this no-harvest policy, allowing for active forest management and thinning in national parks to restore the health of timberlands and mitigate the risk of fire within federally held lands in the Pacific Northwest. Still, an overall reduction in timber supply from U.S. government-owned timberlands over the last 15 years has benefited companies with private timber holdings as prices for logs and lumber have increased significantly in response to the supply reduction. Although prices for douglas fir have declined from the record levels of 1993, current prices still exceed pre-1993 levels. Increases in the supply of logs imported or harvested from private lands have only partially offset the volume lost from federal lands. This is because private lands generally contain a lower percentage of mature, high-quality timber than that found on federal lands. We anticipate that the federal “Healthy Forest Restoration Act” of 2003, designed to facilitate thinning of federal forests for fire prevention purposes, will result in an increase in the supply of small diameter logs from the east side of the Cascade Mountains to the market. We expect most of this log supply created in Washington and Oregon will be pine and other white woods that should not significantly affect the value of douglas fir and hemlock logs.

MBF = thousands of board feet

Source: U.S. Department of Agriculture

Source: RISI

Demand.    The demand for timber is directly related to the underlying demand for lumber, pulp, paper, panel and other forest products. Demand for U.S. timber is driven by the level of new home construction, home remodeling, use of raw materials for the manufacture of pulp and paper, use of forestry products in various industrial applications and overseas demand for high-quality logs. These factors are influenced by demographic, infrastructure-related and economic factors such as population growth, per-capita income growth, growth in average home size, replacement or modernization of aging housing stock and interest rates.

Classification

Timber is classified into one of two basic categories: hardwood and softwood. Hardwood trees are deciduous trees that, with few exceptions, lose their leaves in colder months. Softwood trees are conifers and evergreens such as firs, pines, spruces and hemlocks. Lumber from softwood trees is typically used for house framing, sheathing, paneling and scaffolding. Hardwoods are mainly used for furniture, flooring, architectural woodwork, trim, paneling and cabinets. As of 2002, softwoods comprise approximately 57% of the growing stock volume on U.S. timberlands.

Because softwood is the primary source of lumber for the homebuilding industry, softwood consumption and prices have remained strong in recent years. Among softwoods, douglas fir is the most commonly used species because of its strength and appearance. In the Pacific Northwest, environmental restrictions governing the harvesting of logs on government-owned timberlands have also contributed to the price appreciation of softwood products.

Paper and Paperboard

Paper and paperboard are manufactured from pulp derived from virgin wood fiber and/or recycled paper and paperboard products. Pulp is manufactured by a variety of different processes, including the kraft process, which is used to make pulp for kraft paper and paperboard. The kraft process is a process in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. Once pulp has been prepared, it can be sent directly to a paper or paperboard machine or dried for inventory for sale in the marketplace.

Kraft Paper

Kraft paper is a brown-colored paper used for a variety of products, including grocery bags, gift wrapping paper and butcher paper. Kraft paper is generally stronger than other types of paper. Many kraft paper machines can be switched to make kraft paperboard with relative ease in response to changing market demand. Although demand for kraft paper has declined over the past two decades as kraft paper has slowly been replaced by plastic products in several traditional end-use markets such as grocery bags, demand for specialty, high-quality kraft paper products has expanded over the same period. These products include high-performance paper, colored paper for grade schools, specialty food papers and soft-calendar papers for high-end paper bag use. Supply has continued to be strong as many of the industry’s kraft paper machines are swing machines that permit the manufacturer to produce either retail bag paper or lightweight linerboard.

One reference price for kraft paper is the U.S. market price of the 50 lb. unbleached shipping sack. These prices have historically moved with prices in the overall kraft paper industry.

Average U.S. Prices for 50 lb. Unbleached Multi-wall Shipping Sacks

Average Price ($ per ton)
1991	487
1992	474
1993	403
1994	438
1995	525
1996	517
1997	490
1998	478
1999	491
2000	550
2001	558
2002	548
2003	550
2004	596
2005	655
January 2006	680

Source: RISI

High-Performance Kraft Paper

Originally used for packing low-cost, bulk commodities, paper shipping sacks are now used for the delivery of more than 2,000 different products, including a variety of agricultural, chemical, food, and rock products. In value, these products range from a few cents to several dollars per pound. As improvements in materials, construction and distribution systems continue to develop, more products with a greater value per pound are being packaged in shipping sacks. Due to its durability and reliability, high-performance kraft paper is ideally suited for this use.

The production process of high-performance kraft paper involves mechanically compacting the paper fibers to yield a paper with superior vertical and horizontal stretch capability, which in turn yields a greater ability to absorb impact and resist rupture. The increased ability to absorb impact makes high-performance kraft paper more durable and reliable than regular kraft paper. Additionally, less total basis weight and/or fewer paper plies can be used in such sacks with little or no loss of strength.

End uses for high-performance kraft paper include shipping sacks for agricultural products and supplies (fertilizers, pesticides, etc.), chemical products (detergents, ammonium nitrate, etc.), food products (sugar, potatoes, etc.) and rock products (cement, plaster, etc.) and wall insulation in new home construction. To our knowledge, our Longview mill is the only mill, and we are the only supplier, in the United States that produces high-performance kraft paper. We believe two Canadian suppliers and their two Canada-based mills are the only other North American producers of high-performance kraft paper that regularly sell into the United States.

Paperboard

Paperboard refers to heavyweight grades of paper used primarily for manufacturing corrugated shipping containers, folding cartons and many other types of packaging for consumer and industrial products. Additional uses include point-of-purchase displays, free-standing bins, book covers, milk cartons and insulation materials. Paperboard from the two major categories of paperboard—linerboard and corrugating medium—is combined to make corrugated sheets, which are then used to make corrugated containers. Linerboard is the inner and outer facing of corrugated sheets.

There are two types of linerboard: kraft linerboard and recycled linerboard. Kraft linerboard is made from softwood chips that have long fibers that contribute to the product’s strength. Recycled linerboard is made from recycled fiber. The portion of linerboard produced from recycled fiber rose to about 19% in 2005, compared with 11% in 1995, due to a combination of cost efficiency, demand from environmentally conscious customers and new technology that has made the quality of recycled linerboard more comparable to linerboard made from wood chips.

Corrugating medium is used to form the fluting material comprising the middle portion of corrugated sheets and is also produced using kraft or recycled materials. Over the past decade, the percentage of corrugated medium produced from recycled fiber has varied within a range of 37% to 43%, averaging approximately 40% for the period, with approximately 38% of corrugated medium produced from recycled fiber in 2005.

Supply and Demand Dynamics

Demand for paper and paperboard is influenced primarily by general economic conditions. Supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as producers resisted adding capacity during the price upswing in the late 1990s. Continued shutdowns of capacity in 2005 and an improved demand environment have contributed to operating rates in the unbleached kraft paper and paperboard industries increasing to approximately 96% and 98%, respectively, as of January 2006.

Average U.S. Prices for Unbleached Kraft Linerboard (42 lb., Western U.S.)

Average Price ($ per ton)
1991	352
1992	360
1993	318
1994	390
1995	526
1996	378
1997	342
1998	369
1999	393
2000	473
2001	440
2002	403
2003	386
2004	431
2005	434
January 2006	470

Source: RISI

Converted Products

Corrugated containers provide convenient and affordable protective packaging for most consumer products, including fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. In addition, corrugated product use has expanded beyond packaging for shipping as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish product presentation. These displays and other specialty corrugated products include litho-laminated products, preprinted linerboard and flexo-direct printing with four or more colors. Although there are numerous end-markets for corrugated containers, the food and beverage and printing industries combined consumed approximately 66% of U.S. production in 2004.

Corrugated Container Shipments by End Use Industry, 2004

Source: Fibre Box Association

The three major types of converting plants that produce corrugated containers are corrugator plants, sheet-feeder plants and sheet plants. Sheet-feeder plants produce corrugated sheets by employing a corrugator that turns corrugating medium into fluting material and then glues that fluting material between layers of linerboard. Corrugator plants can produce corrugated sheets in the same manner as sheet-feeder plants, and can also cut, print, fold and glue sheets into finished containers.

Sheet plants have the same container-making capabilities as corrugator plants but do not have a corrugator and, therefore, must acquire their corrugated sheets from sheet-feeder plants or corrugator plants.

Corrugated container demand in the U.S. is closely linked to domestic manufacturing for multiple industries and the overall performance of the U.S. economy; however, corrugated container shipments for some end markets, such as the food and beverage industry, tend to be less volatile due to consumer demand being relatively stable regardless of the status of the economy. Additionally, the price for value-added processes such as specialty coloring, cutting, printing, folding and gluing also tends to be less volatile because processing is limited to smaller niche producers.

Average U.S. Prices for Corrugated Containers

Average Price ($ per MSF)
1991	44.1
1992	45.0
1993	44.4
1994	46.9
1995	58.6
1996	50.9
1997	45.4
1998	48.5
1999	49.5
2000	55.5
2001	55.1
2002	53.2
2003	52.3
2004	52.0
2005	53.8

Source: Fibre Box Association

OUR BUSINESS

General

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview mill, which produces kraft paper and paperboard; and the ownership and operation of converting plants, which produce finished products such as corrugated containers.

Since we commenced operations in Longview, Washington in 1927 with a single paperboard machine to produce paper products, we have grown to become an integrated and nationally recognized wood products company. We own and manage approximately 587,000 acres of valuable timberlands in the Pacific Northwest composed primarily of softwoods. Based on production capacity, we believe we are the largest producer of unbleached kraft paper in North America, with an estimated 21% market share, and we own and operate what we believe is one of the world’s largest pulp and paper making complexes. We also own and operate 15 converting plants in 12 states.

Longview Fibre Company was incorporated in the State of Washington in 1990 as a successor to a company of the same name incorporated in the State of Delaware in 1926.

Our Strengths

587,000 Acres of Valuable Timberlands

We own and manage approximately 587,000 acres of timberlands located in Oregon and Washington containing approximately 3.9 billion board feet of 30-year-old and older timber. Approximately 81% of our timberland acreage is located west of the Cascade Mountains, a region characterized by high precipitation which provides support for the growth of softwood species. Our timber has an appraised value of approximately $1.275 billion, or approximately $2,180 per acre, based on an independent appraisal completed in September 2005. Much of this value is attributable to the timber’s high-quality species mix, age class distribution and location.

Substantially all of our timber is second or third growth. Approximately 93% of our total species mix is composed of high-quality softwoods, with approximately 62% of the total species mix consisting of douglas fir, approximately 22% consisting of hemlock and approximately 9% consisting of pine and other white woods. Our high-quality softwoods are attractive to the residential and commercial construction industries, both foreign and domestic, due to their strength and appearance.

The combination of our high-quality timber and the long-standing relationships we have with many of our timber customers positions us to readily shift sales between domestic markets and Japan, our primary export market, to take advantage of favorable pricing conditions that may exist in one market relative to the other.

Long-Standing Relationships with Customers

We have long-standing customer relationships in each of our operating segments. Over 50% of our customers have been doing business with us for at least five years. We believe that our success in building these relationships reflects our commitment to customer service, our product quality and our demonstrated record of on-time deliveries. We believe these customer relationships help to reduce the influence of product pricing on our ability to retain customers and create a more stable revenue base.

Our timber segment customer base consists of approximately 55 domestic and export customers, of which approximately 59% have been our customers for at least five years and approximately 37% have been our customers for at least 10 years.

Our manufacturing segments, with approximately 250 paper and paperboard customers and approximately 3,100 converted-products customers, also have a significant proportion of long-time customers. Our analysis of mid-2004 data determined that, in our paper and paperboard segment, approximately 78% of our customer base had been customers of ours for at least five years and approximately 45% had been customers of ours for at least 10 years, while in our converted products segment, approximately 51% of our customer base had been customers of ours for at least five years and approximately 26% had been customers of ours for at least 10 years. Several of our converted-products customers have purchased from us for over 50 years.

Manufacturer of Specialty, Value-Added Products

We have made substantial investments in our manufacturing capabilities that enable us to manufacture specialty, value-added products for attractive niche markets. We believe our specialty products businesses reduce our exposure to pricing pressures and economic factors that affect our commodity-grade products. Our specialty paper products include TEA-Kraft®, paper used to make lightweight bags, such as the bags typically provided to customers of boutique stores, masking paper, soft-calendar paper, colored paper and Ductl kraft paper. To our knowledge, we are the sole U.S. supplier, and one of only four North American suppliers, of high-performance paper comparable to TEA-Kraft®. Only two of the three other North American suppliers regularly sell into the United States. We believe we are also one of the three largest producers of lightweight bag paper in North America. Given the substantial capital investment and technical expertise required to produce this type of paper, we believe that we are well-positioned to capitalize on increases in domestic use of newer types of high-performance paper for packaging.

Our converted-products segment manufactures innovative corrugated box and solid-fiber box products that incorporate complex color, design and structural features. We use our flexo folder gluers (for high-speed folding and gluing), multi-color printers and die cutters to make printed boxes in virtually any size, shape and design to meet the specific requirements of our customers. Our specialty converted products include our proprietary Liquiplex® line, which is a family of bulk-liquid disposable bins available in sizes up to 330 gallons. These bins are used for storage and transport of granular and viscous products and have significant advantages over the industry standard storage and shipping container, the 55-gallon drum. These advantages include larger capacity, ease of reuse and lower cost of disposal in compliance with applicable environmental laws. Our value-added and differentiated converted products have historically resulted in our average prices exceeding industry average prices by 5% to 10% on a square footage basis and contribute to longer-term customer relationships and repeat business.

Modernized and Efficient Manufacturing Facilities

In fiscal year 2002, we completed a significant multi-year capital investment initiative that focused on modernizing and increasing the efficiency of our Longview mill and expanding the capabilities of our converting plants.

Our recent capital initiatives have resulted in greater mill efficiency due to, among other things, enhanced manufacturing process flexibility. This flexibility enables us to efficiently develop and produce a greater variety of specialized grades of products and allows us to switch quickly between production of paper and paperboard on swing machines in order to produce specialty-grade paper in response to changes in demand. Our capital investment has also reduced our dependence on more costly raw fiber materials like wood chips and enabled us to reduce our power costs through increased use of alternative fuels. We conserve energy by using steam that we generate by burning certain chemical byproducts that arise in the production of kraft pulp. The steam is used in our pulp production process and as a source of heat for drying newly-produced paper. Due to the success of our capital investment initiatives, we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses in fiscal year 2005.

Strong Cash Flow Generation

We have reduced our indebtedness by over $200 million from peak borrowings in January 2002 through internally generated cash flow. We believe the 2005 refinancing, the 2006 refinancing and REIT conversion should reduce our interest expense and taxes, positioning us to increase our cash flow and supporting our new dividend policy. We also expect to continue to benefit from the extensive historical capital investments we have made in our manufacturing operations. Our cash flow improvements and expected benefits from the REIT conversion and related refinancing were important drivers in our board of directors’ decision to increase the dividend rate on our common stock.

Experienced Management Team

Our six senior officers have an average of approximately 26 years of experience in the forest, paper and packaging products industries. Our management team has a demonstrated track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent and disciplined capital improvements. Under the leadership of our current Chief Executive Officer, we have focused on paying down our indebtedness, upgrading our facilities and improving our productivity and efficiency.

Our Strategy

Maximize the Value of Timberlands Through Active Management Practices

We manage our timberlands on a “sustained yield” basis; that is, we manage our harvest levels of timber so that they can be sustained into perpetuity due to natural growth and our reforestation efforts. Although we currently base our annual timber harvesting plans on a conservative average rotation of 50 to 55 years, we believe that shorter rotations of 45 to 50 years would still allow us to maintain our timberlands in perpetuity. As a result, we believe we have the ability to harvest additional timber on an interim basis to take advantage of favorable market conditions or as a source of liquidity available to offset the business cycles in the paper and paperboard and converted products businesses.

Expand Timberland Acreage Through Value-Enhancing Acquisitions

We intend to expand our resource base through opportunistic, value-enhancing acquisitions. In accordance with this strategy, we spent approximately $24.9 million on timberland acquisitions during the period from the beginning of fiscal year 2004 through December 31, 2005 and increased our acreage by approximately 18,200 acres. We believe these investments will improve future yield and will be accretive to earnings for the next several years.

We intend to continue to opportunistically acquire timberlands that improve our future yields and are available at prices that support their long-term value. Given the tax efficiency of the REIT structure, we believe that our operating as a REIT will enhance our ability to compete for high-quality timberland assets and to finance timberland acquisitions.

We plan to evaluate potential acquisitions based on the characteristics of each property and disciplined acquisition criteria, including (1) regional supply and demand factors; (2) volumes, species and age characteristics of standing timber; (3) environmental constraints, such as the actual or potential presence of endangered species; (4) our ability to increase the property’s cash flow; and (5) the proximity of the subject property to our current timber inventory and manufacturing facilities.

Focus on Value-Added Products

We are focused on growing our value-added specialty products businesses. We believe these products are attractive because they reduce our exposure to commodity pricing pressures and improve our margins.

Our specialty paper products include TEA-Kraft®, lightweight bag paper, masking paper, soft-calendar paper, colored paper and Ductl kraft paper, among others. Prices for our specialty paper products are typically at a premium to and are less volatile than prices for commodity grade products such as grocery bag paper, linerboard and corrugated medium. Between fiscal year 2002 and fiscal year 2005, we increased the volume of our specialty paper product sales by approximately 46%, from approximately 146,000 tons to 213,000 tons.

We leverage our manufacturing flexibility in our converted products segment to target market-niche business opportunities where our customized graphics, structural design and specialty product capabilities in combination with our customer-service focus provide us with advantages in attracting and retaining customers. Where possible, we develop products together with our customers. Through these services and our focus on relationships, we believe we become a valuable partner to our customers and reduce our exposure to outside pricing pressure.

Continue to Reduce Per-Unit Operating Costs and Increase Efficiency

Continued reduction of our operating costs, both fixed and variable, remains a focus of our operating strategy. Substantial capital investments and management initiatives have enabled us to improve manufacturing capabilities and reliability, streamline supply chain management, manage inventory and working capital more efficiently, upgrade information systems, reduce headcount and better optimize energy generation and consumption. Examples of the impact of our cost-reduction and efficiency-enhancement strategy include the following:

•	We reduced labor hours per ton of production at our Longview mill by approximately 14% and at our converting plants by approximately 16% between fiscal year 2002 and fiscal year 2005.

•	Between fiscal year 2002 and fiscal year 2005, we reduced our total energy costs, including purchased power, per ton of production at our Longview mill by approximately 35%. Our aggregate energy expense to generate steam on an annual basis declined from approximately $40 million in fiscal year 2002 to approximately $22 million in fiscal year 2005. Our efforts to manage energy costs have included implementing energy-saving measures recommended by an outside consultant and reducing our natural gas consumption through the use of recycled oil and waste wood as fuel.

•	Between fiscal year 2002 and fiscal year 2005, we lowered production waste at our converting plants by approximately 14%.

•	During fiscal year 2004, we increased the capacity of our OCC recycling plant from approximately 800 tons per day to approximately 1,000 tons per day, improving our control of overall pulp costs in our manufacturing segments.

•	The addition of wet electrostatic precipitators has enabled us to burn more economical biomass fuel while continuing to meet environmental requirements.

•	We recently implemented an advanced truck dispatch system to reduce freight costs in our timber segment.

•	We require the managers of our box plants to actively share and implement best practices to continually improve productivity. This policy and other measures have contributed to an increase in productivity at our box plants of 16%, based on man hours per ton of production, since fiscal year 2002. Our focus on operational enhancements, together with scheduling deliveries to meet specific customer requirements, has enabled our box plants to provide a high level of service while reducing average finished goods inventory to between approximately 5.0 and 5.5 days’ supply as of October 31, 2005 from approximately 13 days at the beginning of fiscal year 2002.

We intend to continue to pursue opportunities to reduce our per-unit operating costs and increase our efficiency by increasing worker productivity and managing workforce levels to meet production requirements. We may also sell, close or curtail non-competitive facilities and reallocate production to more optimal facilities. We have an ongoing process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking “best practices” from each of our plants and applying them to our other plants.

Return Free Cash Flow to Stakeholders

We manage our business to grow and maximize cash flow. The REIT conversion and the related refinancing are consistent with this strategy. After giving effect to the REIT conversion and the refinancing, we expect to achieve decreased taxes and interest expense, enhancing our ability to distribute dividends and pay down debt. In connection with the REIT conversion, our board of directors adopted a new dividend policy intended to increase cash returns to shareholders. Under the new dividend policy, we will pay a quarterly cash dividend on our common stock, including shares issued in this offering, amounting to approximately $0.25 per share, or $1.00 per share on an annualized basis. The per-share dividend amount includes the shares issued in the common stock offering, but will be adjusted proportionally downward after the E&P distribution to reflect the additional shares issued to our shareholders in the E&P distribution. This dividend level is consistent with our plan to continue to harvest timber on a “sustained yield” basis while preserving our ability to acquire additional timberlands at reasonable values. We expect the 2005 refinancing, the 2006 refinancing and the REIT conversion to increase our cash flow through a decline in both interest expense and taxes. We believe that the availability of cash for distributions to shareholders has been enhanced by our capital investments, as a result of which we expect our annual capital expenditure requirements, excluding timberland acquisitions, for the next several years to be lower than the approximately $68.8 million in depreciation for our non-timber manufacturing businesses in fiscal year 2005. The first such dividend will be paid on April 4, 2006 to our shareholders of record on March 27, 2006.

Business Segments

We organize and manage our operations in the following three reporting segments, which correspond to our three primary businesses: timber, paper and paperboard and converted products.

The following table sets forth the relative contribution to net sales of each of our segments for fiscal years ended October 31.

	2003	2004	2005
Timber	21%	23%	21%
Paper and Paperboard	26%	27%	29%
Converted Products	53%	50%	50%

Timber Segment

We own and manage approximately 587,000 acres of timberlands in nine tree farms in Oregon and Washington that contain an estimated 3.9 billion board feet of 30-year-old and older timber. Approximately 62% of our species mix is Douglas fir, which is a premium species of softwood primarily used in residential and commercial construction. During fiscal year 2005, 83.4% of our log net sales were to domestic customers consisting of 51 independent sawmills and plywood plants, with the balance exported primarily to Japan. We believe we were the third largest U.S. exporter of logs to the Japanese market from the Pacific Northwest in 2005. We have close access to the Port of Longview on the Columbia River that allows us to conveniently ship logs to our overseas customers.

We also operate a sawmill near Leavenworth, Washington that processes logs into lumber and wood chips for construction and other markets, principally in the United States, but occasionally in the Pacific Rim as well. This sawmill sources a portion of its logs from two of our tree farms and also produces wood chips for use at our Longview mill. In addition, we maintain four log-chipping operations located in Washington and Oregon. We supply these chipping facilities with lower-quality logs, which are known as pulpwood and account for approximately 5% of our log production, and we also purchase pulpwood from third parties. We process the logs into wood chips used to make pulp in our Longview mill.

Our timber is harvested by independent logging contractors.

Timberlands

We believe that our timber resources represent significant value and will remain an important contributor to our continued success. Approximately 93% of our timber is softwood such as Douglas fir and hemlock that, because of its strength and flexibility, is generally preferred over hardwood for construction lumber and plywood. Approximately 66% of our softwoods are Douglas fir and approximately 24% are hemlock, with the balance made up of pine and other white woods. Our timberlands have primarily second or third growth timber, a substantial amount of which is easily accessible given the moderate terrain and extensive road systems where our timber is located. Approximately 81% of our timberlands are located west of the Cascade Mountains in Oregon and Washington, a highly productive region known for its mild climate and rich soils. The remaining 19% of our timberlands are in eastern Oregon and Washington.

We believe our timberlands are diversified by age and advantageously dispersed geographically throughout the states of Oregon and Washington. Our timberlands span the two states on 669 noncontiguous parcels with an average parcel size of approximately 874 acres, the largest of which is approximately 41,400 acres. We believe that the distribution of our timberlands across numerous, noncontiguous parcels of relatively small size reduces our risk of significant loss due to forest fires, disease and other natural disasters.

As a substantial U.S. timberland owner, we believe we have benefited from the reduction in the availability of U.S. federal timber for harvesting. The federal government has curtailed the harvesting of timber in response to heightened environmental concerns. This curtailment is pronounced in the Pacific Northwest due to concern over threatened and endangered wildlife species such as the spotted owl, marbled murrelet and salmon. We believe that the governmental forest management’s heightened emphasis on habitat preservation has added to the value of our private timberlands. We anticipate that the federal “Healthy Forest Restoration Act” of 2003, designed to facilitate thinning of federal forests for fire prevention purposes, will result in an increase in the supply of small diameter logs from the east side of the Cascade Mountains to the market. We expect most of this log supply created in Washington and Oregon will be pine and other white woods that should not significantly affect the value of Douglas fir and hemlock logs.

Timber Resource Management

We maintain a conservative forest management plan that seeks to enhance timber growth and quality in our timberlands while simultaneously meeting or exceeding environmental requirements. We view our timberland holdings as assets with substantial value apart from our manufacturing facilities and manage our timberlands on a “sustained yield” basis; that is, we harvest levels of timber that can be sustained into perpetuity due to natural growth and our reforestation efforts. We operate our timberlands on a sustained yield basis with rotations, or average age of the timber when cut, of approximately 50 to 55 years. Timber growth rates and existing age class distribution are important variables for a forest products company, as they ultimately determine how much timber can be harvested. Any deficiency in a particular age class may be managed by maintaining adequate harvestable inventory levels of other age classes and through acquisition of standing timber within that age class. A balanced distribution of age classes will tend to provide a more regular source of cash flow as the various timber stands reach their harvestable age. Accelerated growth rates and proportionally larger acreage of older age classes permit larger annual harvests. Growth rates vary depending on species, location, age and forestry practices.

Historically, we have managed our timberlands on a sustained yield basis, which we believe currently corresponds to an average harvest rate of 275 million to 280 million board feet of merchantable timber per year. Over the past 15 fiscal years, our average annual harvest has been approximately 279 million board feet. Under this sustained yield rotation, our inventory of mature standing timber 30 years old and older has remained at approximately 3.9 to 4.0 billion board feet. Our ability to continue to harvest at this sustainable level is negatively affected by our accelerated harvest levels of the last few years and modest gaps in our age class distribution of our current ownership. Our timber harvest planning considers the impact of biological factors and economic factors such as forecasted demand, price and the availability of timber from external sources. Harvest plans are reviewed throughout the year and revised at least annually, permitting modification, as needed, in response to fluctuations in log markets.

During fiscal year 2005 we continued harvesting at a level above sustained yield, but down from 2002 levels when we first began increasing our harvest to improve cash flow. We estimate our harvest level for fiscal year 2006 will be approximately 275 to 280 million board feet.

Our timber operations involve forest management, harvesting operations and ongoing reforestation. We employ a professional team of foresters and engineers who lead these activities. Proper management of the forest cycle includes preparing land for reforestation, pre-commercial and commercial thinning, fertilizing and harvesting mature trees. A significant proportion of seedlings planted on our lands are the product of our forest genetics tree-improvement program.

Our forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stand density. Forest stands may be thinned and fertilized periodically to improve growth and stand quality. We typically reforest within one year of harvest. We use pre-commercial and commercial thinning, which is the harvesting of immature and lower-value trees, where appropriate, to maximize the long-term value of our timberlands and generate incremental cash flow. In addition to providing another source of wood chips, we believe that thinning can improve the overall health of our timberlands by enhancing the vigor of the residual trees.

We are constantly working to manage the age class distribution in our forest through an active land acquisition program. As a matter of policy, we have consistently acquired timberlands when available at acceptable prices reflecting the site, quality of timber and growing stock.

Timber harvest timing depends in part on growth cycles and in part on economic conditions. Growth cycles for timber will change over time as a result of technological, biological and genetic advances that improve forest management practices. We continue to develop our forest management operations to benefit from such advances to improve timber yields.

Sales and Customers

As a steady supplier of timber for over 40 years, we have cultivated and established long-standing relationships with many of our timber customers. The majority of our domestic sales are to independent sawmills and plywood plants within a reasonable hauling distance from our timberlands. Our exports are principally to Japan through sales to U.S. exporters or directly to foreign importers. Sales are generated mostly through long-standing relationships, generally at negotiated market prices. In fiscal year 2005, no sales were made pursuant to long-term contracts. During fiscal year 2005, our top five customers, including exporters, accounted for approximately 47% of our timber net sales, which represented approximately 10% of our total net sales. Our largest customer accounted for approximately 16% of our timber segment net sales during this period, which represented approximately 3% of our total net sales.

Paper and Paperboard Segment

We produce our high-quality kraft paper and paperboard at our Longview mill, which we believe is one of the world’s largest pulp and paper making complexes, with an aggregate annual paper and paperboard capacity in excess of one million tons. Based on production capacity, we believe we are North America’s largest kraft paper manufacturer. Our Longview mill complex is located on 358 acres with deep water frontage on the Columbia River and has connections with two transcontinental railroads as well as close access to the main north-south interstate on the West Coast. We produce a wide variety of paper and paperboard at our Longview mill, including corrugating medium and linerboard, which are combined to make corrugated containers; lightweight kraft paper; and heavier grades of paper for multi-wall shipping sacks used by the agricultural, pet food, chemical and cement industries.

Manufacturing

We have continuously upgraded and expanded our Longview mill to produce higher-quality paper more quickly and economically. Our Longview mill consists of one pulp mill and ten paper and paperboard machines with more than 3,100 tons average daily paper and paperboard production capacity. Our rated annual paper and paperboard production capacity exceeds one million tons.

We have established a reputation for manufacturing strong, high-quality paper and paperboard using a variety of fibers for superior packaging products. We produce most of our high-quality kraft pulp through the use of what we believe to be two of the world’s largest continuous pulp digesters. These high-efficiency Kamyr brand digesters break down wood chips into wood pulp that can then be used to make paper and related products. Purchased bleached pulp, pulp from sawdust and OCC provide the balance of our pulp. Approximately 25% of the pulp that we used in fiscal year 2005 was from OCC, which makes our paper and paperboard products more attractive to environmentally conscious consumers.

To balance the mill-to-market demand for our products and the availability of raw materials at acceptable prices, we ran only our nine most efficient machines during the entire fiscal year 2005, adding a tenth, the #4 paper machine, during portions of the year when it was economical to do so.

Most of our Longview mill’s pulp is produced by the kraft process, in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. The kraft process is widely considered to be the most desirable process for making pulp because it produces paper and paperboard with high structural strength due to the relatively longer fibers in the pulp. Our fully automated digesters can produce large quantities of unbleached pulp and feature an energy- and chemical-efficient pulping process. In addition to digesting our own unbleached pulp, we purchase bleached pulp from third parties and process recycled material into pulp. Pulp is then refined, diluted and subsequently fed into our paper machines to be made into paper and paperboard.

The kraft process is an expensive method of producing pulp and is economically feasible only through energy conservation and efficient recovery and reuse of pulping chemicals. Accordingly, we recycle used chemicals both to produce heat and to be reused in the digesters for additional pulp making. We also continue to pursue computer-controlled process automation to improve mill energy conservation, process control and quality. Our continuous Kamyr brand digesters use only half the energy used by batch digesting, another widely employed pulping process. The design and development efforts of a professional staff of approximately 60 engineers and chemists contribute significantly to all phases of pulp and papermaking.

The flexibility of our paper machines enables us to focus on individual customer needs by developing customized grades for specific product requirements and enables us to adjust rapidly to market conditions. We currently have several swing machines that can produce paper or paperboard. In addition, paper machines of various trim widths and capabilities have been added periodically, while our smaller machines have been utilized to make small lots of specialty paper and paperboard.

Several BPI initiatives, formally begun in fiscal year 2002, have helped us reduce costs and improve customer service while reducing working capital demands. The Enterprise Asset Management initiative has led to projects designed to improve the quality and consistency of our chip supply and increase equipment reliability through improved planning and scheduling of our maintenance resources. The initial phases of the PeopleSoft EnterpriseOne ERP system have been installed to support the centralized purchasing and asset management processes. Energy initiatives over the past several years have helped control the cost of purchased energy, reduced our reliance on natural gas and increased the usage of low cost biomass alternative fuels. Our supply chain management initiative has helped integrate formerly separate functions in our customer service, production planning and transportation departments. An initiative to centralize our procurement process has increased the power of our spending, yielding reduced costs and better service from a reduced number of suppliers and transactions.

Additionally, we continue to focus on increasing overall efficiency by increasing worker productivity and managing workforce levels to meet production requirements, and we may close or curtail non-competitive facilities and reallocate production to more optimal facilities.

Raw Materials and Suppliers

Our Longview mill’s advanced technology combined with our papermaking flexibility enables us to use virtually all species of Pacific Northwest wood, including various firs, pines, cedars, hemlock and hardwoods. Our raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste, such as OCC, and purchased bleach pulp from a variety of sources. In addition to the wood chips and sawdust that we purchase, we source raw materials from our own sawmill at Leavenworth and can source additional chips from our four log-chipping facilities. Our chip operations are located in Washington and Oregon. Residual wood chips and sawdust are also supplied by many of our timber customers, which generate these residuals from logs purchased from us.

During fiscal year 2005, approximately 6% of our fiber requirements were generated from internal operations, and approximately 28% were generated from OCC and other recycled materials. The remainder of our fiber came from more than 55 chip suppliers composed of sawmills, plywood plants and whole log chipping facilities located within a 1,300-mile radius of our Longview mill, primarily in Washington, Oregon, Idaho and Montana. Actual sourcing levels vary with market conditions. We can receive approximately 60 rail cars, as many as 300 truckloads and a barge full of wood chips at our Longview mill daily. In addition, approximately 19% of our fiber is from wood chips that we purchased at market prices from sawmills to which we sell our logs. We believe our stable historical relationships with these sawmills result in a dependable supply of wood chips from them. We purchase bleached pulp from various sources and have an arrangement to purchase pressed bleached pulp (which has not been dried) from a nearby mill that has excess capacity. We continue to focus on broadening our raw material supply and reducing fiber costs by increased recovery of wastes and use of OCC, which has been made possible through ongoing plant and machine upgrades.

Sales and Customers

We continue to emphasize quality, service, continuity and design of our paper and paperboard products to meet our customer needs. We work closely with our customers to broaden our product lines of value-added specialty and custom paper grades. Our paper products are sold by our sales forces located in Longview, Washington; Milwaukee, Wisconsin; and Atlanta, Georgia, or through paper merchants. In fiscal year 2005, our Longview mill provided approximately 51% of its total production to our converted products segment (either by direct shipment from our Longview mill or from shipments under barter or buy/sell agreements with third parties), effectively meeting approximately 90% of our converted product segment’s paperboard requirements. We sell the remaining Longview mill production to a small number of export customers and a large number of geographically dispersed domestic customers. Less than 10% of our paper and paperboard net sales for fiscal year 2005 were made pursuant to contracts having a term greater than one year.

Where possible, we develop products in conjunction with our customers and enter into long-term relationships. Within our paper and paperboard segment, approximately 11% of our segment net sales during fiscal year 2005 were from our specialty TEA-Kraft® paper, a highly rupture-resistant multi-wall bag paper used in the agriculture, pet food, chemical and cement industries. Excluding transfers to our converting plants, during fiscal year 2005, our top 5 customers accounted for approximately 36% of our paper and paperboard net sales. These customers represented approximately 11% of our total net sales. Our largest paper and paperboard customer, an exporter that resells our products to a number of smaller customers, accounted for approximately 9% of our total segment net sales during this period, which represented approximately 3% of our total net sales.

Converted Products Segment

We own and operate 15 converting plants located in 12 states that produce value-added corrugated containers, specialty packaging and creative point-of-purchase displays. We are capable of producing containers in virtually any size, type, color and design, and we believe that we have established a reputation for high-quality products and services. With our advanced technologies, we are able to produce products with high-quality multi-color graphics printed directly on corrugated material using our computerized ink-blending expertise. We also produce complex structural designs. Our corrugated containers are typically used for packaging of items such as fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. Virtually all of our products in our converted products segment are sold to domestic customers.

In addition to standard corrugated shipping containers, our container products include solid-fiber boxes, containers with specialty folding-gluing characteristics and a full line of jumbo boxes in a variety of sizes. We also produce Liquiplex®, a family of bulk-liquid disposable bins available in sizes up to 330 gallons.

Manufacturing

Our commitment to automation and improvements in plant and equipment is evidenced by our investments to modernize our facilities and equipment. Investments in newer technology have produced a variety of capabilities, including high-speed corrugating, high-quality graphics printing and other precise box finishing. As a result, we believe our converting facilities are some of the best- equipped in the United States, capable of producing corrugated containers in virtually any size, shape and design based on customer needs.

We have an ongoing process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking “best practices” from each of our plants and applying them to our other plants. We believe this initiative has resulted in a number of improvements, including more efficient production, inventory management and on-time order fulfillment. We also believe that our BPI initiatives have resulted in cost savings and efficiencies in our converted products operations similar to those in our paper and paperboard segment.

Of our 15 converting plants, five are sheet plants that fashion corrugated sheets obtained from corrugator plants into finished products and ten are corrugator plants that, in addition to converting corrugated sheets into finished products, can also produce corrugated sheets from corrugating medium and linerboard. We do not operate any sheet-feeder plants.

Raw Material Sources and Supply

The principal raw material used by our converting plants is paperboard. During fiscal year 2005, our converting plants effectively received approximately 90% of their paperboard requirements from our Longview mill either directly or through barter or buy/sell arrangements whereby one of our converting plants acquires paperboard from a third party’s paper mill that is geographically closer to it than our Longview mill, and in return, our Longview mill supplies paper or paperboard to the third party’s converting plant.

Sales and Customers

Sales of converted products are made directly to end users, as well as through jobbers. Each plant has its own sales force that reports to a full-time sales manager for that location. Both sales managers and plant managers in turn report to regional divisional vice presidents. We have approximately 90 full-time direct sales employees in our converted products segment.

We sell our converted products to approximately 3,100 customers nationwide. We maintain long-standing relationships with many of our customers, some of whom have purchased from us for over 50 years. Although we have large account customers with whom we have established relationships, we seek to focus on market-niche business opportunities where we add value through service, customized design, and specialty product capabilities. We believe we often encounter less competition in pursuing those opportunities, as many of our larger competitors do not find such specialty niches to support the volume of production that would make this business attractive to them. Our vertical integration with, and the process flexibility of, our Longview mill allow us to quickly and efficiently respond to our customers’ changing needs.

During fiscal year 2005, our top five customers accounted for approximately 27% of our converted products net sales, with no customer accounting for more than 10% of segment net sales. The top five customers represented approximately 14% of our total net sales and our largest customer represented approximately 5% of our total net sales. Approximately 19% of our segment net sales were made pursuant to contracts having a term greater than one year.

Energy

Our Longview mill contains six steam-driven turbine generators and one natural gas-fired co-generation facility, all of which are capable of producing electric power. The steam-driven generators generally have a combined capacity to produce over 40 megawatts of power and the co-generation facility generally has a capacity to produce over 60 megawatts of power. For fiscal years 2005 and 2006, we have agreed with the local power utility district to use all of our steam-driven generator capacity for internal use and sell all of our power produced from our co-generation facility, if any, into the market. Our future decisions regarding electric power generation, including the extent to which we operate our co-generation facility and sell into the market, will change from period to period based on market conditions and our own power requirements. We had no power sales in fiscal year 2005, and do not expect sales of power to contribute meaningfully to our results in fiscal year 2006.

Properties

As of October 31, 2005, we owned in fee 584,602 acres of timberlands located in various counties of Washington and Oregon. As a matter of policy we have consistently acquired and intend to continue to acquire more timberlands whenever available at acceptable prices, dependent on the location and quality of the site involved and the species and quality of the merchantable timber and growing stock on the timberland.

As of October 31, 2005, our production facilities included:

Production Facility	Approx. Acres	Approx. Sq. Ft.	Building Leased/ Owned
Pulp, Paper and Paperboard Production
Longview, Washington(1)	358	3,115,080	Owned
Converted Products Production
Amsterdam, New York (Corrugated Containers)	11	219,840	Owned
Bowling Green, Kentucky (Corrugated Containers)	20	306,486	Owned
Cedar City, Utah (Corrugated Containers)(2)	22	143,000	Owned
Cedar Rapids, Iowa (Corrugated Containers)	21	388,000	Owned
Fridley, Minnesota (Corrugated Containers)	17	291,000	Owned
Grand Forks, North Dakota (Corrugated Containers)(2)	27	85,000	Owned
Longview, Washington (Corrugated and Solid Fiber Containers)	(1)	(1)	Owned
Milwaukee, Wisconsin (Corrugated and Solid Fiber Containers)(2)(3)	15	493,700	Owned
Oakland, California (Corrugated Containers)	7	215,500	Owned
Seattle, Washington (Corrugated Containers)	3	132,300	Owned
Seward, Nebraska (Corrugated Containers)(2)	18	85,000	Owned
Spanish Fork, Utah (Corrugated Containers)	25	519,000	Owned
Twin Falls, Idaho (Corrugated Containers)	12	446,000	Owned
West Springfield, Massachusetts (Corrugated Containers)(2)	11	230,460	Owned
Yakima, Washington (Corrugated Containers)	18	419,000	Owned
Wood Chip Production
Cle Elum, Washington	74	(4)	Owned
Clarkston, Washington	19	(4)	Leased
Clatskanie, Oregon	23	(4)	Owned
Kalama, Washington	12	(4)	Leased
Sawmill
Leavenworth, Washington (also log sorting)	69	125,000	Owned

(1)	This facility is used for pulp, paper and paperboard production, for converted products production and as our corporate headquarters.
(2)	Corrugated sheet plant.
(3)	Solid fiber sheet plant.
(4)	Chip production facilities do not have significant covered building space. Buildings consist of office and shop buildings and special purpose structures over chipping equipment.

In addition to the facilities listed above, we have seven strategically-located corrugated container storage facilities that are used primarily as warehouse space. We also have one chip reload facility.

In connection with the sale of our Waltham, Massachusetts and Spanish Fork, Utah bag operations in October 2004, we leased to the purchaser the minority portion of our Spanish Fork facility that contains the bag operations and continue to own the facility and land previously used for the Waltham bag operation.

Competition

We compete to varying degrees with a number of U.S. and foreign forest, paper and packaging products companies in different product lines and in different quality segments within each product line. Each segment in which we compete is highly competitive. We compete on the basis of price and reputation, which we support through our product consistency, modern facilities, highly-trained workforce, manufacturing and delivery flexibility and experienced field sales force.

There are numerous large timber suppliers in the United States for the domestic and export markets and these suppliers compete on the basis of price, quality, on-time delivery and customer service. Ranked on the basis of annual board feet, Weyerhaeuser Company was the largest domestic producer and exporter of timber to the Japanese market from the Pacific Northwest in 2005. We believe we were the third largest U.S. exporter of logs to the Japanese market from the Pacific Northwest in 2005.

Our paper and paperboard segment primarily competes in the highly-concentrated North American kraft paper market. The 10 largest North American producers of kraft paper account for approximately 90% of industry capacity. We believe we were the largest producer in 2005 based on industry capacity. Abroad, we compete with many domestic producers as well as with foreign competitors such as Eurocan and Canadian Forest Products. Competition in the kraft paper market is primarily based on price, service, quality and ability to customize products.

In the worldwide paperboard market we compete with many of the same foreign and domestic paperboard producers. We believe Smurfit-Stone Container was the largest North American paperboard producer in 2005 based on industry capacity. Suppliers in the paperboard market compete primarily in the same manner as do suppliers in the paper market.

There are many competitors in the markets for our converted packaging products, including other large, vertically-integrated companies and numerous smaller companies. Although no single company is dominant in any particular market, we consider Smurfit-Stone Container and Weyerhaeuser to be our main competitors. Packaging industry participants compete on price as well as design, quality and service, with varying emphasis on these factors depending on the product line. Due to the high cost of transporting corrugated containers, competition from foreign manufacturers does not have a significant impact on the corrugated container market in the United States.

We have listed below our principal competitors in each of our three business segments.

Segment	Principal Competitors
Timber	Weyerhaeuser Corporation
Guistina
Hancock
Campbell Group Managed Holdings

Paper and Paperboard Paper	International Paper
Eurocan
Canadian Forest Products
Georgia-Pacific
Smurfit-Stone
Tolko
Cascades
Carter, Holt, Harvey

Paperboard	Smurfit-Stone
Georgia-Pacific
Weyerhaeuser Corporation
International Paper
Temple-Inland

Converted Products	Smurfit-Stone
Georgia-Pacific
Weyerhaeuser Corporation
International Paper
PCA
Temple Inland
Green Bay Packaging

Seasonality

We experience some seasonality in our business and operating results, with the first quarter (ending January 31) of our historical fiscal year typically reflecting reduced activity in all of our segments. In our timber segment, timber harvest activity is affected by winter weather in the Pacific Northwest. In our converted products and paper and paperboard segments, reduced domestic agricultural activity during the winter months, particularly in the Pacific Northwest, and the effect of pre-holiday season demand for paper and packaging material can negatively affect demand. While these seasonal influences do generally affect our financial results, in some years other factors affecting supply and demand for our products, especially with respect to our manufacturing segments, may have a more significant impact on quarter-to-quarter comparisons.

Regulation

The forest, paper and packaging products industries are highly regulated in the United States, subject to a variety of federal, state and local environmental, pollution control and other laws and regulations.

Our forestry and manufacturing operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment, including laws relating to water quality, air quality, waste management, and hazardous substances. We believe that we operate in substantial compliance with all relevant local, state and federal regulations. All of our facilities meet current regulatory standards in all material respects, and we believe we are operating in an environmentally responsible manner. We maintain environmental and industrial safety and health compliance programs and periodically conduct internal regulatory audits of our operations to monitor compliance with relevant laws and regulations. We continually review all known environmental exposures, including the costs of remediation. At the present time, we are not aware of any environmental liabilities that would have a material impact on our results of operations.

Environmental impacts at some of our facilities resulting from current and historic operations, and at certain third-party sites to which we sent hazardous substances for disposal or storage, require and may require expenditures for remediation. Liability arising out of prior ownership or past operations is sometimes imposed without regard to causation or prior knowledge of contamination. Violations of environmental laws and regulations can subject us, and in certain cases have subjected us, to additional costs and expenses, including defense costs and expenses, and civil penalties. Violations of environmental laws and regulations can also subject us to criminal penalties.

In addition, the operations of our manufacturing facilities and timberlands are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of employees. We conduct internal safety audits to identify potential violations of law or unsafe conditions, and we believe that we are in material compliance with all applicable safety and health laws and regulations.

Timberlands

Operations on timberlands are subject to specialized statutes and regulations in the states of Oregon and Washington. These include Forest Practices Acts that address many timber growing, harvesting and processing activities, which require us to establish buffer, or “no cut,” zones in or along environmentally sensitive areas. Other state laws and regulations control timber slash burning operations during fire hazard periods and to protect air quality. State and federal statutes and regulations also have the direct and indirect effect of controlling logging activities, including ancillary road construction and maintenance activities. The impact of our activities on, among other things, water quality, endangered species, and certain ocean and inland shorelines and wetlands is monitored by regulating agencies. Changes in these statutes and regulations, and related policies implementing them, including changes in enforcement policies or changes resulting from judicial actions or interpretations, can significantly affect local and regional timber harvest levels.

Endangered Species

The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species habitat includes restrictions on timber harvesting and related activities. A number of species indigenous to the Pacific Northwest have already been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, goshawk, bald eagle, and various anadromous fish species. Some of these species, including the northern spotted owl, marbled murrelet, and goshawk, are found in some of our timberlands, requiring us to adjust the harvest schedules on some of our timberland resources. There can be no assurance that additional species within our timberlands will not subsequently receive protected status under the Endangered Species Act or that more members of species currently protected will not be discovered within our timberlands, requiring us to refrain from harvesting timber on additional acres.

Cluster Rule

The Environmental Protection Agency, or EPA, issued a final air and water quality rule for the pulp and paper industry, referred to as the “Cluster Rule,” in 1998. This Cluster Rule is an integrated, multimedia regulation enacted to control the release of pollutants to two media from one industry.

The most significant impacts to us result from the Cluster Rule air emissions requirements. Pulp and paper mills must meet standards for air emissions from several mill processes, including the cooking, washing and bleaching stages of pulp manufacturing and recovery of cooking chemicals.

The EPA also set effluent limits for wastewater discharged during the pulp bleaching process and in the final discharge from mills. The limits set for the bleaching process are significant to the pulp and paper industry as a whole, but should not affect our operations since we do not bleach pulp and have no plans to bleach pulp in the future.

The Cluster Rule contains significant compliance milestones for air emissions in 2006. We estimate that additional capital expenditures required to comply with this regulatory program will range from $1 million to $2 million for the coming fiscal year. The applicable requirements for 2006 primarily impact our pulp washing operations at their existing levels of production, and we may be required to alter our production process, replace existing equipment or install additional pollution control equipment if either our production levels increase to certain levels or if our proposed actions are not found to be sufficiently effective. If we are required to pursue these actions, we estimate this will result in capital costs up to an additional $10 million. We do not expect future capital costs associated with other individual Cluster Rule compliance projects to be material.

Air Quality

The Clean Air Act regulates emissions into the air and requires air permits that set limits on such air emissions. We anticipate making capital expenditures of approximately $5 million to $10 million over the next three years for air pollution control additions and modifications to ensure compliance with air emissions standards not related to the Cluster Rule and to accommodate facility production capacity increases.

The EPA is developing Maximum Achievable Control Technology, or MACT, standards for reducing hazardous air pollutants from specified categories of industrial processes with major emissions. These categories include boilers, paper coating and combustion turbines, some or all of which we participate in. The EPA has finalized MACT standards for boilers, but we do not expect compliance to be required before 2007.

Water Quality and Wastewater

The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater, and require National Pollutant Discharge Elimination System, or NPDES, permits for discharge of industrial wastewater and stormwater runoff into regulated public waters. We believe our manufacturing facilities are in compliance with NPDES wastewater and stormwater requirements in all material respects.

Fiscal Year 2006 Environmental Expenditures for Mill Operations

In fiscal year 2006, we expect to spend approximately $3 million on capital expenditures associated with achieving or maintaining compliance with environmental laws and regulations, and approximately $9 million on operating and other non-capitalizable expenditures relating to environmental matters.

Timber Exports

Federal law prohibits the export of unprocessed timber acquired from federal lands in the Western United States and the substitution of unprocessed federal timber from the Western United

States for unprocessed private timber that is exported. A person owning timber-processing facilities may seek authorization from the U.S. Department of Agriculture for a “sourcing area” within which the person may purchase federal timber while exporting unprocessed private timber originating from outside the sourcing area. We have one such sourcing area.

Energy

Although we generally are not regulated as a public utility, we must comply with federal and state utility regulations in order to sell the electricity that we produce into the market. Relevant regulations provide that an industrial producer of electrical power such as Longview Fibre may sell power into the wholesale market without being regulated as a public utility, by obtaining certification as a Qualified Facility from the Federal Energy Regulatory Commission. We currently have such certification and are not regulated as a public utility.

Employees

As of October 31, 2005, we employed approximately 3,200 employees, of which approximately 2,000 employees were parties to collective bargaining agreements between us and several unions. We have 12 collective bargaining agreements expiring at various times from calendar year 2006 through calendar year 2010, including a collective bargaining agreement with our 1,189 Longview mill employees that extends to May 31, 2006. We believe that our relationship with our employees is good.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors as of the date of this prospectus and biographical information about each of these individuals, are set forth below:

Name	Age(1)	Office	Executive Officer or Director Since
R. H. Wollenberg	52	President, Chief Executive Officer and Chairman of the Board	1995	(2)
R. J. Parker	57	Senior Vice President-Production and Mill Manager	1994
K. D. Gettman	57	Senior Vice President-Container Group	2001
L. J. McLaughlin	50	Senior Vice President-Finance, Secretary, Treasurer and Director	1991	(3)
R. B. Arkell	75	Senior Vice President-Industrial Relations and General Counsel	1986
F. V. McShane	53	Senior Vice President-Supply Chain Management	2004
D. L. Bowden	70	Director	1990
M. Alexis Dow, CPA	56	Director	1988
M. C. Henderson	59	Director	2001
R. A. Kirchner	69	Director	2004
J. R. Kretchmer	48	Director	1997
R. E. Wertheimer	77	Director	1956
D. A. Wollenberg	58	Director	1979

(1)	As of February 17, 2006.
(2)	Has served as a director since 1995 and has been an executive officer since 1996.
(3)	Elected to the board of directors at the March 15, 2005 annual meeting of shareholders, but previously served as a member of the board of directors from May 1992 until March 2004 and has been an executive officer since 1991.

Richard H. Wollenberg

President, Chief Executive Officer and Chairman of the Board

Mr. Wollenberg was elected Chairman of the Board in March 2004, having been elected Chief Executive Officer in November 2002, and has held the office of President since October 2001. He has been a director since 1995. Mr. Wollenberg previously served as Executive Vice President, Chief Operating Officer, Senior Vice President-Production, Western Container Division and Vice President-Production, Western Container Division. He has been employed with Longview since 1988. Mr. Wollenberg received a Juris Doctor degree from Willamette University and a bachelor of philosophy degree from Reed College.

Richard J. Parker

Senior Vice President-Production and Mill Manager

Mr. Parker was elected Senior Vice President-Production in 1994. He previously served as Vice President and Assistant to the President and as Pulp Mill Superintendent and has been employed with Longview since 1972. Mr. Parker received a bachelor of science degree in chemical engineering from Washington State University and is a graduate of the Harvard Business School’s Program for Management Development.

Ken D. Gettman

Senior Vice President-Container Group

Mr. Gettman was elected Senior Vice President-Container Group in September 2001. He served as Vice President-Sales, Western Container Division from January 1998 to September 2001 and Sales Manager from 1994 to 1997. Mr. Gettman has been employed with Longview since 1967.

Lisa J. McLaughlin

Senior Vice President-Finance, Secretary, Treasurer and Director

Mrs. McLaughlin was elected Senior Vice President-Finance, Secretary and Treasurer in 1992. She was a director from 1992 until 2004 and was reelected to the board of directors at the 2005 annual meeting of shareholders. Mrs. McLaughlin previously served as Vice President-Finance, Secretary and Treasurer and has been employed with Longview since 1977. Mrs. McLaughlin received a bachelor of arts degree in business administration from Washington State University and is a graduate of the Harvard Business School’s Program for Management Development.

Robert B. Arkell

Senior Vice President-Industrial Relations and General Counsel

Mr. Arkell was elected Senior Vice President-Industrial Relations and General Counsel in 2004, having served as Vice President-Industrial Relations and General Counsel since 1979. He was a director from 1986 to the 2005 annual meeting of shareholders. Mr. Arkell has been with Longview since 1970. Mr. Arkell previously served as Judge, Superior Court for Cowlitz County, Washington. Mr. Arkell received a Juris Doctor degree from the University of California, Hastings College of Law, and a bachelor of business administration degree from the University of Washington.

Frank V. McShane

Senior Vice President-Supply Chain Management

Mr. McShane was elected to the newly-created position of Senior Vice President-Supply Chain Management in 2004. Prior to that time, Mr. McShane spent 17 years in the consulting field, most recently with Capgemini, where he was employed from July 1995 until January 2004. He received a bachelor of arts degree in psychology from Davidson College, North Carolina.

David L. Bowden

Director

Mr. Bowden retired from Longview on July 1, 2004. Mr. Bowden was elected Senior Vice President-Timber in 1992 and has been a director since 1990. He previously served as Vice President-Timber. He serves on the Executive Committee of the board of directors. Mr. Bowden has been employed with Longview since 1960. Mr. Bowden received a bachelor of science in forest engineering from Oregon State University.

M. Alexis Dow, CPA

Director

Ms. Dow’s experience spans a variety of industries and positions held include Staff Accountant, Senior Accountant, Senior Manager and Chief Financial Officer. Ms. Dow was a self-employed consultant and CPA subcontractor from 1986 until 1995, when she was elected Auditor of Metro Regional Government in Portland, Oregon, a position she holds today. Ms. Dow has served as a director of Longview since 1988 and was appointed to the Audit Committee as Chairperson in August 1988. In January 2004, she was appointed to the Nominating/Corporate Governance Committee. She received a bachelor of science degree from the University of Rhode Island, with honors.

Michael C. Henderson

Director

Mr. Henderson has been the Chairman of Albina Community BanCorp, a bank holding company, and Albina Community Bank since 1995. Mr. Henderson was also the Chief Executive Officer of H2F Media, Inc., a software development company, from June 2000 through June 2001 and served as Chief Executive Officer of Pinemeadow Group, a manufacturer of consumer products, from June 1998 through April 2001. Mr. Henderson served as President and Chief Executive Officer of PacifiCorp Holdings, Inc. from January 1996 through February 1998. Mr. Henderson has been a director of Longview since June 2001 and served on the Audit Committee from June 2001 until March 2005. He was appointed to the Nominating/Corporate Governance Committee as Chairperson in September 2002 and to the Compensation Committee in January 2004. Mr. Henderson received a bachelor of arts degree in accounting from the University of Washington.

Robert A. Kirchner

Director

Mr. Kirchner served as General Manager of the Kalama, Washington facility of B. F. Goodrich from 1998 until his retirement in April 2000. He served as President of Kalama Chemical, a manufacturer and marketer of specialty and fine chemicals, from 1980 until the company was purchased by B. F. Goodrich in 1998. Mr. Kirchner co-founded and became an employee of Kalama Chemical, formerly Dow Chemical, in 1971. Prior to that time, he served as an Assistant Plant Manager at Dow Chemical, was assigned to the Economic Evaluation Department and worked as a Technical Specialist in the Health Physics Department of that company. He was elected to the board of directors of Longview and appointed to the Audit Committee and Compensation Committee in March 2004. Mr. Kirchner was appointed to the Executive Committee in March 2005 and to the Nominating/Corporate Governance Committee in July 2005. Mr. Kirchner received a bachelor of science degree in chemical engineering from Villanova University and a master of science degree in radiation biology from the University of Rochester.

John R. Kretchmer

Director

From 1979 until 1995, Mr. Kretchmer was employed by Price Waterhouse; he was admitted to the partnership in 1991. In 1995, Mr. Kretchmer became a Vice President and Board Member of American Licorice Company, and he subsequently became the Chief Executive Officer, a position he holds today. He has served as a director of Longview since 1997 and was appointed to the Audit Committee in September 1997. In January 2004, he was appointed to the Compensation Committee as Chairperson. Mr. Kretchmer received a bachelor of science degree in accounting from the University of Oregon.

Robert E. Wertheimer

Director

Mr. Wertheimer retired from Longview on January 1, 2001. He was elected Executive Vice President in 1985 and has been a director since 1956. He previously served as Vice President-Container Division. He also serves on the Executive Committee of the board of directors. Mr. Wertheimer has been active in Longview since 1952. He received a bachelor of science degree in mechanical engineering from the University of Washington and a master’s degree in business administration from Harvard Business School.

David A. Wollenberg

Director

Mr. Wollenberg has been the President of The Cortana Corporation, a real estate investment company, since 1982. He has been a director of Longview since 1979. Mr. Wollenberg received a bachelor of arts degree in economics from Brown University and a master’s degree in business administration from Stanford University.

Election and Appointment of Executive Officers and Directors

Each of our officers is elected to his or her positions at the board of directors’ annual meeting each year. Each of our officers serves until the next annual meeting or until his or her resignation, removal or appointment of his or her successor. Each of our directors is elected to his or her position at the annual meeting of shareholders every three years for a three-year term. Our board is staggered, such that only one-third of the board of directors is elected each year. Each of our directors serves until the end of his or her three-year term or until his or her resignation or removal, although removal may be for cause only.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Overview

After the 2006 refinancing, we expect that our significant indebtedness will consist of the notes, amounts outstanding under our credit facility and indebtedness relating to $14.5 million of industrial revenue bonds. See “Description of Notes” for a summary of the material terms of the notes.

Credit Agreement

On December 23, 2005, we entered into a credit agreement, dated as of December 23, 2005, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and various lenders from time to time party thereto. Longview Fibre Company and Longview TRS are the borrowers under the credit agreement and are jointly and severally liable for all borrowings under the credit agreement. The credit agreement requires that any material subsidiaries of Longview Fibre Company other than Longview TRS become parties to the credit agreement as guarantors.

The credit agreement provides for a senior secured credit facility that comprises:

•	a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and

•	a $200.0 million term facility.

The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of letters of credit then outstanding under the revolving facility.

At any time during the term of the credit agreement, we may request an increase in the commitments provided thereunder by an aggregate amount (for all such requests) of up to $150.0 million, provided that we may make a maximum of three such requests. Any increase in the commitments would be applied pro rata across the revolving facility and the term facility. A request by us for an increase in the commitments under the credit agreement would be met only if and to the extent that the Administrative Agent and we were successful in obtaining the agreement of particular lenders to provide new or additional commitments.

The credit agreement provides that we may use borrowings under the credit agreement to fund a portion of the E&P distribution; to repay existing indebtedness; to pay fees and expenses associated with the REIT conversion and related refinancing; and for general corporate purposes, including, but not limited to, working capital and capital expenditures.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes.

As of December 30, 2005, there was $200.0 million in borrowings outstanding under the term facility, and no borrowings and $9.9 million undrawn face amount of letters of credit were outstanding under the revolving facility.

At our option, each individual borrowing under the credit agreement may be designated and maintained as either base rate loans or eurodollar rate loans. In addition, under the revolving facility, borrowings may be designated and maintained as swingline loans. A swingline loan may remain outstanding for no more than 10 business days. For purposes of calculating interest:

•	base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50%, referred to as the alternate base rate, and (ii) a margin, referred to as the applicable margin, that varies according to the ratio of (A) our consolidated funded indebtedness to (B) our consolidated total capitalization;

•	eurodollar rate loans, for which we may elect interest periods of one, two, three or six months, bear interest at a rate equal to the sum of (i) the applicable eurodollar interest rate and (ii) the applicable margin; and

•	swingline loans, at the applicable Borrower’s option, bear interest at a rate equal to, at our option, either (i) the sum of (A) the alternate base rate and (B) the applicable margin or (ii) such other interest rate as to which we may agree with the swingline lender at the time of the borrowing.

Interest is payable (i) in the case of any base rate loan, on the last business day of each calendar quarter and (ii) in the case of any eurodollar rate loan, at the end of each interest period except that, in the case of any eurodollar loan having an interest period of more than three months, interest is payable every three months.

The applicable margin for eurodollar rate loans, initially 1.25%, varies from 0.625% to 1.5%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate, initially 0.25%, varies from zero to 0.5%, in each case depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization. Until we have delivered to the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006, the applicable margin for Eurodollar rate loans will be no less than 1.25%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate will be no less than 0.25%.

Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, which varies from 0.15% to 0.35% depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization (subject to a 0.3% minimum until we have delivered to the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006), of the average daily unused commitments, exclusive of swingline loans. The letter of credit fee is also payable quarterly in arrears, is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

Under the term facility, we are required to pay a ticking fee to the lenders, payable quarterly in arrears, from the period commencing upon the closing date and ending on the date the term facility is drawn in full, computed as a percentage, determined on the same basis as the commitment fee for the revolving facility, of the average daily unused commitments.

Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

Under the term facility, we are required to make mandatory prepayments in the amount of:

•	50% of the net cash proceeds we receive from sales of our property and assets (subject to customary exclusions); and

•	50% of the net cash proceeds we receive in excess of a specified annual threshold amount in connection with a casualty, condemnation or eminent domain proceeding (subject to customary exclusions),

and, except as otherwise permitted under the credit agreement:

•	100% of the net cash proceeds we receive from the issuance or incurrence of any indebtedness; and

•	50% of the net cash proceeds we receive from the issuance of additional equity interests,

such exceptions to include specified issuances by us prior to December 31, 2006 of equity in connection with our planned REIT conversion and our funding of permitted acquisitions.

At our option, we are permitted to prepay all or part of the outstanding principal amount of borrowings under the credit agreement without premium or penalty, but subject to payment of customary breakage charges. Additionally, we may cancel the unused portion of any commitments under the revolving facility at any time.

Our obligations under the credit agreement will be secured by first-priority perfected liens and security interests on portions of our timberland holdings, together with all proceeds and products thereof, designated by the lenders and having an aggregate collateral value of at least two times the total commitments under the credit agreement.

The credit agreement contains a number of customary restrictive covenants subject to baskets for permitted transactions and materiality, knowledge and other qualifications, including, among others, covenants related to maintenance by us of qualification as a REIT and limitations on liens, mergers, consolidations, sales of assets, incurrence of debt, capital expenditures, investments (including loans and advances) and acquisitions and transactions with affiliates. The only limitations on our making dividend distributions are, in the case of any such distribution (excluding distributions necessary solely to qualify for or maintain REIT status), (i) the absence of any event of default under the credit agreement in existence at the time of, or caused by, such distribution, (ii) a requirement that, at the time of such distribution, we be in pro forma compliance with the financial covenants under the credit agreement and (iii) a requirement that such distribution be permitted under the terms of the indenture governing any senior unsecured notes we issue. Under the credit agreement, we are required to comply with financial performance covenants, including a maximum total debt to capitalization ratio of 65% (with a step down to 60% after one year), a maximum interest coverage ratio of 2.5 to 1 and a maximum ratio of commitments under the credit agreement to collateral value of 50%. We are also required to maintain a minimum consolidated net worth (excluding the effect of future non-cash asset impairment charges of up to $30 million) equal to or greater than the applicable amount as follows:

•	from the closing date to but not including the date of the declaration of the E&P distribution, 75% of our consolidated net worth as of July 31, 2005;

•	from the date of the declaration of the E&P distribution to but not including the first business day after the date on which we deliver to the lenders financial statements and compliance certificates for the fiscal quarter in which the E&P distribution occurred, 75% of our consolidated net worth as of July 31, 2005, less the amount by which our consolidated net worth is reduced as a direct result of the declaration of the E&P distribution; and

•	from the first business day after the date on which we deliver financial statements and compliance certificates for the fiscal quarter in which the declaration of the E&P distribution occurred and thereafter, 75% of our consolidated net worth as of the last day of the fiscal quarter during which the date of the declaration of the E&P distribution occurred.

The minimum consolidated net worth requirement would be increased at the end of each fiscal quarter on a cumulative basis by the amount of the net cash proceeds from any equity issuances we consummated during that fiscal quarter.

The credit agreement contains customary events of default subject to materiality and other qualifications and grace periods. The events of default include nonpayment of principal, interest, fees or other amounts under the credit agreement; any representation or warranty of ours under the credit agreement proving to have been materially incorrect when made or deemed to have been made; failure by us to comply with credit-agreement covenants; specified defaults by us under other indebtedness; specified bankruptcy and insolvency events; specified events involving the entry of judgments against us; actual or asserted invalidity of any loan documentation under the credit agreement; a change of control; and specified events related to our compliance with the Employee Retirement Income Security Act.

Upon an event of a default under the credit agreement, the requisite number of lenders (or the Administrative Agent at their request) may declare all amounts owing under the credit agreement immediately due and payable, terminate the lenders’ commitments to make loans under the credit agreement, require that we cash collateralize outstanding letter-of-credit obligations and/or exercise any and all remedies and other rights under the credit agreement. For specified defaults related to insolvency and receivership, the commitments of the lenders under the credit agreement will terminate automatically, all outstanding loans and other amounts will become immediately due and payable and our obligation to cash collateralize outstanding letter-of-credit obligations will automatically become effective.

Industrial Revenue Bonds

At December 31, 2005, we had $14.5 million of debt relating to various industrial revenue bonds with floating rates of interest that are reset periodically at rates approximating those of U.S. Treasury securities. This debt matures from 2014 to 2018. The industrial revenue bonds were issued by political entities in Washington and Idaho to finance the acquisition of equipment located within those states. We agreed to pay the relevant political entity interest payments that correspond to the payments of interest on the bonds, and we agreed to pay the principal amount upon maturity, redemption or acceleration. We have caused the issuance of letters of credit to the trustees of the bonds to provide credit support for our payment obligations related to the payment of principal on the bonds and certain interest. We must reimburse the issuers of the letters of credit for all principal and interest payments made under the letters of credit. The agreements with respect to the letters of credit contain restrictive covenants, including limitations on our ability to incur liens, to alter our character or conduct of our business, to engage in mergers or other business-combination transactions, to change our capital structure, to dissolve or liquidate, to dispose of assets and to make specified restricted payments. The agreements with respect to the letters of credit also contain various financial covenants, including a maximum ratio of funded indebtedness to capitalization, a minimum consolidated net worth and a minimum fixed charge coverage ratio.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Company” or “issuer” refers only to Longview Fibre Company and not to any of its subsidiaries.

The Company will issue the notes under an indenture between itself and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material terms of the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines the rights of holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. We have filed the form of the indenture with the Commission as an exhibit to the registration statement of which this prospectus forms a part.

The notes will be issued in fully registered form and will constitute a single series of debt securities for purposes of the indenture. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	will be general unsecured obligations of the Company;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Company; and

•	will be senior in right of payment to all existing and future subordinated Indebtedness of the Company.

At the time the notes are issued, the notes will not be guaranteed. However, the notes may be guaranteed in some circumstances as described under “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness.”

Each Guarantor’s guarantee of the notes:

•	will be a general unsecured obligations of that Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

In the event that the Company’s or a Guarantor’s secured creditors, including the lenders under the Credit Agreement, exercise their rights with respect to the Company’s or a Guarantor’s assets, the Company’s or the Guarantor’s secured creditors would be entitled to be repaid in full from the proceeds from the sale of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. In addition, the assets of Subsidiaries of the Company that are not Guarantors will be subject to the prior claims of all creditors, including trade creditors, of those Subsidiaries. See “Risk Factors—Additional Risks Relating to the Notes and Our Indebtedness—Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes” and “Risk Factors—Additional Risks Relating to the Notes and Our Indebtedness—At the time of their issuance, the notes will not be guaranteed by Longview TRS or any other subsidiaries of the issuer, and subsidiaries of the issuer will be required to guarantee the notes only under limited circumstances. The assets of any non-guarantor subsidiaries will be subject to the prior claims of all creditors of those non-guarantor subsidiaries.”

Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company will issue up to $150.0 million in aggregate principal amount of notes in this offering. The Company may, from time to time after this offering, without consent of the existing holders of the notes, issue additional notes under the indenture constituting part of the same series as the notes and having the same terms and conditions as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such issuance of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any such additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 greater than $2,000. The notes will mature on                     , 2016.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on                      and                     , commencing on                     , 2006. The Company will make each interest payment to the holders of record on the immediately preceding                      and                     . Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date interest on the notes was most recently paid. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by laws or permitted by the indenture. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed, (2) between a record date and the next succeeding interest payment date or (3) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

The registered holder of a note will be treated as the owner of it for all purposes.

Note Guarantees

At the time the notes are issued, the notes will not be guaranteed. However, the notes may be guaranteed in some circumstances as described under “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness.”

Any Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Additional Risks Relating to the Notes and Our Indebtedness—Laws governing the rights of debtors, creditors and guarantors could impede enforcement of any guarantees of the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, whether or not such Guarantor is the surviving Person, another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default has occurred and is continuing; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)	the Net Proceeds, if any, of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, to a Person that is not, either before or after giving effect to such transaction, the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions of the indenture described below under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not, either before or after giving effect to such transaction, the Company or a Restricted Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Company, if the sale or other disposition does not violate the provisions of the indenture described below under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(3)	if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the provisions of the indenture described below under the caption “—Certain Covenants — Limitation on Issuances of Guarantees of Indebtedness,” the release or discharge of such Restricted Subsidiary’s guarantee of, pledge of assets with respect to, assumption of or liability with respect to Indebtedness of the Company that resulted in the obligation of such Restricted Subsidiary to guarantee the notes; or

(5)	upon legal defeasance or satisfaction and discharge of the indenture as described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Optional Redemption

At any time and from time to time prior to                     , 2009, the Company may redeem up to 35% of the aggregate principal amount of notes (including additional notes) issued under the indenture at a redemption price of         % of the principal amount thereof with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

The Company must pay accrued and unpaid interest, if any, to the redemption date on the notes redeemed.

In addition, at any time and from time to time prior to                          , 2011, the Company may redeem all or part of the notes upon not less than 30 days nor more than 60 days’ notice (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance or a satisfaction and discharge of the indenture) at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) the Make-Whole Premium. The Company must pay accrued and unpaid interest, if any, to the redemption date on the notes redeemed.

Except as described in the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to                          , 2011.

On or after                          , 2011, at any time and from time to time, the Company may redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance or a satisfaction and discharge of the indenture) at the redemption prices (expressed as percentages of principal amount) set forth below for redemption dates during the twelve-month period beginning on                           of the years indicated below:

Year	Redemption Price
2011	%
2012	%
2013	%
2014 and thereafter	100.00%

In addition, the Company must pay accrued and unpaid interest, if any, to the redemption date on the notes redeemed.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 greater than $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof validly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 greater than $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

If the Company effects a legal defeasance or covenant defeasance of the notes under the indenture prior to the occurrence of a Change of Control, the Company will not be obligated to make a Change of Control Offer as a result of that Change of Control. See “—Legal Defeasance and Covenant Defeasance” below. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the

Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; provided that this clause (1) shall not apply to conveyances of real property, including timberlands, for environmental conservation purposes, consistent with the Company’s business purpose and approved by the Board of Directors;

(2)	such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of both; provided that consideration other than in the form of cash or Cash Equivalents (“non-cash consideration”) in excess of the 25% limit may be received by the Company and its Restricted Subsidiaries in an Asset Sale in an aggregate amount, when taken together with the amount of all other non-cash consideration in excess of the 25% limit received by the Company and its Restricted Subsidiaries in Asset Sales since the Issue Date less the amount of proceeds previously realized in cash or Cash Equivalents from the sale or other disposition of such non-cash consideration, not to exceed $25.0 million (with non-cash consideration being valued at its fair market value, as determined by the Company’s Board of Directors in good faith, which determination will be conclusive and binding, on the date of its receipt by the Company and its Restricted Subsidiaries and without giving effect to subsequent changes in value). For purposes of the provision of the indenture described in this clause (3), each of the following will be deemed to be Cash Equivalents:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee, that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days following the consummation of such Asset Sale;

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph; and

(d)	Replacement Assets.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option and to the extent it so elects:

(1)	to repay Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness under a Credit Facility, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary;

(3)	to make a capital expenditure in or that is used or useful in a Permitted Business;

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)	any combination of the foregoing;

provided that the Company or such Restricted Subsidiary will be deemed to have complied with the provisions of the indenture described in this sentence if and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to purchase assets or make a capital expenditure, as applicable, as described in any of clauses (2) through (4) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Potential Conflicts Between Requirements of Indenture and Provisions of Certain Laws and Other Indebtedness

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes as a result of a Change of Control or pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing some of the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases or other repayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or in connection with an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchase on the Company. In the event the Company’s obligation to effect a Change of Control Offer or an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Additional Risks Relating to the Notes and Our Indebtedness—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries, or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and other than the E&P Distribution;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Guarantor held by Persons other than the Company or any Restricted Subsidiary of the Company, other than in exchange for Equity Interests (other than Disqualified Stock) of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (other than the Senior Subordinated Notes or any Guarantee thereof) of the Company or any Guarantor that is contractually subordinated in right of payment to the notes or any Note Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	100% of the Funds Available for Distribution (determined by excluding income resulting from transfers of assets by the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary) of the Company for the period (taken as one accounting period) from January 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Funds Available for Distribution for such period is a loss, less 100% of such loss); plus

(b)	(i) 100% of the aggregate net cash proceeds from the Company’s common stock offering on the Issue Date for gross proceeds in excess of $200.0 million and (ii) 100% of the aggregate net cash proceeds and the fair market value of assets other than cash received by the Company or an Operating Partnership after the Issue Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company or an Operating Partnership (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company or any Restricted Subsidiary of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment plus, if (i) exceeds (ii), 50% of the amount by which (i) exceeds (ii); plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date plus, if (i) exceeds (ii), 50% of the amount by which (i) exceeds (ii); plus

(e)	an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company to the Company or any Restricted Subsidiary of the Company after the Issue Date, to the extent that such net reduction in Investments was not otherwise included in the Consolidated Net Income of the Company for such period; plus

(f)	in the event the Company or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the lesser of (i) the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment and (ii) the Company’s or any such Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment plus, if (i) exceeds (ii), 50% of the amount by which (i) exceeds (ii); plus

(g)	$65.0 million.

Notwithstanding the foregoing, until the Company files its first annual U.S. federal income tax return in which it elects in accordance with the Code to be treated as a REIT for U.S. federal income tax purposes, and thereafter for so long as the Company qualifies as a REIT, the Company may declare and pay any dividend or make any distributions to the extent reasonably necessary to enable the Company to qualify as a REIT under the Code, to maintain the Company’s status as a REIT under the Code for any calendar year or, if no Default or Event of Default has occurred and is continuing, to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the Company to its shareholders, with such distribution to be made as and when determined by the Company, whether during or after the end of the relevant calendar year.

So long as (other than with respect to clauses (1), (4), (5), (7), (9), (10) and (11) below) no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at said date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment, including acquisition of any Restricted Investment, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company, other than Disqualified Stock, or out of the net cash proceeds of the substantially concurrent contribution of cash to the Company as an equity capital contribution; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from the amount described in clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement for value of Disqualified Stock or of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	distributions to partners of an Operating Partnership in an amount, with respect to any period, not to exceed the Tax Amount of such partners for such period;

(5)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; provided that no such dividend or distribution shall be permitted by the Operating Partnership unless the Company may pay a similar dividend or distribution to holders of its Equity Interests;

(6)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors, officers, employees, consultants or their estates or the beneficiaries of such estates pursuant to any management equity subscription agreement, stock option agreement, employment agreement, stock compensation plan or similar agreement, but excluding payments made to holders upon the exercise of stock appreciation rights; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso from any twelve-month period are available to be carried over to the subsequent twelve-month period);

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(8)	any purchase, redemption, retirement, defeasance or other acquisition for value of subordinated Indebtedness pursuant to the provisions of such Indebtedness upon a change of control or an asset sale after the Company shall have complied with the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales,” as the case may be;

(9)	payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company;

(10)	the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Company; and

(11)	any redemption of share purchase rights issued pursuant to the Company’s share purchase rights plan existing on the Issue Date (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right.

The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by the covenant described above under the caption “—Restricted Payments” shall be determined in good faith by the Company and in the event of property with a fair market value in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company, which resolution must be delivered to the trustee. The Company’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above under the caption “—Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the indenture. In determining whether any Restricted Payment is permitted by the covenant described above under the caption “—Restricted Payments,” the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (11) of the immediately preceding paragraph or among such categories, to the extent applicable to such category, and the types of Restricted Payments described in the first paragraph under “—Restricted Payments”; provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under “—Restricted Payments.”

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, including Acquired Debt, and the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued at the beginning of such four-quarter period.

The provisions of the indenture described in the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company, Longview TRS or any Guarantor of Indebtedness (a) under the Credit Agreement, in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) not to exceed $550.0 million, and (b) under other Credit Facilities, in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) not to exceed $15.0 million, in each case less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay such Indebtedness, and, in the case of Indebtedness under a revolving credit facility, to effect a corresponding commitment reduction thereunder, pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes to be issued on the Issue Date and the related Note Guarantees;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the provision of the indenture described in this clause (4), not to exceed the greater of (a) 3% of Total Assets and (b) $40.0 million at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of the indenture described in the immediately preceding paragraph or clauses (2), (3), (4), (5), or (13) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence, in the ordinary course of business and not for speculative purposes, by the Company or any of its Restricted Subsidiaries of Hedging Obligations:

(a)	with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding,
(b)	for the purpose of protecting the Company or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates; or

(c)	for the purpose of protecting the Company or any of its Restricted Subsidiaries against fluctuations in the price of raw materials used in the ordinary course of its business;

(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)	the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (none of which will be deemed to be an incurrence of Indebtedness for purposes of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”); provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)	the issuance by the Company of Permitted Disqualified Stock, the net proceeds of which are used to refund, refinance, replace, defease or discharge (a) Indebtedness that was permitted to be incurred under the provisions of the indenture described in the immediately preceding paragraph or clauses (2), (3), (4), (5), (13) or (14) of this paragraph, (b) Disqualified Stock that was permitted to be issued under the provisions of the indenture described in the immediately preceding paragraph or (c) Permitted Disqualified Stock that was permitted to be issued under the provisions of the indenture described in this clause (10);

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(12)	the issuance of preferred stock of a Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary of the Company; provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (12);

(13)	the incurrence of Acquired Debt; provided that the Company’s Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Acquired Debt is incurred would be greater, determined on a pro forma basis as if the transaction resulting in such incurrence had occurred at the beginning of such four-quarter period, than the Company’s Fixed Charge Coverage Ratio for such period determined without giving effect to such transaction;

(14)	the incurrence or issuance by the Company or any Restricted Subsidiary of the Company of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred or Disqualified Stock and preferred stock issued to refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (14), not to exceed the greater of (a) 2% of Total Assets and (b) $25.0 million; and

(15)	the incurrence by Longview TRS of obligations under liability assumption agreements exclusively between Longview TRS and the Company pursuant to which Longview TRS agrees with the Company to assume on an intercompany basis up to $295.0 million of Indebtedness at any time outstanding under the Credit Agreement or other Indebtedness of the Company to any Person or Persons, other than a Restricted Subsidiary of the Company.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred or issued pursuant to the provisions of the indenture described in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence in any manner that complies with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” including applying such Indebtedness, Disqualified Stock or preferred stock to any one or more categories. Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) or (2) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to that covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables, other than Permitted Liens, upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness and Credit Facilities (including the Credit Agreement) as in effect on the Issue Date and any extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in such Existing Indebtedness, as in effect on the Issue Date;

(2)	existing under, by reason of or with respect to any other Credit Facility of the Company or any of its Restricted Subsidiaries permitted under the indenture, provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, as in effect on the Issue Date;

(3)	the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order, including any such law, rule, regulation or order relating to the Company’s qualifying as a REIT;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, further, that the encumbrances and restrictions in any such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the applicable instrument as in effect at the time of such acquisition;

(6)	customary non-assignment provisions in leases, contracts or agreements entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	Indebtedness of a Restricted Subsidiary that is a Guarantor, so long as such Restricted Subsidiary is a Guarantor, permitted to be incurred under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such encumbrance or restriction is not applicable to the properties or assets of any Person other than such Guarantor;

(13)	customary provisions with respect to the disposition or distribution of assets or property contained in joint venture, asset sale, stock sale and other similar agreements that are permitted by the indenture and entered into in the ordinary course of business;

(14)	secured Indebtedness otherwise permitted to be incurred pursuant to the indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness; or

(15)	any instrument or agreement governing any other Indebtedness the incurrence of which is not prohibited by the indenture; provided that the encumbrances and restrictions under that instrument or agreement are not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the indenture at the time of incurrence of the other Indebtedness;

or (a) to other encumbrances or restrictions existing on the Issue Date or (b) in the case of clause (3) of the preceding paragraph, to encumbrances or restrictions (i) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the indenture or (ii) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is either (i) a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a limited liability company or a partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default has occurred and is continuing; and

(4)	except in the case of a merger of the Company with or into a Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

(a)	have a Fixed Charge Coverage Ratio greater than prior to such transaction; or

(b)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its assets and those of its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

The covenant described above under the caption “—Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with the provisions of the indenture described in clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	any (a) employment, consulting, service or termination agreement, (b) compensation or employee benefit plans, (c) officer or director indemnification agreement or similar arrangements, in each case, entered into by the Company or any of its Restricted Subsidiaries with directors, employees or consultants in the ordinary course of business and payments made pursuant thereto (including amounts paid pursuant to employee benefit plans, employee stock option plans or similar plans);

(3)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5)	loans and advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries for business-related travel, entertainment, moving and other similar expenses for bona fide business purposes in an aggregate amount not to exceed $2.0 million at any one time outstanding;

(6)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7)	transactions with customers, clients, joint-venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Company in the reasonable determination of the Board of Directors or the senior management of the Company; and

(8)	transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification or supplement thereto or any replacement thereof, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company than the original agreement or arrangement as in effect on the Issue Date.

    Limitation on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee, pledge any assets to secure the payment of, or assume or in any other manner become liable with respect to, any Indebtedness of the Company or Longview TRS other than Indebtedness under the Credit Facilities or as permitted by clause (15) of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The form of such supplemental indenture and Note Guarantee will be attached as an exhibit to the indenture referred to in the second paragraph under the caption “Description of Notes.”

    Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the provisions of the indenture described above in the first paragraph under the caption “—Restricted Payments” or reduce the amount available for Investments under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction other than among the Company and its Restricted Subsidiaries; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell or otherwise dispose of, any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), except:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary of the Company and any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale or other disposition would have been permitted to be made under the covenant described above under the caption “—Restricted Payments” if made on the date of such issuance, transfer, conveyance, sale or other disposition; or

(2)	any issuance, transfer, conveyance, sale or other disposition of Equity Interests of a Restricted Subsidiary of the Company by the Company or a Restricted Subsidiary of the

Company; provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “—Repurchase at the Option of Holders— Asset Sales,” to the extent applicable in respect of such issuance, transfer, conveyance, sale or other disposition.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the holders of notes, within the time period specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to holders, securities analysts and prospective investors upon request.

The filing by the Company in the Commission’s EDGAR system of any such information or report will be deemed to satisfy any obligation of the Company to furnish such information or report to holders of the notes, the trustee, securities analysts and prospective investors pursuant to the indenture, including the provisions of the indenture described in the two immediately preceding paragraphs.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Suspension Condition

During any period of time that the notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default shall have occurred and then be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), the Company and its Restricted Subsidiaries will not be subject to the covenants described under “—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” clause (4) of “—Merger, Consolidation or Sale of Assets,” “—Transactions with Affiliates,” clauses 1(a) and 3 of “—Limitation on Sale and Leaseback Transactions,” “—Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries” and “—Repurchase at the Option of Holders—Asset Sales” (collectively, the “Suspended Covenants”). As a result, if and while we meet the Suspension Condition, the notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the notes such that the notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the notes, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described above under “—Certain Covenants—Restricted Payments” as if such covenant had been in effect during the entire period of time from the Issue Date; provided that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while such covenant was suspended.

Notwithstanding the foregoing, neither (a) the continued existence following the reinstatement of the Suspended Covenants of facts and circumstances or obligations that were incurred or otherwise came into existence while the Suspended Covenants were suspended nor (b) the performance of any such obligations, including the consummation of any transaction pursuant to, and on materially the same terms as, a contractual agreement in existence prior to the reinstatement of the foregoing covenants, shall constitute a breach of any such covenants or cause a Default or Event of Default thereunder, provided, however, that (1) the Company and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of the reinstatement of the foregoing covenants and (2) the Company and its Restricted Subsidiaries did not reasonably believe that such incurrence or actions would result in such reinstatement. For purposes of clause (b) above, any increase in the consideration to be paid by, or decrease in the consideration to be received by, the Company or any of its Restricted Subsidiaries under any such obligation as a result of an amendment or modification to the terms of such obligation following the reinstatement of the foregoing covenants that does not exceed 10% of the consideration that was to be paid or received prior to such amendment or modification shall not be deemed a “material” amendment or modification. For purposes of clauses (1) and (2) above, anticipation and reasonable belief may be determined by the Company and shall be conclusively evidenced by a resolution of the Board of Directors of the Company to such effect. The Board of Directors of the Company in making its determination may, but need not, consult with Moody’s or S&P, as applicable.

So long as the notes are outstanding, including while we meet the Suspension Condition, the Company and its Restricted Subsidiaries will be subject to the provisions of the indenture described under “—Repurchase at the Option of Holders—Change of Control” and the following covenants: “—Liens,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Merger, Consolidation or Sale of Assets” (other than clause (4)), “—Note Guarantees,” “—Limitation on Issuances of Guarantees of Indebtedness,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Limitation on Sale and Leaseback Transactions” (other than clauses 1(a) and 3), “—Business Activities,” “—Payments for Consent” and “—Reports.”

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 consecutive days in the payment when due of interest on the notes;

(2)	default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 consecutive days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, other than Indebtedness owing to the Company or one of its Subsidiaries, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness after the expiration of any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of $25.0 million, excluding amounts covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. After a declaration of acceleration, but before a judgment or decree for payment of money due has been obtained, the holders of a majority in principal amount of notes may, under certain circumstances, rescind and annul such acceleration.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries, as such, shall have any liability for any obligations of the Company or any of its Subsidiaries under the notes, any Guarantee of the notes or the indenture, as amended or supplemented from time to time, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Note Guarantees;

(9)	amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make the Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” after a Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” or under the provisions of the indenture described under “—Note Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the indenture; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to provide for the appointment of a successor trustee;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(9)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(10)	to add Guarantees with respect to the notes or release Guarantors from Note Guarantees as provided or permitted by the terms of the indenture.

It is not necessary for the holders of the notes to approve the particular form of any proposed amendment of the indenture; a holder’s consent is sufficient if the consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

U.S. Bank National Association will be the trustee under the indenture and will be appointed by the issuer as the paying agent and registrar with respect to the notes. U.S. Bank National Association is a lender under the Credit Agreement. We have other customary banking and trust relationships with U.S. Bank National Association from time to time. U.S. Bank National Association also provides us with software products and related services, for which we pay customary fees, that we use in selected financial recordkeeping and vendor payment functions.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the

Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

The Company will issue Certificated Notes to each Person that DTC identifies as the beneficial owner of the notes represented by a Global Note upon surrender by DTC of the Global Note if:

(1)	the Company delivers to the trustee notice from DTC that it is unwilling or unable to continue as depositary for the Global Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days after the date of such notice from DTC;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, to the extent of the fair market value of the asset where the Indebtedness so secured is not the Indebtedness of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (including by way of merger, consolidation or sale and leaseback transaction) of any assets of the Company, other than Equity Interests of the Company; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries, other than the issuance or sale of directors’ qualifying shares and the issuance of Equity Interests by any Operating Partnership.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale, assignment, lease, sublease or license of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents or other marketable securities;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	any sale, exchange or other disposition of property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with a Permitted Business of the Company or its Restricted Subsidiaries;

(8)	the licensing of intellectual property in the ordinary course of business;

(9)	any sale or other disposition deemed to occur upon the creation or grant of a Lien not prohibited by the indenture;

(10)	any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure of a Lien in favor of the Company or such Restricted Subsidiary;

(11)	any exchange of assets, including Equity Interests in a Restricted Subsidiary of the Company, for assets related or complementary to a Permitted Business of comparable market value, in the reasonable determination of management of the Company; and

(12)	any exchange of like property pursuant to Section 1031 of the Code for use in a Permitted Business.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a member-managed limited liability company, the managing member or members or any controlling committee of the managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“business day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any rights (other than debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)	time deposits, demand deposits, money-market deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating (or if Thomson Bank Watch is not making such ratings publicly available, a nationally recognized U.S. rating agency selected by the Company) of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition;

(6)	securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and having the highest rating obtainable from Moody’s or S&P; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation and other than to effect a Change of Domicile or the establishment of an Operating Partnership, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company, other than to effect a Change of Domicile;

(3)	the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 35% of the voting power of all classes of Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined above) of more than 35% of the voting power of all classes of Voting Stock of the Company.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Domicile” means a transaction or series of related transactions, including, without limitation, (1) a merger, amalgamation, combination or consolidation of the Company with or into another Person, (2) the acquisition of all the Capital Stock of the Company or (3) the direct or indirect sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any “person,” as that term is used in Section 13(d)(3) of the Exchange Act, the principal purpose of which is to reincorporate the Company in another jurisdiction or organize a successor entity to the Company in another jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	Consolidated Depreciation, Depletion and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing such Consolidated Net Income; plus

(4)	all other non-cash charges of such Person and its Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), to the extent such charges were deducted in computing such Consolidated Net Income; plus

(5)	any cash receipts during such period that represent items included in Consolidated Net Income for a prior period which were excluded from Consolidated Cash Flow for such prior period by virtue of clause (6) of this definition; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, calculated for such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash expenses or charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) in the case of a Restricted Subsidiary other than a Guarantor, only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Depreciation, Depletion and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense, including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period, and the total amount of non-cash charges, other than non-cash charges that represent an accrual or reserve for cash charges in future periods or which involved a cash expenditure in a prior period, of such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	interest expense, whether paid or accrued, and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments, if any, made or received pursuant to Hedging Obligations, but excluding amortization of deferred financing fees;

(2)	commissions, discounts and other fees and charges paid or accrued in respect of letter of credit or bankers’ acceptance financings; and

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, in each case, calculated for such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the Net Income of any Person (other than the specified Person) that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall not be included except (a) if the Net Income of such Person for such period is greater than zero, to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person during such period and (b) if the Net Income of such Person for such period is less than zero, to the extent of the amount of Investments made by the specified Person or any Restricted Subsidiary thereof in such Person during such period;

(2)	the Net Income of any Restricted Subsidiary, other than a Guarantor, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than any judgment, decree, order, statute, rule or governmental regulation relating to the Company’s qualification as a REIT;

(3)	the cumulative effect of a change in accounting principles shall be excluded;

(4)	(i) any amortization of fees or expenses that have been capitalized and (ii) any one-time charges or gains, in each case, incurred in connection with the transactions described in this prospectus, shall be excluded; and

(5)	any one-time non-cash charges resulting from the write-off of unamortized debt issuance costs relating to Indebtedness that is retired as part of the transactions described in this prospectus shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of December 23, 2005, by and among the Company, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, as Lead Arranger, and the other Lenders named therein, providing for up to $550.0 million of term loan and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, increased, supplemented or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, modified, restated, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, increased, supplemented or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“E&P Distribution” means the distribution by the Company to its shareholders of cash or capital stock representing the total accumulated earnings and profits of the Company prior to the REIT Conversion Date for U.S. federal income tax purposes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, as amended;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4)	the Fixed Charges attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating rate shall be computed as if the rate in effect on the date such calculation is made (taking into account any Hedging Obligations applicable to such Indebtedness, if such Hedging Obligations have a remaining term in excess of 12 months or, if shorter, the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the Consolidated Interest Expense of such Person for such period; plus

(2)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Funds Available for Distribution” for any period means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP (without taking into account Unrestricted Subsidiaries), plus

(1)	Consolidated Depreciation, Depletion and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such Consolidated Depreciation, Depletion and Amortization Expense was deducted in computing such Consolidated Net Income; plus

(2)	any taxes imposed on such Person that is a REIT, which taxes would not have been imposed on such Person if the income to which such taxes are attributable had been distributed to the holders of the Capital Stock of such Person, to the extent that such taxes were deducted in computing such Consolidated Net Income; plus

(3)	any non-cash charges of such Person and its Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period), to the extent such charges were deducted in computing such Consolidated Net Income; minus

(4)	capital expenditures, other than capital expenditures made to repair (other than in the ordinary course of business) or replace existing property, plant or equipment or to acquire timber assets,

in each case, calculated for such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantor” means each Restricted Subsidiary of the Company that executes the indenture or a supplemental indenture and a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, unless and until the Note Guarantee of such Person has been released in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating, or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rate or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments

(3)	evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

(4)	in respect of banker’s acceptances;

(5)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(6)	in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7)	representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, Indebtedness will not include:

(1)	any liability for federal, state, local or other taxes;

(2)	performance, bid, surety, appeal and similar bonds and completion of performance guarantees provided by the Company or any Restricted Subsidiary thereof in the ordinary course of business;

(3)	any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five business days of its incurrence;

(4)	any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(5)	any indebtedness existing on the Issue Date that has been satisfied and discharged or defeased by legal defeasance; or

(6)	agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary of the Company in connection with such disposition.

“Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies, in each case with a stable or improving outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person, determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date of original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Longview TRS” means Longview Fibre Paper and Packaging, Inc., a Washington corporation.

“Make-Whole Premium” means, with respect to a note on any date of redemption, the greater of (x) 1% of the principal amount of such note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at                          , 2011 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such note through                          , 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such note.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) all costs relating to such Asset Sale and the sale or other disposition of non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and (c) amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Guarantor Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means, with respect to any Guarantor, the Guarantee pursuant to the terms of the indenture by such Guarantor of the Company’s obligations under the indenture and the notes (including any additional notes).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs and expenses and other liabilities payable under the documentation governing any Indebtedness.

“Operating Partnership” means a partnership through which the Company holds substantially all of its assets, each of the common partnership interests of which is either held by the Company or is redeemable at the option of the holder thereof for (i) cash in an amount based on the public trading price per share of the common stock of the Company or (ii) at the Company’s option, shares of the common stock of the Company.

“Permitted Business” means any business conducted or proposed to be conducted, as described in this prospectus, by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Disqualified Stock” means any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) or other Disqualified Stock of the Company; provided that:

(1)

the stated redemption value of such Permitted Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the stated redemption value of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness or dividends on or other payments in respect of such Disqualified Stock, and the amount of all expenses and premiums in connection therewith);

(2)	such Permitted Disqualified Stock has

(a)	a final maturity date or mandatory redemption date later than

(i)	the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or

(ii)	the maturity date or mandatory redemption date of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(b)	a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

provided, further, that if such Permitted Disqualified Stock permits the holders thereof to require the Company to repurchase or redeem such Permitted Disqualified Stock at the option of the holder thereof prior to the final maturity of the notes, then the terms of such Permitted Disqualified Stock shall also provide that the Company may not repurchase or redeem any such Permitted Disqualified Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other dispositions of assets not constituting an Asset Sale;

(5)	any Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any Operating Partnership;

(6)	Hedging Obligations incurred under the provision of the indenture described in clause (7) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	any Investment received (a) in compromise or settlement of obligations of any Person incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) in satisfaction of judgments;

(8)	any Investments represented by accounts receivable arising or acquired in the ordinary course of business and extensions of credit on commercially reasonable terms in the ordinary course of business in accordance with normal trade practice;

(9)	any Investments acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company;

(11)	Guarantees issued in accordance with the covenants described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Limitation on Issuances of Guarantees of Indebtedness;”

(12)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(13)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(14)	Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(15)	any loan or financing provided to or for the benefit of contractors or customers for the purchase of equipment in the ordinary course of business, not to exceed at any one time $10.0 million in the aggregate;

(16)	loans and advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries for business-related travel, entertainment, moving and other similar expenses for bona fide business purposes in an aggregate amount not to exceed $2.0 million at any one time outstanding;

(17)	endorsements of negotiable instruments and other similar negotiable documents;

(18)	Investments in Restricted Subsidiaries of the Company that are not Guarantors having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value) since the Issue Date not to exceed $5.0 million;

(19)	other Investments in any Person, including any Non-Guarantor Domestic Subsidiary, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since the Issue Date, not to exceed $20.0 million; and

(20)	Investments by the Company in Longview TRS consisting of cash contributions in an aggregate amount, in the case of any such cash contribution, not in excess of both (i) the principal amount of Indebtedness of the Company to any Person or Persons, other than a Restricted Subsidiary of the Company, that is repaid or discharged simultaneously with such cash contribution and (ii) the principal amount of Indebtedness of the Company to any Person or Persons, other than a Restricted Subsidiary of the Company, that Longview TRS agrees with the Company to assume on an intercompany basis simultaneously with such cash contribution pursuant to clause (15) of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Liens” means:

(1)	Liens on the assets of the Company, Longview TRS or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Company or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6)	Liens incurred to secure Indebtedness for the acquisition of timberlands; provided that, in the case of any such acquisition, immediately after giving effect to such acquisition and the financing thereof, the total Indebtedness of the Company secured by Liens on timberlands of the Company, including Indebtedness under the Credit Agreement, does not exceed 50% of the value of the timberlands of the Company;

(7)	Liens existing on the Issue Date;

(8)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(9)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure performance of bids or contracts, statutory and common law landlord’s Liens or other obligations of a like nature incurred in the ordinary course of business;

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently contested;

(11)	Liens incurred in the ordinary course of business in connection with workers’ compensation and unemployment insurance, social security obligations, assessments or governmental charges;

(12)	Liens which arise out of judgments or awards that do not result in an Event of Default under the indenture;

(13)

with respect to timberland owned, leased or otherwise acquired, Liens consisting of encumbrances in the nature of leases or subleases granted to others, easements, rights-of-way, restrictions, reservations of mineral, oil, gas, water or other similar rights existing on the date of acquisition, encroachments or questions of location, boundary and area which accurate survey may disclose, exceptions and reservations in the United States patents or state deeds, any prohibition or limitation on the use, occupancy or improvement of land resulting from the rights of the public or riparian owners to use any waters which may cover the land and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary course of the conduct of the business of the Company and its Restricted Subsidiaries;

(14)	easements, rights-of-way, zoning restrictions, licenses, or restrictions on the use or other similar encumbrances on the use of real property and minor defects or irregularities in title, in each case not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries; and

(15)	Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Offering” means any public or private offer and sale of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company, other than any such offer and sale under an employee benefit plan of the Company, or the contribution of cash to the Company as an equity capital contribution.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“REIT” means “real estate investment trust” within the meaning of sections 856 through 860 of the Code.

“REIT Conversion” means the various transactions which are to be carried out in connection with the Company’s initially qualifying as a REIT for federal income tax purposes, as generally described in this prospectus including, without limitation, the transfer of assets of the Company to a Restricted Subsidiary and the payment of the E&P Distribution.

“REIT Conversion Date” means the initial effective date of the Company’s election in accordance with the Code to be treated as a REIT for U.S. federal income tax purposes; provided that, until the Company has made such election, the REIT Conversion Date shall be deemed to be January 1 of the most recent year after 2005 for which the Company has not yet filed its annual U.S. federal income tax return.

“Replacement Assets” means (1) long-term assets, including timberlands, that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hills Companies, Inc., and its successors.

“Senior Subordinated Notes” means the Company’s 10% Senior Subordinated Notes due 2009.

“Significant Subsidiary” means any Restricted Subsidiary, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tax Amount” means, with respect to any Person for any period, the combined federal, state and local income taxes that would be paid by such Person if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period.

“Taxable Income” means, with respect to any Person for any period, the taxable income or loss of such Person for such period for U.S. federal income tax purposes attributable to such Person’s ownership interest in an Operating Partnership.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to                      , 2011, provided, however, that if the then remaining term to                      , 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to                          , 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, unless such guarantee or credit support is released upon such designation;

and any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means:

(i)	when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal,

including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness; and

(ii)	when applied to any Disqualified Stock or Permitted Disqualified Stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity, stated redemption value or other payments in respect of such Disqualified Stock or Permitted Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding stated redemption value of such Disqualified Stock or Permitted Disqualified Stock.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding and disposition of the notes by a Non-U.S. Holder (as defined below) that acquires the notes on original issuance for cash at the initial offering price. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Longview,” “we,” “our,” and “us” mean only Longview Fibre Company, and not any subsidiaries, except as otherwise indicated. This summary is based upon the Code, Treasury Regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, referred to in this prospectus as the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and any subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents. This discussion is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker-dealer;

•	a cooperative;

•	a regulated investment company;

•	a holder who received our notes as compensation;

•	a tax-exempt organization;

•	a person holding our notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; or

•	a partnership or a person holding our notes through a partnership.

This summary assumes that you will hold our notes as capital assets, which generally means as property held for investment.

The federal income tax treatment of holders of our notes depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our notes to any particular noteholder will depend on the noteholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our notes.

Taxation of Non-U.S. Holders of Notes

General

As used herein, the term “Non-U.S. Holder” means a beneficial owner of the notes that is not a U.S. person. For this purpose, a U.S. person means any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and that has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Each partner and partnership is particularly urged to consult its own tax advisor regarding the particular U.S. federal income tax consequences that may be applicable.

Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a note to a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes, unless one of the following is true:

•	the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; or

•	the Non-U.S. Holder fails to certify, under penalties of perjury on a properly completed IRS Form W-8BEN (or a permissible substitute) under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address.

If a Non-U.S. Holder does not qualify for the above exemption, interest paid on a note to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless the Non-U.S. Holder provides us (or our paying agent) with a properly completed:

•	IRS Form W-8BEN claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the interest will be subject to U.S. federal income tax imposed on a net income basis in the same manner as applicable to U.S. persons and, in the case of a corporate Non-U.S. Holders, potentially also a 30% branch profits tax.

Each Non-U.S. Holder should consult its own tax advisor regarding any applicable income tax treaty that may provide for an exemption from or reduction in U.S. withholding tax and for rules different from those described above.

Sale or Other Disposition of Notes

Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a Non-U.S. Holder on the sale or other taxable disposition of a note will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied or (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the certificate described above in the fourth bullet point of the third paragraph under “—General” above.

The payment of the proceeds of the sale or other taxable disposition of a note by or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury. Information reporting requirements, but not backup withholding, will also generally apply to payments of proceeds of sales or other taxable dispositions of notes by or through non-U.S. offices of U.S. brokers or by or through non-U.S. brokers with certain types of relationships to the United States unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and such broker has no actual knowledge or reason to know to the contrary or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a sale or other taxable disposition of a note by or through a Non-U.S. office of a Non-U.S. broker.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the requisite procedures are followed and certain information is provided to the IRS.

Treatment of the Notes for U.S. Federal Estate Tax Purposes

Notes held by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax provided that, at the time of death, the Non-U.S. Holder is exempt from U.S. federal withholding tax under the rules described above, without regard to the certificate requirement described in the fourth bullet point under “—General” above.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. and Banc of America Securities LLC are the representatives of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Total	$150,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to       % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to       % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

No offering circular or other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $989,290.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for the Company, for which they received or will receive customary fees.

The underwriters are acting as underwriters in the Company’s concurrent offering of common stock, for which they are receiving customary fees and reimbursement of expenses.

Goldman, Sachs & Co. and Banc of America Securities LLC are acting as joint dealer managers in connection with the concurrent tender offer for all the Company’s outstanding senior subordinated notes, for which they are receiving customary fees and reimbursement of expenses.

Under the Company’s credit facility, which was established in December 2005, Bank of America, N.A., an affiliate of Banc of America Securities LLC, acts as the sole administrative agent, for which it receives customary fees and reimbursement of expenses. Banc of America Securities LLC, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, and Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., acted as joint lead arrangers and joint bookrunning managers in connection with the Company’s credit facility, receiving customary fees and reimbursement of expenses in such capacities.

Banc of America Securities LLC, Scotia Capital (USA) Inc. and Wells Fargo Brokerage Services, LLC, an affiliate of Wells Fargo Securities, LLC, were initial purchasers in connection with the offering of the Company’s senior subordinated notes, for which they received customary underwriting fees. Banc of America Securities LLC currently holds approximately $12.4 million of the principal amount outstanding under the senior subordinated notes. The net proceeds from the concurrent offerings of the Company’s common stock and the notes described in this prospectus will be used, in part, to purchase all of the senior subordinated notes tendered in connection with the offer to purchase all of the outstanding senior subordinated notes.

The net proceeds of the concurrent offerings of the Company’s common stock and the notes described in this prospectus may be used by the Company, in part, to repay a portion of the amounts outstanding under the Company’s credit facility. The principal amount of outstanding term indebtedness under the Company’s credit facility held by each of Bank of America N.A., Wells Fargo Bank, N.A., Goldman Sachs Credit Partners L.P. and Scotiabanc Inc., an affiliate of Scotia Capital, as of February 15, 2006 was approximately $20.0 million, $20.0 million, $10.0 million and $15.0 million, respectively. The principal amount of outstanding revolving indebtedness under the Company’s credit facility held by each of Bank of America N.A., Wells Fargo Bank, N.A., Goldman Sachs Credit Partners L.P. and The Bank of Nova Scotia, an affiliate of Scotia Capital, as of February 15, 2006 was approximately $0.2 million, $0.2 million, $0.1 million and $0.15 million, respectively (excluding letters of credit).

Since December 2004, Goldman, Sachs & Co. has provided financial advisory services to the Company in connection with the REIT conversion for which it has received, and is expected to receive in the future, customary fees and reimbursement of expenses. Banc of America Securities LLC provided structuring and arrangement services to the Company in connection with the Company’s credit facility, for which it received customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the notes offered by us hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Certain matters related to Washington law will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the notes will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The financial statements as of October 31, 2004 and 2005 and for each of the three years in the period ended October 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of October 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Longview, that is available over the Internet at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “LFB.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our press releases, SEC filings and annual reports, are available at no charge through our website at www.longviewfibre.com. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will be deemed automatically to update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2005;

•	Transition Report on Form 10-Q for the transition period from November 1, 2005 to December 31, 2005; and

•	Current Reports on Form 8-K filed on November 30, 2005, December 30, 2005 and February 27, 2006.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Longview Fibre Company, Attn: L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Longview Fibre Company:

We have completed an integrated audit of Longview Fibre Company’s 2005 consolidated financial statements and of its internal control over financial reporting as of October 31, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Longview Fibre Company and its subsidiaries at October 31, 2005, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, that Longview Fibre Company did not maintain effective internal control over financial reporting as of October 31, 2005, because the Company did not a) maintain a sufficient complement of personnel with a level of financial reporting expertise that is commensurate with the Company’s financial reporting requirements, b) maintain effective controls over the existence and valuation of supplies inventories and related cost of goods sold, c) maintain effective controls over the valuation of its workers’ compensation claims liability and related cost of products sold, and d) maintain effective controls over the valuation of its postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

Insufficient personnel with appropriate accounting knowledge and training.    The Company lacked a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company’s financial reporting requirements. In addition, the Company did not maintain documented policies to ensure the consistent application of procedures in the financial reporting process, by existing personnel. This control deficiency could result in a misstatement to substantially all of the Company’s financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. This control deficiency contributed to the control deficiencies described in items 2 through 4 below.

Ineffective controls over supplies inventories.    The Company did not maintain effective controls over the existence and valuation of supplies inventories. Specifically, the Company failed to perform an effective physical inventory of fuel supplies inventory and failed to perform reconciliations of certain supplies inventories to ensure that all transactions were completely and accurately recorded. In addition, the Company failed to properly identify and accurately value obsolete supplies inventories. This control deficiency resulted in misstatements to supplies inventories and related cost of products sold in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material, as well as audit adjustments to the fourth fiscal quarter of 2005 consolidated financial statements. In addition, this control deficiency could result in a misstatement to supplies inventories and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Ineffective controls over workers’ compensation claims liability.    The Company did not maintain effective controls over the valuation of its workers’ compensation claims liability. Specifically, the Company failed to ensure that assumptions and data reported by the third-party claims administrator were appropriately considered in the calculation of the estimated future workers’ compensation claims. This control deficiency resulted in misstatements to the workers’ compensation claims liability and related cost of products sold in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to the workers’ compensation claims liability and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Ineffective controls over postretirement medical benefits liability.    The Company did not maintain effective controls over the valuation of its postretirement medical benefits liability. Specifically, the Company did not maintain effective controls to ensure that the calculation of the postretirement medical benefits liability was properly and timely reconciled to the data provided by the Company’s actuary. This control deficiency resulted in misstatements to the postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses in the consolidated financial statements for the third quarter of fiscal 2005 which did not require restatement because the Company determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to the postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the October 31, 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Longview Fibre Company did not maintain effective internal control over financial reporting as of October 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Longview Fibre Company has not maintained effective internal control over financial reporting as of October 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Portland, Oregon

January 17, 2006

MANAGEMENT’S REPORT

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The following report appeared, together with other information concerning Longview Fibre Company’s controls and procedures, in Item 9A of Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which is incorporated by reference in this prospectus:

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of October 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on this assessment, management concluded that our internal control over financial reporting was not effective as of October 31, 2005 due to the existence of the material weaknesses as of October 31, 2005, discussed below. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

1.

Insufficient personnel with appropriate accounting knowledge and training. We lacked a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements. In addition, we did not maintain documented policies to ensure the consistent application of procedures in our financial reporting process by existing personnel. This control deficiency could result in a misstatement to substantially all of our financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. This control deficiency contributed to the control deficiencies described in items 2 through 4 below.

2.	Ineffective controls over supplies inventories. We did not maintain effective controls over the existence and valuation of our supplies inventories. Specifically, we failed to perform an effective physical inventory of our fuel supplies inventory and failed to perform reconciliations of certain supplies inventories to ensure that all transactions were completely and accurately recorded. In addition, we failed to properly identify and accurately value obsolete supplies inventories. This control deficiency resulted in misstatements to our supplies inventories and related cost of products sold in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material, as well as audit adjustments to our consolidated financial statements for the fourth quarter of fiscal year 2005. In addition, this control deficiency could result in a misstatement to our supplies inventories and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

3.	Ineffective controls over workers’ compensation claims liability. We did not maintain effective controls over the valuation of our workers’ compensation claims liability. Specifically, we failed to ensure that assumptions and data reported to us by our third-party claims administrator were appropriately considered in the calculation of our estimated future workers’ compensation claims. This control deficiency resulted in misstatements to our workers’ compensation claims liability and related cost of products sold in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to our workers’ compensation claims liability and related cost of products sold that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

4.	Ineffective controls over postretirement medical benefits liability. We did not maintain effective controls over the valuation of our postretirement medical benefits liability. Specifically, we did not maintain effective controls to ensure that the calculation of our postretirement medical benefits liability was properly and timely reconciled to the data provided by our actuary. This control deficiency resulted in misstatements to our postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses in our consolidated financial statements for the third quarter of fiscal year 2005 which did not require restatement because we determined that the net impact of all identified misstatements was not material. In addition, this control deficiency could result in a misstatement to our postretirement medical benefits liability and related cost of products sold and selling, administrative and general expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Our assessment of the effectiveness of our internal control over financial reporting as of October 31, 2005 has been audited by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as stated in their report appearing in this Annual Report on Form 10-K.

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF INCOME

	Years Ended October 31
	2005	2004	2003
	(thousands except per share)
NET SALES	$898,092	$831,166	$773,337
Timber	186,783	192,840	163,000
Paper and paperboard	264,733	225,682	202,549
Converted products	446,576	412,644	407,788
Cost of products sold, including outward freight	742,686	689,470	656,581

GROSS PROFIT	155,406	141,696	116,756
Selling, administrative and general expenses	93,559	82,752	72,154
Loss on asset abandonment (see Note 4)	9,692	—	—

OPERATING PROFIT (LOSS)	52,155	58,944	44,602
Timber	84,792	90,039	64,145
Paper and paperboard	(11,269)	(13,611)	(10,780)
Converted products	(21,368)	(17,484)	(8,763)
Interest income	286	188	327
Interest expense	(37,044)	(37,493)	(43,099)
Miscellaneous	1,137	1,262	6,724

INCOME BEFORE INCOME TAXES	16,534	22,901	8,554

PROVISION FOR TAXES ON INCOME (see Note 8)
Current	1,688	123	(126)
Deferred	4,492	8,877	3,326

	6,180	9,000	3,200

NET INCOME	$10,354	$13,901	$5,354

Per share	$0.20	$0.27	$0.10

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Shareholder’s Equity
	Shares	Amounts
	(thousands except per share)
Balance at October 31, 2002	51,077	$76,615	$3,306	$349,075	$428,996

Net income	—	—	—	5,354	5,354
Cash dividends:
Common stock ($0.04 per share)	—	—	—	(2,043)	(2,043)

Balance at October 31, 2003	51,077	76,615	3,306	352,386	432,307

Net income	—	—	—	13,901	13,901
Cash dividends:
Common stock ($0.05 per share)	—	—	—	(2,554)	(2,554)

Balance at October 31, 2004	51,077	76,615	3,306	363,733	443,654

Net income	—	—	—	10,354	10,354
Cash dividends:
Common stock ($0.08 per share)	—	—	—	(4,086)	(4,086)

Balance at October 31, 2005	51,077	$76,615	$3,306	$370,001	$449,922

The accompanying notes are an integral part of the financial statements.

LONGVIEW FIBRE COMPANY

CONSOLIDATED BALANCE SHEET

	October 31
	2005	2004	2003
	(dollars in thousands except per share)
ASSETS
Current assets:
Accounts and notes receivable	$106,844	$111,723	$99,754
Allowance for doubtful accounts	1,000	1,350	1,350
Taxes on income, refundable	3,931	—	—
Inventories (see Note 2)	72,110	83,523	65,348
Other	9,869	7,800	7,109

Total current assets	191,754	201,696	170,861

Capital assets:
Buildings, machinery and equipment at cost	1,812,933	1,828,195	1,815,959
Accumulated depreciation	1,177,306	1,139,390	1,094,266

Costs to be depreciated in future years (see Note 3)	635,627	688,805	721,693
Plant sites at cost	3,549	3,549	3,549

	639,176	692,354	725,242

Timber, at cost less depletion	195,031	196,440	185,216
Roads, at cost less amortization	9,053	8,631	8,481
Timberlands, at cost	24,694	24,598	20,168

	228,778	229,669	213,865

Total capital assets	867,954	922,023	939,107

Pension and other assets (see Note 10)	151,987	147,211	145,436

	$1,211,695	$1,270,930	$1,255,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$10,299	$12,370	$11,190
Accounts payable (see Note 5)	63,527	66,063	53,132
Short-term borrowings (see Note 6)	9,500	10,000	44,000
Payrolls payable	15,906	15,897	13,465
Other taxes payable	8,541	9,100	8,465
Current installments of long-term debt (see Note 7)	—	30,000	—

Total current liabilities	107,773	143,430	130,252

Long-term debt (see Note 7)	407,386	442,148	462,903

Deferred tax liabilities—net (see Note 8)	210,029	204,783	195,410

Other liabilities (see Note 10)	36,585	36,915	34,532

Commitments and contingencies (see Note 11)	—	—	—

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—	—	—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares (see Note 13)	76,615	76,615	76,615
Additional paid-in capital	3,306	3,306	3,306
Retained earnings	370,001	363,733	352,386

Total shareholders’ equity	449,922	443,654	432,307

	$1,211,695	$1,270,930	$1,255,404

The accompanying notes are an integral part of the financial statements.

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended October 31
	2005	2004	2003
	(thousands)
CASH PROVIDED BY (USED FOR) OPERATIONS:
Net income	$10,354	$13,901	$5,354
Charges to income not requiring cash:
Depreciation	71,729	70,906	70,737
Depletion and amortization	10,775	8,612	7,510
Deferred taxes—net	4,492	8,877	3,326
(Gain) loss on disposition of capital assets	898	5,039	(3,368)
Loss on asset abandonment	9,692	—	—

Change in:
Accounts and notes receivable—net	4,529	(11,969)	2,176
Taxes on income, refundable	(3,931)	—	2,293
Inventories	11,413	(18,175)	6,241
Other	(1,315)	(195)	691
Pension and other noncurrent assets	(4,776)	(1,775)	(10,590)
Accounts, payrolls and other taxes payable	(2,618)	14,254	7,984
Other noncurrent liabilities	(283)	2,436	3,727

Cash provided by operations	110,959	91,911	96,081

CASH PROVIDED BY (USED FOR) INVESTING:
Additions to: Plant and equipment	(31,500)	(45,796)	(31,815)
Timber and timberlands	(10,180)	(24,946)	(4,970)
Proceeds from sale of capital assets	2,655	3,269	12,092

Cash used for investing	(39,025)	(67,473)	(24,693)

CASH PROVIDED BY (USED FOR) FINANCING:
Additions to long-term debt	191	192	191
Reduction in long-term debt	(30,000)	—	(62,400)
Short-term borrowings	(35,500)	(25,000)	(5,000)
Payable to bank resulting from checks in transit	(2,071)	1,180	3,726
Accounts payable for construction	(468)	1,744	(5,862)
Cash dividends	(4,086)	(2,554)	(2,043)

Cash used for financing	(71,934)	(24,438)	(71,388)

Change in cash position	—	—	—
Cash position, beginning of year	—	—	—

Cash position, end of year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	$37,604	$36,822	$40,859
Capitalized interest	610	876	1,278
Income taxes	5,782	113	(2,394)

The accompanying notes are an integral part of the financial statements.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of accounting policies:

Nature of Business

We are a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands in Oregon and Washington, which principally produce logs for sale; the ownership and operation of our Longview mill, which produces kraft paper and paperboard; and the ownership and operation of converting plants, which produce finished products such as corrugated containers. All of our facilities are located in the United States (“US”).

Principles of consolidation

The financial statements include the accounts of Longview Fibre Company and all of its subsidiaries after elimination of intercompany balances and transactions.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is stated at historical cost and is comprised mainly of trade accounts receivable primarily from the sale of products on credit. Credit is extended to customers based on an evaluation of their financial condition. We evaluate the collectibility of accounts receivable on a case-by-case basis and make adjustments to the allowance for doubtful accounts for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. We also adjust the allowance for doubtful accounts based on historical experience and past due status.

Bad debt expense associated with uncollectible accounts for the fiscal years ended October 31, 2005, 2004 and 2003 was $258,000, $595,000 and $715,000, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a last-in, first-out method except for supplies, which are stated using the average cost method.

Property and depreciation

Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to production capacity or extend useful life. Cost includes interest capitalized during the construction period on all significant asset acquisitions. Impairment is reviewed annually, or whenever events or circumstances indicate that the carrying value of an asset or group of assets may not be recovered pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Impairment evaluates whether or not the undiscounted future cash flows generated by an asset will exceed its carrying value. If estimated future cash flows indicate the carrying value of an asset or group of assets may not be recoverable, impairment exists, and the asset’s net book value is written down to its estimated realizable value. When properties are sold or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts, and the resulting profit or loss is recorded in income. The costs of maintenance and repairs are charged to income when incurred.

Depreciation for financial accounting purposes is computed on the straight-line basis over the estimated useful lives of the assets. The estimated useful lives of assets range from 20 to 40 years for buildings and principally from 15 to 20 years for machinery and equipment.

Timberlands, depletion and amortization

Timber, timberlands and timber roads are stated at cost, net of accumulated depreciation, depletion and amortization. Timber, upon reaching the age of 35 years, is considered merchantable and available for harvesting, with all timber younger than 35 years of age being classified as premerchantable. Timber is tracked on a county-by-county basis whereby capital costs and estimated recoverable timber volumes are accumulated in the county in which the related timber is located. Expenditures for

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reforestation, including costs such as site preparation, tree planting, fertilization and herbicide application for the two years after planting, are capitalized and depleted as timber is harvested. After two years of age, seedling reforestation maintenance and tree farm management costs, consisting of recurring items necessary to the ownership and administration of the timber and timberlands, are recorded as a current period expense.

Provision for depletion of merchantable timber represents a charge per unit of production (depletion rate) applied to actual harvest volumes. Depletion rates are recognized on a county-by-county basis. A single countywide depletion rate is applied to all timber, timberlands and timber roads in a given county, regardless of the merchantable timber age, species or quality in any particular case. The applicable countywide depletion rate for each county is determined on a county-by-county basis using a computer growth index model that tracks the timber volumes through the growth cycle and is based upon actual growth rates from permanent timber growth plots throughout the Northwest. Countywide depletion rates are adjusted every five years for timber maturity, estimated growth, and actual harvest volumes for the prior five-year period and when there is a significant acquisition or disposition.

Direct costs associated with the building of the primary access timber roads are capitalized and amortized on the straight-line basis over estimated useful lives ranging from 3 to 15 years. Costs incurred for timber roads that serve short-term harvest needs are expensed as incurred.

Costs for road base construction of mainline roads, such as clearing and grading, are not amortized and remain a capitalized cost until disposition as they provide permanent value to the timberlands.

No gain or loss is recognized on timberland exchanges since the earnings process is not considered complete until timber is harvested and marketed.

Financial instruments

We account for derivative financial instruments pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. This standard requires that all derivative financial instruments, such as interest rate swap contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. The changes in the fair value of derivative financial instruments are recognized periodically either in net income or shareholders’ equity, depending on whether the derivative is being used to hedge changes in fair value or cash flows.

Earnings per share

Basic and diluted net income per share is computed on the basis of weighted average common shares outstanding of 51,076,567.

Revenue recognition

We recognize revenues from product sales to our customers when title and risk of loss pass to the customer, and when the sales price is fixed or determinable. For substantially all sales, ownership transfers upon receipt for converted products and lumber, and upon shipment for paper, paperboard and log products.

During fiscal year 2003, we renegotiated a long-standing barter agreement whereby we swapped equivalent units of paper for paperboard. This “buy/sell” agreement provides that we sell paper to our counterparty’s converting facilities, and that we purchase paperboard from them for use in our converting facilities. Under this agreement, we recorded the related transactions as sales in the Consolidated Statement of Income. These transactions accounted for net sales of $18.2 million for fiscal year 2003 and $12.8 million for the first three quarters of fiscal year 2004. The impact on operating profit is not material.

Effective in the fourth quarter of fiscal year 2004, we began recording the transactions under the buy/sell agreement as an exchange using

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

carryover basis as contemplated by Accounting Principles Board Bulletin No. 29, “Accounting for Nonmonetary Transactions”.

Recent Accounting Developments

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the previously issued authoritative guidance to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material should be recognized as current-period charges. In addition, SFAS 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005, and will be adopted by us beginning November 1, 2005. We do not expect the adoption of this statement to have a material effect on our financial condition or results of operations.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which states that a company must recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in SFAS No. 143, “Accounting for Asset Retirement Obligations”, and therefore should be recognized if their fair value is reasonably estimable. FIN 47 is effective no later than the end of the first fiscal year ending after December 15, 2005, and will be adopted by us beginning November 1, 2005. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 introduces a special tax deduction related to qualified production activities. This deduction is equal to 3% of qualified income for the tax year beginning in 2005 and will be fully phased in as a 9% deduction for the tax year beginning in 2010. FSP 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with SFAS No. 109, “Accounting for Income Taxes”. As we are not eligible for the deduction in the current fiscal period, this statement did not have an effect on our financial position or results of operations for the current fiscal year. As a special deduction under FSP 109-1 the impact on our financial position or results of operations for prospective fiscal periods is contingent upon future performance of specific activities in those periods.

In September 2005, the Emerging Issues Task Force, (“EITF”) ratified EITF 04-13 addressing the situation in which an entity sells inventory to another entity that operates in the same line of business pursuant to a single arrangement (such as our Buy/Sell agreements). EITF 04-13 states that finished goods for work-in-process should be recognized at fair value, while work-in-process for work-in-process or finished goods should be recognized at its carrying value. The adoption of this interpretation is effective for new or modified agreements for fiscal periods starting on or after March 16, 2006. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

Reclassifications

Prior year amounts have been reclassified to conform to current year classifications. These reclassifications have no impact upon net income or shareholders’ equity.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

principles in the US requires us to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Our critical accounting policies are those that may require a higher level of judgment, estimates and complexity. Actual results could differ from those estimates.

Note 2—Inventories:

Inventories consist of the following:

	October 31
	2005	2004	2003
	(thousands)
Finished goods	$31,843	$38,358	$34,450
Goods in process	34,519	35,410	25,539
Raw materials	5,227	6,412	7,054
Supplies (at average cost)	42,404	43,376	39,562

	113,993	123,556	106,605
LIFO Reserve	(41,883)	(40,033)	(41,257)

	$72,110	$83,523	$65,348

During fiscal year 2005 and 2003, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of fiscal year 2005 production, the effect of which increased cost of goods sold by approximately $423,000 and decreased net income by approximately $267,000 or $0.01 per share. The effect on cost of products sold for the 2003 inventory reduction was not material.

As of October 31, 2005, the allowance for obsolete supplies inventory was $1.0 million. There was no allowance as of October 31, 2004 and 2003.

Note 3—Buildings, machinery and equipment:

Buildings, machinery and equipment consist of the following:

	October 31
	2005	2004	2003
	(thousands)
Buildings—net	$79,801	$81,497	$84,938
Machinery and equipment—net	555,826	607,308	636,755

	$635,627	$688,805	$721,693

Note 4—Loss on asset abandonment:

During fiscal year 2005, we utilized the #4 paper machine from time to time to meet customer demand requirements, leaving two of our least efficient machines fully curtailed to match production with incoming orders. After considerable review of current market conditions, future expectations and costs of operating and maintaining the #1 and #3 paper machines, we decided to permanently shut down those machines in response to several developments in the fourth quarter of fiscal year 2005. Specifically, in the fourth quarter of fiscal year 2005, we made the decision to outsource supply for a remote box plant in 2006 to reduce costs, thereby reducing production demand for linerboard. We were also able to execute a new strategy of accumulating box plant inventory prior to seasonal demand so that we could dedicate a paper machine that had often been used to make corrugating medium to the production of kraft paper in the fourth quarter of fiscal year 2005, reducing the need for the #1 and #3 paper machines. Finally, to improve margins, we reduced sales to one of our large kraft paper customers.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS 144, we recorded a non-cash charge to operations of $9.7 million during the fourth quarter of fiscal year 2005 for the #1 and #3 paper machines and related dedicated spare parts that are no longer going to be used in operations and have no resale value in excess of disposal costs. The impact on our operating segments was $5.0 million and $4.7 million charged to the paper and paperboard segment and the converted products segment, respectively.

Note 5—Accounts Payable:

Accounts payable includes accruals for workers’ compensation liabilities totaling $7.4 million, $6.5 million and $6.3 million at October 31, 2005, 2004 and 2003, respectively, and accrued interest on debt totaling $8.9 million, $9.7 million and $9.5 million at October 31, 2005, 2004 and 2003, respectively.

Note 6—Short-term borrowings:

At October 31, 2005, we had bank lines of credit with a maximum amount available of $265 million. Of this amount, $250 million was under a credit agreement with a group of banks expiring December 14, 2007. The agreement provided for borrowings at the Offshore Rate (LIBOR based) plus a spread, 1.50% at October 31, 2005, or the applicable bank’s Reference Rate plus a spread, 0.50% at October 31, 2005. Up to $50 million of the credit agreement could be used for letters of credit at a fee identical to the Offshore Rate plus its applicable spread. The agreement provided for a commitment fee (0.375% per year at October 31, 2005) on the unused portion. At October 31, 2005, we had borrowings of $63.5 million and $9.9 million of letters of credit issued under this credit agreement. Covenants of the agreement included tests of minimum net worth, long-term borrowing, fixed charge coverage ratio and restrictions on payment of dividends. At October 31, 2005, we were in compliance with the covenants of the credit agreement.

At October 31, 2005, we had a $15 million uncommitted line of credit, under which there were no borrowings at October 31, 2005.

Short-term borrowing activity, including the amount reclassified as long-term, is summarized as follows:

	2005	2004	2003
	(thousands)
Short-term borrowings October 31	$63,500	$99,000	$124,000
Reclassification to long-term debt (a)	54,000	89,000	80,000

Short-term borrowings	9,500	10,000	44,000
Interest rate October 31	7.5%	4.9%	5.4%
Average daily amount of short-term borrowings outstanding during year	$94,351	$113,912	$115,213
Average interest rate during year (b)	7.0%	5.3%	5.7%
Maximum amount of short-term borrowings at any month end	$122,000	$125,000	$132,000

Note (a) Reclassified as long-term debt based on our intent and ability that they would be refinanced and replaced with long-term borrowings. See “New Credit Agreement” in Note 15 for information regarding certain related refinancing activities undertaken by us subsequent to the end of fiscal year 2005.

Note (b) Computed by dividing interest incurred by average daily short-term borrowings outstanding.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Long-term debt:

Long-term debt consists of the following:

	October 31
	2005	2004	2003
	(thousands)
Senior notes due through 2010 (7.25%-8.83%)—Note (a)	$124,500	$154,500	$154,500
Revenue bonds payable through 2018 (floating rates, currently 2.70%-2.85%)—Note (b)	14,500	14,500	14,500
Senior subordinated notes due 2009 (10.00%)—Note (c)	215,000	215,000	215,000
Notes payable—credit agreement—Note 6 above	54,000	89,000	80,000

	408,000	473,000	464,000
Less current installments	—	30,000	—
Less unamortized debt discounts	614	805	997

	407,386	442,195	463,003
Fair value adjustments—mark-to-market—Note (d)	—	(47)	(100)

Net long-term debt	$407,386	$442,148	$462,903

Scheduled maturities	(thousands)
2006	$—
2007	—
2008	24,000
2009	215,000
2010	154,500
2011-2018	14,500

$408,000

Note (a) The $124.5 million of senior notes outstanding at October 31, 2005 was redeemable at our option at redemption prices dependent upon US Treasury yields. We have reclassified $85.5 million of the notes with contractual maturities in fiscal year 2006 as long-term because these notes were expected to be refinanced and replaced with long-term borrowings. See “New Credit Agreement” in Note 15 for information regarding certain related refinancing activities undertaken by us subsequent to the end of fiscal year 2005. The senior notes included customary covenants and default provisions, including a covenant restricting the payment of dividends to, among other limitations, no more annually than net income for the corresponding period. At October 31, 2005, we were in compliance with the covenants of the senior notes.

Note (b) Primarily incurred upon the purchase of manufacturing equipment. At October 31, 2005, $14.5 million was collateralized by liens on the equipment.

Note (c) The senior subordinated notes were redeemable at our option at October 31, 2005 at a premium to par based upon US Treasury yields, through January 15, 2006, at which time the notes would be redeemable at a fixed premium to par, plus applicable accrued interest. The senior subordinated notes include customary covenants and default provisions, including a covenant restricting the payment of dividends. At October 31, 2005, we were in compliance with the covenants of the senior subordinated notes.

Note (d) We use derivative financial instruments that are designated as hedges of the fair value of long-term debt and meet the shortcut method requirements under SFAS 133. Interest rate swap agreements have been used as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing by replacing fixed rate debt with floating rate debt. There were no outstanding interest rate swaps at October 31, 2005. No ineffectiveness has been recorded to net income related to interest rate swaps designated as fair value hedges for fiscal years ended October 31, 2004 and 2003.

In February 2005, we terminated both of our outstanding fixed-to-floating interest rate swap

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements related to $70 million of our senior subordinated notes, resulting in deferred losses of $1.1 million. These deferred losses were netted with deferred gains realized on termination of prior interest rate swap agreements. The net deferred gain on all terminated interest rate swap agreements relating to our senior subordinated notes was $4.5 million, $7.1 million and $6.9 million at October 31, 2005, 2004 and 2003, respectively. The net deferred gain is included in Other long-term liabilities in the Consolidated Balance Sheet. The reduction of interest expense will be recognized over the term of the senior subordinated notes. Mark-to-market adjustments for the outstanding interest rate swaps at October 31, 2004 and 2003 resulted in a derivative liability of $47,000 and $100,000, respectively, with a corresponding adjustment to long-term debt.

Under the covenants to which we are subject pursuant to our debt obligations, at October 31, 2005, approximately $21.7 million of consolidated retained earnings was unrestricted as to the payment of dividends.

Note 8—Income taxes:

Provision (benefit) for taxes on income is made up of the following components:

	Years ended October 31
	2005	2004	2003
	(thousands)
Current:
Federal	$725	$—	$—
State	963	123	(126)

Total current tax	1,688	123	(126)

Deferred:
Federal	4,475	8,200	4,388
State	17	677	(1,062)

Total deferred tax	4,492	8,877	3,326

Total provision for taxes on income	$6,180	$9,000	$3,200

An analysis of the effective income tax rate as compared to the expected federal income tax rate is as follows:

	Years ended October 31
	2005	2004	2003
Expected federal income tax rate	35%	35%	35%
State income taxes less federal income tax benefit	3	2	(9)
Credits	(3)	(1)	(7)
Other	2	3	18

Effective income tax rate	37%	39%	37%

The tax effect of temporary differences giving rise to our deferred tax assets and deferred tax liabilities is as follows:

	October 31
	2005	2004	2003
	(thousands)
Deferred tax assets:
Alternative minimum tax	$(398)	$(13,391)	$(17,186)
State credits and other assets	(8,985)	(8,534)	(8,317)

Total deferred tax assets	(9,383)	(21,925)	(25,503)

Deferred tax liabilities:
Depreciation/depletable assets	176,783	185,924	183,869
Employee benefit plans	36,955	35,793	32,555
Other liabilities	217	288	282

Total deferred tax liabilities	213,955	222,005	216,706

Deferred income taxes—net	$204,572	$200,080	$191,203

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The deferred tax assets and deferred tax liabilities recorded in the Consolidated Balance Sheet are as follows:

	October 31
	2005	2004	2003
	(thousands)
Deferred tax assets—included in Other current assets	$5,457	$4,703	$4,207

Deferred tax liabilities	$210,029	$204,783	$195,410

Note 9—Segment information:

We own and operate tree farms in Oregon and Washington, which produce logs for sale and operate a sawmill in Washington. Our pulp and paper mill at Longview, Washington produces pulp, which is manufactured into kraft paper and containerboard. The raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste, purchased bleach pulp, and augmented by log chipping operations owned by us and others. Our fifteen converting plants in twelve states produce shipping containers.

Net sales includes export sales, which are denominated in US dollars, of $101.8 million, $105.2 million and $101.3 million during fiscal years ended 2005, 2004 and 2003, respectively. Our primary export markets are Japan and Southeast Asia, with additional export net sales attributable to China and Canada, among other countries. Our total export net sales for the fiscal years ended October 31, 2005, 2004 and 2003 include $27.3 million, $46.7 million and $41.1 million and $28.3 million, $23.4 million and $22.8 million to Japan and Southeast Asia, respectively, for the corresponding periods.

There are no intersegment sales as all manufacturing operations to produce primary or converted products for sale are considered integrated from the purchased wood to the sale of the finished product.

Identifiable assets are segregated or allocated to segments as follows:

1.	Assets used wholly within a segment are assigned to that segment.

2.	Assets used jointly by two segments are allocated to each segment on a percentage determined by dividing total cost of product into cost of product produced for each segment. Paper and paperboard assets of $224.7 million, $213.3 million and $261.7 million have been allocated to converted products at October 31, 2005, 2004 and 2003, respectively.

Depreciation, depletion, amortization, selling, administrative and general and additions to capital assets have been segregated and allocated using a method similar to that used for identifiable assets.

	Years Ended October 31
	2005	2004	2003
	(thousands)
Net sales:
Timber	$186,783	$192,840	$163,000
Paper and paperboard	264,733	225,682	202,549
Converted products	446,576	412,644	407,788

Net sales	898,092	831,166	773,337

Income before income taxes:
Operating profit (loss)
Timber	84,792	90,039	64,145
Paper and paperboard	(11,269)	(13,611)	(10,780)
Converted products	(21,368)	(17,484)	(8,763)
Interest expense and other—net	(35,621)	(36,043)	(36,048)

Income before income taxes	16,534	22,901	8,554

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended October 31
	2005	2004	2003
	(thousands)
Identifiable assets at October 31
Timber	272,458	273,252	263,028
Paper and paperboard	364,375	416,779	352,973
Converted products	574,862	580,899	639,403

Total assets	1,211,695	1,270,930	1,255,404

Depreciation, depletion and amortization:
Timber	13,729	11,618	10,978
Paper and paperboard	24,435	26,185	22,277
Converted products	44,340	41,715	44,992

Total depreciation, depletion and amortization	82,504	79,518	78,247

Additions to capital assets:
Timber	11,813	29,631	5,649
Paper and paperboard	9,508	19,470	12,250
Converted products	20,359	21,641	18,886

Total additions to capital assets	$41,680	$70,742	$36,785

Note 10—Retirement plans and other postretirement benefits:

October 31 is used as the measurement date.

Retirement plans

We have two defined benefit pension plans that cover a majority of employees who have completed one year of continuous service. The plans provide benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula.

The change in benefit obligation is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$415,210	$376,616	$354,959
Service cost	9,403	8,499	8,095
Interest cost	24,413	23,986	23,229
Amendments	82	21	335
Change in assumptions	—	24,280	11,071
Actuarial (gain) loss	1,538	1,708	(2,406)
Benefits paid	(21,693)	(19,900)	(18,667)

Benefit obligation at end of year	$428,953	$415,210	$376,616

The change in fair value of plan assets is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$462,167	$437,193	$365,270
Actual return on plan assets	60,444	41,872	90,587
Employee contribution	—	2	3
Employer contributions	—	3,000	—
Benefits paid	(21,693)	(19,900)	(18,667)

Fair value of plan assets at end of year	$500,918	$462,167	$437,193

The funded status of the plan and pension asset recognized in the Consolidated Balance Sheet are summarized as follows:

	October 31
	2005	2004	2003
	(thousands)
Funded status	$71,965	$46,957	$60,577
Unrecognized net actuarial loss	42,032	57,108	27,760
Unrecognized prior service cost	24,159	29,964	35,893

Pension asset recognized in the Consolidated Balance Sheet	$138,156	$134,029	$124,230

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major assumptions used in the calculation are as follows:

	Years ended October 31
Benefit obligation	2005	2004	2003
Discount rate	6.00%	6.00%	6.50%
Rate of compensation increase	4.75%	4.75%	4.75%

Net Periodic Pension Cost	Years ended October 31
	2005	2004	2003
Discount rate	6.00%	6.50%	6.75%
Rate of compensation increase	4.75%	4.75%	4.75%
Expected long-term rate of return on plan assets	8.75%	9.00%	9.00%

The expected long-term rate of return on plan assets assumption considers the historical rate of return on plan assets as well as expected rate of return on the target asset allocations. The 10-year historical return on plan assets was 10.4%, the 5-year historical return on plan assets was 1.9% and the expected return on the target asset allocations is 8.51%. This consideration resulted in a selection of 8.50% for the fiscal year 2006 long-term rate of return.

The components of net periodic pension (income) cost are summarized as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Service cost—benefits earned during the year	$9,403	$8,499	$8,095
Interest cost on benefit obligation	24,413	23,986	23,229
Expected return on plan assets	(43,830)	(45,234)	(44,452)
Recognized net actuarial gain	—	—	(1,735)
Amortization of prior service cost	5,887	5,950	6,020

Net periodic benefit income	$(4,127)	$(6,799)	$(8,843)

Plan Assets

The pension plan weighted-average asset allocations are as follows:

	October 31
Asset Classes	2005	2004	2003
Large Cap US Equity	43%	58%	67%
Small/Mid Cap US Equity	23	22	21
International Equity	11	9	3
Private Equity	5	3	4
Other	11	8	5
Real Estate	7	—	—

	100%	100%	100%

The objective of the plans is to provide sufficient funds to pay pension obligations for current and future participants and beneficiaries, based on current and foreseeable employment, employer contributions, investment experience, liabilities of the plan, contribution rates in labor agreements, statutes, regulations and other pertinent factors. The target asset allocation shall be broadly diversified, with no disproportionate or extreme positions that might cause significant diminution of value given adverse developments. An asset allocation study was prepared to evaluate the asset allocation strategy of the plans. As a result of the study, it was decided to change the asset allocation strategy in order to reduce volatility but maintain a high level of return. This change in strategy, which was implemented in 2005, reduces exposure to domestic equities by shifting to more international equities and absolute return investments. In addition, assets will be invested in real estate and various other investments.

The target asset allocation is as follows:

Asset Classes	Target
Large Cap US Equity	36%
Small/Mid Cap US Equity	25
International Equity	12
Private Equity	5
Real Estate	8
Other	14

100%

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We do not expect to make any contributions to the plan for fiscal year 2006.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Payments
(thousands)
2006	$20,907
2007	21,974
2008	23,116
2009	24,908
2010	26,801
2011-2015	159,803

$277,509

Postretirement benefits other than pensions

We provide postretirement health care insurance benefits through an indemnity plan and a health maintenance organization (“HMO”) plan for all salaried and certain non-salaried employees and their dependents. Individual benefits generally continue until age 65. We do not pre-fund these benefits, and, accordingly, have no plan assets. Effective February 1, 2004 the plans were amended to include a retiree contribution requirement applicable to employees retiring after February 1, 2004. The retiree contribution amount is adjusted annually.

The change in the postretirement health care benefit obligation is as follows:

	Years Ended October 31
	2005	2004	2003
	(thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$39,569	$32,780	$40,101
Service cost	1,377	1,266	1,133
Interest cost	2,308	2,297	2,003
Actuarial (gain) loss	(237)	5,010	(8,924)
Benefits paid	(2,021)	(1,784)	(1,533)

Benefit obligation at end of year	$40,996	$39,569	$32,780

The unfunded status of the plans and postretirement health care benefit liabilities recognized in the Consolidated Balance Sheet are summarized as follows:

	October 31
	2005	2004	2003
	(thousands)
Unfunded status	$(40,996)	$(39,569)	$(32,780)
Unrecognized net loss	5,421	5,771	806
Unrecognized transition obligation	3,486	3,985	4,484

Postretirement health care benefit liabilities recognized in the Consolidated Balance Sheet	$(32,089)	$(29,813)	$(27,490)

The components of net periodic postretirement health care benefit cost are summarized as follows:

	Years ended October 31
	2005	2004	2003
	(thousands)
Service cost—benefits earned during the year	$1,377	$1,266	$1,133
Interest cost on benefit obligation	2,308	2,297	2,003
Amortization of transition obligation	499	499	499
Amortization of net loss	113	45	—

Net periodic postretirement health care benefit cost	$4,297	$4,107	$3,635

Assumed health care cost trend rates are as follows:

	Years ended October 31
	2005	2004	2003
Health care cost trend rate
Indemnity plan	13.0%	15.0%	15.0%
HMO plan	5.5%	5.5%	5.5%
Ultimate trend rate
Indemnity plan	5.5%	5.5%	5.5%
HMO Plan	5.5%	5.5%	5.5%
Year ultimate trend rate reached
Indemnity plan	2009	2009	2009
HMO Plan	2000	2000	2000

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of a one-percent change in the health care cost trend rate as of October 31, 2005 is as follows:

	1-Percent Increase	1-Percent Decrease
	(thousands)
Effect on accumulated postretirement health care benefit obligation	$3,491	$(3,096)
Effect on aggregate service and interest cost components of net periodic postretirement health care benefit cost	439	(380)

Major assumptions used in the calculation of net periodic postretirement health care benefit cost are as follows:

	Years ended October 31
	2005	2004	2003
Discount rate	6.00%	6.00%	6.50%

The following postretirement health care benefit amounts, which reflect expected future service, as appropriate, are expected to be paid in the period indicated:

Postretirement Benefit Payments
(thousands)
2006	$2,224
2007	2,516
2008	2,722
2009	2,921
2010	3,266
2011-2015	19,709

$33,358

Savings plans

Voluntary savings plans are maintained for all employees who have completed one year of continuous service. The plans allow salary deferrals in accordance with section 401(k) of the Internal Revenue Code of 1986, as amended. Our contribution as a matching incentive was $2.5 million, $2.5 million and $2.3 million during 2005, 2004 and 2003, respectively.

Expected matching contributions:

Savings Plans Matching Contributions
(thousands)
2006	$2,632
2007	2,738
2008	2,847
2009	2,961
2010	3,079
2011-2015	17,346

$31,603

Note 11—Commitments and contingencies:

The estimated costs to complete approved capital projects were approximately $18 million, $28 million, and $34 million at October 31, 2005, 2004 and 2003, respectively. These amounts include estimated capital commitments to reforest our harvested timberlands of $4.5 million, $4.8 million and $4.1 million for the corresponding periods. There are various claims, lawsuits and pending actions against us incident to our operations. It is our opinion that the ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Note 12—Fair value of financial instruments:

Accounts receivable, revenue bonds and notes payable to banks approximate fair value as reported in the balance sheet because they are short-term in nature. The fair value of senior notes and senior subordinated notes is estimated using discounted cash flow analysis, based on our incremental borrowing rates for similar types of borrowing arrangements with similar remaining maturities. The fair value of our long-term debt was approximately $423 million, $485 million and $472 million at October 31, 2005, 2004 and 2003, respectively, as compared to the carrying value of $407 million, $472 million and $463 million for the same years.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Shareholder rights plan:

On January 26, 1999, our board of directors authorized a rights plan (the “Plan”). The Plan provided for a dividend distribution of one right for each share of common stock to shareholders of record at the close of business on March 1, 1999 and the attachment of a right to any subsequently issued shares of our common stock. The rights expire on March 1, 2009, if not previously redeemed or exercised. Each right entitles the holder to purchase one-tenth of one common share at a price of $5.00 ($50 per whole share), subject to adjustment under certain circumstances. With certain exceptions, the rights will become exercisable only upon the earlier of (i) the first date of public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of our common stock (the “Stock Acquisition Date”) or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of our common stock (the earlier of such dates being called the “Distribution Date”).

In the event that our board of directors determines that (i) any person becomes an Acquiring Person (other than us, our affiliates or members of the Approved Group, as described in the Rights Agreement), or (ii) an Acquiring Person engages in various self-dealing transactions with us, each holder of a right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of our common stock (or, in certain circumstances, cash, property or other securities of Longview Fibre Company) having a value equal to two times the purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

In the event that, at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, (ii) any person consolidates with, or merges with or into, us, and we are the continuing or surviving corporation of such consolidation or merger, or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (other than the Acquiring Person) shall thereafter have the right to receive, upon exercise, common stock of, in the situations discussed in (i) and (ii), the surviving corporation, and, in the situation discussed in (iii) above, the person or entity to which the majority of the assets are sold, having a value equal to two times the then current purchase price for each whole share of our common stock issuable pursuant to the exercise of the rights.

We will generally be entitled to redeem the rights at $0.01 per right at any time until the tenth business day following the Stock Acquisition Date or, if earlier, a change of control of Longview Fibre Company approved by our board of directors.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14—Quarterly financial data (unaudited)

	Fiscal Year Quarters
	1st	2nd	3rd	4th	Total Fiscal Year
	(thousands except per share)
2005
Net sales	$224,080	$224,409	$224,919	$224,684	$898,092
Gross profit	34,770	44,747	41,181	34,708	155,406
Net income (loss)	2,621	8,759	5,849	(6,875)	10,354

Net income (loss) per share	0.05	0.17	0.11	(0.13)	0.20

2004
Net sales	$169,927	$213,383	$220,486	$227,370	$831,166
Gross profit	14,074	39,449	42,029	46,144	141,696
Net income (loss)	(9,283)	5,947	7,905	9,332	13,901

Net income (loss) per share	(0.18)	0.12	0.15	0.18	0.27

2003
Net sales	$189,654	$181,590	$194,265	$207,828	$773,337
Gross profit	29,759	24,582	29,101	33,314	116,756
Net income (loss)	1,413	494	(177)	3,624	5,354

Net income (loss) per share	0.03	0.01	—	0.07	0.10

Note 15—Subsequent events:

New Credit Agreement

In December 2005, we entered into a credit agreement providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

In December 2005, we drew the full $200.0 million available under the term facility to repay all $54.0 million of outstanding borrowings under our senior unsecured revolving credit facility, to prepay the entire $124.5 million principal amount of our then-outstanding senior notes and to pay prepayment premiums, accrued interest and fees in connection with the prepayment of the senior notes. The charge to December 2005 for prepayment premiums, unamortized debt issuance costs and fees was approximately $5.9 million.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The credit agreement contains customary covenants and default provisions. Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

Conversion to Real Estate Investment Trust

On July 27, 2005, our board of directors, after reviewing various strategic alternatives, authorized us to take the steps necessary to qualify as a real estate investment trust, or REIT, for federal income tax purposes, effective January 1, 2006. A REIT is a company that derives most of its income from investments in real estate, which may include timberlands. If a corporation qualifies as a REIT, it generally will not be subject to corporate income taxes on income and gains from investments in real estate, to the extent that it distributes such income and gains to its shareholders. Our principal REIT qualifying investment consists of our timberlands. As a REIT, we would continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations and on income from real estate investments that is not distributed to our shareholders. Our election to be taxed as a REIT effective January 1, 2006 remains subject to final approval by our board of directors and would be made in connection with the filing of our federal income tax return for 2006.

Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview TRS those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital). Longview Fibre Company, and not Longview TRS, will continue to own and manage our approximately 585,000 acres of timberlands. Longview Fibre Company and Longview TRS will jointly elect for Longview TRS to be treated as a taxable REIT subsidiary, or TRS, effective upon the effective date of our election to be taxed as a REIT. The TRS will be subject to corporate-level tax on its earnings.

In order to be eligible to elect REIT status, we will be required to provide shareholders with a special distribution of our earnings and profits, or E&P, attributable to taxable periods ending prior to the effective date of our election to be treated as a REIT, which is expected to be January 1, 2006. This special distribution is referred to as the E&P distribution. To qualify as a REIT in 2006, we would have to complete the E&P distribution on or before December 31, 2006. Shareholders generally will have the opportunity to elect to receive the E&P distribution in cash, shares of our common stock or a combination of cash and shares of our common stock. Shareholders owning less than a number of shares to be specified in documents we provide at the time of the election will receive only cash for their portion of the E&P distribution. The aggregate amount of cash to be received by all shareholders in the E&P distribution will be limited to approximately 20% of the E&P distribution.

We expect that Longview Fibre Company, as a REIT, will generate substantially all of its income from the sale of standing timber to Longview TRS at market prices pursuant to a timber-cutting contract. This income, and any other income we derive from owning and managing our timberlands, generally will not be subject to corporate-level tax, except to the extent we retain those earnings. To the extent that we retain net capital gains as a REIT, we would be required to pay income tax on such gains at regular corporate tax rates. If we retain and pay taxes on net capital gains, our shareholders, though required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the federal income tax paid by us.

Our ability to receive dividends from Longview TRS (from which we would make distributions to our shareholders) is limited by the rules we must comply with to maintain our status as a REIT. In

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Longview TRS and other non-qualifying types of income. As a result, if our non-REIT activities conducted through Longview TRS were to become highly profitable, we might be limited in our ability to receive distributions from Longview TRS in an amount required to fund dividends to our shareholders commensurate with that profitability.

Under the Internal Revenue Code of 1986, as amended (the “Code”) no more than 20% of the value of the assets of a REIT may be represented by securities of subsidiaries that are TRSs. This limitation may affect our ability to make investments in non-REIT qualifying operations, including our manufacturing operations, which are held by Longview TRS.

Change in Fiscal Year

Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31.

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Two Months Ended December 31
(thousands except per share)	2005	2004
Net sales
Timber	$27,425	$26,613
Paper and paperboard	42,089	45,346
Converted products	74,032	73,832

	143,546	145,791

Cost of products sold, including outward freight	125,187	120,993

Gross profit	18,359	24,798

Gain on disposition of capital assets	(1,348)	(354)
Selling, administrative and general expenses	17,644	14,228

Operating profit (loss)
Timber	14,310	12,633
Paper and paperboard	(5,903)	(1,075)
Converted products	(6,344)	(634)

	2,063	10,924

Interest income	102	30
Interest expense	(6,200)	(6,111)
Other income (expense)	(5,118)	280

Income (loss) before taxes	(9,153)	5,123

Provision (benefit) for taxes
Current	33	139
Deferred	(3,333)	1,757

	(3,300)	1,896

Net income (loss)	$(5,853)	$3,227

Per share data
Net income (loss)	$(0.11)	$0.06
Dividends	$—	—

Weighted average shares outstanding	51,077	51,077

The accompanying notes are an integral part of these financial statements.

LONGVIEW FIBRE COMPANY

CONSOLIDATED BALANCE SHEET

(dollars in thousands except per share)	Dec. 31 2005 (Unaudited)	Oct. 31 2005
ASSETS
Current assets:
Cash	$1,608	$—
Accounts and notes receivable	111,514	106,844
Allowance for doubtful accounts	1,000	1,000
Taxes on income, refundable	3,898	3,931
Inventories, at lower cost or market	65,727	72,110
Other	9,295	9,869

Total current assets	191,042	191,754

Capital assets:
Buildings, machinery and equipment at cost	1,815,044	1,812,933
Accumulated depreciation	1,186,618	1,177,306

Costs to be depreciated in future years	628,426	635,627
Plant sites at cost	3,549	3,549

	631,975	639,176

Timber at cost less depletion	198,462	195,031
Roads at cost less amortization	8,967	9,053
Timberlands at cost	24,807	24,694

	232,236	228,778

Total capital assets	864,211	867,954

Pension and other assets	155,010	151,987

	$1,210,263	$1,211,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$5,115	$10,299
Accounts payable	67,064	63,527
Short-term borrowings	—	9,500
Payrolls payable	15,940	15,906
Other taxes payable	6,782	8,541

Total current liabilities	94,901	107,773

Long-term debt	428,918	407,386

Deferred tax liabilities—net	205,698	210,029

Other liabilities	36,677	36,585

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—	—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	364,148	370,001

Total shareholders’ equity	444,069	449,922

	$1,210,263	$1,211,695

The accompanying notes are an integral part of the financial statements.

LONGVIEW FIBRE COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Two Months Ended December 31
(thousands)	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$(5,853)	$3,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,051	11,746
Depletion and amortization	1,078	1,809
Deferred taxes—net	(3,333)	1,757
Gain on disposition of capital assets	(1,348)	(354)
Loss on extinguishment of debt	5,535	—
Change in:
Accounts and notes receivable	(4,670)	4,090
Taxes on income, refundable	33	—
Inventories	6,383	5,900
Other	(424)	(1,125)
Pension and other noncurrent assets	(77)	(415)
Accounts, payrolls and other taxes payable	1,313	(4,377)
Other noncurrent liabilities	92	123

Cash provided by operations	10,780	22,381

Cash provided by (used for) investing:
Additions to: Plant and equipment	(5,153)	(6,006)
Timber and timberlands	(2,932)	(1,727)
Proceeds from sale of capital assets	47	691

Cash used for investing	(8,038)	(7,042)

Cash provided by (used for) financing:
Reduction in long-term debt	(124,500)	(30,000)
Additions to long-term debt	200,032	31
Short-term borrowings, net	(63,500)	23,000
Payable to bank resulting from checks in transit	(5,184)	(6,089)
Accounts payable for construction	499	(16)
Amounts paid for prepayment premiums and debt issuance costs	(8,481)	—

Cash used for financing	(1,134)	(13,074)

Change in cash position	1,608	2,265
Cash position, beginning of period	—	—

Cash position, end of period	$1,608	$2,265

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$4,957	$5,270
Income taxes	—	—

The accompanying notes are an integral part of these financial statements.

LONGVIEW FIBRE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Nature of business and accounting policies:

The consolidated financial statements have been prepared without an audit, in accordance with generally accepted accounting principles, except that certain information and footnote disclosure made in the latest annual report have been condensed or omitted from the accompanying financial statements. Accordingly, these statements should be read in conjunction with our latest annual report. The consolidated financial statements reflect all adjustments that are, in the opinion of our management, necessary to be fairly stated. Certain reclassifications have been made to conform comparative data to the current format.

We intend to qualify as a real estate investment trust (“REIT”) for federal income tax purposes effective January 1, 2006. Effective January 1, 2006, we changed our fiscal year end from October 31 to December 31, as required by REIT regulations. Effective December 31, 2005, in order to comply with REIT qualification requirements, we transferred to Longview Fibre Paper and Packaging, Inc., a newly formed wholly-owned subsidiary of Longview Fibre Company incorporated in the state of Washington and referred to in this report as Longview TRS, those assets and businesses that cannot be held or operated directly by Longview Fibre Company consistent with REIT tax rules. The transferred assets consist principally of our various manufacturing and processing facilities, including our Longview mill, our converting plants and our sawmill, and the related businesses and operations (including cash and working capital).

We do not anticipate that the effectiveness of the REIT conversion will affect the composition of our reportable segments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Two Months Ended December 31, 2005 Compared to Two Months Ended December 31, 2004—Selected Segment Results” for further discussion.

New accounting pronouncements

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”), in December 2004. SFAS 153 eliminates the exception from fair value measurement of nonmonetary exchanges of similar productive assets, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. In November 2005, we adopted the provisions of SFAS 153, the impact of which resulted in recognition of a gain of $1.6 million during the two-month period ended December 31, 2005 in our consolidated statement of operations associated with certain timberland exchanges that we consummated during the period.

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 introduces a special tax deduction related to qualified production activities. This deduction is equal to 3% of qualified income for the tax year beginning in 2005 and will be fully phased in as a 9% deduction for the tax year beginning in 2010. FSP 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with SFAS No. 109, “Accounting for Income Taxes”. The benefit is limited to 3% of taxable income, consequently, no deduction is available for the current fiscal period. As a special deduction under FSP 109-1 the impact on our financial position or results of operations for prospective fiscal periods is contingent upon future performance of specific activities in those periods.

In September 2005, the Emerging Issues Task Force, (“EITF”) ratified EITF 04-13 addressing the situation in which an entity sells inventory to another entity that operates in the same line of business pursuant to a single arrangement (such as our Buy/Sell agreements). EITF 04-13 states that finished goods for work-in-process should be recognized at fair value, while work-in-process for work-in-process or finished goods should be recognized at its carrying value. The adoption of this interpretation is effective for new or modified agreements for fiscal periods starting on or after March 16, 2006. We do not expect the adoption of this interpretation to have a material effect on our financial condition or results of operations.

Note 2—Inventories:

Inventories consist of the following:

(thousands)	December 31 2005	October 31 2005
Finished goods	$30,909	$31,843
Goods in process	32,479	34,519
Raw materials	6,525	5,227
Supplies (at average cost)	41,180	42,404

	111,093	113,993
LIFO Reserve	(45,366)	(41,883)

	$65,727	$72,110

During fiscal year 2005 and the two-month period ended December 31, 2005, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of fiscal year 2005 production. The effect of inventory reduction on cost of products sold for the two-month period ended December 31, 2005 and 2004 was not material.

Note 3—Accounts payable:

Accounts payable includes accruals for workers’ compensation liabilities totaling $7.5 million and $7.4 million at December 31, 2005 and October 31, 2005, respectively, and accrued interest on total indebtedness totaling $10.1 million and $8.9 million at December 31, 2005 and October 31, 2005, respectively.

Note 4—Debt:

At December 31, 2005, we had bank lines of credit with a maximum amount available of $400 million. In December 2005, we entered into a new credit agreement providing for a senior secured credit facility that comprises (1) a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and (2) a $200.0 million term facility. The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

Borrowings under the credit agreement may be designated as either eurodollar rate loans or base rate loans. Eurodollar rate loans bear interest at a rate equal to the applicable eurodollar interest rate plus a spread, initially 1.25%. Base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50% and (ii) a margin, initially 0.25%. Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, initially 0.30%, of unused commitments. The letter of credit fee is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

The credit agreement contains customary covenants and default provisions. At December 31, 2005, we were in compliance with the covenants of the credit agreement.

Long-term debt consists of the following:

(thousands)	December 31 2005	October 31 2005
Senior subordinated notes due 2009 (10.00%)	$215,000	$215,000
Senior notes due through 2010—Note (a)	—	124,500
Revenue bonds payable through 2018 (floating rates, currently 3.53%-3.73%)	14,500	14,500
Notes payable—credit agreement—Note (b)	200,000	54,000

	429,500	408,000
Less unamortized debt discounts	582	614

Net long-term debt	$428,918	$407,386

Scheduled maturities (thousands)
2009	$215,000
2010	200,000
2011-2018	14,500

$429,500

Note (a)    In December 2005, we prepaid $124.5 million of senior notes with the proceeds from our new credit facility, at redemption prices dependent upon US Treasury yields. There was a charge for prepayment premiums and fees of approximately $4.5 million and unamortized debt issuance costs of approximately $1.0 million, which has been classified in the consolidated statement of operations as “Other expense” for the two-month period ended December 31, 2005.

Note (b)     We paid up-front fees and other costs of issuance of $4.1 million, which will be amortized over the 5 year life of the facilities, included in Pension and other assets.

Note 5—Retirement and post retirement benefit plans:

Retirement plans

We have two defined benefit pension plans that cover a majority of our employees who have completed one year of continuous service. The plans provide benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula.

The components of net periodic pension income are summarized as follows:

	Two Months Ended December 31
(thousands)	2005	2004
Service cost—benefits earned during the year	$1,583	$1,647
Interest cost on benefit obligation	4,271	4,065
Expected return on plan assets	(6,933)	(7,305)
Amortization of prior service cost	933	979
Amortization of actuarial loss	43	—

Net periodic (income)	$(103)	$(614)

We did not make any contributions to our pension plans during the two-month period ended December 31, 2005.

Savings plans

Voluntary savings plans are maintained for all employees who have completed one year of continuous service. The plans allow salary deferrals in accordance with section 401(k) of the Internal Revenue Code of 1986, as amended. Our contribution as a matching incentive was $393,000 and $437,000 during the two-month periods ended December 31, 2005 and 2004, respectively.

Postretirement benefits other than pensions

We provide postretirement health care insurance benefits for all salaried and certain non-salaried employees and their dependents. Individual benefits generally continue until age 65. We do not pre-fund these benefits, and, accordingly, have no plan assets. We paid $395,000 and $289,000 for these benefits during the two-month periods ended December 31, 2005 and 2004, respectively.

The components of net periodic postretirement cost are summarized as follows:

	Two Months Ended December 31
(thousands)	2005	2004
Service cost—benefits earned during the year	$243	$241
Interest cost on benefit obligation	399	385
Amortization of transition obligation	83	83
Amortization of net loss	14	18

Net periodic benefit cost	$739	$727

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$150,000,000

        % Senior Notes due 2016

Goldman, Sachs & Co.

Banc of America Securities LLC

Merrill Lynch & Co.

Scotia Capital

Wells Fargo Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being registered. All amounts are estimates except the SEC registration fee. All of these fees and expenses will be borne by the registrant.

SEC registration fee	$40,660
Printing expenses	50,000	*
Legal fees and expenses	1,843,900	*
Accounting fees and expenses	275,600	*
Trustee and Transfer agent fees	15,000	*
Miscellaneous	61,990

Total	$2,287,150

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and our articles of incorporation and bylaws.

Longview Fibre Company (“Longview”) is a Washington corporation. Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, the approval of distributions illegal under Washington law or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article IX of Longview’s articles of incorporation provides that no director of Longview shall be personally liable to Longview or its shareholders for monetary damages for his or her conduct as a director, except for (1) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (2) approval of distributions or loans in violation of Section 23B.08.310 of the WBCA or (3) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article IX of Longview’s articles of incorporation further provides that if the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Longview shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended.

Article X of Longview’s bylaws provide that Longview shall indemnify and hold each director and officer harmless against any and all loss due to the fact that the person is or was a director or officer, except for losses arising out of: (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) approval of distributions or loans which are finally adjudged to be in violation of the applicable provisions of Washington law or (c) any transaction in which it is finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Except to enforce these indemnification provisions, Longview does not indemnify a director or officer in connection with an action (or part thereof) initiated by the director or officer, unless authorized by the board of directors. If the WBCA is amended to authorize further indemnification of directors or officers, then the directors and officers of Longview will be indemnified to the fullest extent permitted by the WBCA, as so amended.

The bylaws further provide that an indemnitee shall be presumed to be entitled to indemnification and have the right to be paid by Longview all expenses (including attorneys’ fees) incurred in defending any action in advance of its final disposition; provided however, that the payment of such expenses in advance of the final disposition of an action are required to be returned if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Longview has entered into separate agreements with individual directors and executive officers relating to their rights to indemnification and advancement of expenses. Longview maintains an officers’ and directors’ liability insurance policy insuring Longview’s officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring Longview, under certain circumstances, in the event that indemnification payments are made by Longview to such officers and directors.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index following the signature pages hereto and is incorporated herein by reference.

Item 17.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Longview, State of Washington on February 27, 2006.

LONGVIEW FIBRE COMPANY

By:	/S/ LISA J. MCLAUGHLIN
Name:	Lisa J. McLaughlin
Title:	Senior Vice President— Finance, Secretary and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Wollenberg and Lisa J. McLaughlin, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 27, 2006.

Name	Title

/S/ RICHARD H. WOLLENBERG Richard H. Wollenberg	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer) and Director

/S/ LISA J. MCLAUGHLIN Lisa J. McLaughlin	Senior Vice President—Finance, Secretary and Treasurer (Principal Financial and Accounting Officer) and Director

/S/ ROBERT E. WERTHEIMER Robert E. Wertheimer	Director

/S/ DAVID L. BOWDEN David L. Bowden	Director

/S/ DAVID A. WOLLENBERG David A. Wollenberg	Director

/S/ M. ALEXIS DOW M. Alexis Dow	Director

/S/ JOHN R. KRETCHMER John R. Kretchmer	Director

/S/ MICHAEL C. HENDERSON Michael C. Henderson	Director

/S/ ROBERT A. KIRCHNER Robert A. Kirchner	Director

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of underwriting agreement for common stock.

1.2*	Form of underwriting agreement for senior notes.

4.1	Articles of Incorporation of Longview Fibre Company (incorporated by reference to Exhibit 3.1 to Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005).

4.2	Bylaws of Longview Fibre Company (incorporated by reference to Exhibit 3.1 to Longview Fibre Company’s Current Report on Form 8-K filed on February 27, 2006).

4.3	Specimen certificate representing the common stock of Longview Fibre Company.

4.4	Form of indenture for senior notes, to be entered into between Longview Fibre Company and U.S. Bank National Association, as trustee.

4.5	Form of senior note (included in Exhibit 4.4).

4.6	Rights Agreement, dated as of March 1, 1999, between Longview Fibre Company and Wells Fargo Bank, N.A., which includes as Exhibit A thereto the Form of Rights Certificate (incorporated by reference to Exhibit 4.4 to Longview Fibre Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality.

5.2	Opinion of Perkins Coie LLP as to legality.

8	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

12	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and Exhibit 8).

23.3	Consent of Perkins Coie LLP (included in Exhibit 5.2).

24	Powers of attorney (included on signature pages to the registration statement).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the senior indenture.

*	To be filed by post-effective amendment.